As filed with the Securities and Exchange Commission on February 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rowan Companies Limited

(Exact name of registrant as specified in its charter)

England and Wales	1380	98-1023315
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Rowan Companies Limited

Rowan House Peterseat Drive

Atlens Industrial Estate

Aberdeen, AB12 3HT

Scotland

+44 1224 216550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melanie M. Trent

Senior Vice President, Chief Administrative Officer and

Corporate Secretary

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Jonathan B. Newton

Baker & McKenzie LLP

Pennzoil Place, South Tower

711 Louisiana Street, Suite 3400

Houston, Texas 77002

(713) 427-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Ordinary Shares (2)	150,000,000 (3)	$37.82	$5,673,000,000	$650,126

(1)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) and (f) of the Securities Act of 1933, as amended, based upon a market value of $37.82 for each share of common stock, par value $0.125 per share of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), which is the average high and low sales prices of the common stock of Rowan Delaware, as reported on the New York Stock Exchange on February 21, 2012. In connection with the merger described in this proxy statement/prospectus (the “merger”), each share of common stock of Rowan Delaware will be converted into the right to receive one ADS of Rowan UK (each as defined below).
(2)	Class A Ordinary Shares, par value $0.125 per share, of Rowan Companies Limited, a private limited company formed under English law (which will re-register as a public limited company to be named “Rowan Companies, plc” or a similar name prior to and in connection with the merger), which are represented by American depositary shares (collectively, the “ADS”) to be issued in connection with the merger. The ADS, which may be evidenced by American depositary receipts, have been or will be registered under a separate registration statement on Form F-6.
(3)	Represents the maximum number of Class A Ordinary Shares represented by ADS expected to be issued by the registrant to the stockholders of Rowan Delaware in the merger and the transactions described in this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 27, 2011

March [—], 2012

Dear Stockholder:

You are cordially invited to the Special Meeting of Stockholders of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), on [—], 2012, at 9:00 a.m. local time, in Auditorium 1, on Level Two of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056. Only stockholders of record at the close of business on March 8, 2012, are entitled to notice of and to vote at the special meeting. Details of the business to be presented at the special meeting can be found in the accompanying Notice of Special Meeting of Stockholders and proxy statement/prospectus.

At the special meeting, you will be asked to adopt and approve proposals related to the corporate restructuring of Rowan Delaware and the group of companies it controls. The first proposal is the adoption of an Agreement and Plan of Merger and Reorganization (the “merger agreement”) between Rowan Delaware and one of its subsidiaries. If the merger agreement is approved, we would consummate a merger (the “merger”), the result of which is that you would hold American depositary shares (“ADS”), which will represent Class A Ordinary Shares of a newly formed public limited company named “Rowan Companies, plc” (“Rowan UK”) incorporated under English law and subject to U.K. laws. Upon completion of the merger, our business and operations will continue in substantially the same manner except that Rowan UK will be the parent company of the Rowan group of companies and you will own ADS representing shares in an English company instead of stock of a Delaware corporation. The second proposal is the approval of mandatory offer provisions to be included in Rowan UK’s articles of association that provide Rowan UK shareholders with protections relating to takeovers similar to the mandatory offer provisions and certain other protections afforded to shareholders of many other U.K. public companies. The third proposal is the approval of provisions to be included in Rowan UK’s articles of association that provide for the elimination of a classified board, beginning in 2013.

We currently anticipate that the effective time of the merger will be at 12:01 a.m., Eastern Time, on [—], 2012, although the merger may be postponed or abandoned by our Board of Directors at any time, including after stockholder approval.

We will submit an application to the New York Stock Exchange (the “NYSE”) and anticipate that, immediately following the effective time of the merger, the ADS will be listed on the NYSE under the symbol “RDC,” the current symbol for Rowan Delaware common stock. We have no current plans to list ADS (or Rowan UK’s shares) on any other securities exchange. We estimate that up to 150 million ADS representing Class A Ordinary Shares of Rowan UK will be delivered in connection with the merger and the transactions described in this proxy statement/prospectus.

Upon completion of the merger, we will remain subject to the U.S. Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes-Oxley Act and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and in accordance with U.S. generally accepted accounting principles. We also must comply with any additional reporting requirements of English law.

Generally, for U.S. federal income tax purposes (i) stockholders of Rowan Delaware who are U.S. holders should recognize gain, if any, but not loss, as a result of the merger, and (ii) stockholders of Rowan Delaware who are not U.S. holders will not be subject to U.S. federal income tax as a result of the merger.

The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the holders of a majority of Rowan Delaware’s outstanding shares entitled to vote at the special meeting. The proposals to approve the mandatory offer provisions and the provisions regarding the elimination of a classified board will not be presented at the special meeting if the proposal to adopt the merger agreement is not approved by the holders of a majority of Rowan Delaware’s outstanding shares entitled to vote at the special meeting. If the proposal to approve the mandatory offer provisions or the proposal to approve the provisions regarding the elimination of a classified board is not approved by the holders of a majority of Rowan Delaware’s outstanding shares entitled to vote at the special meeting, the provisions that did not receive stockholder approval will not be included in Rowan UK’s articles of association upon the consummation of the merger. If the proposal to adopt the merger agreement is approved and the other conditions to closing set forth in the merger agreement are satisfied or waived, we intend to complete the merger regardless of whether the mandatory offer provisions or the provisions regarding the elimination of a classified board are approved. The accompanying proxy statement/prospectus contains important information about the proposals and we encourage you to read it. In particular, you should carefully consider the discussions in the sections of the proxy statement/prospectus entitled “Forward-Looking Statements” beginning on page 22 and “Risk Factors” beginning on page 25.

Our Board of Directors has determined that the merger, the merger agreement, the mandatory offer provisions in Rowan UK’s articles of association and the provisions regarding the elimination of a classified board in Rowan UK’s articles of association are advisable and in the best interests of Rowan Delaware and our stockholders and, as such, has unanimously approved the merger, the merger agreement, the mandatory offer provisions and the provisions regarding the elimination of a classified board. The Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the mandatory offer provisions proposed to be included in Rowan UK’s articles of association and “FOR” the proposal to approve the provisions regarding the elimination of a classified board proposed to be included in Rowan UK’s articles of association.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and either return it in the pre-addressed envelope provided or vote through the Internet or by telephone, as soon as possible. You may revoke your proxy and vote in person if you decide to attend the special meeting. We would appreciate your informing us if you expect to attend the meeting so that we can provide adequate seating.

Yours very truly,

H.E. Lentz

Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor the U.K.’s Financial Services Authority (the “FSA”) has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the FSA’s Prospectus Rules.

This proxy statement/prospectus is dated March [—], 2012, and is first being mailed to stockholders of Rowan Delaware along with a form of proxy card or voting instruction card on or about March [—], 2012.

Rowan Companies, Inc.

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

Notice of Special Meeting of Stockholders to be held on [—], 2012

To the Stockholders of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware” or the “Company”):

Notice is hereby given that a Special Meeting of Stockholders of the Company will be held on [—], 2012, at 9:00 a.m. local time, in Auditorium 1, on Level Two of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056. The items of business are:

1. To adopt the Agreement and Plan of Merger and Reorganization (the “merger agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and between Rowan Delaware and Rowan Mergeco, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Rowan Delaware (“Rowan Mergeco”), pursuant to which Rowan Mergeco will merge (the “merger”) with and into Rowan Delaware, with Rowan Delaware surviving the merger as an indirect, wholly owned subsidiary of Rowan Companies Limited, a newly formed private limited company incorporated under English law. Rowan Companies Limited will be a wholly owned subsidiary of Rowan Delaware until immediately before the effective time of the merger, at which time it will re-register as a public limited company named “Rowan Companies, plc” or a similar name (“Rowan UK”). Pursuant to the merger agreement, each outstanding share of common stock of Rowan Delaware will be converted on a one-for-one basis into the right to receive an American depositary share (“ADS”), which represents one Class A Ordinary Share of Rowan UK.

2. If the proposal to adopt the merger agreement is approved, to approve the mandatory offer provisions proposed to be included in Rowan UK’s articles of association (the “mandatory offer provisions”).

3. If the proposal to adopt the merger agreement is approved, to approve the provisions regarding the elimination of a classified board proposed to be included in Rowan UK’s articles of association (the “declassification provisions”).

4. To approve any adjournments or postponements of the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the merger agreement.

Stockholders will also consider and vote on such other business as may properly come before the special meeting. These proposals are more fully described in the proxy statement/prospectus accompanying this notice.

Stockholders of record at the close of business on March 8, 2012, are entitled to receive notice of and to vote at the special meeting or any adjournment thereof. A list of all stockholders entitled to vote at the special meeting is on file at our executive offices, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and will be made open to the examination of any stockholder, for any purpose germane to the special meeting, during ordinary business hours, for a period of 10 days prior to the special meeting.

Melanie M. Trent

Senior Vice President, Chief Administrative Officer

and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be held on

[—], 2012

You may vote by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. You may also vote via the Internet at www.proxyvote.com or by telephone at (800) 690-6903 by following the instructions shown on the proxy card or voting instruction card. Any stockholder attending the special meeting may vote in person. If you have returned a proxy card or voting instruction card or otherwise voted, you may revoke prior instructions and cast your vote at the special meeting by following the procedures described in the proxy statement/prospectus accompanying this notice.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the special meeting in person, it is important that your shares be represented. Please vote as soon as possible. Voting promptly, regardless of the number of shares of stock you hold, will aid us in reducing the expense of an extended proxy solicitation. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote in person if you attend the special meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Merger and the Special Meeting — Questions and Answers Relating to the Special Meeting,” beginning on page 9 of the accompanying proxy statement/prospectus.

If you hold shares of common stock of Rowan Delaware with a broker or bank, you may also be eligible to vote via the Internet or by telephone. If you hold shares of common stock of Rowan Delaware indirectly in the Rowan Companies, Inc. savings plan, you have the right to direct the trustee of the plan how to vote as described on the separate instruction card sent to you by Fidelity.

FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

i

ANNEX A AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX B FORM OF PRELIMINARY ARTICLES OF ASSOCIATION OF ROWAN COMPANIES, PLC

In this proxy statement/prospectus, we refer to Rowan Companies, Inc., the Delaware corporation whose shares you currently own (together with its subsidiaries where applicable), as “Rowan Delaware” or the “Company.” Additionally, we sometimes refer to Rowan Delaware (together with its subsidiaries where applicable) as “we,” “us” or “our.” “You” refers to the stockholders of Rowan Delaware. We refer to Rowan Companies Limited, a newly formed private limited company incorporated under the laws of the United Kingdom of England and Wales (“English law”) (which, prior to the effective time of the merger, will re-register as a public limited company and be renamed “Rowan Companies, plc” or a similar name) as “Rowan UK.” A reference in this proxy statement/prospectus to “ADS” means a number of American depositary shares, which, immediately after the merger, will be evidenced by one or more American depositary receipts, or “ADRs.” Each ADS represents one Class A Ordinary Share of Rowan UK, par value US$0.125 per share, which we refer to as a “Class A Ordinary Share.” The number of ADS to be issued to the stockholders of Rowan Delaware is equal to the number of shares of common stock of Rowan Delaware held by the stockholders of Rowan Delaware immediately prior to the effective time of the merger described in this proxy statement/prospectus. In addition, unless the context indicates otherwise, when we refer to shares of common stock of Rowan Delaware outstanding, we are excluding the treasury shares of common stock of Rowan Delaware owned by or for the benefit of Rowan Delaware or its subsidiaries (other than any shares held for the benefit of any employee or director benefit plan). Unless otherwise noted, all monetary amounts are stated in U.S. dollars.

This proxy statement/prospectus incorporates important business and financial information about Rowan Delaware from documents Rowan Delaware has filed with the U.S. Securities and Exchange Commission, or the “SEC,” that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information.”

You can obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC website maintained at www.sec.gov. Rowan Delaware will also provide you with copies of the documents incorporated by reference into this proxy statement/prospectus, without charge. Those documents are available to any stockholder, including any beneficial owner, upon request directed to Rowan Companies, Inc. at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056; Attn: Corporate Secretary. To ensure timely delivery of such documents, any request should be made no later than five business days prior to the date of the special meeting. The exhibits to those documents will generally not be made available unless they are specifically incorporated by reference into this proxy statement/prospectus or are otherwise requested by you.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. We have not authorized anyone to provide you any different or additional information. Neither Rowan Delaware nor Rowan UK is making an offer of the securities in any country, state, province or territory where the offer is not permitted. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Services Authority’s Prospectus Rules. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front cover of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of ADS in connection with the merger shall create any implication to the contrary.

PROXY STATEMENT FOR THE SPECIAL MEETING OF

STOCKHOLDERS OF ROWAN COMPANIES, INC.

TO BE HELD ON APRIL 16, 2012

This proxy statement/prospectus and a proxy card or voting instruction card are first being sent or distributed to stockholders of Rowan on or about March [—], 2012. Our Board of Directors, or the “Board,” is soliciting your proxy to vote your shares at the Special Meeting of Stockholders of the Company to be held on [—], 2012, at 9:00 a.m. local time, in Auditorium 1, on Level Two of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056, or the “special meeting,” and any adjourned or postponed sessions of the special meeting. Our Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the special meeting. This proxy statement/prospectus provides information on these matters to assist you in voting your shares.

GENERAL INFORMATION ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and exhibits and the documents referred to or incorporated by reference in this proxy statement/prospectus. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why am I receiving this proxy statement/prospectus?

Our Board has approved a restructuring of our corporate entities, which would include changing the jurisdiction of incorporation of our parent company from Delaware to England. If approved by our stockholders, we intend to change the jurisdiction of incorporation of our parent company through a merger that will result in Rowan UK becoming the parent company of the Rowan group of companies and will result in your owning ADS representing shares in an English company instead of stock of a Delaware corporation. The merger agreement requires stockholder approval, which is why we have called a special meeting of stockholders and sent you this proxy statement/prospectus.

Questions and Answers Relating to the Merger, Mandatory Offer Provisions and Declassification Provisions

Who are the parties to the merger?

The parties to the merger described in this proxy statement/prospectus are related Rowan entities — Rowan Delaware and its subsidiary Rowan Mergeco, LLC, or “Rowan Mergeco,” a newly formed Delaware limited liability company. Prior to the merger, Rowan Mergeco will become an indirect, wholly owned subsidiary of Rowan UK. Rowan UK is a newly formed English private limited company and subsidiary of Rowan Delaware. Prior to the merger, Rowan UK will re-register as an English public limited company. As a result of the merger, Rowan UK will become the parent company of the Rowan group of companies.

What is the merger?

Under the Agreement and Plan of Merger and Reorganization (which we refer to as the “merger agreement”), Rowan Mergeco, which will hold ADS of Rowan UK, will merge with and into Rowan Delaware (which we refer to as the “merger”), with Rowan Delaware surviving the merger as an indirect, wholly owned subsidiary of Rowan UK. As a result of the merger, each of our stockholders will have the right to receive a number of ADS equal to the number of shares of common stock of Rowan Delaware that the stockholder held immediately prior to the merger. Upon completion of the merger, our business and operations will continue in substantially the same manner except that Rowan UK will be the parent company of the Rowan group of companies and you will own ADS representing shares in an English company instead of stock of a Delaware corporation.

What are the major actions that have been performed or will be performed to effect the merger?

Among others, Rowan Delaware has taken or will take the actions listed below to effect the merger. Charts summarizing the ownership structure among Rowan Delaware, Rowan UK and Rowan Mergeco before and after the effective time of the merger are also set forth below.

Major Actions

•	Rowan Delaware formed Rowan UK as its wholly owned subsidiary and Rowan UK issued Class A Ordinary Shares to Rowan Delaware.

•

Rowan Delaware deposited the Class A Ordinary Shares of Rowan UK with National City Nominees Limited as nominee or agent of Citibank, N.A., or “Citibank,” and as the registered holder of Rowan UK’s Class A Ordinary Shares. Rowan UK and Citibank entered into a deposit agreement providing for the issuance of ADS representing all issued Class A Ordinary Shares.

•	An intermediate holding company subsidiary was formed, as well as Rowan Mergeco; and ADS of Rowan UK were contributed to Rowan Mergeco.

•

Conditional upon stockholder approval of the merger agreement and satisfaction of other conditions set forth in the merger agreement, such as receipt of lender consents or waivers under, or amendments to, Rowan Delaware’s credit arrangements, as applicable, (i) Rowan Delaware will cause the restructuring to occur, which includes a series of transactions with respect to the intermediate holding company, and (ii) Rowan Mergeco, which holds ADS of Rowan UK, and Rowan Delaware will merge (with Rowan Delaware surviving the merger), and the ADS to be delivered to the Rowan Delaware stockholders will be delivered to the exchange agent for exchange, and the remaining ADS will be delivered to Rowan Delaware as a result of the merger.

Structure Chart Prior to and after the Restructuring

The following diagram summarizes our organizational structure immediately before and after the restructuring. The diagram does not depict any legal entities owned by Rowan Delaware other than those related to the restructuring nor any aspects of the restructuring that may take place after the effective time of the merger.

What will I receive in the merger?

The merger agreement provides that each share of common stock of Rowan Delaware outstanding immediately prior to the effective time of the merger will be converted on a one-for-one basis into the right to receive one ADS. Each ADS will represent one Class A Ordinary Share.

The depositary or its nominee will be the holder of the Class A Ordinary Shares of Rowan UK represented by the ADS. As a holder of ADS representing Class A Ordinary Shares, you will have the rights set forth in the deposit agreement among Rowan UK, the depositary and you (by virtue of your acceptance of ADS), which we refer to as the “deposit agreement.” Although you will not be a registered shareholder of Rowan UK and will not directly have shareholder rights in Rowan UK, through your ownership of ADS you generally will be entitled to equivalent rights as a shareholder of Rowan UK, although the exercise of certain rights may require you to surrender your ADS and withdraw the underlying Class A Ordinary Shares from the depositary. These arrangements are substantially comparable to market standard arrangements for listing and trading shares of U.K. companies on the New York Stock Exchange (“NYSE”) and other stock exchanges in the U.S.

Will the merger dilute my economic interest?

No. Immediately after the effective time of the merger, your relative economic ownership in Rowan UK will remain the same as your relative economic ownership of Rowan Delaware immediately before the merger.

What will be Rowan’s corporate presence in the U.K.?

We conduct a significant part of our business operations in offshore areas outside of the U.S., such as the U.K., Norway, the Middle East, Trinidad and Southeast Asia. At February 23, 2012, 21 of our 31 offshore drilling units (i.e., 68 percent) were located outside of the U.S. and its territorial waters. We expect the number of drilling units located outside of the U.S. to increase to 23 units (i.e., 74 percent) by the end of 2012. By contrast, in early 2005, approximately 8 percent of our offshore drilling units were located outside of the U.S. Our current backlog of drilling commitments exceeds US$3 billion, 96 percent of which is related to work outside of the U.S.

We currently have material business activities in the U.K., including significant assets and operational management, which we have been expanding and building upon over the past several years. We own office and warehouse space and a supply yard in Aberdeen, Scotland. We also lease residences for our expatriates in Aberdeen. At December 31, 2011, 28 percent of the total net book value of our plant, property and equipment was located in the U.K.

We currently have a General Manager, an Operations Manager, an Assistant Operations Manager and a Vice President of Sales and Marketing based in the U.K. who oversee operations relating to six rigs currently working in the North Sea, and will manage future operations in Africa. Since the U.K. is responsible for our largest overseas operating region (measured in terms of aggregate daily revenues at December 31, 2011), a significant amount of management occurs in our U.K. office.

We have implemented matrix management; thus, the regional heads of Human Resources, Finance, Maintenance, Engineering and Health, Safety and the Environment located in Aberdeen report through both the U.K. Operations Manager and our U.S. corporate offices. The General Manager in Aberdeen and his direct reports manage a group of about 750 employees who spend more than 50 percent of their time in the U.K. offices or on rigs located in the North Sea.

Following the merger, we intend to hold all of our quarterly board meetings and our annual general meeting of shareholders in the U.K. We plan to coordinate four to six senior management meetings to occur in the U.K. each year as well as an annual meeting of our senior operations managers.

Why does Rowan want to engage in the merger?

The merger would result in a change of our place of incorporation from Delaware to England. We refer to the merger and the related restructuring of Rowan’s corporate entities as the “restructuring.” We anticipate that the restructuring will result in, among other anticipated benefits:

•	enhancing stockholder value by our becoming more competitive in our industry for the long term;

•

increasing our long-term flexibility in terms of the markets in which we operate and furthering our global business efforts to evolve into a more geographically diversified company as seen by our recent business activity:

•	we expect 81 percent of our revenues in 2012 to be generated outside the U.S., compared to 2004 when only 10 percent of our revenues were generated outside the U.S.,

•	96 percent of our current contract backlog is from markets outside the U.S., and

•	eight of our top ten customers in 2012, by revenues, are headquartered outside the U.S.;

•	increasing our focus on our U.K.-managed operations, which represent our largest source of revenues this year:

•	38 percent of our worldwide revenues in 2012 will be managed by the U.K. operations group,

•	59 percent of our contract backlog is related to contracts that will be managed by our U.K. group,

•	approximately 750 of our employees work in the North Sea region, and

•	six of our seven largest and highest day rate jack-ups are in the North Sea;

•

facilitating our global operations management and communications by substantially increasing the amount of time our Board and management team spends in the U.K., which is a significant operational area for us and is centrally located between our second and third largest regions, the Middle East and the Gulf of Mexico;

•	putting us on the same footing with our major competitors, most of which are domiciled overseas;

•	availing ourselves of a more favorable structure from which to acquire or partner with other companies in our industry;

•	enhancing our access to potential U.K. and European institutional investors and facilitating increases to that investor base; and

•	locating us in a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights.

Please see “Proposal 1 — Approval of the Adoption of the Merger Agreement — Background and Reasons for the Merger.”

When do you expect to complete the merger?

If the proposal to adopt the merger agreement is approved by our stockholders at the special meeting, and subject to satisfaction or, if applicable, waiver of all other conditions in the merger agreement, we anticipate that the merger will become effective as soon as practicable following stockholder approval. We currently anticipate that the effective time of the merger will be at 12:01 a.m., Eastern Time, on [—], 2012, although the merger may be postponed or abandoned by our Board at any time, including after stockholder approval. Please see “Forward-Looking Statements” and “Risk Factors.”

Is the merger taxable to me?

For U.S. federal income tax purposes, the conversion of each outstanding share of common stock of Rowan Delaware into the right to receive one ADS upon the consummation of the merger generally will be treated as an exchange of such share for one ADS. Therefore, the U.S. federal income tax discussion contained herein refers to an “exchange” rather than a “conversion” in describing the U.S. federal income tax consequences of the merger.

Generally, for U.S. federal income tax purposes, a “U.S. holder,” which is defined below in “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — Material Tax Consequences to Stockholders,” should recognize gain, if any, but not loss, on the receipt of ADS in exchange for Rowan Delaware common stock in connection with the merger. A U.S. holder should generally recognize gain equal to the excess, if any, of the fair market value of the ADS received in the merger over the U.S. holder’s adjusted tax basis in its shares of common stock of Rowan Delaware exchanged therefor. In determining the amount of gain recognized, each of the shares of common stock of Rowan Delaware transferred should be treated as the subject of a separate exchange. Thus, if a U.S. holder transfers some shares of common stock of Rowan Delaware on which gains are realized and other shares of common stock of Rowan Delaware on which losses are realized, the U.S. holder may not net the losses against the gains to determine the amount of gain recognized. Generally, this gain should be a capital gain. U.S. holders should not be permitted to recognize any loss realized on the exchange of their shares of common stock of Rowan Delaware in the merger. In the case of a loss, the adjusted tax basis in each ADS received by a U.S. holder should equal the adjusted tax basis of each share of Rowan Delaware common stock exchanged therefor. Thus, subject to any subsequent changes in the fair market value of the ADS, any loss should be preserved. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of common stock of Rowan Delaware for ADS. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — Material Tax Consequences to Stockholders.”

For U.K. tax purposes, stockholders of Rowan Delaware who are residents of the U.S., and not residents of the U.K., will generally not be subject to U.K. taxation as a result of the merger. Generally, U.K. resident stockholders of Rowan Delaware may realize a chargeable gain or an allowable loss for U.K. corporation tax or capital gains tax purposes (as the case may be) as a result of the merger, which will be treated as giving rise to a disposal of their shares of common stock of Rowan Delaware. Generally, non-U.K. resident stockholders of Rowan Delaware should not be subject to either U.K. corporation tax or capital gains tax as a result of the merger, unless they carry on a trade in the U.K. through a permanent establishment in the U.K. or through a branch or agency in the U.K. for the purposes of U.K. corporation tax or capital gains tax, respectively, and the stock is attributable to that permanent establishment, branch or agency. In general, stockholders of Rowan Delaware who are either residents of the U.K. or non-U.K. residents whose stock is attributable to a permanent establishment, branch or agency in the U.K. through which they carry on a trade in the U.K., will be treated as acquiring the ADS exchanged in the merger for consideration equal to the market value at the effective time of the merger of the shares of common stock of Rowan Delaware converted in the merger. Please see “Material Tax Considerations Relating to the Merger — U.K. Tax Considerations — Material Tax Consequences to Shareholders.”

For stockholders of Rowan Delaware who are citizens or residents of, or otherwise subject to taxation in, a country other than the U.S. or the U.K., the tax treatment of the merger will depend on the applicable tax laws in such country.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO THE SPECIAL MEETING REGARDING THE PARTICULAR TAX CONSIDERATIONS OF THE MERGER FOR YOU.

Will Rowan Delaware or Rowan UK be taxed as a result of the merger?

We believe that Rowan Delaware and Rowan UK will not incur any significant taxes as a result of the merger. Although changes in tax laws, treaties or regulations or the interpretation or enforcement of these tax laws, treaties or regulations could adversely affect the intended tax benefits of the merger to Rowan UK and its subsidiaries or the tax treatment of the post-merger corporate structure of Rowan UK, we do not believe that any of such changes would result in a material increase in taxes as compared to our current, pre-merger tax position.

Has the IRS or HMRC rendered a ruling on any aspects of the merger?

No ruling has been requested from the U.S. Internal Revenue Service, or “IRS,” in connection with the merger. The IRS will not issue a ruling that a merger is a nontaxable transaction, unless there is a separate significant issue related to the merger. Furthermore, the IRS will not rule on whether the U.S. anti-inversion rules will apply to the merger. See “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — The U.S. Anti-Inversion Rules.”

No ruling has been requested from H.M. Revenue & Customs, or “HMRC,” as to the U.K. corporation tax consequences of the merger.

What types of information and reports will Rowan UK make available following the merger?

After the effective time of the merger, we will continue to prepare financial statements in accordance with U.S. Generally Accepted Accounting Principles, or “U.S. GAAP,” and report in U.S. dollars, and will continue to file reports under the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” including reports on Forms 10-K, 10-Q and 8-K with the SEC, as we currently do. We also must comply with any additional reporting requirements of English law.

For so long as Rowan UK has a class of securities (which include the ADS) listed on the NYSE and is not considered a “foreign private issuer” under SEC rules, Rowan UK will be subject to rules regarding proxy solicitations and tender offers, and will in any event be subject to the corporate governance requirements of the NYSE, the Exchange Act and the U.S. Sarbanes-Oxley Act of 2002. These include, for example, independence requirements for Board committee composition, annual certification requirements and auditor independence rules. Rowan UK will be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under the NYSE’s listing standards. To the extent possible under English law and the ADS arrangement contemplated by the deposit agreement, Rowan UK’s corporate governance practices are expected to be comparable to those of Rowan Delaware. Please see “Proposal 1 — Approval of the Adoption of the Merger Agreement — Stock Exchange Listing,” “Comparison of Rights of Stockholders/Shareholders,” and “Effect of the Merger on Potential Future Status as a Foreign Private Issuer.”

What must I do to receive the ADS that I become entitled to as a result of the merger?

If you hold Rowan Delaware stock certificates in paper format, shortly after completion of the merger, you will be sent a letter of transmittal, which is to be used to surrender your Rowan Delaware stock certificates and to request that ADS be issued to you. The letter of transmittal will contain instructions explaining the procedure for surrendering Rowan Delaware stock certificates and requesting ADS. You will not receive the letter of transmittal until shortly after the meeting. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Beneficial holders of shares held in “street name” through a bank, broker or other financial institution or in the Rowan Companies, Inc. savings plan will not be required to take any action if the merger is approved and consummated. Your ownership of ADS representing Class A Ordinary Shares will be recorded in book-entry form by your broker or the trustee, as applicable. If you are currently a beneficial holder, there will be no need for any additional action on your part.

It is expected that, prior to the effective time of the merger, Citibank will be appointed as the exchange agent for the merger. Rowan UK’s current share registrar is Computershare Investor Services PLC, P.O. Box 82, The Pavilions, Bridgwater Road, Bristol BS13 8AE, United Kingdom, which will continue to serve as the share registrar for its Class A Ordinary Shares after the effective time of the merger, while Citibank will continue to serve as depositary for the ADS. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York, 10013.

If I hold Rowan Delaware stock certificates, what will be my rights in relation to Rowan UK after the merger but before I exchange my certificates for ADRs?

After the effective time of the merger stockholders who hold Rowan Delaware stock certificates will generally be entitled to the same rights with respect to Rowan UK through their ownership of ADS, including the right to receive dividends declared by Rowan UK after the effective time of the merger and the right to exercise voting and other shareholder rights, but you must surrender your Rowan Delaware stock certificates. In addition, you may be required to surrender your ADS and withdraw the underlying Class A Ordinary Shares to exercise certain rights. In other words, until Rowan Delaware stock certificates are surrendered for exchange or transfers of book-entry shares are recorded by your broker, as applicable, any dividends or other distributions declared by Rowan UK after the effective time of the merger with respect to ADS issued to former Rowan Delaware stockholders, other than any ADS held by Rowan Delaware or any other subsidiary of Rowan UK, will accrue but will not be paid, and holders of such shares will not have voting rights with respect to Rowan UK. See “Proposal 1 — Approval of the Adoption of the Merger Agreement — Ownership in Rowan UK; Conversion of Shares,” and “Proposal 1 — Approval of the Adoption of the Merger Agreement — Dividends and Distributions; Withholdings.” Citibank will serve as exchange agent for the exchange of Rowan Delaware certificates for Rowan UK ADRs.

What happens to Rowan Delaware stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards at the effective time of the merger?

As of the effective time of the merger, all outstanding equity awards relating to shares of common stock of Rowan Delaware granted to employees and directors by the Company under our equity incentive plans prior to the effective time of the merger will entitle the holder to purchase, acquire or receive, or receive benefits or amounts based on, as applicable, an equal number of ADS. All of such equity awards will generally be subject to the same terms and conditions as were applicable to such awards granted or issued by Rowan Delaware immediately prior to the effective time of the merger, including the same exercise price, vesting schedule and terms. As of the effective time of the merger, all existing Rowan Delaware equity incentive plans will be amended to the extent necessary to reflect that ADS, rights to ADS or benefits or amounts based on ADS will be used to satisfy outstanding awards under each equity incentive plan instead of shares of common stock of Rowan Delaware.

Immediately prior to the effective time of the merger, we expect that Rowan Delaware’s 2009 Incentive Plan, or “2009 Incentive Plan” (and such other plans as we determine, if any), as may be amended, will be adopted and assumed by Rowan UK and ADS, rights to ADS or benefits or amounts based on ADS will thereafter be granted under such plan instead of shares of common stock of Rowan Delaware (or rights to such shares or benefits or amounts based on such shares) currently being granted under the 2009 Incentive Plan (and other plans, if applicable). Future awards under the 2009 Incentive Plan (and other plans, if applicable) would be subject to and governed by the terms of such plan, as assumed by Rowan UK, and any agreements entered into pursuant thereto. Please see “Proposal 1 — Approval of the Adoption of the Merger Agreement — Stock Compensation and Benefit Plans and Programs” for more information, including a description of the tax withholding and regulatory consequences of the merger.

Can I trade my shares of common stock of Rowan Delaware before the merger is completed?

Yes. Shares of common stock of Rowan Delaware will continue trading on the NYSE through the last trading day prior to the date of completion of the merger, currently anticipated to be [—], 2012.

After the merger, where can I trade my ADS?

We will submit an application to the NYSE and anticipate that, immediately following the effective time of the merger, the ADS will be listed on the NYSE under the symbol “RDC,” the same symbol under which your Rowan Delaware common stock is currently listed. We currently do not plan to list the ADS or Rowan UK’s shares on any other securities exchange.

What are the mandatory offer provisions?

Although Rowan UK will not be subject to the U.K. Takeover Code, provisions similar to the mandatory offer provisions and certain other aspects of the U.K. Takeover Code will be included in Rowan UK’s articles of association (the “New Articles”) if Proposal 2 is approved by our stockholders. As a result, among other matters, except with the consent of the Rowan UK board of directors (the “Rowan UK Board”) or the prior approval of the shareholders, a Rowan UK shareholder, together with persons acting in concert, would be at risk of certain Rowan UK Board sanctions if they acquired more than a 30 percent shareholding in Rowan UK without making an offer to all other shareholders of Rowan UK that is in cash or accompanied by a cash alternative. See “Proposal 2 — Approval of Mandatory Offer Provisions in Rowan UK’s Articles of Association” and “Description of Class A Ordinary Shares of Rowan UK — Mandatory Offers.”

What are the declassification provisions?

The declassification provisions provide for the phased-in elimination of staggered Board terms, beginning in 2013. If Proposal 3 is approved by our stockholders, the directors elected at the 2013 annual general meeting of Rowan UK (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting of Rowan UK, the entire Rowan UK Board will be elected annually. See “Proposal 3 — Approval of Declassification Provisions in Rowan UK’s Articles of Association.”

What is the Board’s voting recommendation?

Our Board recommends that you vote as follows:

Proposal 1 — FOR adoption of the merger agreement;

Proposal 2 — FOR approval of the mandatory offer provisions;

Proposal 3 — FOR approval of the declassification provisions; and

Proposal 4 — FOR approval of any adjournments or postponements of the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the merger agreement.

What is the voting requirement to approve the proposals?

The majority of the outstanding shares of common stock of Rowan Delaware entitled to vote at the special meeting must be voted “FOR” the adoption of the merger agreement in order for the merger to proceed. The same majority must vote “FOR” the approval of the mandatory offer provisions and “FOR” the approval of the declassification provisions in order for either of those two provisions to be included in the New Articles. Proposal 4 will be approved upon establishment of a quorum if the votes cast in favor of such proposal exceed the votes cast opposing such proposal. The adoption of the merger agreement in Proposal 1 is not conditional upon the approval of either Proposal 2 or Proposal 3, respectively.

Questions and Answers Relating to the Special Meeting

Who may vote at the special meeting?

You have received these proxy materials because you held shares of common stock of Rowan Delaware on March 8, 2012, the record date established for the special meeting, or the “record date,” and, therefore, you are qualified to receive notice of and to vote at the special meeting.

As of the record date, there were [—] shares of common stock of Rowan Delaware outstanding and entitled to vote at the special meeting. As of January 31, 2012, our directors and executive officers beneficially owned, in the aggregate, approximately 1.44 percent of the outstanding shares of common stock of Rowan Delaware, and these shares are included in the number of shares entitled to vote at the special meeting.

What is being delivered with the proxy statement/prospectus?

These proxy materials include:

•	the notice of special meeting and proxy statement/prospectus for the special meeting; and

•

the accompanying proxy card (or voting instruction card from your broker or other intermediary) to register your vote on the proposal to adopt the merger agreement, the proposal to approve the mandatory offer provisions, the proposal to approve the declassification provisions and the other proposal described herein.

Why am I receiving paper copies of these proxy materials when previously I received only a “Notice of Internet Availability of Proxy Materials” for the Company’s annual stockholders’ meeting?

Under SEC rules, we are required to distribute paper copies of these proxy materials because of the subject matter of the business to be conducted at the special meeting.

When and where is the special meeting?

Our special meeting will take place on [—], 2012, at 9:00 a.m. local time, in Auditorium 1, on Level Two of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056. Only stockholders of record on March 8, 2012, are invited to attend the special meeting and may vote on the proposals described in this proxy statement/prospectus.

Who is soliciting my proxy?

Proxies are being solicited by our Board.

Who is paying for the cost of this proxy solicitation?

We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of shares of our common stock.

In addition to soliciting proxies by mail and over the Internet, our Board, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of our private proxy solicitor to be approximately US$18,500. We will also solicit proxies by e-mail from stockholders who are employees or who previously requested proxy materials be sent electronically. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock of Rowan Delaware held by those persons, and we will reimburse such persons for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Whom should I contact with questions?

We have retained Innisfree M&A Incorporated as proxy solicitor in connection with the special meeting. Our stockholders may contact our proxy soliciting agent at:

Innisfree M&A Incorporated

501 Madison Avenue

New York, New York 10022

Banks and Brokers may call (212) 750-5833

All others may call toll-free at (888) 750-5834

Alternatively, you may obtain information from us by contacting our Investor Relations Department by telephone at (713) 960-7517, or by mail at:

Rowan Companies, Inc.

Attn: Investor Relations Department

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

What is the quorum requirement for the special meeting?

For purposes of the special meeting, the holders of at least a majority of the shares of common stock of Rowan Delaware outstanding and entitled to vote at the special meeting will constitute a quorum. For purposes of determining whether there is a quorum, abstentions and broker “non-votes” are treated as shares that are present. For further information, see “What happens if I do not give specific voting instructions? How are broker non-votes treated?” and “How are abstentions treated?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are a “stockholder of record” with respect to those shares, and this proxy statement/prospectus was sent directly to you by us. As a record holder, you vote your shares directly by following the instructions set forth in the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, or in the general account of the broker or other organization, you are a “street name” holder. Consequently, this proxy statement/prospectus was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by executing a voting instruction card. You should receive information regarding voting instructions directly from that organization.

If I am a stockholder of Rowan Delaware, how do I vote?

Stockholders of Record. If you are a “stockholder of record,” you have several choices. You can vote your shares by following the specific instructions provided on the proxy card:

•	via the Internet at www.proxyvote.com;

•	over the telephone by calling (800) 690-6903; or

•	by mailing in the proxy card.

Beneficial Owners of Shares Held in Street Name. If you hold your shares in “street name,” your broker, bank, trust or other nominee will arrange to provide materials and instructions for voting your shares.

Beneficial Owners of Shares Held in the Rowan Savings Plan. If you hold your shares indirectly in the Rowan Companies, Inc. savings plan, you have the right to direct the trustee of the plan how to vote as described on the separate instruction card sent to you by Fidelity.

What happens if I do not provide specific voting instructions? How are broker non-votes treated?

Stockholders of Record. All properly executed proxy cards received by the Board from stockholders of record that do not specify how stock should be voted will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve the mandatory offer provisions and “FOR” the proposal to approve the declassification provisions and the other proposal. With respect to any other matter that may properly be brought before the special meeting, the shares shall be voted in accordance with the judgment of the person or persons named on the proxy card.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of the NYSE, the organization that holds your shares may not vote on these matters as they are “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter or otherwise elects not to vote your shares in the absence of your direction on a routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority (or otherwise declines) to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.” The proposal to adopt the merger agreement, the proposal to approve the mandatory offer provisions and the proposal to approve the declassification provisions are regarded as non-routine matters, and failure to direct your broker on how to vote on such proposals has the same effect as a vote AGAINST them.

A broker non-vote with respect to Proposal 4 will have no effect on this proposal, as it is a routine matter. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy card or voting instruction card.

Beneficial Owners of Shares Held in the Rowan Savings Plan. If you hold your shares indirectly in the Rowan Companies, Inc. savings plan and do not provide the trustee specific voting instructions, the trustee will vote your shares in the same proportion and direction as shares held by the trustee for which voting instructions were received.

Can I vote my shares in person at the special meeting?

Stockholders of Record. If you are a “stockholder of record,” you may vote your shares in person at the special meeting.

Beneficial Owners of Shares Held in Street Name. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the special meeting.

Beneficial Owners of Shares Held in the Rowan Savings Plan. If you hold your shares indirectly in the Rowan Companies, Inc. savings plan, you do not have the right to vote such shares in person at the special meeting.

How are abstentions treated?

For quorum purposes, in determining the number of votes cast for a proposal, shares abstaining from voting or not voted on a matter will be counted. In determining whether Proposal 1, Proposal 2 and Proposal 3 have been approved, however, shares abstaining from voting or not voted will be treated as votes AGAINST such proposals. Shares abstaining from voting or not voted with respect to Proposal 4 will have no effect on such proposal.

May I change my vote after I have voted?

You may revoke your proxy or otherwise change your vote by doing one of the following:

•

by sending a written notice of revocation to the Rowan Delaware’s Corporate Secretary at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, that must be received prior to the special meeting, stating that you revoke your proxy;

•	by signing and submitting a later-dated proxy card that must be received prior to the special meeting in accordance with the instructions included in the proxy card; or

•	by attending the special meeting and voting your shares in person.

If you voted electronically, you can also return to www.proxyvote.com and change your vote before the special meeting. Follow the same voting process and your original vote will be superseded.

If you are a beneficial owner of shares and a broker or other nominee holds your shares, you can revoke your proxy or otherwise change your vote by following the instructions provided by your broker or other nominee.

If you hold your shares indirectly in the Rowan Companies, Inc. savings plan, you can change your voting instructions to the trustee by following the instructions separately provided to you by Fidelity.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting and disclosed in a press release following the special meeting. The final voting results will also be tallied by the Inspector of Election and published in a report of voting results to be filed with the SEC promptly following the special meeting. We also intend to publicly disclose the voting results on our website within 14 days following the completion of the special meeting. You will be able to find the voting results on our website at www.rowancompanies.com.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. For a more complete description of the merger, the mandatory offer provisions and the declassification provisions, you should read carefully this entire proxy statement/prospectus, including the Annexes. See also “Where You Can Find More Information.” The merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, contains the terms and conditions of the merger. The New Articles as would be in effect after the merger will serve purposes substantially similar to the certificate of incorporation and bylaws of Rowan Delaware, subject to certain changes required to comply with the U.K. Companies Act 2006, or “Companies Act.” The New Articles will be substantially in the form attached to this proxy statement/prospectus as Annex B and will govern Rowan UK after the effective time of the merger, assuming the proposals to approve the mandatory offer provisions and the declassification provisions are approved by our stockholders.

THE MERGER

The Parties to the Merger (see page 34)

The parties to the merger described in this proxy statement/prospectus are related Rowan entities — Rowan Delaware and its subsidiary Rowan Mergeco.

Rowan Delaware is a major provider of global contract drilling services. We provide contract drilling services utilizing a fleet of 31 self-elevating mobile offshore drilling platforms. Organized in 1947 as a Delaware corporation under the name Rowan Drilling Company, Inc., Rowan Delaware is a successor to a contract drilling business conducted since 1923.

Rowan Mergeco is a newly formed Delaware limited liability company. Prior to the merger, Rowan Mergeco will become an indirect, wholly owned subsidiary of Rowan UK. Rowan Mergeco does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger.

Rowan UK is a newly formed English private limited company named “Rowan Companies Limited” and a subsidiary of Rowan Delaware. Prior to the merger, Rowan UK will re-register as an English public limited company named “Rowan Companies, plc” or a similar name. Rowan UK does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the restructuring.

The Merger (see page 39)

Under the merger agreement, Rowan Mergeco will merge with and into Rowan Delaware, with Rowan Delaware surviving the merger as an indirect, wholly owned subsidiary of Rowan UK. As a result of the merger, each of our stockholders will have the right to receive the number of ADS equal to the number of shares of common stock of Rowan Delaware held immediately prior to the merger.

ADS represent ownership interests in the Class A Ordinary Shares that are on deposit with the depositary. If in certificated form, ADS are evidenced by ADRs. The depositary has appointed a custodian to safekeep the Class A Ordinary Shares on deposit. If you become an owner of ADS, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of any ADR that evidences your ADS.

In connection with the merger, a number of Class A Ordinary Shares (which are represented by ADS) will have been issued equal to (i) the number of outstanding shares of common stock of Rowan Delaware immediately prior to the effective time of the merger (disregarding treasury shares and shares held by Rowan Delaware’s subsidiaries, which we expect to cancel (other than any shares held for the benefit of any employee or director benefit plan)), plus (ii) the remaining Class A Ordinary Shares of Rowan UK previously issued and deposited with National City Nominees Limited, as nominee of Citibank, (in respect of an equal number of ADS) that will be held by Rowan Delaware or its designee after the merger and will be used in connection with outstanding and future grants or awards pursuant to equity incentive plans maintained or sponsored by Rowan UK or its subsidiaries. Our Board reserves the right to postpone or abandon the merger at any time, including after stockholder approval. Please see “Risk Factors — Our Board may choose to postpone or abandon the merger at any time,” as well as other risk factors set forth under “Forward-Looking Statements” and “Risk Factors.”

Upon completion of the merger, our business and operations will continue in substantially the same manner except that Rowan UK will be the parent company of the Rowan group of companies and you will own ADS representing shares in an English company instead of stock of a Delaware corporation.

Reasons for the Merger (see page 35)

In reaching its decision to approve the adoption of the merger agreement and the merger and recommend them to you, our Board identified several potential benefits, which are described below under “Proposal 1 — Approval of the Adoption of the Merger Agreement — Background and Reasons for the Merger.” We anticipate that the merger and restructuring will result in, among other anticipated benefits:

•	enhancing stockholder value by our becoming more competitive in our industry for the long term;

•

increasing our long-term flexibility in terms of the markets in which we operate and furthering our global business efforts to evolve into a more geographically diversified company as seen by our recent business activity:

•	we expect 81 percent of our revenues in 2012 to be generated outside the U.S., compared to 2004 when only 10 percent of our revenues were generated outside the U.S.,

•	96 percent of our current contract backlog is from markets outside the U.S., and

•	eight of our top ten customers in 2012, by revenues, are headquartered outside the U.S.;

•	increasing our focus on our U.K.-managed operations, which represent our largest source of revenues this year:

•	38 percent of our worldwide revenues in 2012 will be managed by the U.K. operations group,

•	59 percent of our contract backlog is related to contracts that will be managed by our U.K. group,

•	approximately 750 of our employees work in the North Sea region, and

•	six of our seven largest and highest day rate jack-ups are in the North Sea;

•

facilitating our global operations management and communications by substantially increasing the amount of time our Board and management team spends in the U.K., which is a significant operational area for us and is centrally located between our second and third largest regions, the Middle East and the Gulf of Mexico;

•	putting us on the same footing with our major competitors, most of which are domiciled overseas;

•	availing ourselves of a more favorable structure from which to acquire or partner with other companies in our industry;

•	enhancing our access to potential U.K. and European institutional investors and facilitating increases to that investor base; and

•	locating us in a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights.

Refer to “Forward-Looking Statements” and “Risk Factors” below for a description of certain risks associated with the restructuring.

Conditions to Completion of the Merger (see page 41)

The merger will not be completed unless the following conditions, among others, are satisfied or, if allowed by law or the merger agreement, waived:

•	the merger agreement will have been adopted by the requisite vote of Rowan Delaware stockholders;

•

following stockholder approval of the merger agreement and the transfer of all ADRs to Rowan Mergeco, the restructuring will have been completed such that Rowan Mergeco and the intermediate holding company will have become subsidiaries of Rowan UK;

•	Rowan UK will have re-registered as a public limited company;

•	Rowan Delaware will have received lender consents or waivers under, and/or otherwise amended, its credit arrangements, as applicable;

•

a special resolution will have been passed to alter the rights of the holders of the Class A Ordinary Shares to have the same rights as holders of Class B Ordinary Shares, nominal value £1.00 each, or “Class B Ordinary Shares,” conditional upon the merger becoming unconditional;

•	the ADS will have been authorized for listing on the NYSE, subject to official notice of issuance;

•

Baker & McKenzie LLP, legal and tax counsel to Rowan Delaware and Rowan UK, and Ernst & Young LLP, tax advisor to Rowan Delaware and Rowan UK, each will have delivered a tax opinion, as of the effective date of the merger, addressing the U.S. federal income tax consequences of the merger to Rowan UK under Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) in form and substance acceptable to Rowan Delaware and Rowan UK;

•

the registration statement of which this proxy statement/prospectus is a part shall have become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order with respect thereto shall be in effect;

•

a registration statement on Form F-6 filed with the SEC in connection with the issuance of the ADS to be delivered pursuant to the merger will have become effective under the Securities Act, and no stop order with respect thereto shall be in effect;

•

upon the SEC’s declaration of effectiveness of the registration statement on Form S-4 (of which this proxy statement is a part) with respect to the merger, Rowan Delaware will have transferred all ADRs to Rowan Mergeco;

•	no decree, order or injunction will have been in effect with respect to the SEC registration statement of which this proxy statement/prospectus is a part; and

•

no law or order prohibiting or pending lawsuit seeking to prohibit the merger will have been issued or filed by any competent U.S., European Union or U.K. governmental entity, subject to certain exceptions described in this proxy statement/prospectus.

Our Board does not intend to waive (where capable of waiver) any of these or any other conditions unless it determines that the merger is in the best interests of Rowan Delaware, our stockholders and Rowan UK despite the condition(s) not being satisfied in whole or in part. Notwithstanding the foregoing, our Board reserves the right to postpone or abandon the merger at any time, including after stockholder approval, including for the reasons described under “Risk Factors — Our Board may choose to postpone or abandon the merger at any time.”

In addition, the expected timing for the completion of the restructuring may be impacted by other conditions described in this proxy statement/prospectus.

Regulatory Approvals (see page 44)

The only material governmental or regulatory laws, regulations or actions that we must comply with to complete the merger are compliance with U.S. federal and state securities laws, U.K. securities laws, the NYSE rules and regulations, the Delaware General Corporation Law, or “DGCL,” and the Companies Act.

Rights of Dissenting Stockholders (see page 44)

Under the DGCL, you will not have appraisal rights in connection with the merger.

Accounting Treatment of the Merger (see page 45)

The merger will be accounted for using the historical cost basis method of accounting. Because the merger will be accounted for as a reorganization of entities under common control, there will be no revaluation of Rowan Delaware’s assets and liabilities.

TAX CONSIDERATIONS

Taxation of Rowan Delaware and Rowan UK (see pages 58 and 67)

We believe that Rowan Delaware and Rowan UK will not incur any significant taxes as a result of the merger. Although changes in tax laws, treaties or regulations or the interpretation or enforcement of these tax laws, treaties or regulations could adversely affect the intended tax benefits of the merger to Rowan UK and its subsidiaries or the tax treatment of the post-merger corporate structure of Rowan UK, we do not believe that any of such changes would result in a material increase in taxes as compared to our current, pre-merger tax position.

Taxation of Stockholders

U.S. Tax Considerations (see page 52)

For U.S. federal income tax purposes, the conversion of each outstanding share of common stock of Rowan Delaware into the right to receive one ADS upon the consummation of the merger generally will be treated as an exchange of such share for one ADS. Therefore, the U.S. federal income tax discussion contained herein refers to an “exchange” rather than a “conversion” in describing the U.S. federal income tax consequences of the merger.

Taxation of U.S. Holders

Generally, for U.S. federal income tax purposes, a U.S. holder should recognize gain, if any, but not loss, on the receipt of ADS in exchange for shares of common stock of Rowan Delaware in the merger. A U.S. holder should generally recognize gain equal to the excess, if any, of the fair market value of the ADS received in the merger over the U.S. holder’s adjusted tax basis in its shares of common stock of Rowan Delaware exchanged therefor. In determining the amount of gain recognized, each of the shares of common stock of Rowan Delaware transferred should be treated as the subject of a separate exchange. Thus, if a U.S. holder transfers some shares of common stock of Rowan Delaware on which gains are realized and other shares of common stock of Rowan Delaware on which losses are realized, the U.S. holder may not net the losses against the gains to determine the amount of gain recognized. Generally, the gain should be capital in nature. U.S. holders should not be permitted to recognize any loss realized on the exchange of their shares of common stock of Rowan Delaware in the merger. In the case of a loss, the adjusted tax basis in each ADS received by a U.S. holder should equal the adjusted tax basis of each share of common stock of Rowan Delaware exchanged therefor. Thus, subject to changes in the fair market value of the ADS, any loss should be preserved. In addition, the holding period for any ADS received by U.S. holders should include the holding period of the shares of common stock of Rowan Delaware exchanged therefor. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — Material Tax Consequences to Stockholders.”

Taxation of Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized, if any, on the exchange of shares of common stock of Rowan Delaware for ADS.

U.K. Tax Considerations (see page 63)

Taxation of U.K. Holders

Generally, U.K. resident stockholders of Rowan Delaware may realize a chargeable gain or an allowable loss for U.K. corporation tax or capital gains tax purposes (as the case may be) as a result of the merger, which will be treated as giving rise to a disposal of their shares of common stock of Rowan Delaware. In general, you will be treated as acquiring the ADS received in the merger for a consideration equal to the market value at the effective time of the merger of your shares of common stock of Rowan Delaware converted in the merger. Please see “Material Tax Considerations Relating to the Merger — U.K. Tax Considerations — Material Tax Consequences to Shareholders.”

Taxation of Non-U.K. Holders

Generally, non-U.K. resident stockholders of Rowan Delaware should not be subject to either U.K. corporation tax or capital gains tax on a chargeable gain or allowable loss arising as a result of the merger, unless they carry on a trade in the U.K. through a permanent establishment in the U.K. or through a branch or agency in the U.K. for the purposes of U.K. corporation tax or capital gains tax respectively, and the stock is attributable to that permanent establishment, branch or agency. In those circumstances, the non-U.K. resident stockholders may realize a chargeable gain or an allowable loss for U.K. corporation tax or capital gains tax purposes (as the case may be) as a result of the merger, which will be treated as giving rise to a disposal of their stock in Rowan Delaware. In general, you will be treated as acquiring the ADS received in the merger for a consideration equal to the market value at the effective time of the merger.

Other Tax Considerations

For stockholders of Rowan Delaware who are citizens or residents of, or otherwise subject to taxation in, a country other than the U.S. or the U.K., the tax treatment of the merger will depend on the applicable tax laws in such country.

WE ENCOURAGE YOU TO READ THE SECTIONS ENTITLED “MATERIAL TAX CONSIDERATIONS RELATING TO THE MERGER — U.S. FEDERAL INCOME TAX CONSIDERATIONS — MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS,” AND “MATERIAL TAX CONSIDERATIONS RELATING TO THE MERGER — U.K. TAX CONSIDERATIONS — MATERIAL TAX CONSEQUENCES TO SHAREHOLDERS” FOR A MORE DETAILED DESCRIPTION OF THESE TAX CONSIDERATIONS. WE ALSO URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO THE SPECIAL MEETING REGARDING THE PARTICULAR TAX CONSIDERATIONS OF THE MERGER APPLICABLE TO YOU.

OTHER INFORMATION

Ownership in Rowan UK; Conversion of Shares (see page 40)

Your ownership of ADS will be recorded in book-entry form by your broker if you are currently a beneficial holder of shares of common stock of Rowan Delaware, with no need for any additional action on your part. If you hold shares directly, following the effective time of the merger, ADRs evidencing ADS will be delivered to the exchange agent for delivery to you or registration in uncertificated form upon surrender of the certificates representing shares of common stock of Rowan Delaware as set forth in the letter of transmittal. If you hold your shares indirectly in the Rowan Companies, Inc. savings plan, your indirect ownership of ADS will be recorded in book-entry form by the trustee with no need for any additional action on your part. Please see “Proposal 1 — Approval of the Adoption of the Merger Agreement — Ownership in Rowan UK; Conversion of Shares” for further information, including procedures for surrendering stock certificates.

Rights of Stockholders/Shareholders (see page 44)

There are differences between the principal attributes of the shares of common stock of Rowan Delaware and the Class A Ordinary Shares represented by the ADS, which include differences between the rights of stockholders under the DGCL and the rights of shareholders under the Companies Act, differences between the provisions of Rowan Delaware’s certificate of incorporation and bylaws and the New Articles, and differences between the rights of a holder of Rowan Delaware common stock and the terms and conditions related to the ADS as described in the deposit agreement. Please see “Description of American Depositary Shares of Rowan UK,” “Description of the Class A Ordinary Shares of Rowan UK” and “Comparison of Rights of Stockholders/Shareholders.”

Stock Exchange Listings (see page 44)

It is a condition to the completion of the merger that the ADS representing Class A Ordinary Shares will be authorized for listing on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions. We will submit an application to the NYSE and anticipate that, immediately following the effective time of the merger, the ADS will be listed on the NYSE under the symbol “RDC,” which is the same symbol under which shares of common stock of Rowan Delaware are currently listed.

Market Price Information

On February 27, 2012, the last trading day before the public announcement of the merger, the closing price of our shares on the NYSE was US$[—] per share. On March [—], 2012, the most recent practicable date before the date of this proxy statement/prospectus, the closing price of our shares was US$[—] per share.

Recommendation of the Board (see pages 45, 49 and 51)

Our Board has unanimously determined that the merger, the mandatory offer provisions and the declassification provisions in the New Articles, are advisable and in the best interests of Rowan Delaware and our stockholders and, as such, has unanimously approved the merger, the merger agreement, the mandatory offer provisions and the declassification provisions. The Board recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval of the mandatory offer provisions and “FOR” the approval of the declassification provisions.

Special Meeting of Stockholders (see page 9)

You can vote at the special meeting if you owned shares of common stock of Rowan Delaware at the close of business on March 8, 2012. On that date, there were [—]shares of common stock of Rowan Delaware outstanding and entitled to vote. The majority of the outstanding shares of common stock of Rowan Delaware entitled to vote at the special meeting must be voted “FOR” the adoption of the merger agreement in order for the merger to proceed. The same majority must vote “FOR” the approval of the mandatory offer provisions and “FOR” the approval of the declassification provisions in order for either of those two provisions to be included in the New Articles. Proposal 4 will be approved upon establishment of a quorum if the votes cast in favor of such proposal exceed the votes cast opposing such proposal. The adoption of the merger agreement in Proposal 1 is not conditional upon the approval of either Proposal 2 or Proposal 3, respectively. As of January 31, 2012, our directors and executive officers beneficially owned, in the aggregate, approximately 1.44 percent of the outstanding shares of common stock of Rowan Delaware as of that date. These shares are included in the number of shares entitled to vote at the special meeting.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth the selected historical consolidated financial data for Rowan Delaware for each of the last five full fiscal years, which have been derived from our audited consolidated financial statements.

The selected historical financial data below should be read in conjunction with the consolidated financial statements and their accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2011, and other financial information incorporated by reference.

	Year ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share amounts)
Operations
Revenues:	$939,229	$1,017,705	$1,043,003	$1,210,853	$1,145,248
Costs and expenses:
Direct operating costs (excluding items shown below)	508,066	416,832	404,313	480,057	445,567
Depreciation and amortization	183,903	138,301	123,940	97,686	78,642
Selling, general and administrative	88,278	78,658	65,953	62,006	61,071
(Gain) loss on disposals of property and equipment	(1,577)	402	(5,543)	(22,996)	(25,057)
Material charges and other operating expenses (1)	10,976	5,250	—	24,635	—
Gain on hurricane-related events	—	—	—	(37,088)	—

Total costs and expenses	789,646	639,443	588,663	604,300	560,223

Income from operations	149,583	378,262	454,340	606,553	585,025
Other income (expense) — net	(19,503)	(18,727)	(6,822)	6,404	12,647

Income from continuing operations, before income taxes	130,080	359,535	447,518	612,957	597,672
Provision (benefit) for income taxes	(5,659)	91,934	119,186	207,431	206,452

Income from continuing operations	135,739	267,601	328,332	405,526	391,220
Discontinued operations, net of taxes (2)	601,102	12,394	39,172	22,102	92,580

Net income	$736,841	$279,995	$367,504	$427,628	$483,800

Basic income per common share:
Income from continuing operations	$1.09	$2.29	$2.89	$3.60	$3.53
Income from discontinued operations	4.80	0.10	0.35	0.20	0.83

Net income	$5.89	$2.39	$3.24	$3.80	$4.36

Diluted income per common share:
Income from continuing operations	$1.07	$2.25	$2.89	$3.58	$3.48
Income from discontinued operations	4.76	0.11	0.35	0.19	0.83

Net income	$5.83	$2.36	$3.24	$3.77	$4.31

Financial Position
Cash and cash equivalents	$438,853	$437,479	$639,681	$222,428	$284,458
Property, plant and equipment — net	$5,678,713	$4,344,522	$3,093,591	$2,627,906	$1,986,247
Total assets	$6,597,845	$6,217,457	$5,210,694	$4,548,892	$3,875,305
Long-term debt, less current portion	$1,089,335	$1,133,745	$787,490	$355,560	$420,482
Stockholders’ equity	$4,325,987	$3,752,310	$3,110,370	$2,659,816	$2,348,438

Statistical Information
Book value per share of common stock outstanding	$35.01	$29.71	$27.31	$23.51	$21.10
Price range of common stock:
High	$44.83	$35.39	$27.54	$47.94	$46.16
Low	$28.13	$20.44	$10.28	$12.00	$29.48
Cash dividends per share	$—	$—	$—	$0.40	$0.40

(1)	Material charges and other operating expenses consisted of the following: 2011 — a US$6.1 million payment to settle a lawsuit in connection with the Company’s obligation under a charter agreement for the Rowan Halifax and US$4.9 million of incremental noncash and cash compensation cost in connection with the separation of an employee; 2010 — the expected cost of terminating the Company’s agency agreement in Mexico; and 2008 — US$11.8 million of impairment charges for the cancellation of construction of a fourth 240C jack-up rig, US$8.5 million of severance costs, US$2.8 million of investment banking and legal fees, and US$1.5 million for goodwill impairment.
(2)	In 2011, the Company sold its manufacturing and land drilling operations. Operating results for manufacturing and land drilling have been reclassified to discontinued operations for each year presented.

SUMMARY PRO FORMA FINANCIAL INFORMATION

Pro forma financial statements for Rowan UK are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made to the historical audited consolidated financial statements of Rowan Delaware for the year ended December 31, 2011.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that are subject to a number of risks and uncertainties and are based on information as of the date hereof. Forward-looking statements include words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “could,” “should,” “may,” “might” or similar expressions. The forward-looking statements include, but are not limited to, statements about the restructuring to be effected by the merger, the mandatory offer provisions, the declassification provisions and our plans, objectives, expectations and intentions with respect thereto and with respect to future operations, including the benefits and tax savings or impact described in this proxy statement/prospectus that we expect to achieve as a result of the restructuring. Forward-looking statements also specifically include statements regarding expected financial performance; expected utilization, day rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; the timing of availability, delivery, mobilization, contract commencement or relocation or other movement of rigs; future rig construction and costs (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; the suitability of rigs for future contracts; general market, business and industry conditions, trends and outlook; future operations; increased regulatory oversight; expected contributions from our rig fleet expansion program and our entry into the deepwater market; expense management; and the likely outcome of legal proceedings or insurance or other claims and the timing thereof.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially are the following:

•	the failure of the merger agreement to be adopted by our stockholders;

•	the postponement or abandonment of the merger by our Board at any time;

•	changes in foreign or domestic laws, including tax laws, that could effectively preclude us from completing the merger or reduce or eliminate the benefits we expect to achieve from the restructuring;

•	any other inability to realize expected benefits from the merger or the occurrence of difficulties in connection with the merger;

•	any negative publicity resulting from the proposed merger having an adverse effect on our business;

•

an SEC stop order or other action or any other decree, order or injunction preventing the registration statement of which this proxy statement/prospectus is a part from becoming or remaining effective or preventing us from holding the special meeting or completing the merger;

•	an inability to satisfy all of the conditions to closing set forth in the merger agreement;

•	costs related to the merger, which could be greater than expected;

•

the continued impact of the Macondo well incident on offshore drilling operations, including current and future actual or de facto drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to certification and testing of blow-out preventers and other equipment or otherwise impacting operations), changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill abatement contingency plan capability requirements and other governmental actions that may result in claims by our customers of force majeure or otherwise adversely affect our existing drilling contracts;

•	other governmental regulatory, legislative and permitting requirements affecting drilling operations, including limitations on drilling locations, such as the Gulf of Mexico during hurricane season;

•	changes in worldwide rig supply and demand, competition or technology, including as a result of delivery of newbuild drilling rigs;

•

future levels of drilling activity and expenditures, whether as a result of global capital markets and liquidity, prices of oil and natural gas or otherwise, which may cause us to idle or stack additional rigs;

•

downtime and other risks associated with offshore rig operations or rig relocations, including rig or equipment failure, damage and other unplanned repairs, the limited availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to severe storms and hurricanes and the limited availability or high cost of insurance coverage for certain offshore perils, such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris;

•	possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons;

•

risks inherent to shipyard rig construction, repair or enhancement, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, or changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service;

•	actual contract commencement dates;

•	environmental or other liabilities, risks or losses, whether related to storm or hurricane damage, losses or liabilities (including wreckage or debris removal) or otherwise;

•	our ability to attract and retain skilled personnel on commercially reasonable terms, whether due to competition from other contract drillers, labor regulations or otherwise;

•

governmental action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, political demonstrations, mass strikes, or an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East or other geographic areas, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation;

•	terrorism, piracy or military action impacting our operations, assets or financial performance;

•

the outcome of legal proceedings, or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any purported renegotiation, nullification, cancellation or breach of contracts with customers or other parties and any failure to negotiate or complete definitive contracts following announcements of receipt of letters of intent; and

•	potential long-lived asset or goodwill impairments.

Moreover, the U.S. Congress, the IRS, the U.K. Parliament or HMRC may attempt to enact new statutory or regulatory provisions that could adversely affect Rowan UK’s tax status as a non-U.S. corporation or otherwise adversely affect Rowan UK’s anticipated global tax position following the restructuring. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application to Rowan UK or the restructuring.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. All forward-looking statements contained in this proxy statement/prospectus speak only as of the date of this document. We undertake no obligation to update or revise publicly any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement/prospectus, or to reflect the occurrence of unanticipated events.

RISK FACTORS

In considering whether to vote in favor of the proposals to adopt the merger agreement and approve the mandatory offer provisions and declassification provisions in connection with the restructuring, you should consider carefully the following risks or investment considerations, in addition to the other information in this proxy statement/prospectus. As set forth below, we have identified the material factors you should consider before making a decision on whether to vote in favor of the proposal to adopt the merger agreement and the other proposals described herein, and we have identified the material risks that could cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein. You should consider these risks when deciding how to vote. In addition, you should also review carefully the risk factors discussed in Part I, Item 1A “Risk Factors” of our Form 10-K and in our subsequent reports filed pursuant to the Exchange Act, as they discuss risks affecting our business generally that could also cause our actual plans or results to differ materially from those included in the forward-looking statements contained or incorporated by reference herein.

Some Rowan Delaware stockholders should recognize a taxable gain as a result of the merger and should not be able to recognize any losses realized.

For U.S. federal income tax purposes, the conversion of each outstanding share of common stock of Rowan Delaware into the right to receive one ADS upon the consummation of the merger generally will be treated as an exchange of such share for one ADS. Therefore, the U.S. federal income tax discussion contained herein refers to an “exchange” rather than a “conversion” in describing the U.S. federal income tax consequences of the merger.

Generally, for U.S. federal income tax purposes, a U.S. holder, which is defined below in “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — Material Tax Consequences to Stockholders,” should recognize gain, if any, but not loss, on the receipt of ADS in exchange for shares of common stock of Rowan Delaware in connection with the merger. A U.S. holder should generally recognize gain equal to the excess, if any, of the fair market value of the ADS received in the merger over the U.S. holder’s adjusted tax basis in its shares of common stock of Rowan Delaware exchanged therefor. In determining the amount of gain recognized, each of the shares of common stock of Rowan Delaware transferred should be treated as the subject of a separate exchange. Thus, if a U.S. holder transfers some shares of common stock of Rowan Delaware on which gains are realized and other shares of common stock of Rowan Delaware on which losses are realized, the U.S. holder may not net the losses against the gains to determine the amount of gain recognized. Generally, the gain should be capital in nature. U.S. holders should not be permitted to recognize any loss realized on the exchange of their shares of common stock of Rowan Delaware in the merger. In the case of a loss, the adjusted tax basis in each ADS received by a U.S. holder should equal the adjusted tax basis of each share of common stock of Rowan Delaware exchanged therefor. Thus, subject to changes in the fair market value of the ADS, any loss should be preserved. In addition, the holding period for any ADS received by U.S. holders should include the holding period of the shares of common stock of Rowan Delaware exchanged therefor. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of common stock of Rowan Delaware for ADS. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — Material Tax Consequences to Stockholders.”

Generally, U.K. resident stockholders of Rowan Delaware may realize a chargeable gain or an allowable loss for U.K. corporation tax or capital gains tax purposes (as the case may be) as a result of the merger, which will be treated as giving rise to a disposal of their shares of common stock of Rowan Delaware. Generally, non-U.K. resident stockholders of Rowan Delaware should not be subject to either U.K. corporation tax or capital gains tax as a result of the merger, unless they carry on a trade in the U.K. through a permanent establishment in the U.K. or through a branch or agency in the U.K. for the purposes of U.K. corporation tax or capital gains tax respectively, and the stock is attributable to that permanent establishment, branch or agency. In general, you will be treated as acquiring the ADS received in the merger for a consideration equal to the market value at the effective time of the merger of your shares of common stock of Rowan Delaware converted in the merger. Please see “Material Tax Considerations Relating to the Merger — U.K. Tax Considerations — Material Tax Consequences to Shareholders.”

For Rowan Delaware stockholders who are citizens or residents of, or otherwise subject to taxation in, a country other than the U.S. or the U.K., the tax treatment of the merger will depend on the applicable tax laws in such country.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR PRIOR TO THE SPECIAL MEETING REGARDING THE PARTICULAR TAX CONSIDERATIONS OF THE MERGER APPLICABLE TO YOU.

HMRC may disagree with our conclusions on the U.K. tax treatment of the merger to Rowan UK and its subsidiaries and HMRC has not provided (and we have not requested) a ruling on the U.K. tax aspects of the merger.

Based on current U.K. corporation tax law and the current U.K.-U.S. income tax treaty, as amended, and any amendments to either current U.K. corporation tax law or such treaty announced prior to the date hereof, we anticipate that the merger will not result in any material U.K. corporation tax liability to any of Rowan Delaware, Rowan UK, the intermediate holding company or Rowan Mergeco. Further, we believe that we have satisfied all stamp duty reserve tax, or “SDRT,” payment and filing obligations in connection with the issuance and deposit of the Class A Ordinary Shares into the ADS facility pursuant to the deposit agreement.

However, if HMRC disagrees with this view, it may take the position that material U.K. corporation tax or SDRT liabilities or amounts on account thereof are payable by any one or more of these companies as a result of the merger, in which case we anticipate that we would contest such assessment. To contest such assessment, we may be required to remit cash or provide security of the amount in dispute, or such lesser amount as permitted under U.K. law and acceptable to HMRC, to prevent HMRC from seeking enforcement actions pending the dispute of such assessment. If we were unsuccessful in disputing the assessment, the implications could be materially adverse to us. HMRC has not provided (and we have not requested) a ruling on the U.K. tax aspects of the merger. There can be no assurance that HMRC will agree with our interpretation of the U.K. tax aspects of the merger or any related matters associated therewith.

The IRS may disagree with our conclusions on tax treatment of the merger to Rowan UK and its subsidiaries.

We anticipate that the merger will not result in any material U.S. federal income tax liability to any of Rowan Delaware, Rowan UK, the intermediate holding company or Rowan Mergeco. However, the IRS may disagree with our assessments of the effects, interpretation or enforcement of the tax laws, treaties or regulations with respect to the merger. Nevertheless, even if our conclusions on the U.S. tax treatment of the merger to any of Rowan Delaware, Rowan UK, the intermediate holding company or Rowan Mergeco do not ultimately prevail, we do not believe that a contrary treatment of the merger by the IRS would result in a material increase in U.S. federal income tax compared to our current, pre-merger U.S. federal income tax position. In this event however, we may not realize the expected tax benefits of the merger and our results of operations may be adversely affected in comparison to what they would have been if the IRS agreed with our conclusions.

Rowan UK’s net income and cash flow would be reduced if Rowan UK becomes subject to U.S. corporate income tax.

Rowan UK and other non-U.S. Rowan UK affiliates generally will be subject to U.S. income taxation if they maintain a permanent establishment in the U.S. and earn income attributable to that permanent establishment. Although Rowan UK may maintain a U.S. permanent establishment based on certain of its employees and/or officers being located in the U.S., Rowan UK will conduct its operations in a manner intended to ensure that it will not earn a material amount of income attributable to that permanent establishment. In addition, other non-U.S. Rowan UK affiliates will conduct their operations in a manner intended to ensure that none of those affiliates maintain a permanent establishment in the U.S. However, if Rowan UK earns a material amount of income attributable to its U.S. permanent establishment or a non-U.S. Rowan UK affiliate maintains a U.S. permanent establishment to which a material amount of income is attributable, Rowan UK or such non-U.S. affiliate would be required to pay U.S. corporate income tax on such income. If this occurs, our results of operations may be adversely affected. Additionally, after the merger, Rowan Delaware and its then existing U.S. subsidiaries will continue to be subject to U.S. corporate income tax on their worldwide income, and Rowan Delaware’s then existing foreign subsidiaries will continue to be subject to U.S. corporate income tax on their U.S. operations.

Rowan UK may be treated as a U.S. corporation for U.S. federal income tax purposes following the merger.

Generally for U.S. federal income tax purposes, a corporation is considered tax resident in the place of its incorporation. Because Rowan UK is incorporated under U.K. law, it should be deemed a U.K. corporation under these general rules. However, Section 7874 of the Code generally provides that a corporation organized outside the U.S. which acquires substantially all of the assets of a corporation organized in the U.S. will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes if stockholders of the acquired U.S. corporation own at least 80 percent (of either the voting power or the value) of the stock of the acquiring foreign corporation after the acquisition and the acquiring foreign corporation does not have substantial business activities in the country in which it is organized. Pursuant to the merger, Rowan UK will acquire directly or indirectly all of Rowan Delaware’s assets, and Rowan Delaware stockholders will hold 100 percent of Rowan UK by virtue of their stock ownership of Rowan Delaware. As a result, Rowan Delaware and, following the merger, Rowan UK must have substantial business activities in the U.K. for Rowan UK to avoid being treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. There is no “safe harbor” or other expressly objective guidance that confirms when a foreign corporation’s business activities in its country of incorporation are deemed to be substantial. Therefore, it is possible that the IRS would interpret the Section 7874 “anti-inversion” rules so as to treat Rowan UK as a U.S. corporation after the consummation of the merger. Moreover, the U.S. Congress, the IRS, the U.K. Parliament or HMRC may enact new statutory or regulatory provisions that could adversely affect Rowan UK’s status as a non-U.S. corporation or otherwise adversely affect Rowan UK’s anticipated global tax position following the restructuring. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application to Rowan UK or the restructuring.

However, Rowan UK is a company formed under English law, and Rowan Delaware has historic, continuous and substantial business activities in the U.K. as a result of its longstanding North Sea drilling activities and management and control over the Europe and Africa business regions. We, therefore, believe Rowan UK should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, there is no certainty that the IRS will not assert a contrary position, in which case, we could become involved in tax controversy with the IRS regarding possible additional U.S. tax liability. If we are unsuccessful in resolving any such tax controversy in our favor, we would likely not realize the tax position we anticipate achieving through the merger. Please see “Material Tax Considerations Relating to the Merger — U.S. Federal Income Tax Considerations — The U.S. Anti-Inversion Rules.”

The merger may not allow us to maintain a competitive worldwide effective tax rate.

Our worldwide effective tax rate is currently low (negative four percent for 2011), but it is expected to rise substantially in the future. We believe that the merger should improve our ability to maintain a long-term competitive worldwide effective tax rate because the U.K. corporation tax rate is lower than the U.S. corporate tax rate and because the U.K. has implemented a dividend exemption system that generally does not subject non-U.K. earnings to U.K. tax when such earnings are repatriated to the U.K. in the form of dividends from

non-U.K. subsidiaries. In addition, a temporary exemption from the U.K. controlled foreign companies (“CFC”) rules (which, if applicable, could in some circumstances, cause low-taxed profits of foreign subsidiaries of U.K. companies to be taxed in the U.K.) is expected to apply to Rowan UK, subject to limited conditions, until December 31, 2014. After that date, proposed new CFC rules are expected to apply under which profits of any low-taxed foreign subsidiaries of Rowan UK may be taxed in the U.K. only if, broadly, there is an artificial diversion of U.K. profits and an exemption is not available. The U.K. Government published in December 2011 draft legislation for the proposed new CFC rules (updated and revised in January 2012) and it is expected that the new rules will be enacted later in 2012. While the effect that the new rules on Rowan UK after December 31, 2014, will not be clear until the new legislation is enacted in its entirety, the Board does not consider that the U.K. Government’s objectives in reforming the U.K. CFC rules should lead to Rowan UK being significantly disadvantaged.

However, we cannot provide any assurances as to what our effective tax rate will be after the merger because of, among other things, uncertainty regarding the nature and extent of our business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as changes in U.S. and other tax laws. Our actual effective tax rate may vary from our expectation and that variance may be material. Additionally, the tax laws of the U.K. and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective tax rate.

We also could be subject to future audits conducted by foreign and domestic tax authorities, and the resolution of such audits could significantly impact our effective tax rate in future periods, as would any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts we have provided for income taxes in our consolidated financial statements. There can be no assurance that we would be successful in attempting to mitigate the adverse impacts resulting from any changes in law, audits and other matters. Our inability to mitigate the negative consequences of any changes in the law, audits and other matters could cause our effective tax rate to increase and our results of operations to suffer.

U.S. tax authorities could treat Rowan UK as a “passive foreign investment company” following the merger, which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75 percent of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50 percent of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and certain passive rents and royalties, but does not include income derived from the performance of services.

We believe that Rowan UK should not be a PFIC following the merger with respect to any taxable year. For purposes of determining whether we are a PFIC, we believe our income from offshore contract drilling services should be treated as rental income derived from the active conduct of a drilling rig leasing business. Accordingly, we believe that our income from our offshore contract drilling activities (i.e., rig leasing) should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

For U.S. federal income tax purposes not related to the PFIC regime, a 2009 Fifth Circuit Court of Appeals decision and an IRS pronouncement which, in part, follows such decision, characterize income from time chartering of vessels as rental income rather than services income. However, the IRS subsequently announced that it does not agree with, and will not acquiesce to, the decision by the Fifth Circuit Court of Appeals and further stated that the time charters at issue in the case would be treated as producing services income, which is not considered passive income for PFIC purposes. Nonetheless, based on the Fifth Circuit decision, we believe our income from offshore contract drilling activities (i.e., rig leasing) is rental income. We believe such income should not be treated as passive income because we engage in active leasing of our drilling rigs. Therefore, the assets that we own and operate in connection with the production of that income should not constitute passive assets, for PFIC purposes, because such income is derived from the active conduct of a leasing business. No assurance can be given that the IRS or a court will accept our position, and there is a risk that the IRS or a court could determine that we are a PFIC.

If we were to be treated as a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences. Under the PFIC rules, unless a shareholder makes certain elections available under the Code (which elections could themselves have adverse consequences for such shareholder), such shareholder would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income upon the receipt of excess distributions (as defined for U.S. tax purposes) and upon any gain from the disposition of our shares, plus interest on such amounts, as if such excess distribution or gain had been recognized ratably over the shareholder’s holding period of our shares. In addition, under applicable statutory provisions, the preferential 15 percent tax rate on “qualified dividend income,” which applies to dividends paid to non-corporate shareholders prior to 2013, does not apply to dividends paid by a foreign corporation if the foreign corporation is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year.

It is likely that we will be removed from the S&P 500 stock index and other indices following the effective time of the merger, which could have an adverse impact on our share price.

Our shares currently are a component of the Standard & Poor’s 500 Index (“S&P 500”) and other indices. Based on current S&P 500 guidelines, we believe it is likely that the S&P 500 would remove our shares (or refuse to include the ADS after the effective time of the merger) as a component of the S&P 500 upon the effectiveness of the merger. Although we cannot be certain as to when the S&P 500 would take this action, we believe that it would be effective immediately upon completion of the merger. The S&P 500 has removed the shares of other companies that recently reincorporated to European jurisdictions, whether through a merger transaction similar to the type of merger transaction described in this proxy statement/prospectus or through other forms of transactions. While some of such European companies removed by the S&P 500 have been readmitted, there can be no assurance that our shares would be retained on or readmitted to the S&P 500 even if we were successful in making our Class A Ordinary Shares eligible for listing on the NYSE.

Similar issues could arise with respect to whether the ADS will be included as a component in other indices or funds that impose a variety of qualifications that could be affected by the merger. If the ADS are not included as a component of the S&P 500 or other indices or no longer meet the qualifications of such funds, institutional investors that are required to track the performance of the S&P 500 or such other indices or funds that impose those qualifications would be required to sell their ADS immediately, which could adversely affect the price of the ADS. Any such adverse impact on the price of our shares could be magnified by the current heightened volatility in the financial markets.

Our Board may choose to postpone or abandon the merger at any time.

Completion of the merger may be postponed or abandoned by action of our Board at any time, including after stockholder approval. While we currently expect the merger to occur promptly after the proposal to adopt the merger agreement is approved at the special meeting, the Board may postpone completion before or after the special meeting or may abandon the merger at any time, including after stockholder approval, because of, among other reasons:

•	the failure of the conditions in the merger agreement being met;

•	adverse changes in existing or proposed tax legislation or other laws;

•	the inability of Baker & McKenzie LLP or Ernst & Young LLP to deliver tax opinions, as of the effective date of the merger, in form and substance acceptable to us;

•	our determination that HMRC does not agree with our view of the U.K. corporation tax or SDRT implications of certain aspects of the restructuring;

•	our determination that the IRS does not agree with our views on certain tax matters;

•	our determination that the restructuring would involve tax or other risks that outweigh their benefits;

•	our determination that the level of expected benefits associated with the restructuring would otherwise be reduced;

•	a dispute with the taxation authorities over the restructuring (or certain aspects thereof);

•	changes in U.K. or U.S. tax laws, rates, or regulations that would adversely affect our ability to achieve the expected benefits of the restructuring;

•	an unexpected increase in the cost to complete the restructuring; or

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any other determination by our Board that the merger would not be in the best interests of the Company or our stockholders at such time or that the merger would have material adverse consequences to the Company or our stockholders.

Changes in domestic and foreign laws, including tax law changes, could adversely affect Rowan UK, its subsidiaries and its shareholders.

Changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, in both or either of the U.S. or the U.K., could adversely affect the tax consequences of the restructuring to Rowan UK and its shareholders and/or our effective tax rate (whether associated with the restructuring or otherwise). With respect to the restructuring, for example, one reason for the restructuring is to begin to align our structure so as to have the opportunity, going forward, to continue to take advantage of U.K. corporation tax rates, which are lower than the U.S. corporate tax rates, and to take advantage of the dividend exemption system implemented in the U.K. in 2009, which generally does not subject non-U.K. earnings to U.K. tax when such earnings are repatriated to the U.K. as dividends. Future changes in tax laws, regulations or treaties or the interpretation or enforcement thereof, particularly any such changes resulting in a material change in the U.S. and the U.K. tax rates relative to each other, could reduce or eliminate the benefits that we expect to achieve from the restructuring.

The expected benefits of the merger and other aspects of the restructuring may not be realized.

We cannot be assured that all of the goals of the merger and other anticipated benefits of the restructuring will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors, analysts and U.K. and U.S. taxing authorities.

The expected post-restructuring benefits of lower U.K. tax rates and the U.K. dividend exemption system for certain non-U.K. source dividends repatriated to the U.K. may not be achieved. In particular, U.K. or U.S. tax authorities may challenge our application and/or interpretation of relevant tax laws, regulations or treaties, valuations and methodologies or other supporting documentation, and, if they are successful in doing so, we may not experience the level of tax benefits we anticipate or we may be subject to adverse tax consequences. Even if we are successful in maintaining our positions, we may incur significant expense in contesting positions asserted or claims made by tax authorities.

Our effective tax rates and the benefits described herein are also subject to a variety of other factors, many of which are beyond our ability to control, such as changes in the rate of economic growth in the U.K. and the U.S., the financial performance of our business in various jurisdictions, currency exchange rate fluctuations (especially as between the British pound and the U.S. dollar), and significant changes in trade, monetary or fiscal policies of the U.K. or the U.S., including changes in interest rates. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be (and, in fact, often seem to be) interrelated, and the impact to us of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

Your rights as a stockholder of Rowan Delaware will change as a result of the merger in a manner that may be less favorable to you, including with respect to takeover matters or as a result of the mandatory offer provisions or declassification provisions in the New Articles, if Proposals 2 and 3 are approved by our stockholders.

The consummation of the merger will change the governing law that applies to our stockholders from Delaware law (which applies to shares of common stock of Rowan Delaware) to English law (which applies to the Class A Ordinary Shares) and New York contract law (which applies under the deposit agreement). Some of the principal attributes of the shares of common stock of Rowan Delaware and the Class A Ordinary Shares will be similar. There are, however, several significant differences between the rights of stockholders under Delaware law and shareholders under English law, and there are differences between our current certificate of incorporation and bylaws and the proposed New Articles that will apply to our stockholders after the consummation of the merger through the ADS arrangements contemplated by the deposit agreement, including with respect to voting rights, takeover matters and the mandatory offer provisions or declassification provisions of the New Articles as proposed to be adopted. For a detailed discussion of these differences, see “Description of Class A Ordinary Shares of Rowan UK — Voting Rights” and “Comparison of Rights of Stockholders/Shareholders.”

Your rights as a holder of Rowan UK ADS will be different from your rights as a stockholder of Rowan Delaware.

If the merger is completed, you will hold ADS representing Class A Ordinary Shares of Rowan UK. As a result, your rights will be governed by the deposit agreement, which is summarized in “Description of American Depositary Shares of Rowan UK.” Your ability to exercise the rights of a shareholder of Rowan UK will be more limited and may require you to surrender your ADS to the depositary and withdraw the Class A Ordinary Shares represented thereby for many actions, such as to make proposals at meetings of shareholders, nominate directors, call a general meeting of shareholders or seek to remove directors. In addition, as a holder of ADS, you will be required to submit voting instructions to the depositary several days before the voting cut-off date for holders of Class A Ordinary Shares. You will also be subject to certain fees and expenses in connection with the issuance, deposit, cancellation and withdrawal of ADS. See “Description of American Depositary Shares of Rowan UK.” We are currently evaluating ways of making the Class A Ordinary Shares eligible for deposit, book-entry and clearing services at The Depository Trust Company, or “DTC,” thereby making such shares eligible for listing on the NYSE in lieu of ADS. In such event, Rowan UK shareholders would be able to readily hold and trade Class A Ordinary Shares instead of ADS. It would also eliminate the ADS deposit arrangement. There can be no assurance that we will be successful in doing so or that, if successful, the costs to shareholders of transferring shares will not be higher.

The enforcement of civil liabilities against Rowan UK may be more difficult.

Because Rowan UK will be a public limited company incorporated under English law, after the effective time of the merger investors could experience more difficulty enforcing judgments obtained against Rowan UK in U.S. courts than would currently be the case for U.S. judgments obtained against Rowan Delaware. In addition, it may be more difficult (or impossible) to bring some types of claims against Rowan UK in courts in the U.K. than it would be to bring similar claims against a U.S. company in a U.S. court.

The market for ADS representing Class A Ordinary Shares may differ from the current market for shares of common stock of Rowan Delaware.

Although it is anticipated that the ADS will be authorized for listing on the NYSE under the symbol “RDC,” which is the same symbol under which shares of common stock of Rowan Delaware are currently listed, the market prices, trading volume and volatility of the ADS could be different from those of the shares of common stock of Rowan Delaware.

The value of ADS that you may be entitled to receive in the merger depends on the market price of the shares of common stock of Rowan Delaware before the merger and of the ADS at the effective time of the merger.

The number of ADS that you will be entitled to receive in the merger in exchange for the shares of common stock of Rowan Delaware you own is fixed at one ADS per one share of common stock of Rowan Delaware. Because the market price of the shares of common stock of Rowan Delaware will fluctuate from the date hereof until the effective time of the merger, the value at the time of the completion of the merger of the ADS that you receive will depend on the market price of the shares of common stock of Rowan Delaware at that time. There can be no assurance as to the market value of the shares of common stock of Rowan Delaware at the effective time of the merger. Therefore, there can be no assurance as to the market value of any ADS that you receive.

We expect to incur transaction costs in connection with the completion of the restructuring, some of which will be incurred whether or not the restructuring is completed.

We have begun to incur and expect to incur in 2011 and 2012 approximately US$9 million in transaction costs in connection with the restructuring. The substantial majority of these costs will be incurred regardless of whether the restructuring is completed and prior to your vote on the proposals.

In connection with the completion of the restructuring, we have evaluated the ability to realize or utilize our deferred tax assets related to U.S. operations under the new Rowan UK corporate structure. Based on information currently available, we expect to be able to fully utilize our deferred tax assets under the new Rowan UK corporate structure.

As a result of increased shareholder approval requirements, we may have less flexibility as a U.K. public limited company than as a Delaware corporation with respect to certain aspects of capital management.

Under Delaware law, our directors may issue, without further stockholder approval, any shares authorized in our certificate of incorporation that are not already issued or reserved. Delaware law also provides substantial flexibility in establishing the terms of preferred shares. However, English law provides that a board of directors may generally only allot shares with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by Rowan UK’s shareholders upon or before its expiration (i.e., at least every five years). We anticipate that an ordinary resolution will be adopted prior to the effective time of the merger to authorize the allotment of additional shares, and renewal of such authorization for additional five year terms may be sought more frequently. See “Description of Class A Ordinary Shares of Rowan UK — Preemptive Rights and New Issues of Shares.”

English law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed upon or before its expiration (i.e., at least every five years). We anticipate that a special resolution will be adopted to exclude preemptive rights prior to the effective time of the merger, and renewal of such exclusion for additional five year terms may be sought more frequently. See “Description of Class A Ordinary Shares of Rowan UK — Preemptive Rights and New Issues of Shares.”

English law also generally prohibits a company from repurchasing its own shares by way of “off market purchases” without the prior approval of shareholders by special resolution (i.e., 75 percent of votes cast). Such approval lasts for a maximum period of up to five years. English law prohibits Rowan UK from conducting “on market purchases” as its shares will not be traded on a recognized investment exchange in the U.K. We anticipate that a special resolution will be adopted to permit “off market purchases” prior to the effective time of the merger. See “Description of Class A Ordinary Shares of Rowan UK — Alteration of Share Capital/Repurchase of Shares.” This special resolution will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five year terms.

We cannot assure you that situations will not arise where such shareholder approval requirements for any of these actions would deprive our shareholders of substantial capital management benefits.

Our ability to declare dividends and repurchase shares will be more limited following the merger.

Under English law, with limited exceptions, Rowan UK will only be able to declare dividends, make distributions or repurchase shares out of distributable profits. Under English law, “distributable profits” are a company’s accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made, calculated on a standalone basis. Immediately after the merger, Rowan UK may not have distributable profits. Unless we were to cause a distribution to be made to Rowan UK and pay the associated withholding taxes or otherwise create “distributable profits,” Rowan UK would not initially have distributable profits sufficient to fully implement our previously disclosed Board authorization to repurchase up to US$150 million of our shares.

The restructuring will result in additional ongoing costs to us.

The completion of the restructuring will result in an increase in some of our ongoing expenses and require us to incur some new expenses. Some costs, including those related to holding worldwide operational management meetings and holding board and shareholder meetings in the U.K., are expected to be higher than would be the case if we did not expand our presence in the U.K. We also expect to incur new expenses, including professional fees, to comply with U.K. corporate and tax laws.

Negative publicity resulting from the proposed merger could adversely affect our business and our stock price.

Foreign reincorporations like the proposed merger that have been undertaken by other companies have generated significant press coverage, much of which has been negative. Negative publicity generated by the proposed merger could cause some of our customers or suppliers to be more reluctant to do business with us. This could have an adverse impact on our business. Negative publicity could also cause some of our stockholders to sell our stock or decrease the demand for new investors to purchase our stock, which could have an adverse impact on our stock price.

PROPOSAL 1 — APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT

The following includes a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Introduction

You are being asked to adopt a merger agreement at the special meeting. As a result of the merger, you will have the right to receive a number of ADS equal to the number of shares of common stock of Rowan Delaware that you owned immediately prior to the merger. Upon completion of the merger, our business and operations will continue in substantially the same manner except that Rowan UK will be the parent company of the Rowan group of companies and you will own ADS representing shares in an English company instead of stock of a Delaware corporation. Rowan UK will be managed by the board of directors and executive officers that manage Rowan Delaware immediately prior to the merger except that, as previously announced as to the reduction in the size of the Board, two directors of Rowan Delaware intend to retire immediately before the merger. Additionally, the consolidated business, assets and operations of Rowan UK will be the same as those of Rowan Delaware immediately prior to the merger.

Under the merger agreement, Rowan Mergeco, which will hold ADS of Rowan UK, will merge with and into Rowan Delaware, with Rowan Delaware surviving the merger as an indirect, wholly owned subsidiary of Rowan UK. If the merger agreement is adopted by the stockholders, we anticipate that the merger will become effective shortly after such approval. We currently anticipate that the merger will become effective at 12:01 a.m., Eastern Time, on [—], 2012, although the merger may be postponed or abandoned by our Board at any time, including after stockholder approval.

The Parties to the Merger

The parties to the merger agreement described in this proxy statement/prospectus are related Rowan entities — Rowan Delaware and Rowan Mergeco.

Rowan Delaware is a major provider of global contract drilling services. We provide contract drilling services utilizing a fleet of 31 self-elevating mobile offshore drilling platforms (“jack-up rigs”). Our primary focus is on high-specification and premium jack-up rigs, which our customers use for offshore exploratory and development drilling and, in certain areas, well workover operations. We also have three new ultra-deepwater drillships under construction that will be added to our fleet in 2013 and 2014. Organized in 1947 as a Delaware corporation under the name Rowan Drilling Company, Inc., Rowan is a successor to a contract drilling business conducted since 1923.

Rowan Mergeco is a newly formed Delaware limited liability company and a subsidiary of Rowan Delaware. Prior to the merger, Rowan Mergeco will become an indirect, wholly owned subsidiary of Rowan UK. Rowan Mergeco does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the merger.

The principal executive offices of Rowan Delaware and Rowan Mergeco in the U.S. are currently located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and the telephone number of each company is (713) 621-7800.

Rowan UK is a newly formed English private limited company named “Rowan Companies Limited” and a subsidiary of Rowan Delaware. Prior to the merger, Rowan UK will re-register as an English public limited company named “Rowan Companies, plc” or a similar name. Rowan UK does not have a significant amount of assets or liabilities and has not engaged in any business since its formation other than activities associated with its anticipated participation in the restructuring.

The principal executive offices of Rowan UK are currently located at Rowan House, Peterseat Drive, Atlens Industrial Estate, Aberdeen, AB12 3HT, Scotland, and the telephone number is +44 1224 216550.

Background and Reasons for the Merger

Our strategy in recent years has been to focus on our core offshore drilling business and to grow our fleet of high specification rigs. Accordingly, we determined to sell our manufacturing and land drilling operations when market conditions favored such sales and did so in 2011, selling our manufacturing subsidiary, LeTourneau Technologies, Inc., for approximately US$1.1 billion in cash, and our land drilling business for approximately US$535 million in cash. We are using proceeds from these sales to fund the final phases of our jack-up newbuilding program and to expand into the ultra-deepwater drilling segment through our recently announced contracts for construction of three ultra-deepwater drillships.

Another important part of our strategy has been to evolve into a more geographically diversified company. We believe that changing the place of incorporation of our parent company from Delaware to the U.K. will help achieve that goal. We believe this restructuring is advisable and in the best interests of the stockholders because it will establish our parent company in a country where we already have substantial operations, is centrally located to our customers and operations, and has a stable and developed legal regime, well established standards of corporate governance and substantial rights for our stockholders. In addition, we will be able to take advantage of the U.K.’s favorable tax regime. We believe this will improve our ability to compete globally, achieve higher returns and provide us with greater resources to reinvest in growing our company.

The change to a non-U.S. place of incorporation is supported by the fact that the offshore drilling industry is an increasingly global business and as a consequence our business is primarily conducted outside of the U.S. We expect that trend to continue. Specifically:

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We conduct a significant part of our business operations in offshore areas outside of the U.S., such as the U.K., Norway, the Middle East, Trinidad and Southeast Asia. At February 23, 2012, 21 of our 31 offshore drilling units (i.e., 68 percent) were located outside of the U.S. and its territorial waters. We expect the number of drilling units located outside of the U.S. to increase to 23 units (i.e., 74 percent) by the end of 2012. By contrast, in early 2005, approximately 8 percent of our offshore drilling units were located outside of the U.S. Our current backlog of drilling commitments exceeds $3 billion, 96 percent of which is related to work outside of the U.S.

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We anticipate that we will continue to derive an increasing percentage of our future revenues from non-U.S. operations, in general, and non-U.S. offshore drilling operations, in particular, as shown in the following chart:

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At December 31, 2011, we had approximately 2,700 employees in 13 countries. Approximately 49 percent of our employees are neither U.S. citizens nor U.S. tax residents and 67 percent of our employees are assigned to non-U.S. work locations, including approximately 750 employees working in the North Sea region.

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We maintain many offices and other facilities outside of the U.S., which are essential to our operations, including in Aberdeen, Scotland; Doha, Qatar; Dubai, U.A.E.; Stavanger, Norway; Bahrain; Al Khobbar and Dammam, Saudi Arabia; Chaguaramas, Trinidad; Cairo, Egypt; Kuala Lumpur, Malaysia and Ho Chi Minh City, Vietnam. In the U.S., we maintain facilities in Houston and Sabine Pass, Texas.

We expect the change of our corporate domicile to the U.K. will result in the following anticipated benefits:

Improved Global Location.

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We believe this merger will allow our management to more effectively implement our global strategy and improve access to key customers in the U.K., Europe and Egypt, which collectively comprise 59 percent of our current contract backlog. Our operational management is significant in the U.K. today because the Aberdeen office manages operations that constitute 36 percent of our anticipated revenues for 2012 coming from six of our seven largest and highest day rate jack-ups that are working in the North Sea. The U.K. is a significant operational area for us and centrally located between our second and third largest regions, the Middle East and the Gulf of Mexico. This restructuring will better facilitate our global operations management and communications by reducing travel and time zone differences for our regional managers, and allowing our U.K. operations to play more of a support role worldwide as we increase our international presence. We expect that the merger will ultimately result in operational and administrative efficiencies over the long term and enhance our ability to further expand our growing offshore presence.

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We plan to move certain senior management and operations meetings from the U.S. to the U.K. Following the merger, we intend to hold quarterly board meetings in the U.K., as well as four to six senior management meetings each year in the U.K. We believe this will facilitate our emphasis on North Sea, Middle East and Southeast Asia operations. Also, we plan to hold quarterly management meetings of our Chief Operating Officer, Operations Vice Presidents, General Managers and Country managers. Annual meetings of our senior operations managers also will be held in the U.K. The North Sea currently holds our largest concentration of rig managers and offshore installation managers and is central to our worldwide operations; therefore, holding meetings in this location will minimize disruption in our business due to travel from regions worldwide. The new location of management meetings will also facilitate senior management visits to our operations and to current and potential customers in our non-U.S. areas of operation.

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The U.K. is centrally located and will enhance our ability to further expand in the North Sea and other markets by continuing to build an efficient shore base from which to travel to and communicate with our rigs and meet with key customers in those important markets, and provide a more favorable structure for acquiring and partnering with other companies in our industry. We currently have a regional General Manager, Operations Manager and Marketing Vice President based in and operating out of the U.K., as well as, departmental managers for Human Resources, Engineering and Finance.

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The London market has historically been the center for global insurance markets, and we have developed strong relationships with those insurance providers over the years. Currently, 87 percent of our fleet values are insured in the London market. With the globalization of our existing rig fleet and our US$2 billion investment in new ultra-deepwater rig construction, our risk management profile and insurance needs have become increasingly complex. We believe that it will be easier for us to maintain our relationships with key insurance providers with an increased presence in the U.K.

Possible Advantageous Tax Regime.

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The U.K. has recently taken steps to decrease uncertainty about its international tax regime by proposing the liberalization of certain of its international tax provisions to better harmonize them with the foreign dividend exemption system implemented in the U.K. in 2009. In addition, the U.K. has a more extensive tax treaty network than the U.S. that should enable us to maintain a competitive worldwide effective corporate tax rate. We believe that the merger will improve our global tax position over the long term and substantially lower our risk related to possible changes in tax and other laws, possible changes in U.S. tax treaties and disputes with tax and other authorities in the jurisdictions where we operate or are incorporated or resident. As such, we believe the merger will provide greater predictability and allow us, over the long term, to remain competitive with the effective tax rates of our global competitors, most of which are domiciled outside the U.S.

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Further, the U.K. currently has lower corporate tax rates than the U.S. and generally has a more favorable tax regime with respect to non-U.K. earnings of foreign subsidiaries. In addition, under rules enacted in 2011, and based on certain confirmations given in writing by HMRC, a temporary exemption from certain aspects of the U.K. corporation tax regime applicable to certain non-U.K. subsidiaries of Rowan U.K. is expected to apply to Rowan U.K., subject to certain limited conditions, until December 31, 2014. We expect that the U.K. corporation tax system will continue to be more favorable than the U.S. tax system, and we, therefore, anticipate that the merger may enhance our ability to realize significant tax savings in the future. However, we cannot give any assurance as to what our tax savings will be after the merger, if any. After the merger, our tax rate will depend on, among other things, the locations where we will be conducting drilling services, the relative mix of profitability from our operations worldwide and our ability to react to any changes in tax laws, treaties and policies and the interpretation of these laws, treaties and policies in the jurisdictions where we operate or are incorporated or are resident. Our actual effective corporate tax rate may vary materially from our expectations.

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In contrast, U.S. legislative proposals to revise the Code, in general, and to tighten the international tax provisions of the Code, in particular, have been introduced by the current U.S. administration and in the U.S. Congress. Many of these proposals, if enacted, would have an adverse effect on our worldwide effective corporate tax rate. Other proposed legislation has advanced the possibility that the U.S. may consider replacing its current foreign tax credit system with a territorial or modified territorial tax regime as part of fundamental tax reform to address the growing U.S. debt crisis. However, due to Congressional deadlock on many of these tax proposals, there is substantial uncertainty regarding whether any of such proposals, or other proposals, will be enacted as part of fundamental U.S. tax reform in 2012 or later years. Without the merger, this uncertainty would make it more difficult for us to predict our worldwide effective corporate tax rate for future years and the impact of U.S. taxation on our future cash flows.

Stable Legal System and Established Corporate Governance.

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The U.K. is a major financial center known for its stability and financial sophistication. We do not currently have a substantial number of stockholders resident in the U.K. We believe that it will be easier for us to develop relations with potential U.K. and European institutional investors and increase that investor base as an English company.

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The U.K. has a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights. Generally, the rights of a shareholder of an English company are substantially similar to, and in some cases more favorable to shareholders than, the rights of a stockholder of a Delaware company, although the exercise of certain rights may require you to surrender your ADS and withdraw the underlying Class A Ordinary Shares. Further, the U.K. is an English-speaking common law jurisdiction, which we believe makes its legal system less prescriptive and more flexible than those of civil law jurisdictions and also more familiar to Rowan Delaware and its stockholders.

In approving the merger, our Board was cognizant of and considered a variety of negative or potentially negative factors, including:

•	lack of availability of intended tax benefits because of changes in operations, laws, etc.;

•	potential adverse tax consequences to stockholders;

•	the transaction costs related to the merger and ongoing administrative costs related to the restructuring;

•	potential adverse publicity;

•	the possibility of an IRS challenge to the intended U.S. federal corporate income tax consequences of the merger;

•	the possibility that Rowan UK could be considered a PFIC following the merger;

•	changes in the rights of ADS holders compared to stockholders of a Delaware company; and

•	potential retroactive changes in U.S. federal tax laws.

In the course of its review of the merger and its attendant risks, our Board engaged in discussions with management and external advisors to evaluate potentially negative consequences of the merger. After completing its review of the expected benefits and potential risks, the Board unanimously determined that the merger was in the best interests of Rowan Delaware and its stockholders as the expected benefits of the merger outweighed the risks thereof. Please see “Forward-Looking Statements” and “Risk Factors” for further discussion of the potentially negative factors discussed above and for a discussion of factors that could prevent us from achieving the benefits described above that we anticipate from completion of the merger.

The Merger

The steps that have been taken to date, and that will be taken, to complete the merger are:

•	Rowan Delaware formed Rowan UK as an English private limited company, with Rowan Delaware as its sole shareholder, holding in aggregate 50,000 Class B Ordinary Shares;

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Rowan Delaware entered into a subscription agreement with Rowan UK pursuant to which Rowan Delaware subscribed for 150 million Class A Ordinary Shares, but directed that those Class A Ordinary Shares be issued directly to and deposited with Citibank or its nominee or agent as registered holder. Rowan UK and Citibank entered into a deposit agreement providing for the issuance to Rowan Delaware of ADS representing the Class A Ordinary Shares of Rowan UK;

•	an intermediate holding company subsidiary was formed, as well as Rowan Mergeco; and ADS of Rowan UK were contributed to Rowan Mergeco;

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conditional upon stockholder approval of the merger agreement, Rowan Delaware will cause the restructuring to occur, which includes a series of transactions to cause Rowan Mergeco and the intermediate holding company to become subsidiaries of Rowan UK;

•	prior to the time the stockholders approve the adoption of the merger agreement, Rowan UK will re-register as a public limited company and change its name to “Rowan Companies, plc” or a similar name;

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a special resolution of Rowan UK will be passed to alter the rights of the holders of the Class A Ordinary Shares to have the rights summarized in this proxy statement/prospectus, conditional upon the merger becoming unconditional in all respects;

•	when the merger becomes effective,

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each share of common stock of Rowan Delaware (other than treasury shares (other than any shares held for the benefit of any employee or director benefit plan)) will be converted by operation of law into and become the right to receive one ADS. This will result in each holder of shares of common stock of Rowan Delaware receiving one ADS for each share of common stock of Rowan Delaware held immediately prior to the merger. The remaining ADS will be held by Rowan Delaware as the surviving corporation or its designee after the merger; and

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the issued membership interests of Rowan Mergeco will be converted by operation of law into one share of common stock of Rowan Delaware (as the surviving corporation), which will be held by an indirect, wholly owned subsidiary of Rowan UK;

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all shares of common stock of Rowan Delaware held in treasury (other than any shares held for the benefit of any employee or director benefit plan) immediately prior to the merger will automatically be cancelled and retired and will cease to exist, without consideration being delivered for such cancellation, and all Class B Ordinary Shares of Rowan UK will remain in issue, but will have no voting rights or rights to dividends or distributions to the extent that they are held by Rowan Delaware;

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each outstanding option, stock appreciation right, share of restricted stock, restricted stock unit and other equity-based award issued under our equity incentive plans for the purchase or receipt of, or benefits or amounts based on (or by reference to), shares of common stock of Rowan Delaware will represent the right to purchase or receive, or receive benefits or amounts based on (or by reference to), as applicable, the same number of ADS representing Class A Ordinary Shares of Rowan UK on the same terms; and

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Rowan Mergeco, or Rowan Delaware as the surviving corporation, will deliver the ADS to be received by the Rowan Delaware stockholders to the exchange agent for exchange, and the remaining ADS will be retained by Rowan Delaware as the surviving corporation or its designee after the merger.

The merger agreement may be amended, modified or supplemented at any time by the parties thereto before or after it is adopted by the stockholders of Rowan Delaware. However, after adoption by the stockholders, no amendment, modification or supplement may be made or effected that requires further approval by Rowan Delaware stockholders without obtaining that approval. Further, our Board may abandon the merger at any time, including after stockholder approval.

Ownership in Rowan UK; Conversion of Shares

The conversion of shares of common stock of Rowan Delaware into the right to receive the merger consideration in the form of ADS on a one-for-one basis will occur automatically at the effective time of the merger. If you hold stock certificates representing shares of common stock of Rowan Delaware, soon after the effective time of the merger you will be sent a letter of transmittal that is to be used to surrender your Rowan Delaware stock certificates and to request that ADS be issued to you. The letter of transmittal will contain instructions explaining the procedure for surrendering Rowan Delaware stock certificates and receiving ADS. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. If a certificate for shares of common stock of Rowan Delaware has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly deliverable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by the exchange agent.

As further set forth in the letter of transmittal, the exchange agent will, as soon as reasonably practicable after the effective time of the merger, exchange certificates representing shares of common stock of Rowan Delaware for the merger consideration in the form of ADS. Class A Ordinary Shares have been delivered to the custodian for the ADS and, in exchange, the depositary has issued to Rowan Delaware the ADS that will be delivered to the stockholders of Rowan Delaware after the effective time of the merger. The ADS will be transferred to Rowan Mergeco prior to the effective time of the merger and, following the effective time of the merger, will be delivered to the exchange agent for delivery to Rowan Delaware stockholders upon surrender of the certificates representing shares of common stock of Rowan Delaware.

If you are currently a beneficial holder, your ownership of ADS will be recorded in book-entry form by your broker with no need for any additional action on your part.

If you hold your shares indirectly in the Rowan Companies, Inc. savings plan, your indirect ownership of ADS will be recorded in book-entry form by the trustee with no need for any additional action on your part.

Dividends and Distributions; Withholding

Rowan Delaware last paid a cash dividend in November 2008, and there are no current plans for dividend payments. Future dividends, if any, will only be paid at the discretion of the Board. However, until Rowan Delaware stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions of Rowan UK declared after the effective time of the merger with respect to ADS will accrue but will not be paid. Rowan UK will pay to former Rowan Delaware stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Rowan Delaware stock certificates or book-entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of Rowan Delaware of any shares of common stock of Rowan Delaware. If stock certificates representing shares of common stock of Rowan Delaware are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of common stock of Rowan Delaware represented by that certificate have been converted.

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Rowan Delaware stockholder the amounts it is required to deduct and withhold under the Code or any provision of any state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Possible Postponement or Abandonment

Pursuant to the merger agreement, the Board may exercise its discretion to postpone the merger or to terminate the merger agreement, and therefore abandon the merger, at any time, including after stockholder approval. Please see “Risk Factors — Our Board may choose to postpone or abandon the merger at any time.”

Credit Agreements

The credit agreement governing our US$600 million revolving credit facility requires that we obtain consent for the merger from our lenders under the credit agreement. In addition, those certain other credit arrangements to which the Company is a party may require that we obtain consent for the merger from our lenders under such arrangements. As set forth in the merger agreement, it is a condition to the consummation of the merger that we either obtain consents or waivers from our lenders or otherwise amend certain provisions of our credit arrangements, as applicable. We are seeking the necessary consents, waivers or amendments from our lenders. However, if we are unsuccessful we may not be able to complete the restructuring or suffer adverse consequences.

Additional Agreements

The “Comparison of Rights of Stockholders/Shareholders — Indemnification of Directors and Officers” section of this proxy statement/prospectus describes the English law relating to director and officer liability and indemnification. We expect to enter into deeds of indemnity with directors, executive officers and certain other officers and employees (which may include directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity will require that Rowan UK indemnify and hold harmless such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them which arise in connection with their appointment as a director or officer, as applicable, an act done in connection with their performance of their functions as a director or officer or an official investigation ordered into the affairs of the company of which they are serving as a director or officer at the request of the indemnifying company. The current indemnity agreements between Rowan Delaware and its officers and directors and Rowan Delaware’s bylaws currently provide similar indemnification rights to such persons and will remain in place. However, the Companies Act prohibits an English company from indemnifying directors and certain officers in particular circumstances, which are set out in the relevant deeds of indemnity and generally summarized in the “Comparison of Rights of Stockholders/Shareholders — Indemnification of Directors and Officers.”

The merger may constitute a change in control for purposes of Rowan Delaware’s equity incentive plans; however, we do not intend to accelerate vesting or exercisability of, or waive any restrictions or conditions on, any outstanding equity award in connection with the restructuring. Each of our current executive officers has previously entered into a change in control agreement, which will continue after the merger and reflect that Rowan UK is now the parent company. The merger is not intended to constitute a change in control for purposes of these change in control agreements. We have or will, to the extent permitted, take any necessary or advisable steps to ensure that the equity incentive plans, change in control agreements and certain other plans and agreements provide that any outstanding equity award is converted into rights to (or benefits or amounts based on or by reference to) ADS on an equivalent one-share to one-ADS basis as of the effective time of the merger. Please see below “— Stock Compensation and Benefit Plans and Programs.”

Conditions to Completion of the Merger

Unless, among other things, the following conditions or requirements are satisfied or, if allowed by law or the merger agreement, waived, the merger and the restructuring will not be completed:

•	upon the SEC’s declaration of effectiveness of the registration statement on Form S-4 with respect to the merger, Rowan Delaware will have transferred all ADRs to Rowan Mergeco;

•	the merger agreement will have been adopted by the requisite vote of stockholders of Rowan Delaware;

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conditional upon stockholder approval of the merger agreement and the transfer of all ADRs to Rowan Mergeco, the restructuring will have been completed such that Rowan Mergeco and the intermediate holding company will have become subsidiaries of Rowan UK;

•	Rowan UK will have re-registered as a public limited company;

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a special resolution will have been passed to alter the rights of the holders of the Class A Ordinary Shares to have the same rights as holders of Class B Ordinary Shares, conditional upon the merger becoming unconditional;

•	the ADS to be issued pursuant to the merger will have been authorized for listing on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions;

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Baker & McKenzie LLP, legal and tax counsel to Rowan Delaware and Rowan UK, and Ernst & Young LLP, tax advisor to Rowan Delaware and Rowan UK, will each have delivered a tax opinion, as of the effective date of the merger, addressing the U.S. federal income tax consequences of the merger to Rowan UK under Section 7874 of the Code in form and substance acceptable to Rowan UK;

•	Rowan Delaware will have received lender consents or waivers under, and/or amended, its credit arrangements, as applicable;

•	no decree, order or injunction will have been in effect with respect to the SEC registration statement of which this proxy statement/prospectus is a part;

•	the registration statement of which this proxy statement/prospectus is a part shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect;

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a registration statement on Form F-6 filed with the SEC in connection with the issuance of the ADS to be delivered pursuant to the merger will have become effective under the Securities Act, and no stop order with respect thereto shall be in effect;

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no law or order prohibiting or pending law suit seeking to prohibit the merger will have been issued or filed by any competent U.S., European Union or U.K. governmental entity, subject to certain exceptions described in this proxy statement/prospectus; and

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all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of Rowan Delaware, Rowan UK or their subsidiaries to consummate the merger will have been obtained or made.

Our Board does not intend to waive (where capable of waiver) any of these conditions or requirements unless it determines that the merger is in the best interests of Rowan Delaware and our stockholders, despite the condition(s) not being satisfied in whole or in part. Additionally, our Board reserves the right to postpone or abandon the merger at any time, including after stockholder approval, for the reasons described under “Risk Factors — Our Board may choose to postpone or abandon the merger at any time.”

Stock Compensation and Benefit Plans and Programs

We have a variety of equity incentive plans, compensation plans, and other plans, agreements, awards and arrangements outstanding that provide for stock options, stock appreciation rights, restricted stock, restricted stock units or other rights to purchase, acquire or receive shares of common stock of Rowan Delaware (or the right to receive benefits or amounts by reference to those shares). We refer to these plans, agreements, awards and arrangements as our equity incentive plans. As part of the merger, we expect that Rowan UK will assume and adopt the 2009 Incentive Plan (and such other equity incentive plans as we determine, if any), as of the effective time of the merger. We currently expect that Rowan Delaware will remain the plan sponsor of all equity incentive plans other than the 2009 Incentive Plan and of all equity incentive awards outstanding at the effective time of the merger (except for any awards we determine should be assumed by Rowan UK for legal or administrative reasons). The equity incentive plans and certain other plans and agreements have been and/or will be amended or modified, to the extent required, (i) to reflect the issuance of rights over ADS (rather than rights over shares of common stock of Rowan Delaware), (ii) to comply, or facilitate compliance, with applicable English or U.S. corporate or tax law requirements, and (iii) in the case of the 2009 Incentive Plan (and other equity incentive plans, if applicable), to facilitate the assumption and adoption by Rowan UK and the various rights, duties or obligations thereunder. Stockholder approval of the adoption of the merger agreement will also constitute stockholder approval of the amendments to the equity incentive plans and the adoption and assumption of the 2009 Incentive Plan (and other equity incentive plans, if applicable) by Rowan UK as contemplated by this proxy statement/prospectus and the merger agreement. After the effective time of the merger, equity incentive plans that provide benefits to employees and directors of Rowan Delaware and its subsidiaries will, if applicable, continue to provide benefits to such employees or directors consistent with the current manner, subject to the limitations set forth in the relevant plan, as such plan may be amended from time to time. To the extent that awards of stock appreciation rights, restricted stock, restricted stock units or similar restricted share rights are granted following the effective time of the merger, the holder may be obligated to pay the nominal or par value to receive the ADS due to English corporate law requirements unless such ADS were previously issued and the nominal value of the shares underlying such ADS were previously paid. We anticipate that sufficient ADS have been issued and contributed to Rowan Mergeco such that, following the merger, existing holders of equity awards will not be required to pay the nominal or par value to receive the ADS upon exercise or settlement of the award, or that other arrangements can be put in place to facilitate payment of the nominal value if required.

At the effective time of the merger, all outstanding options to purchase shares of common stock of Rowan Delaware granted or issued prior to the effective time of the merger, all outstanding stock appreciation rights with respect to shares of common stock of Rowan Delaware and all outstanding shares of restricted stock or restricted stock units of Rowan Delaware and other equity awards granted under our equity incentive plans, will entitle the holder to purchase or receive, or receive benefits or amounts based on (or by reference to), as applicable, an equal number of ADS. All of such stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards will be subject to the same terms and conditions as were applicable to such awards granted or issued by Rowan Delaware immediately prior to the effective time of the merger (other than as necessary or advisable to reflect the conversion of the underlying shares of common stock of Rowan Delaware and/or to comply or facilitate compliance with applicable English or U.S. corporate or tax law requirements), including the same exercise price, in the case of stock options and stock appreciation rights.

Holders of outstanding nonqualified options, stock appreciation rights, awards of restricted stock, restricted stock units or other equity-based awards, and, potentially, beneficial owners of shares of common stock of Rowan Delaware acquired under certain other plans, other than U.S. taxpayers who perform all of their services within the U.S., may be subject to tax as a result of the conversion of the underlying shares of common stock of Rowan Delaware to ADS, depending on the country where the holders are citizens or tax residents or the country where they resided during the life of such equity awards of Rowan Delaware. Holders of restricted stock subject to Code Section 83(b) elections should refer to the discussion below of Material Tax Consequences to Stockholders. Tax withholding and/or reporting may be required by Rowan UK or one of its affiliates and/or the holder of the applicable equity award, and certain employer social insurance contributions or other taxes may be due as a result of the conversion of the equity awards from awards related to shares of common stock of Rowan Delaware to awards related to Rowan UK ADS. Depending on the country where the holders are citizens or residents or the country where they resided during the life of the Rowan Delaware awards, it is also possible that the conversion of equity awards will trigger certain regulatory filings or notices to employees.

Effective Time of the Merger

If approved by our stockholders, we anticipate that the merger will become effective at 12:01 a.m., Eastern Time, on [—], 2012, although the merger may be postponed or abandoned by our Board at any time, including after stockholder approval.

Management of Rowan UK

Immediately prior to the effective time of the merger, all of the directors and all of the executive officers of Rowan Delaware will become the directors and executive officers of Rowan UK, except that, as previously announced as to the reduction in the size of the Board, two directors of Rowan Delaware intend to retire immediately before the merger. Following the merger, the continuing directors within each class of directors as currently in effect with respect to Rowan Delaware will be directors of the corresponding class of directors with respect to Rowan UK. If the merger is completed, the members of the Rowan UK Board will serve until the earlier of the next meeting of shareholders at which an election of their respective class of directors is required or until their successors are elected, and the executive officers will serve until their successors are elected or earlier death, disability or retirement. If the declassification proposal is approved by our stockholders, the directors elected at the 2013 annual general meeting (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting, the entire Board will be elected annually.

Regulatory Approvals

The only governmental or regulatory approvals or actions that are required to complete the merger are compliance with U.S. federal and state securities laws, the NYSE rules and regulations, U.K. securities laws and Delaware and English company law (including the filing with the Secretary of State of the State of Delaware of a certificate of merger).

Rights of Dissenting Stockholders

Under the DGCL, you will not have appraisal rights in connection with the merger because, among other reasons, the ADS you have a right to receive in the merger will be listed on the NYSE.

Comparison of Rights of Holders of Shares of Common Stock of Rowan Delaware with Holders of ADS representing Rowan UK Shares

There are numerous differences between the rights of a stockholder of Rowan Delaware, a Delaware corporation, and the rights of a holder of ADS representing Class A Ordinary Shares of Rowan UK, a company incorporated under English law. The characteristics of and the differences between shares of common stock of Rowan Delaware and the Class A Ordinary Shares and ADS representing Class A Ordinary Shares are summarized under “Description of American Depositary Shares of Rowan UK” and “Description of the Class A Ordinary Shares of Rowan UK” and “Comparison of Rights of Stockholders/Shareholders.”

Stock Exchange Listing

Shares of common stock of Rowan Delaware are currently listed on the NYSE under the symbol “RDC.” There is currently no established public trading market for the Class A Ordinary Shares of Rowan UK or ADS representing such shares. However, it is a condition to the completion of the merger that the ADS will be authorized for listing on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions. As such, we anticipate that, as of the effective time of the merger, the ADS will be authorized for listing on the NYSE and we expect such ADS will be listed on the NYSE under the symbol “RDC.”

Dividends and Share Repurchases

The Company last paid a cash dividend in November 2008, and there are no current plans for dividend payments to our shareholders. Notwithstanding the foregoing, the declaration and payment of all future dividends and any share repurchases will remain subject to the discretion of the Rowan UK Board and the limitations set forth in the Companies Act, which generally provide that dividends, distributions and share repurchases may only be made out of distributable profits. “See Risk Factors — Our ability to declare dividends and repurchase shares will be more limited following the merger.”

Accounting Treatment of the Merger

Historical cost basis accounting, rather than acquisition method accounting, will be applied to the merger. Given that, for accounting purposes, there will be no change in control and Rowan Delaware’s stockholders will be in the same economic position immediately before and after the restructuring, and because the restructuring will be accounted for as an internal reorganization of entities under common control, there will be no revaluation of Rowan Delaware’s assets and liabilities.

Effect of the Merger on Potential Future Status as a Foreign Private Issuer

We do not believe that, after the merger, Rowan UK will be classified as a “foreign private issuer” within the meaning of the rules promulgated under the Exchange Act. The definition of a “foreign private issuer” has two tests — one based on the percentage of shares held by U.S. residents and the other on its business contacts with the U.S. An organization incorporated under the laws of a foreign country will qualify as a foreign private issuer unless both tests in the definition are met as of the last business day of its most recently completed second fiscal quarter.

The shareholder test will be met if more than 50 percent of the outstanding voting securities of a non-U.S. domiciled organization are held by U.S. residents. Because we understand that more than 50 percent of our outstanding voting securities are held and will continue to be held upon completion of the merger by U.S. residents, we currently anticipate that Rowan UK will meet the shareholder test upon completion of the merger.

The business contacts test will be met if any of the following are true with respect to a non-U.S. domiciled organization: (i) the majority of its executive officers or directors are U.S. citizens or residents; (ii) 50 percent or more of its assets are located in the U.S.; or (iii) its business is administered principally in the U.S. We currently anticipate that Rowan UK will meet the business contacts test upon the completion of the merger.

In the foreseeable future, it is possible that more than 50 percent of our assets will be located outside of the U.S. However, that should not affect the foreign private issuer analysis set forth above since we expect that immediately following the merger more than 50 percent of the outstanding voting securities of Rowan UK will continue to be held by U.S. residents and, at a minimum, the majority of our executive officers and directors will be U.S. citizens. As a result, we would not qualify as a foreign private issuer.

However, Rowan UK could cease to satisfy either the shareholder test or the business contacts test at some time in the future and, as a result, could qualify for status as a foreign private issuer. If that occurs, Rowan UK would be exempt from certain requirements applicable to U.S. public companies, including, among others:

•	the rules requiring the filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K with the SEC;

•	the SEC’s rules regulating proxy solicitations;

•	the provisions of Regulation FD;

•	the filing of reports of beneficial ownership under Section 16 of the Exchange Act (although beneficial ownership reports may be required under Section 13 of the Exchange Act); and

•	“short-swing” trading liability imposed on insiders who purchase and sell securities within a six-month period.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock of Rowan Delaware entitled to vote at the special meeting is required to approve the proposal to adopt the merger agreement. Our Board believes that the merger, to be effected by the merger agreement, is advisable and in the best interests of Rowan Delaware and our stockholders. ACCORDINGLY, OUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT. OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

If the proposal to approve the adoption of the merger agreement is not approved, we will not present the other proposals for a vote at the special meeting.

PROPOSAL 2 — APPROVAL OF MANDATORY OFFER PROVISIONS IN ROWAN UK’S ARTICLES OF ASSOCIATION

The following includes a brief summary of the material parts of the mandatory offer provisions in the form of the New Articles and which are proposed to be adopted immediately prior to the consummation of the merger, a copy of which is substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated by reference into this proxy statement/prospectus. The mandatory offer provisions are indicated in the New Articles by the use of brackets and bold lettering. We encourage you to read the New Articles in their entirety. In the event of any discrepancy between the mandatory offer provisions in the New Articles and the following summary, the New Articles will control.

Non-Applicability of the U.K. Takeover Code

In the U.K., takeover offers and certain other transactions in respect of certain public companies are regulated by the U.K. City Code on Takeovers and Mergers, or “Takeover Code,” which is administered by the Takeover Panel. An English public limited company is potentially subject to the Takeover Code if, among other factors, its central place of management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has confirmed that, based upon Rowan UK’s current and intended plans for its directors and management and for purposes of the Takeover Code, Rowan UK will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code would not apply to Rowan UK. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Rowan UK.

Providing Shareholders with Certain Protections Similar to Those of the U.K. Takeover Code

Although Rowan UK will not be subject to the Takeover Code immediately following the redomestication, the Board recognizes the importance of the mandatory offer provisions and certain other Takeover Code protections afforded to shareholders of U.K. public companies that are mandatorily subject to the Takeover Code. The Board has recommended that the New Articles include some similar protections. The key provisions proposed to be included in Article 147 of the New Articles are summarized in the following paragraphs and seek to regulate certain acquisitions of interests in the shares of Rowan UK in a manner similar to certain aspects of the Takeover Code but do in some respects differ from the terms of the analogous protection under the Takeover Code. These provisions do not, however, provide all of the protections provided by the Takeover Code as the Board does not believe all provisions of the Takeover Code would be of benefit to the Rowan UK shareholders.

Under the proposed provisions, which are intended to be similar to Rule 9 of the Takeover Code (except as described below), a person must not:

(i)	whether by a series of transactions over a period of time or not, acquire an interest in shares which (taken together with shares in which persons determined by the Rowan UK Board to be acting in concert with him or her are interested) carry 30 percent or more of the voting rights of Rowan UK; or

(ii)	while he or she (together with persons determined by the Rowan UK Board to be acting in concert with him or her), is interested in shares which in aggregate carry not less than 30 percent but not more than 50 percent of the voting rights of Rowan UK, acquire, whether by himself or herself or with persons determined by the Rowan UK Board to be acting in concert with him or her, an interest in any other shares that (taken together with any interests in shares held by persons determined by the Board to be acting in concert with him or her), increases the percentage of shares carrying voting rights in which he or she is interested, except, in either case:

(1)	with the consent of the Rowan UK Board or the prior approval of the shareholders of Rowan UK (other than: (a) the acquirer and persons acting in concert with him or her; or (b) persons from whom the acquirer has obtained an irrevocable commitment in relation to the acquisition of shares by the acquirer and persons acting in concert with such persons); or

(2)	where the acquisition is made in breach of either limit described in (i) or (ii) above as a result of a tender offer for all of the issued and outstanding shares of Rowan UK that is in cash (or accompanied by a cash alternative) and otherwise in accordance with the Takeover Code; or

(3)	where the acquisition is made in breach of either limit described in (i) or (ii) above otherwise than as a result of a tender offer (for example, by open market purchases) and, within 7 days of such acquisition, the person makes a mandatory offer to all other shareholders of Rowan UK on the basis described below.

Where a mandatory offer is required under the New Articles, such mandatory offer must be in accordance with the rules applicable to mandatory offers under the Takeover Code as if the Takeover Code applied to Rowan UK). In particular, it must be unconditional (other than as to acceptances), be in cash (or accompanied by a cash alternative) and be at the highest price paid by such person required to make the mandatory offer (or any other person acting in concert with such person) for any interest in shares in Rowan UK during the previous 12 months. Such a mandatory offer must be made within 7 days, which is a shorter time period than would normally apply under the analogous provisions of the Takeover Code.

The exemption from breaching either limit described in (i) or (ii) (as described in (2) above) is narrower than the analogous exemption in the Takeover Code because under the Takeover Code acquisitions pursuant to non-cash and partial offers may also be exempt. This potentially provides the Board with greater power to defend a hostile non-cash or partial tender offer than would otherwise be available under the Takeover Code.

As set out in Article 147 of the New Articles, if approved, the Rowan UK Board would have various powers to enforce these provisions (the exercise of which will be subject to their fiduciary duties) including disenfranchisement (as regards voting, entitlement to distributions and refusal to register the transfer of shares).

The Rowan UK Board will have the full authority to determine the application of these provisions in the New Articles, including the deemed application of any relevant parts of the Takeover Code and such authority will include all the discretion that the UK Panel on Takeovers and Mergers would exercise if the Takeover Code applied to Rowan UK. The Rowan UK Board will not be required to give any reason for any decision or determination it makes.

The mandatory offer provisions of the Takeover Code were adopted in the U.K. with the philosophy that if effective control of a public company were obtained by the acquisition of shares by a person or group acting in concert, the principle of equality of treatment for shareholders would require that all shareholders should have the opportunity to obtain the price paid per share by those acquiring effective control and to liquidate their investment if they so desire. The ability of shareholders to retain their shares upon completion of a mandatory offer may depend on whether the offeror subsequently causes Rowan UK to propose a court-approved scheme of arrangement that would compel minority shareholders to transfer or surrender their shares in favor of the offeror or, if the offeror has acquired at least 90 percent of the relevant shares, the offeror requires minority shareholders to accept the offer under the ‘squeeze-out’ provisions described in “Description of Class A Ordinary Shares of Rowan UK — Squeeze-out & Sell-out Provisions.” In the U.K., the 30 percent threshold is generally felt to be appropriate as it represents the point at which it is considered that, taking into account typical voting patterns for U.K. public companies subject to the Takeover Code, a shareholder may commonly be reasonably likely to be able to cause ordinary resolutions to be passed. The same or similar thresholds apply in all other European Union countries.

Our Board believes that, as an English company, our shareholders should have the benefit of the protections of the mandatory offer provisions that are intended, other than as described above, to be similar to those under the Takeover Code. These provisions could have the effect of discouraging the acquisition and holding of interests of 30 percent or more of issued shares and encouraging those shareholders who may be acting in concert with respect to the acquisition of shares to seek to obtain the consent of the Rowan UK Board before effecting any additional purchases.

Furthermore, as described above, the provisions proposed to be included in the New Articles are subject to certain terms that differ from the terms of the analogous protection under the Takeover Code. These provisions could have the effect of discouraging tender offers that are not all-cash or are for less than all of the issued and outstanding shares unless they have the consent of the Rowan UK Board or the prior approval of the shareholders of Rowan UK. The Board believes these differences are appropriate under Rowan UK’s specific circumstances as they may motivate any potential offeror to either obtain consent of the Rowan UK Board or ensure that shareholders are given the opportunity to liquidate their investment for cash.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock of Rowan Delaware entitled to vote at the special meeting is required to approve the mandatory offer provisions in the New Articles. Our Board believes that the mandatory offer provisions are advisable and in the best interests of Rowan Delaware and our stockholders. ACCORDINGLY, OUR BOARD HAS UNANIMOUSLY APPROVED THE MANDATORY OFFER PROVISIONS IN THE NEW ARTICLES. OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MANDATORY OFFER PROVISIONS IN THE NEW ARTICLES.

The proposal to approve the mandatory offer provisions in the New Articles will not be presented at the special meeting if “Proposal 1 — Approval of the Adoption of the Merger Agreement” is not approved by the requisite vote of our stockholders. The approval of Proposal 2 is not a condition to the approval of Proposal 1. If Proposal 2 is not approved by our stockholders, the mandatory offer provisions described above and set forth in Annex B will not be included in the New Articles upon the consummation of the merger.

PROPOSAL 3 — APPROVAL OF DECLASSIFICATION PROVISIONS IN ROWAN UK’S ARTICLES OF ASSOCIATION

The following includes a brief summary of the material parts of the declassification provisions in the form of the New Articles and which are proposed to be adopted immediately prior to the consummation of the merger, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated by reference into this proxy statement/prospectus. The declassification provisions are indicated in the New Articles by the use of brackets and bold lettering. We encourage you to read the New Articles in their entirety. In the event of any discrepancy between the declassification provisions in the New Articles and the following summary, the New Articles will control.

The certificate of incorporation and bylaws of Rowan Delaware currently provide that the Board must be divided into three classes, as nearly equal in number as possible, each of which serves for a staggered three-year term. Under the current certificate of incorporation and bylaws, a director’s term of office generally continues until the third annual meeting of stockholders following his or her appointment to office. The declassification provisions would eliminate the classified Board and staggered Board terms in phases, beginning in 2013. If the declassification proposal is approved, directors, including directors elected to a three-year term at the general meeting scheduled for 2012, and any replacement for any such director, would initially continue to serve the remainder of their elected three-year terms. Declassification would then be phased in as set forth below:

Scheduled Meeting	Action	Individuals Anticipated to be Serving in Relevant Director Class(es)
2012 General Meeting	Individuals nominated as Class III directors stand for election for a three-year term	Class III: Thomas R. Hix Suzanne P. Nimocks P. Dexter Peacock (1)

2013 Annual General Meeting	Individuals nominated as Class I directors (whose terms expire at the 2013 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz

2014 Annual General Meeting	Individuals nominated as Class I directors (nominees previously elected for a one-year term at the 2013 annual general meeting or individuals newly designated as nominees) and individuals nominated as Class II directors (whose terms expire at the 2014 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz Class II: R. G. Croyle Lord Moynihan W. Matt Ralls John J. Quicke

2015 Annual General Meeting and thereafter	All directors stand for election for one-year terms

(1)	As a result of the Company’s decision to reduce the size of the Board from twelve to ten members in January 2012, two directors, Robert E. Kramek and Frederick R. Lausen, both Class III directors, will depart the Board and have now agreed to do so immediately prior to the redomestication. Mr. P. Dexter Peacock has served as a Class I director of the Company since 2004. As permitted by our bylaws, we have re-assigned Mr. Peacock to Class III in order to apportion the two eliminated Class III directorships among the three classes of directors so as to maintain such classes as nearly equal as possible. Therefore, Mr. Peacock will stand for re-election this year as a Class III director, not a Class I director.

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Recommendation and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock of Rowan Delaware entitled to vote at the special meeting is required to approve the declassification provisions in the New Articles. Our Board believes that the declassification provisions are advisable and in the best interests of Rowan Delaware and our stockholders. ACCORDINGLY, OUR BOARD HAS UNANIMOUSLY APPROVED THE DECLASSIFICATION PROVISIONS IN THE NEW ARTICLES. OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DECLASSIFICATION PROVISIONS IN THE NEW ARTICLES.

The proposal to approve the declassification provisions in the New Articles will not be presented at the special meeting if “Proposal 1 — Approval of the Adoption of the Merger Agreement” is not approved by the requisite vote of our stockholders. The approval of Proposal 3 is not a condition to the approval of Proposal 1. If Proposal 3 is not approved by our stockholders, the declassification provisions described above and set forth in Annex B will not be included in the New Articles upon the consummation of the merger.

MATERIAL TAX CONSIDERATIONS RELATING TO THE MERGER

This section contains a general discussion of the material tax consequences of (1) the merger, (2) post-merger ownership and disposition of ADS, and (3) post-merger operations of Rowan UK.

The discussion under the caption “— U.S. Federal Income Tax Considerations” addresses (1) application of the U.S. anti-inversion rules to Rowan Delaware, Rowan UK and the exchanging holders, (2) the material U.S. federal income tax consequences of the merger to Rowan Delaware and to Rowan UK, and (3) the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of (a) exchanging shares of common stock of Rowan Delaware for ADS in the merger and (b) owning and disposing of ADS received in the merger.

The discussion of the merger and of ownership and disposition of ADS received in the merger under the caption “— U.K. Tax Considerations” addresses the material U.K. tax consequences to stockholders of Rowan Delaware resident for tax purposes in the U.K. and in a country other than the U.K. It also addresses certain U.K. tax considerations of the restructuring for Rowan UK and Rowan Delaware.

The discussion below is not a substitute for an individual analysis of the tax consequences of the merger, post-merger ownership and disposition of ADS or post-merger operations of Rowan UK. You should consult your own tax advisor regarding the particular U.S. (federal, state and local), U.K. and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

Subject to the limitations and qualifications described herein, the following discussion constitutes the opinion, as of the date of this proxy statement/prospectus, of Baker & McKenzie LLP, U.S. tax counsel to the Company and Rowan UK (“Tax Counsel”), as to the material U.S. federal income tax consequences to (1) Rowan Delaware and Rowan UK of the merger, and (2) the stockholders of Rowan Delaware of the merger and the post-merger ownership and disposition of ADS.

Scope of Discussion

This discussion constitutes Tax Counsel’s opinion to the extent of the legal conclusions stated herein. This discussion generally does not address any aspects of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or listing of all potential tax consequences of the merger or of holding and disposing of ADS, and does not address all tax considerations that may be relevant to Rowan Delaware stockholders. In particular, the discussion below addresses tax consequences to those who hold their shares of common stock of Rowan Delaware, and who will hold their ADS, solely as capital assets. The discussion below does not address any tax consequences to Rowan Delaware stockholders or Rowan UK shareholders, as applicable, who, for U.S. federal tax purposes, are subject to special rules, such as:

•	banks, financial institutions or insurance companies;

•	tax-exempt entities;

•	persons who hold shares as part of a straddle, hedge, integrated transaction or conversion transaction;

•	persons who have been, but are no longer, citizens or residents of the U.S.;

•	persons holding shares through a partnership or other fiscally transparent person;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•

controlled foreign corporations or passive foreign investment companies that own shares of common stock of Rowan Delaware, or U.S. persons that own stock in a controlled foreign corporation or passive foreign investment company that owns shares of common stock of Rowan Delaware;

•

persons who received the shares of common stock of Rowan Delaware through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax qualified retirement plan; or

•	persons who own (directly or through attribution) 10 percent or more, determined by voting power or value, of shares of common stock of Rowan Delaware or Rowan UK shares.

This discussion is based on the Code, the Treasury regulations promulgated thereunder, or the “Treasury Regulations,” judicial and administrative interpretations thereof, and the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains, or the “U.K.-U.S. Tax Treaty,” in each case as in effect and available on the date of this proxy statement/prospectus. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the tax consequences described in this proxy statement/prospectus. Neither Rowan Delaware nor Rowan UK will request a ruling from the IRS as to the U.S. federal tax consequences of the merger, post-merger ownership and disposition of ADS or any other matter. There can be no assurance that the IRS will not challenge any of the U.S. federal tax consequences described below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of common stock of Rowan Delaware or, after the completion of the merger, ADS, that for U.S. federal income tax purposes is:

•	an individual citizen or resident alien of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “non-U.S. holder” is a beneficial owner of shares of common stock of Rowan Delaware or, after the completion of the merger, ADS, other than a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, or a “Partnership.” If a Partnership is a beneficial owner of shares of common stock of Rowan Delaware or ADS, the tax treatment of a partner in that Partnership will generally depend on the status of the partner and the activities of the Partnership. Holders of shares of common stock of Rowan Delaware or ADS that are Partnerships and partners in such Partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger and the ownership and disposition of ADS. For purposes of this discussion, “holder,” “stockholder” or “shareholder” mean either a U.S. holder or a non-U.S. holder or both, as the context may require.

For U.S. federal income tax purposes, the conversion of each outstanding share of common stock of Rowan Delaware into the right to receive one ADS upon the consummation of the merger generally will be treated as an exchange of such share for one ADS. Therefore, the U.S. federal income tax discussion contained herein refers to an “exchange” rather than a “conversion” in describing the U.S. federal income tax consequences of the merger.

The U.S. Anti-Inversion Rules

Although Rowan UK is incorporated in the U.K., the IRS may assert that Rowan UK should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes under Section 7874 of the Code. At the time of enactment of Section 7874 of the Code in 2004, a number of publicly-traded U.S. multinational corporations had expatriated to non-U.S. jurisdictions. In most cases, those corporations expatriated to tax haven jurisdictions in which the applicable U.S. multinational corporation had no (or minimal) historic or current business activities. As a general matter, absent the application of Section 7874 of the Code, a corporation is considered, for U.S. federal income tax purposes, to be a foreign corporation (and, therefore, a non-U.S. tax resident) if it is organized or incorporated outside the U.S.

Notwithstanding the general rule set forth above, under Section 7874 of the Code, a corporation organized or incorporated outside the U.S. will be treated as a U.S. corporation for U.S. federal income tax purposes, when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation, (ii) the stockholders of the acquired U.S. corporation hold at least 80 percent of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the U.S. acquired corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of incorporation relative to its expanded affiliated group’s worldwide activities. Solely for purposes of Section 7874 of the Code, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50 percent of the stock by vote and value.

Rowan UK will indirectly acquire all of the assets of Rowan Delaware, and the former stockholders of Rowan Delaware will acquire, as a result of the merger, 100 percent of the share capital of Rowan UK by reason of holding shares of common stock of Rowan Delaware. After the merger, however, the Rowan UK expanded affiliated group intends to continue the substantial business activities in the U.K. that the Rowan Delaware expanded affiliated group currently conducts.

Section 7874 of the Code does not define the term “substantial business activities” or otherwise quantify the activities that the foreign corporation and its expanded affiliated group should have in the foreign corporation’s country of incorporation. Neither the Temporary Treasury Regulations issued under Section 7874 of the Code in June 2009, the “2009 Regulations,” nor later IRS administrative guidance objectively defines or quantifies the term “substantial business activities.” Rather, the 2009 Regulations provide that whether a foreign corporation’s expanded affiliated group has substantial business activities in the foreign corporation’s country of organization in relation to its worldwide activities is based on all facts and circumstances. The 2009 Regulations provide that relevant items to be considered in determining whether an expanded affiliated group has substantial business activities in a foreign country when compared to the total activities of the expanded affiliated group include, but are not limited to, the following:

(i)	business activities in the foreign country that are material to the achievement of the expanded affiliated group’s overall business objectives;

(ii)	the historical conduct of continuous business activities in the foreign country by the U.S. corporation’s expanded affiliated group prior to the acquisition of the U.S. corporation’s assets;

(iii)	the conduct of continuous business activities of the expanded affiliated group in the foreign country occurring in the ordinary course of one or more active trades or businesses involving:

(A)	property the expanded affiliated group owns that is located in the foreign country,

(B)	the performance of services by individuals in the foreign country who are employed by the expanded affiliated group, and

(C)	sales of goods or services to customers in the foreign country by the expanded affiliated group;

(iv)	the performance of substantial managerial activities in the foreign country by expanded affiliated group officers and employees who are based in the foreign country; and

(v)	a substantial degree of ownership of the expanded affiliated group by investors resident in the foreign country.

The 2009 Regulations further provide that the presence or absence of any of the above items is not determinative, and the weight given to any item depends on the facts and circumstances. Former temporary Treasury Regulations issued in 2006, the “2006 Regulations,” contained a “safe harbor” that focused solely on the items listed in (iii) above. The “safe harbor” tested whether the percentage of each item in the foreign corporation’s country of incorporation equaled or exceeded 10 percent of such item worldwide over a 12 month testing period or at the end of such testing period. Thus, under the 2006 Regulations, a foreign corporation was generally deemed to meet the substantial business activities test “safe harbor” if the relevant assets, employees and revenues of the expanded affiliated group in the foreign corporation’s country of incorporation constituted at least 10 percent of the expanded affiliated group’s worldwide assets, employees and revenues, respectively. The 2009 Regulations contain no “safe harbor” or examples to illustrate the application of the relevant factors to determine whether substantial business activities exist. There is no judicial or administrative guidance on the meaning of “substantial business activities” for purposes of Section 7874 of the Code.

Notwithstanding the absence of a “safe harbor” or other quantitative guidance in the 2009 Regulations, it is the opinion of Tax Counsel that, as of the date of this proxy statement/prospectus, the activities the Rowan Delaware expanded affiliated group conducts in the U.K. should satisfy the substantial business activities test set forth in the 2009 Regulations. Moreover, it is a condition to closing of the merger that Rowan UK receives from each of Tax Counsel, and Ernst & Young LLP, tax advisor to the Company and Rowan UK, an opinion, as of the effective date of the merger, concluding that Rowan UK should not be treated as a U.S. corporation under Section 7874 of the Code.

(i) U.K. Activities Material to Overall Strategic Business Objectives

We believe that a growing part of our business will continue to come from customer contracts outside the U.S., or the “Foreign Drilling Markets.”

Over the past 20 years, U.S.-based major integrated oil companies and major independents have expanded outside of the U.S. Consequently, we perform the vast majority of our work in the Foreign Drilling Markets. This trend is driven by the fact that a large percentage of the world’s remaining hydrocarbons are located outside of the U.S. Specifically, 99 percent of the proven worldwide oil reserves and 94 percent of the proven worldwide gas reserves are located outside the U.S. Accordingly, we expect the best opportunities for premium jack-up rig and ultra-deepwater drillship operations to be in the Foreign Drilling Markets. Moreover, the national oil companies, or “NOCs,” control in excess of 70 percent of all proven worldwide oil and gas reserves, and all of the NOCs are headquartered in and operate outside of the U.S. These NOCs, and the international oil companies with which they partner, now represent our most important customer base for the future. The U.K. is geographically positioned closer to our customers and the most hydrocarbon-rich areas of the world.

In connection with Macondo incident, the U.S. government imposed moratoriums/suspensions (which now have been lifted), related Notices to Lessees (“NTLs”) and delays in processing drilling permits. Current or future NTLs or other directives and regulations may further impact our customers’ ability to obtain permits and commence or continue deep- or shallow-water operations in the U.S. Gulf of Mexico. Additional governmental regulations and requirements concerning licensing, equipment specifications and training requirements could increase the costs of our operations, increase certification and permitting requirements, increase review periods and impose increased liability on U.S. Gulf of Mexico operations.

As a result of these and other dynamics impacting the drilling industry, including the location of the world’s oil and gas reserves, Rowan Delaware and its competitors have witnessed a steady migration of offshore drilling rigs out of the U.S. Gulf of Mexico to international markets since 2000. Consistent with these global trends, approximately 72 percent of our total revenues from all sources for the year ending December 31, 2011, was from non-U.S. sources and we project that this percentage will increase to 81 percent in 2012 and 84 percent in 2013.

Our primary goal is to continue to be a leading global offshore drilling contractor to the international oil and gas industry. In particular, we wish to be a leading provider of premium jack-up rig and ultra-deepwater drillship operations in the Foreign Drilling Markets. To achieve this objective, we have determined that Rowan should increase its U.K. presence by holding the following meetings in the U.K.:

•	quarterly board meetings;

•	annual general meeting of shareholders;

•	four to six senior management meetings each year;

•	quarterly management meetings of the Chief Operating Officer, all Operations Vice Presidents, General Managers and Country managers; and

•	annual meetings of our operations senior managers.

Senior management will use these opportunities to visit current and potential customers (including, many international oil companies, which have main offices in the U.K.), which management can more effectively do when traveling as a group to the U.K. for Board and management meetings. This participation in marketing and sales by the highest levels of management increases the likelihood of achieving our goal of pursuing the Foreign Drilling Markets.

As a result, our assets, activities and employees in the U.K., along with the management and control of drilling contracts throughout Europe, are critically important for us to achieve our current and future business objectives. The restructuring will efficiently leverage our existing European regional operations, and provide a growing hub for us to respond to our customers and manage our operations in the Foreign Drilling Markets.

(ii) Historical Conduct of Continuous Business Activities in the U.K.

The Rowan Delaware expanded affiliated group established its North Sea operations in 1980 and, since 2001, has maintained its operations headquarters in Aberdeen, Scotland. Over the past 30 years, it has continuously engaged in drilling activities within the U.K. sector of the North Sea, and has periodically expanded operations to the Dutch and Norwegian sectors, all of which were managed from its U.K. headquarters. In the future, the expanded affiliated group will continue to use the U.K. to manage drilling operations conducted in Europe, Africa and certain other areas of the world. The Europe and Africa regions, including the U.K., generated approximately 33 percent of Rowan Delaware’s worldwide revenues from offshore drilling in 2011 and are projected to account for approximately 38 percent and 40 percent of worldwide revenues from offshore drilling in 2012 and 2013, respectively. For the strategic business reasons discussed above, including most importantly the location of the world’s proven oil and gas reserves and the NOCs, the Rowan Delaware expanded affiliated group’s drilling activities in the U.K. sector, in particular, and in the North Sea, in general, have increased since 1980.

(iii) Continuous Business Activities Involving U.K. Property, Employees and Revenues

In the ordinary course of its offshore drilling business, the Rowan Delaware expanded affiliated group has been engaged in continuous and substantial business activities within the U.K. Moreover, to meet its business objectives going forward, it is strategically important that the expanded affiliated group of Rowan UK continue the conduct of continuous and substantial business activities in the U.K. Evidencing the Rowan Delaware expanded affiliated group’s substantial business activities within the U.K., the Rowan Delaware expanded affiliated group owns and operates substantial assets located in the U.K., including drilling rigs, an office building, drilling equipment and spares and supplies that are part of our historic and continuous business activities in the U.K. Specifically, approximately 28 percent of the net book value, excluding liabilities, of our property, plant and equipment, including rigs, was located in the U.K. and dedicated to our U.K. operations as of December 31, 2011. This percentage is expected to be approximately 28 percent and 16 percent in 2012 and 2013, respectively, when measured by the number of months in each calendar year that our existing customer contracts and related forecasts project that our rigs will be located in the U.K. sector of the North Sea. Our U.K.-managed rigs are subject to customer contracts that periodically require the movement of our rigs within the North Sea. Excluding rigs that, pursuant to customer contracts entered into on or before the date of this proxy statement/prospectus, are scheduled to move outside the U.K. sector of the North Sea at any time following the merger, we expect the percentage of net book value, excluding liabilities, of our property, plant and equipment located in the U.K. and dedicated to our U.K. operations in 2012 and 2013 to be approximately 14 percent and 13 percent, respectively.

The Rowan Delaware expanded affiliated group also had approximately 600 employees that were based in and performed services in the U.K. at the end of 2011, which was approximately 22 percent of the global headcount at the time. This percentage is expected to be approximately 20 percent and 13 percent in 2012 and 2013, respectively, when measured by the number of months in each calendar year that an employee is projected to spend in the U.K., as contemplated by our existing customer contracts and related forecasts. Excluding employees that are expected to work on rigs that, pursuant to customer contracts entered into on or before the date of this proxy statement/prospectus, are scheduled to move outside the U.K. sector of the North Sea at any time following the merger, we expect the percentage of our employees located in the U.K. to be approximately 13 percent and 11 percent in 2012 and 2013, respectively.

With respect to revenues, the U.K. has become an important market for the Rowan Delaware expanded affiliated group over the last four years. As a percentage of the Rowan Delaware expanded affiliated group’s worldwide revenues from offshore drilling, third-party customer revenues received for performing drilling services in the U.K. have fluctuated from a low of 10 percent to a high of 22 percent from 2007 to 2010, averaging approximately 15 percent. U.K. offshore drilling revenues accounted for approximately 25 percent of the Rowan Delaware expanded affiliated group’s worldwide revenues from offshore drilling in 2011. This percentage is expected to be approximately 30 percent in 2012 and 16 percent in 2013, when measured by the number of months in each calendar year that our existing customer contracts and related forecasts project that our rigs will operate in the U.K. sector of the North Sea. Excluding revenues from rigs that, pursuant to customer contracts entered into on or before the date of this proxy statement/prospectus, are scheduled to move outside the U.K. sector of the North Sea at any time following the merger, we expect the percentage of our revenues from offshore drilling in the U.K. to be approximately 17 percent and 14 percent in 2012 and 2013, respectively.

Additionally, the percentage of worldwide offshore drilling revenue from services performed within the North Sea significantly increases if revenues from contracts in the Norwegian sector of the North Sea are included. Furthermore, Europe (including the U.K. and Norway) and Africa regions, which are managed and controlled from the U.K., accounted for approximately 33 percent of worldwide revenues from offshore drilling in 2011 and are projected to account for 38 percent and 40 percent of worldwide revenues from all sources in 2012 and 2013, respectively. These percentages reflect the overall shift of our operations to the Foreign Drilling Markets, which accounted for approximately 72 percent of our total revenues in 2011, and are expected to account for 81 percent of total revenue in 2012 and 84 percent of total revenue in 2013.

(iv) Substantial Management Activities in the U.K.

We currently have a General Manager, an Operations Manager, an Assistant Operations Manager and a Vice President of Sales and Marketing based in the U.K., who oversee operations relating to six rigs working in the North Sea, and will manage any future operations in Africa. Since the U.K. is responsible for our largest overseas operating region (measured in terms of aggregate daily revenues at December 31, 2011), a significant amount of management occurs in our U.K. office. We have implemented matrix management; thus the regional departmental heads of Human Resources, Finance, Maintenance, Engineering and Health, Safety and the Environment located in Aberdeen report through both the U.K. Operations Manager and the corporate offices. The General Manager in Aberdeen and his direct reports manage a group of about 750 employees who spend more than 50 percent of their time in the U.K. offices or on rigs located in the North Sea.

For the strategic business reasons discussed above, management in the U.K. has grown. More importantly, for the same reasons, we expect this long-term historic growth of management in the U.K. to continue. We expect to concentrate more of our management activities in the U.K. through senior management and board meetings in the U.K. at which strategic decisions are made. In addition, operations management meetings will be held in the U.K., including:

•	quarterly management meetings of the Chief Operating Officer, all Operations Vice Presidents, General Managers and Country managers; and

•	annual meetings of our senior operations managers.

We have determined that it is important for senior management to visit customers and the Foreign Drilling Markets where we conduct our operations, which will be more convenient when management travels more frequently to the U.K. because so many international oil companies that partner with the NOCs have locations in the U.K. Given the strategic location of the U.K. and our long-term historic presence in the U.K., we have determined that increased management presence in the U.K. will help us achieve our strategic objectives, as outlined above.

(v) Substantial U.K. Investors

Rowan Delaware does not currently have a substantial number of stockholders resident in the U.K. Mutual funds and institutional investors own approximately 89 percent of the total shares of common stock of Rowan Delaware outstanding. We do not currently contemplate a dual listing of Rowan UK Class A Ordinary Shares on the London Stock Exchange. Nevertheless, we believe that it will be easier to develop relationships with potential U.K. and other European investors and grow our investor base once our senior management team travels more frequently to the U.K. for Board and management meetings and use these opportunities in the U.K. to increase investor familiarity with the Rowan name in Europe. The enhanced relationships with potential U.K. and European investors are likely to result in an expanded U.K. and European Union shareholder base. However, it is unlikely that U.K. residents will comprise a substantial portion of our shareholder base in the near term.

Based on the foregoing, the Rowan Delaware expanded affiliated group should have substantial business activities in the U.K., and as a result, Rowan UK should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code following the merger.

Material Tax Consequences of the Merger to Rowan Delaware and Rowan UK

Neither Rowan Delaware nor Rowan UK will be subject to U.S. federal income tax as a result of the merger.

Material Tax Consequences to Stockholders

Material Tax Consequences to U.S. Holders

The following discussion of material U.S. federal income tax consequences to U.S. holders is based on the opinion of Tax Counsel, as of the date of this proxy statement/prospectus, which is to be confirmed by the opinions of Tax Counsel and Ernst & Young LLP, as of the effective date of the merger, that Rowan UK should be respected as a U.K. corporation for U.S. federal income tax purposes.

Consequences of the Merger

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange under Section 351 of the Code. As discussed above, however, Rowan UK should be respected as a foreign corporation and, therefore, special rules contained in Section 367(a) of the Code, and the Treasury Regulations promulgated thereunder, should require that U.S. holders of Rowan Delaware exchanging shares of common stock of Rowan Delaware for ADS pursuant to the merger recognize gain, if any, but not loss on such exchange. The amount of gain recognized should equal the excess, if any, of the fair market value of ADS received in the merger over the U.S. holder’s adjusted tax basis in the shares of common stock of Rowan Delaware exchanged therefor. In determining the amount of gain recognized, each share of common stock of Rowan Delaware transferred should be treated as the subject of a separate exchange. Thus, if a U.S. holder transfers some shares of common stock of Rowan Delaware on which gains are realized and other shares of common stock of Rowan Delaware on which losses are realized, the U.S. holder may not net the losses against the gains to determine the amount of gain recognized.

Generally, this gain, if any, should be capital in nature. Any capital gain generally should be long-term capital gain if the U.S. holder’s holding period for its shares of common stock of Rowan Delaware is more than one year at the time of the merger. A U.S. holder’s long-term capital gain is used in determining that holder’s net capital gain (i.e., generally, capital gain in excess of capital loss), which is currently taxed at a maximum federal income tax rate of 15 percent. If the U.S. holder has held its shares of common stock of Rowan Delaware for one year or less at the time of the merger, any capital gain generally should be short-term capital gain. A U.S. holder that exchanges shares of common stock of Rowan Delaware for ADS pursuant to the merger should have an adjusted tax basis in the ADS it receives equal to the adjusted tax basis of the shares of common stock of Rowan Delaware exchanged therefor, increased by the amount of gain recognized, if any.

A U.S. holder should not be permitted to recognize any loss realized on the exchange of its shares of common stock of Rowan Delaware in the merger. The adjusted tax basis of the ADS received by a U.S. holder with a loss on its shares of common stock of Rowan Delaware should be equal to such U.S. holder’s adjusted tax basis in its shares of common stock of Rowan Delaware surrendered in exchange therefor. Thus, subject to any subsequent changes in the fair market value of the ADS, any loss should be preserved.

The holding period for any ADS received by a U.S. holder pursuant to the merger should include the holding period of the shares of common stock of Rowan Delaware exchanged therefor.

U.S. holders are urged to consult their tax advisors as to the particular consequences of the exchange of shares of common stock of Rowan Delaware for ADS pursuant to the merger.

Consequences of Owning and Disposing of ADS

Receiving Distributions on ADS

Subject to the discussion below under “— Passive Foreign Investment Company Provisions,” U.S. holders will be required to include in gross income the gross amount of any distribution received on the ADS to the extent that the distribution is paid out of Rowan UK’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. We refer to such a distribution herein as a dividend. With respect to non-corporate U.S. holders, certain dividends received in taxable years beginning before January 1, 2013, from a qualified foreign corporation will be subject to U.S. federal income tax at a maximum rate of 15 percent. As long as the ADS are listed on the NYSE (or certain other stock exchanges) and/or Rowan UK qualifies for benefits under the U.K.-U.S. Tax Treaty, Rowan UK should be treated as a qualified foreign corporation for this purpose. This reduced rate will not be available in all situations, and U.S. holders should consult their own tax advisors regarding the application of the relevant rules to their particular circumstances. U.S. holders generally should not be eligible for dividends-received deduction with respect to dividends from Rowan UK.

Distributions in excess of the current and accumulated earnings and profits of Rowan UK generally will be applied first to reduce the U.S. holder’s tax basis in its ADS, and thereafter generally will constitute gain from the sale or exchange of such shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such “gain” is 15 percent under current law if the holder’s holding period for such ADS exceeds 12 months. This reduced rate is scheduled to expire effective for taxable years beginning after

December 31, 2012. Special rules not described herein may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their ADS, and any such U.S. holders are urged to consult their own tax advisors with regard to such rules.

Dividends paid by Rowan UK with respect to the ADS generally should be income from sources outside the U.S. and should, depending on a U.S. holder’s circumstances, generally be “passive” income for purposes of computing any foreign tax credit available to the holder. However, at least a portion of dividends paid by Rowan UK generally should be U.S. source income if, and to the extent that, more than a de minimis amount of the earnings and profits of Rowan UK out of which the dividends are paid are from sources within the U.S. At least a portion of dividends paid by Rowan UK could also be U.S. source income under certain other circumstances that we consider unlikely to arise. U.S. holders should consult their own tax advisors concerning the implications of U.S. foreign tax credit rules in light of their particular circumstances.

Dispositions of ADS

Subject to the discussion below under “— Passive Foreign Investment Company Provisions,” a U.S. holder of ADS generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of ADS in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holders’ adjusted tax basis in such shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such gain is 15 percent under current law if the holder’s holding period for such ADS exceeds 12 months. This reduced rate is scheduled to expire effective for taxable years beginning after December 31, 2012. The deductibility of capital losses are subject to limitations. The capital gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Passive Foreign Investment Company Provisions

The treatment of U.S. holders of ADS in some cases could be materially different from that described above if, at any relevant time, Rowan UK were a passive foreign investment company, which we refer to as a PFIC. For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (i) 75 percent or more of its gross income is “passive income” (as defined for U.S. federal income tax purposes) or (ii) the average percentage of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50 percent. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of certain other corporations of which the foreign corporation owns, directly or indirectly, at least 25 percent by value of the stock.

Rowan UK believes that it should not be a PFIC following the merger. For purposes of determining whether we are a PFIC, we believe our income from offshore contract drilling services should be treated as rental income derived from the active conduct of a drilling rig leasing business. Accordingly, we believe that our income from our offshore contract drilling activities (i.e., rig leasing) should not constitute “passive income,” and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

For U.S. federal income tax purposes not related to the PFIC regime, a 2009 Fifth Circuit Court of Appeals decision and an IRS pronouncement which, in part, follows such decision, characterize income from time chartering of vessels as rental income rather than services income. However, the IRS subsequently announced that it does not agree with, and will not acquiesce to, the decision by the Fifth Circuit Court of Appeals and further stated that the time charters at issue in the case would be treated as producing services income, which is not considered passive income for PFIC purposes. Nonetheless, based on the Fifth Circuit decision, we believe our income from offshore contract drilling activities (i.e., rig leasing) is rental income. We believe such income should not be treated as passive income because we engage in active leasing of our drilling rigs. Therefore, the assets that we own and operate in connection with the production of that income should not constitute passive assets, for PFIC purposes, because such income is derived from the active conduct of a leasing business. No assurance can be given that the IRS or a court will accept our position, and there is a risk that the IRS or a court could determine that we are a PFIC.

The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, Rowan UK cannot assure U.S. holders that it will not become a PFIC. If Rowan UK should determine in the future that it is a PFIC, it will endeavor to so notify U.S. holders of ADS, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders of ADS should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax (the “Medicare Tax”) on the lesser of (a) the U.S. holder’s “net investment income” for the relevant taxable year and (b) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000 depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include dividends received on the ADS and net gains from the disposition of ADS, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult the holder’s tax advisor regarding the applicability of the Medicare Tax to the holder’s dividend income and gains in respect of the holder’s investment in the ADS.

Material Tax Consequences to Non-U.S. Holders

Consequences of the Merger

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized, if any, on the exchange of shares of common stock of Rowan Delaware for ADS unless: (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. (or, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.); (2) in the case of certain capital gains recognized by a non-U.S. holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met; (3) the non-U.S. holder is subject to backup withholding; or (4) Rowan Delaware is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding the merger or such non-U.S. holder’s holding period, and the non-U.S. holder holds, or has held at any time during such shorter period, more than five percent of the shares of common stock of Rowan Delaware. Rowan Delaware does not believe that it is or has been a U.S. real property holding corporation within the last five years.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the U.S. or the U.K., the tax consequences of the exchange of shares of common stock of Rowan Delaware for ADS will depend on the applicable tax laws in such country.

Consequences of Owning and Disposing of ADS

Receiving Distributions on ADS

A non-U.S. holder generally should not be subject to U.S. federal income or withholding tax on dividends from Rowan UK unless: (1) the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.); or (2) such non-U.S. holder is subject to backup withholding.

Disposition of ADS

In addition, a non-U.S. holder generally should not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of ADS unless: (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. (or, if a tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.); (2) in the case of certain capital gains recognized by a non-U.S. holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met; or (3) the non-U.S. holder is subject to backup withholding.

If a non-U.S. holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the U.S. or the U.K., the tax consequences of owning and disposing of ADS will depend on the applicable tax laws in such country.

Material Tax Consequences to U.S. Holders if Rowan UK is Ultimately Determined to Be a U.S. Corporation for U.S. Federal Income Tax Purposes

Notwithstanding the foregoing, it is possible that the IRS may assert and ultimately establish that Rowan UK should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. If the IRS were to prevail, Section 1.7874-2T(m)(1) of the 2009 Regulations provides that Rowan UK would be deemed to convert to a U.S. corporation in a “reorganization” described in Section 368(a)(1)(F) of the Code on the day before the effective date of the merger. Consequently, the merger would be treated as the acquisition of a U.S. corporation, Rowan Delaware, by another U.S. corporation, Rowan UK. In the event that Rowan UK is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, the merger would continue to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or an exchange under Section 351 of the Code, but the holders of shares of common stock of Rowan Delaware would not be subject to U.S. federal income tax on the receipt of ADS in exchange for their shares of common stock of Rowan Delaware under Section 367(a) of the Code. In this case, the adjusted tax basis of the ADS received by a U.S. holder would be equal to the holder’s adjusted tax basis in its shares of common stock of Rowan Delaware exchanged therefor. In addition, the holding period for the ADS received by U.S. holders would include the holding period of the shares of common stock of Rowan Delaware exchanged therefor. The U.S. federal income tax consequences of owning and disposing of the ADS would be the same as those of owning and disposing of shares of common stock of Rowan Delaware.

If the IRS challenges the position that Rowan UK is a foreign corporation for U.S. federal tax purposes under Section 7874 of the Code, a final determination resulting from the ensuing tax controversy may not be known until several years following the merger. Consequently, a U.S. holder that reported gain on its U.S. income tax return under Section 367(a) of the Code as a result of the merger (as discussed above) may need to file an amended U.S. federal income tax return for the year in which the merger occurred to reflect that the U.S. holder should not have recognized gain under Section 367(a) of the Code. A U.S. holder may also need to file an amended U.S. federal income tax return for any taxable year in which the U.S. holder disposed of any shares received in the merger to reflect that the U.S. holder’s adjusted tax basis in the ADS should equal the holder’s adjusted tax basis in its shares of common stock of Rowan Delaware exchanged therefor.

Importantly, it is possible that a tax controversy on the application of Section 7874 of the Code to the merger may not be resolved within the period of time a holder is eligible to file an amended return. As such, it is possible that certain holders may not have the opportunity to amend their U.S. income tax returns for the year of the merger, or their subsequent tax returns, as described herein. Thus, certain holders who recognize gain under Section 367(a) of the Code could lose the opportunity to seek a refund of tax paid with respect to this gain if the IRS asserts and ultimately establishes that no gain should have been realized by the holder because Rowan UK should have been treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 of the Code. In addition, the holders may not be permitted to increase their adjusted basis in their ADS, notwithstanding that the holders recognized gain under Section 367(a) of the Code.

Information Reporting and Backup Withholding

U.S. holders that own at least five percent (of total voting power or total value) of Rowan Delaware immediately before the merger, and/or at least five percent (of total voting power or total value) of Rowan UK immediately after the merger, will be required to file with the IRS certain Section 368(a) reorganization and/or Section 351 statements. Other information reporting, including with respect to certain U.S. holders, information reporting on IRS Form 926, could also apply to the merger. Rowan Delaware stockholders should consult their own tax advisors about the information reporting requirements that could be applicable to the exchange of shares of shares of common stock of Rowan Delaware for ADS in the merger and any potential penalties associated with a failure to satisfy such requirements.

Dividends on ADS paid within the U.S. or through certain U.S.-related financial intermediaries should be subject to information reporting unless the holder is a corporation, other exempt recipient or non-U.S. holder who establishes such foreign status. Dividends subject to information reporting are subject to backup withholding (currently at a 28 percent rate but increasing to 31 percent for amounts paid after December 31, 2012) unless the payee furnishes the payor with a taxpayer identification number (“TIN”) and satisfies certain certification requirements. Information reporting and backup withholding may also apply to the payment of proceeds from a sale of ADS within the U.S. or through certain U.S.-related intermediaries. Any amounts withheld under the backup withholding rules generally may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes certain required information to the IRS. If a U.S. holder of ADS does not provide us (or our paying agent) with the holder’s correct TIN or other required information, the holder may be subject to penalties imposed by the IRS.

For a non-U.S. holder to avoid backup withholding on a subsequent disposition of ADS, or dividends paid on those ADS, the non-U.S. holder may be required to provide a TIN, certify the holder’s foreign status or otherwise establish an exemption.

Section 6038D of the Code, enacted in 2010, requires an individual who holds an interest in a “specified foreign financial asset” during any taxable year beginning after March 18, 2010, to attach to such person’s return of federal income tax for such taxable year, certain information with respect to such specified foreign financial asset, including the name and address of the issuer and information necessary to identify the class or issue of which such stock is a part. Temporary Regulations issued December 15, 2011 prescribe Form 8938 (Statement of Specified Financial Assets) as the appropriate means to comply with Section 6038D of the Code. Rowan UK ADS should be a specified foreign financial asset unless such ADS are held in an account maintained by a financial institution. Any shareholder who does not intend to hold their shares of Rowan UK in an account maintained by a financial institution should consult his or her own tax advisor with respect to the requirement to provide such information as an attachment to such shareholder’s federal income tax return for any year in which any such shares are held in such manner.

Holders should consult their tax advisor regarding the application of information reporting and backup withholding to their particular situations.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH ROWAN DELAWARE STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH STOCKHOLDER.

U.K. Tax Considerations

Material Tax Consequences to Shareholders

Scope of Discussion

The following paragraphs are intended as a general guide to current U.K. tax law and HMRC practice applying as at the date of this document (both of which are subject to change at any time, possibly with retrospective effect) in respect of the taxation of capital gains, the taxation of dividends paid by Rowan UK and stamp duty and stamp duty reserve tax on the transfer of Class A Ordinary Shares, uncertificated ADS and ADS evidenced by ADRs. They do not constitute legal or tax advice and relate only to persons who are beneficial owners of the ADS, or the “ADS Holders.” These paragraphs may not relate to certain classes of holders of the ADS, such as employees or directors of Rowan UK or its affiliates, persons who are connected with Rowan UK, insurance companies, charities, collective investment schemes, pension schemes or persons who hold ADS otherwise than as an investment, or individuals who are not domiciled in the U.K. These paragraphs do not describe all of the circumstances in which ADS Holders may benefit from an exemption or relief from taxation. It is recommended that all ADS Holders obtain their own taxation advice. In particular, non-U.K. resident or domiciled ADS Holders are advised to consider the potential impact of any relevant double tax agreements.

Taxation of Merger

Capital Gains Tax

At the effective time of the merger, an individual stockholder of Rowan Delaware who is resident or ordinarily resident in the U.K. will be treated as disposing of his or her stock of Rowan Delaware for a consideration equal to the market value of the stock at that time, which may, depending on the stockholder’s individual circumstances, give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. An individual stockholder who is neither resident nor ordinarily resident in the U.K. will not be chargeable to capital gains tax on capital gains arising on the disposal of his or her stock of Rowan Delaware, unless the stockholder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. and the stock was acquired, used in or for the purposes of the branch or agency or used in or for the purposes of the trade, profession or vocation carried on by the stockholder through the branch or agency. In these circumstances, the stockholder will be treated as disposing of their stock of Rowan Delaware for a consideration equal to the market value of the stock at that time, which may, depending on the stockholder’s individual circumstances, give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. For the tax year 2011/2012, the rate of capital gains tax on chargeable gains is 18 percent or 28 percent (or a combination of the two rates) depending, broadly, on whether an individual stockholder of Rowan Delaware is liable to income tax at the basic or higher/additional rate.

Income Tax

The merger should not be treated as giving rise to a distribution which will be chargeable to income tax. The individual stockholder will be treated as acquiring the ADS for a consideration equal to his or her market value at the time of the merger for capital gains tax purposes.

Corporation Tax

At the effective time of the merger, a corporate stockholder of Rowan Delaware that is resident in the U.K. will be treated as disposing of its stock of Rowan Delaware for a consideration equal to the market value of the stock at that time, which may, depending on the stockholder’s individual circumstances, give rise to a chargeable gain or an allowable loss for the purposes of corporation tax. A corporate stockholder that is not resident in the U.K. will not be liable for corporation tax on chargeable gains accruing on the disposal of its shares of common stock of Rowan Delaware unless it carries on a trade in the U.K. through a permanent establishment in the U.K. and the stock was acquired, used in or for the purposes of the permanent establishment or used in or for the purposes of the trade carried on by the stockholder through the permanent establishment. In these circumstances, the non-U.K. resident holder of the shares of common stock of Rowan Delaware may, depending on its individual circumstances, be chargeable to corporation tax on chargeable gains arising from a disposal of its shares of common stock of Rowan Delaware. The merger should not be treated as giving rise to a distribution which will be chargeable to corporation tax.

The full rate of corporation tax on chargeable gains for the financial years 2011 and 2012 is 26 percent and 25 percent, respectively, although small companies may be entitled to claim the small companies rate of tax, in which case chargeable gains will be subject to corporation tax at rates of between 20 percent and 26 percent (or 25 percent). A corporate stockholder of Rowan Delaware will be entitled to an indexation allowance in computing the amount of a chargeable gain accruing on the disposal of its shares of common stock of Rowan Delaware, which will provide relief for the effects of inflation by references to movements in the U.K. retail price index. If the conditions of the substantial shareholding exemption set out in s.192A and Schedule 7AC of the Taxation of Chargeable Gains Act 1992 are satisfied in relation to a chargeable gain accruing to a corporate holder of shares of common stock of Rowan Delaware, the chargeable gain will be exempt from corporation tax. The conditions of the substantial shareholding exemption which must be satisfied will depend on the individual circumstances of the corporate stockholder. One of the conditions of the substantial shareholding exemption which must be satisfied is that the stockholder must have held a substantial shareholding in Rowan Delaware throughout a 12-month period beginning not more than two years before the day on which the disposal takes place. Ordinarily, a corporate stockholder will not be regarded as holding a substantial shareholding in Rowan Delaware unless it (whether alone or together with other group companies) holds not less than 10 percent of Rowan Delaware’s ordinary share capital. The corporate stockholder will be treated as acquiring the ADS for a consideration equal to their market value at the effective time of the merger for corporation tax purposes.

Taxation of Dividends

Withholding Tax

Dividends paid by Rowan UK will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or the individual circumstances of the ADS Holders.

Income Tax

An individual ADS Holder who is resident or ordinarily resident in the U.K. may, depending on his or her individual circumstances, be subject to income tax on dividends received from Rowan UK. An individual ADS Holder who is not resident or ordinarily resident in the U.K. will not be chargeable to income tax on dividends received from Rowan UK, unless the ADS Holder carries on (whether solely or in partnership) any trade, profession or vocation through a branch or agency in the U.K. and the ADS are used by or held by or for that branch or agency. In these circumstances, the non-U.K. resident ADS Holder may, depending on his or her individual circumstances, be chargeable to income tax on dividends received from Rowan UK.

The rate of income tax which is chargeable on dividends received by higher rate and additional rate taxpayers in the tax year 2011/2012 is 32.5 percent and 42.5 percent, respectively (the additional rate applies to individuals whose total income chargeable to income tax exceeds £150,000 and their dividend income is treated as the top slice of their total income which is chargeable to income tax). Individual ADS Holders who are resident in the U.K. will be entitled to a tax credit equal to one-ninth of the amount of the dividend received from Rowan UK, which will be taken into account in computing the gross amount of the dividend which is chargeable to income tax. The tax credit will be credited against the ADS Holder’s liability (if any) to income tax on the gross amount of the dividend. An individual ADS Holder who is not subject to income tax on dividends received from Rowan UK will not be entitled to claim payment of the tax credit in respect of such dividends. The right of an individual ADS Holder who is not resident in the U.K. to a tax credit will depend on his or her individual circumstances.

Corporation Tax

Unless an exemption is available as discussed below, a corporate ADS Holder that is resident in the U.K. will be subject to corporation tax on dividends received from Rowan UK. A corporate ADS Holder that is not resident in the U.K. will not be subject to corporation tax on dividends received from Rowan UK unless the ADS Holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the dividends form part of the profits of a trade carried on through or from the permanent establishment or the ADS are used by, for or held by or for, the permanent establishment. In these circumstances, the non-U.K. resident corporate ADS Holder may, depending on its individual circumstances and if the exemption discussed below is not available, be chargeable to corporation tax on dividends received from Rowan UK.

The full rate of corporation tax chargeable on dividends received from Rowan UK in financial years 2011 and 2012 is 26 percent and 25 percent, respectively, although smaller companies may be entitled to claim the small companies rate of corporation tax which is 20 percent for financial year 2011. If dividends paid by Rowan UK fall within an exemption from corporation tax set out in Part 9A of the Corporation Tax Act 2009, the receipt of the dividend by a corporate ADS Holder will be exempt from corporation tax. Generally, the conditions for exemption from corporation tax on dividends paid by Rowan UK should be satisfied, although the conditions which must be satisfied in any particular case will depend on the individual circumstances of the corporate ADS Holders.

ADS Holders that are regarded as small companies should generally be exempt from corporation tax on dividends received from Rowan UK, unless the dividends are made as part of a tax advantage scheme. ADS Holders that are not regarded as small companies should generally be exempt from corporation tax on dividends received from Rowan UK on the basis that the Class A Ordinary Shares underlying the ADS should be regarded as non-redeemable ordinary shares. Alternatively, ADS Holders that are not small companies should also generally be exempt from corporation tax on dividends received from Rowan UK if they hold ADS which represent less than 10 percent of the issued share capital of Rowan UK, would be entitled to less than 10 percent of the profits available for distribution to holders of the issued share capital of Rowan UK and would be entitled on a winding up to less than 10 percent of the assets of Rowan UK available for distribution to holders of its issued share capital. In certain limited circumstances, the exemption from corporation tax will not apply to such ADS Holders if a dividend is made as part of a scheme which has a main purpose of falling within the exemption from corporation tax.

Taxation of Capital Gains

Capital Gains Tax

A disposal of ADS by an individual ADS Holder who is resident or ordinarily resident in the U.K. may, depending on his or her individual circumstances, give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. An individual ADS Holder who temporarily ceases to be resident or ordinarily resident in the U.K. for a period of less than five years and who disposes of his or her ADS during that period of temporary non-residence may be liable to capital gains tax on a chargeable gain accruing on the disposal on his or her return to the U.K. under certain anti-avoidance rules. An individual ADS Holder who is neither resident nor ordinarily resident in the U.K. will not be chargeable to capital gains tax on capital gains arising on the disposal of their ADS unless the ADS Holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. and the ADS were acquired, used in or for the purposes of the branch or agency or used in or for the purposes of the trade, profession or vocation carried on by the ADS Holder through the branch or agency. In these circumstances, the non-U.K. resident ADS Holder may, depending on his or her individual circumstances, be chargeable to capital gains tax on chargeable gains arising from a disposal of their ADS. For the tax year 2011/2012, the rate of capital gains tax on chargeable gains is 18 percent or 28 percent (or at a combination of the two rates) depending, broadly, on whether the individual ADS Holder is liable to income tax at the basic or higher/additional rate.

Corporation Tax

A disposal of ADS by a corporate ADS Holder that is resident in the U.K. may give rise to a chargeable gain or an allowable loss for the purposes of corporation tax. A corporate ADS Holder that is not resident in the U.K. will not be liable for corporation tax on chargeable gains accruing on the disposal of its ADS unless it carries on a trade in the U.K. through a permanent establishment in the U.K. and the ADS were acquired, used in or for the purposes of the permanent establishment or used in or for the purposes of the trade carried on by the ADS Holder through the permanent establishment. In these circumstances, the non-U.K. resident ADS Holder may, depending on its individual circumstances, be chargeable to corporation tax on chargeable gains arising from a disposal of its ADS.

The full rate of corporation tax on chargeable gains in financial years 2011 and 2012 is 26 percent and 25 percent, respectively, although small companies may be entitled to claim the small company’s rate of tax. Corporate ADS Holders will be entitled to an indexation allowance in computing the amount of a chargeable gain accruing on a disposal of the ADS, which will provide relief for the effects of inflation by reference to movements in the U.K. retail price index. If the conditions of the substantial shareholding exemption set out in s.192A and Schedule 7AC of the Taxation of Chargeable Gains Act 1992 are satisfied in relation to a chargeable gain accruing to a corporate ADS Holder, the chargeable gain will be exempt from corporation tax. The conditions of the substantial shareholding exemption which must be satisfied will depend on the individual circumstances of the corporate ADS Holder. One of the conditions of the substantial shareholding exemption which must be satisfied is that the corporate ADS Holder must have held a substantial shareholding in Rowan UK throughout a 12-month period beginning not more than two years before the day on which the disposal takes place. Ordinarily, a corporate ADS Holder will not be regarded as holding a substantial shareholding in Rowan UK unless it (whether alone, or together with other group companies) directly holds not less than 10 percent of Rowan UK’s ordinary share capital (not represented by ADRs).

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to holders of Class A Ordinary Shares or ADS wherever resident (but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules apply).

Transfer of Class A Ordinary Shares and Uncertificated ADS

Provided that any instrument of transfer is not executed in the U.K. and remains at all times outside the U.K. and the transfer does not relate to any matter or thing done or to be done in the U.K., no stamp duty is payable on the acquisition or transfer of (i) Class A Ordinary Shares not represented by ADS and (ii) uncertificated ADS (i.e., not evidenced by ADRs) held in a direct registration system. ADS held in book-entry form on the facilities of The Depository Trust Company are not considered to be in a direct registration system. However, an unconditional agreement for such transfer, or a conditional agreement which subsequently becomes unconditional, will be liable to stamp duty reserve tax, or “SDRT,” generally at the rate of 0.5 percent of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement, or if the agreement was conditional, the date the agreement became unconditional. Where stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim. Stamp duty and SDRT are normally paid by the purchaser.

Transfer of ADS Evidenced by ADRs

No stamp duty need, in practice, be paid on the acquisition or transfer of ADS evidenced by ADRs provided that any instrument of transfer or contract for sale is not executed in the U.K. and remains at all times outside the U.K. and the transfer does not relate to any matter or thing done or to be done in the U.K. An agreement for the transfer of ADS evidenced by ADRs will not give rise to a SDRT liability.

THE U.K. TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH ROWAN DELAWARE STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR U.K. TAX CONSEQUENCES THAT MAY APPLY TO SUCH STOCKHOLDER.

Material U.K. Tax Considerations Relating to and After the Merger

The following paragraphs are intended to be a general summary of certain material U.K. tax consequences relating to the merger based on current U.K. law relating to corporation tax, stamp duty and stamp duty reserve tax and on Rowan Delaware’s understanding of the current administrative policies and practices of HMRC published in writing prior to the date hereof. This summary, and all other statements, do not otherwise take into account or anticipate any changes in law or practice, whether legislative, governmental or judicial decision or action, which could possibly be made effective on a retroactive basis. This summary does not address all U.K. corporation tax, stamp duty or stamp duty reserve tax consequences that may be relevant to Rowan Delaware, Rowan UK or any of their subsidiaries, and is not intended to be, nor should it be construed to be, legal or tax advice to any person.

The Merger

We anticipate that none of Rowan Delaware, Rowan UK or any of their subsidiaries will incur U.K. corporation tax as a result of completion of the merger.

Subject to certain exemptions, a charge to stamp duty or SDRT generally arises under U.K. law on the issue, transfer or appropriation of shares of companies incorporated in the U.K. to the issuer of depositary receipts, its nominee or agent. Such stamp duty or SDRT is payable by the issuer of the depositary receipts. The rate of such stamp duty or SDRT is generally 1.5 percent of either (i) in the case of an issue of shares, the issue price of the shares concerned, (ii) in the case of a transfer of shares, the amount or value of the consideration for the transfer, or (iii) in the case of an appropriation of shares, the value of the shares concerned. However, in view of the judgment of the European Court of Justice in HSBC Holdings plc, Vidacos Nominees Ltd v HMRC Case C-569/07 given on October 1, 2009, such charge to stamp duty or SDRT may be prohibited by Council Directive 69/335/EEC of July 17, 1969 concerning indirect taxes on the raising of capital (as amended).

Following the HSBC Holdings case, HMRC announced that it will not seek to apply 1.5 percent stamp duty or SDRT when new shares of companies incorporated in the U.K. are first issued into an EU clearance service or depositary receipt system. Accordingly, with respect to the issue of Class A Ordinary Shares to the depositary in New York on December 5, 2011, SDRT at the rate of 1.5 percent on the issue price of the Class A Ordinary Shares has been paid by Rowan Delaware on behalf of the depositary on the basis that all rights to claim repayment of the SDRT are reserved. Any claim for payment of overpaid SDRT, based on the HSBC Holdings judgment or otherwise, must be submitted to HMRC within four years after the date on which the SDRT was paid.

After the Merger

General

Subject to any available exemptions or other forms of relief, a U.K. resident company, such as Rowan UK, is subject to corporation tax on its worldwide income profits and chargeable gains. The current rate of corporation tax (except for small companies and in respect of certain offshore oil and gas extraction activities) is 26 percent.

Dividend Exemption

A U.K. resident company, such as Rowan UK, is exempt from corporation tax in respect of certain broad classes of dividend or other distributions (except of a capital nature) received from companies, whether they are resident in the U.K. or overseas, including dividends or other distributions from controlled companies and in respect of non-redeemable ordinary shareholdings.

Substantial Shareholding Exemption

A U.K. resident company, such as Rowan UK, which is a shareholder of a trading group is also exempt from corporation tax in respect of capital gains arising from the actual or deemed disposal of qualifying shareholdings in qualifying companies, whether they are resident in the U.K. or elsewhere. For this purpose, a capital distribution is treated as deemed disposal of the shares of the distributing company.

Controlled Foreign Companies

Subject to certain exemptions and other forms of relief, a U.K. resident company, such as Rowan UK, is liable to corporation tax on the income profits (whether or not distributed) of any controlled company which is resident in a foreign jurisdiction and is subject to a lower level of taxation on those profits. A controlled company will be regarded as being subject to a lower level of taxation if the amount of foreign income tax on its profits is less than three-quarters of the corresponding corporation tax that would be payable in the U.K. if the company were resident in the U.K. Any such foreign income tax on the profits of the controlled company is generally creditable for U.K. corporation tax purposes.

However, under rules enacted in 2011, and based on certain confirmations given in writing by HMRC, a temporary exemption from the above CFC legislation is expected to apply to Rowan UK, subject to certain limited conditions, until December 31, 2014. In June 2011, HM Treasury and HMRC published a joint consultation document with detailed proposals for wide-ranging reforms to the existing CFC legislation so that the new rules will apply, broadly, only where there is an artificial diversion of U.K. profits. The U.K. Government published revised proposals for the new CFC rules together with draft legislation on December 6, 2011 (further updated and revised on January 31, 2012), which was open to consultation until February 10, 2012. It is expected that the new CFC legislation will be enacted later in 2012. The effect of the new CFC rules on Rowan UK after the end of its temporary exemption period ending on December 31, 2014, will not be clear until the new legislation is enacted in its entirety. However, Rowan UK will monitor the proposed changes in order to address and seek to mitigate their effects (if any) and the Board does not consider that the U.K. Government’s objectives in reforming the CFC legislation should lead to Rowan UK being significantly disadvantaged.

DESCRIPTION OF CLASS A ORDINARY SHARES OF ROWAN UK

General

The following information is a summary of the material terms of the Class A Ordinary Shares, nominal value US$0.125 per share, as specified in the New Articles. You are encouraged to read the New Articles in the form attached to this proxy statement/prospectus as Annex B and which are substantially as are proposed to be adopted immediately prior to the consummation of the merger. See also “Description of American Depositary Shares of Rowan UK” and “Comparison of Rights of Stockholders/Shareholders.” If the mandatory offer proposal is not adopted, the New Articles will be the articles of association of Rowan UK, but omitting those provisions. If the declassification proposal is not adopted, the New Articles will be the articles of association of Rowan UK, but omitting those provisions.

Pursuant to the merger agreement, each outstanding share of common stock of Rowan Delaware will be converted on a one-for-one basis into the right to receive one ADS. Each ADS represents one Class A Ordinary Share. The deposit agreement among Rowan UK, Citibank and you governs the rights of holders of the ADS as described in “Description of American Depositary Shares of Rowan UK.”

All of the issued Class A Ordinary Shares are fully paid and not subject to any further calls or assessments by Rowan UK. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Class A Ordinary Shares.

All Class A Ordinary Shares, including those underlying the ADS to be delivered in the merger, will be represented by certificates in registered form or in uncertificated form issued (subject to the terms of the issue of the shares) by Rowan UK’s registrar. Transactions in uncertificated Class A Ordinary Shares are to be settled in the CREST system, the computerized settlement system operated by Euroclear U.K. & Ireland Limited (formerly known as CRESTCo Limited) to facilitate the transfer of title to shares in uncertificated form. The settlement procedures for this system are described in the reference manual for CREST, which can be found on Euroclear U.K. & Ireland’s website at www.euroclear.com. Subject to certain restrictions under the New Articles, a shareholder may transfer some or all of his/her Class A Ordinary Shares in uncertificated form through CREST. Provisions of the New Articles do not apply to any uncertificated Class A Ordinary Shares to the extent that those provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares through CREST.

Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the Rowan UK shares in the same manner and under the same terms as U.K. residents or nationals.

Share Capital

As of the date of this proxy statement/prospectus and on the date of adoption of the New Articles there are, and will be:

(i)	50,000 Class B Ordinary Shares in issue; and

(ii)	150,000,000 Class A Ordinary Shares in issue (all of which are and will continue to be represented by ADS).

Immediately prior to the consummation of the merger, the Rowan UK Board will be authorized to allot up to US$18,750,000 of aggregate nominal value of shares, which may consist of one or more classes of shares of Rowan UK that may be issued by the Rowan UK Board pursuant to a shareholder resolution that is intended to be passed prior to the consummation of the merger. The shares will be in such classes, including Class A Ordinary Shares, and have such rights as the Rowan UK Board shall determine at the time of allotment and issuance.

The Class A Ordinary Shares and the Class B Ordinary Shares, or together the “Ordinary Shares,” will have the same rights and privileges in all respects. The issued Class B Ordinary Shares will remain in issue after the merger, but will have no voting rights or rights to dividends or distributions to the extent that they are held by Rowan Delaware.

Dividends

Subject to the Companies Act, the Rowan UK Board may declare a dividend to be paid to the shareholders according to their respective rights and interests in Rowan UK and may fix the time for payment of such dividend. The Rowan UK Board may from time to time declare and pay (on any class of shares of any amounts and in any currency) dividends on its issued share capital only out of its distributable profits. Under English law, “distributable profits” are a company’s accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made, calculated on a standalone basis. Distributable profits are determined in accordance with generally accepted accounting principles in the United Kingdom at the time the relevant accounts are prepared. Rowan UK will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its called-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount. In connection with the merger, Rowan UK intends to take steps to create sufficient distributable reserves to permit dividends, distributions or share repurchases following the effective time of the merger. There are no fixed dates on which entitlement to dividends arise on any of the Ordinary Shares. The Rowan UK Board may direct the payment of all or any part of a dividend to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. The New Articles also permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid Ordinary Shares instead of cash with respect to all or part of future dividends.

To the extent that as a result of the merger any Class A Ordinary Shares held by the custodian are represented by ADS held by or for the benefit of any of Rowan UK’s subsidiaries, such as Rowan Delaware, the New Articles provide that such Class A Ordinary Shares will not be entitled to receive dividends or distributions, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company. Therefore, the holder of such ADS shall not be entitled to any such dividends or distributions while such ADS representing those Class A Ordinary Shares are held by or for the benefit of such subsidiaries.

If a shareholder owes any money to Rowan UK relating in any way to any class of Rowan UK shares, the Rowan UK Board may deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by Rowan UK in respect of the shares. Money deducted in this way may be used to pay the amount owed to Rowan UK.

Unclaimed dividends and other amounts payable by Rowan UK in respect of an Ordinary Share can be invested or otherwise used by directors for the benefit of Rowan UK until they are claimed under English law. A dividend or other money remaining unclaimed for a period of 12 years after it first became due for payment will be forfeited and cease to remain owed by Rowan UK.

Voting Rights

At a general meeting any resolutions put to a vote must be decided on a poll.

Subject to any rights or restrictions as to voting attached to any class of shares in accordance with the New Articles and subject to disenfranchisement, (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares, or (iii) with respect to any shares held by any subsidiary of Rowan UK, every shareholder (other than Rowan Delaware or any other subsidiary of Rowan UK) who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at a general meeting of the shareholders of Rowan UK will have one vote for every ADS of which such person is the holder, and every person present who has been appointed as a proxy shall have one vote for every share in respect of which such person is the proxy, except that any proxy who has been appointed by the depositary shall have such number of votes as equals the number of shares in relation to which such proxy has been appointed.

In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, is accepted to the exclusion of any votes tendered by any other joint holders.

The necessary quorum for a general shareholder meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote present in person or by proxy (i.e., any shares whose voting rights have been disenfranchised, whether pursuant to the Companies Act and/or under the New Articles, shall be disregarded for the purposes of determining a quorum).

An annual general meeting shall be called by not less than 21 clear days’ notice and no more than 60 days’ notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings shall be called by not less than 14 clear days’ notice and no more than 60 days’ notice. The notice of meeting must also specify a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Under English law, so long as Class A Ordinary Shares are issued in uncertificated form or if the Class A Ordinary Shares are admitted to trading on a regulated market in the European Economic Area, that time must not be more than 48 hours before the time fixed for the meeting with no account being taken of any part of a day that is not a working day. In calculating the period mentioned, “clear days” means calendar days and excludes (i) the date a notice is given or a request received and (ii) the date of the meeting itself. The number of shares then registered in their respective names shall determine the number of votes a person is entitled to cast at that meeting.

An appointment of proxy (whether in hard copy form or electronic form, including via the Internet or by means of a telephonically communicated datagram, in accordance with the means as provided by Rowan UK) must be received by Rowan UK before the time or holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote. In the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the Rowan UK Board may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with the New Articles is invalid under English law.

To the extent that as a result of the merger any Class A Ordinary Shares held by the custodian are represented by ADS held by or for the benefit of any of Rowan UK’s subsidiaries, including Rowan Delaware, then under the Companies Act such Class A Ordinary Shares will not have voting rights.

Return of Capital

In the event of a voluntary winding-up of Rowan UK, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Rowan UK, whether or not the assets consist of property of one kind or of different kinds.

The liquidator may also, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset which could subject him or her to a liability.

Preemptive Rights and New Issues of Shares

Under Section 549 of the Companies Act, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by the New Articles pursuant to Section 551 of the Companies Act. In addition, under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal (i.e., par) values of their holdings on the same or more favorable terms, unless a special resolution (i.e., 75 percent of votes cast) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which shareholders approval would be required to renew the exclusion). In this context, equity securities generally means in relation to Rowan UK Class A Ordinary Shares (being shares other than shares which with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution) and all rights to subscribe for or convert securities into such shares.

A shareholder resolution proposed to be passed immediately prior to the consummation of the merger will authorize the Rowan UK Board (generally and unconditionally), for a period up to five years from the date on which the resolution is passed, to allot equity securities, or to grant rights to subscribe for or to convert or exchange any security, including convertible preference shares, convertible debt securities and exchangeable debt securities of a subsidiary, into shares of the Company, up to an aggregate nominal amount of US$18,750,000 and to exclude preemptive rights in respect of such issuances for the same period of time. Such authority will continue for five years and thereafter it must be renewed by a vote of the shareholders, but we may seek renewal for additional five year terms more frequently. Rowan UK may, before the expiration of any such authority, make an offer or agreement which would or might require Rowan UK shares to be allotted (or rights to be granted) after such expiration, and the Rowan UK Board may allot shares or grant rights in pursuance of such an offer or agreement as if the authority to allot had not expired.

Subject to the provisions of the Companies Act and to any rights attached to any existing shares, any Rowan UK shares may be issued with, or have attached to them, such rights or restrictions as the shareholders of Rowan UK may by ordinary resolution determine or, where the above authorizations are in place, the Rowan UK Board may determine such rights or restrictions.

The Companies Act prohibits an English company from issuing shares for no consideration, including with respect to ADS to be issued pursuant to stock appreciation rights, restricted stock and restricted stock units granted under the equity incentive plans. Accordingly, the nominal value of the shares underlying any ADS issued pursuant to any such award or any other share-based award granted under the equity incentive plans must be paid pursuant to the Companies Act. These restrictions, however, will not apply to ADS previously issued for which the nominal value of the shares underlying such ADS have been previously paid. We anticipate that sufficient ADS have been issued and contributed to Rowan Mergeco such that, following the merger, existing holders of equity awards will not be required to pay the nominal or par value to receive the ADS upon exercise or settlement of the award.

Disclosure of Interests in Shares

Section 793 of the Companies Act provides Rowan UK the power to require persons whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares (which we refer to as the “default shares”) to disclose prescribed particulars of those shares. For this purpose, “default shares” includes any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the New Articles, Rowan UK will also withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer default shares if the relevant holder of default shares has failed to provide the information requested within 14 days after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Rowan UK Board decides otherwise).

Alteration of Share Capital/Repurchase of Shares

Rowan UK may from time to time by ordinary resolution of its shareholders:

•	increase its share capital by allotting new shares in accordance with the authority contained in the shareholder resolution referred to above and the New Articles;

•	consolidate and divide all or any of its share capital into shares of a larger nominal amount than the existing shares; and

•	subdivide any of its shares into shares of a smaller nominal amount than its existing shares.

Subject to the Companies Act and to any rights the holders of any Rowan UK shares may have, Rowan UK may purchase any of its own shares of any class (including any redeemable shares, if the Rowan UK Board should decide to issue any) by way of “off market purchases” with the prior approval of shareholders by special resolution (i.e., 75 percent of votes cast). Such approval may last for up to five years from the date of the special resolution, and renewal of such approval for additional five year terms may be sought more frequently. The New Articles provide that, if another class of shares is in issue with the right to vote to approve Class A Ordinary Share repurchase agreements by way of “off market purchases,” the holders of Class A Ordinary Shares will not have the right to vote such shares with respect to such special resolution, and would not have the right to receive notice of or attend any meeting whose sole business is to approve such special resolution. As the Class B Ordinary Shares will be held by a subsidiary of Rowan UK immediately following the effective time of the merger, they will not be able to vote on special resolutions to approve such “off market purchases” of Class A Ordinary Shares, but they would have such rights if they were subsequently transferred to a person other than a subsidiary of Rowan UK. Further, under the New Articles, the Board may allot and issue additional classes of shares with rights to vote on special resolutions to approve Class A Ordinary Share repurchase agreements by way of “off market purchases.” This potential disapplication of certain limited rights of the Class A Ordinary Shares would expire at least every five years unless extended by a special resolution of the shareholders. A special resolution, which would authorize the repurchase of up to 30 percent per annum of the issued share capital as of the beginning of each fiscal year, is anticipated to be adopted prior to the effective time of the merger. Shares may only be repurchased out of distributable profits or the proceeds of a fresh issue of shares made for that purpose and, if a premium is paid, it must be paid out of distributable profits.

Transfer of Shares

The New Articles allow shareholders to transfer all or any of their certificated shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act and is approved by the Rowan UK Board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee and must be delivered to the registered office or any other place the Rowan UK Board decides.

The Rowan UK Board may refuse to register a transfer:

(1)	if the shares in question are not fully paid;

(2)	if it is with respect to more than one class of shares;

(3)	if it is with respect to shares on which Rowan UK has a lien;

(4)	if it is in favor of more than four persons jointly;

(5)	if it is not duly stamped (if such a stamp is required);

(6)	if it is not presented for registration together with the share certificate and evidence of title as the Rowan UK Board reasonably requires; or

(7)	in certain circumstances, if the holder has failed to provide the required particulars to Rowan UK as described under “— Disclosure of Interests in Shares” above.

If the Rowan UK Board refuses to register a transfer of a share, it shall, within two months after the date on which the transfer was lodged with Rowan UK, send to the transferee notice of the refusal together with its reasons for refusal.

General Meetings and Notices

The notice of a general meeting shall be provided to the shareholders (other than any who, under the provisions of the New Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Rowan UK Board and to the auditors. Holders of ADS are entitled to receive notices under the terms of the deposit agreement relating to ADS. See “Description of American Depositary Shares of Rowan UK — Voting Rights.”

Under English law, Rowan UK is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Rowan UK Board.

Mandatory Offers

Although Rowan UK will not be subject to the Takeover Code immediately following the redomestication, the Board recognizes the importance of the mandatory offer provisions and certain other Takeover Code protections afforded to shareholders of U.K. public companies that are mandatorily subject to the Takeover Code. The Board has recommended that the New Articles include some similar protections. These provisions are summarized below and seek to regulate certain acquisitions of interests in the shares of Rowan UK but do in some respects differ from the terms of the analogous protection under the Takeover Code. These provisions do not, however, provide all of the protections provided by the Takeover Code as the Board does not believe all provisions of the Takeover Code would be of benefit to the Rowan UK shareholders.

Under the proposed provisions, which are intended to be similar to Rule 9 of the Takeover Code (except as described below), a person must not:

(i)	whether by a series of transactions over a period of time or not, acquire an interest in shares which (taken together with shares in which persons determined by the Rowan UK Board to be acting in concert with him or her are interested) carry 30 percent or more of the voting rights of Rowan UK; or

(ii)	while he or she (together with persons determined by the Rowan UK Board to be acting in concert with him or her), is interested in shares which in aggregate carry not less than 30 percent but not more than 50 percent of the voting rights of Rowan UK, acquire, whether by himself or herself or with persons determined by the Rowan UK Board to be acting in concert with him or her, an interest in any other shares that (taken together with any interests in shares held by persons determined by the Board to be acting in concert with him or her), increases the percentage of shares carrying voting rights in which he or she is interested, except, in either case:

(i)	with the consent of the Rowan UK Board or the prior approval of the shareholders of Rowan UK (other than: (a) the acquirer and persons acting in concert with him or her; or (b) persons from whom the acquirer has obtained an irrevocable commitment in relation to the acquisition of shares by the acquirer and persons acting in concert with such persons); or

(ii)	where the acquisition is made in breach of either limit described in (i) or (ii) above as a result of a tender offer for all of the issued and outstanding shares of Rowan UK that is in cash (or accompanied by a cash alternative) and otherwise in accordance with the Takeover Code; or

(iii)	where the acquisition is made in breach of either limit described in (i) or (ii) above otherwise than as a result of a tender offer (for example, by open market purchases) and, within 7 days of such acquisition, the person makes a mandatory offer to all other shareholders of Rowan UK on the basis described below.

Where a mandatory offer is required under the New Articles, such mandatory offer must be in accordance with the rules applicable to mandatory offers under the Takeover Code as if the Takeover Code applied to Rowan UK). In particular, it must be unconditional (other than as to acceptances), be in cash (or accompanied by a cash alternative) and be at the highest price paid by such person required to make the mandatory offer (or any other person acting in concert with such person) for any interest in shares in Rowan UK during the previous 12 months. Such a mandatory offer must be made within 7 days, which is a shorter time period than would normally apply under the analogous provisions of the Takeover Code.

The exemption from breaching either limit described in (i) or (ii) (as described in (2) above) is narrower than the analogous exemption in the Takeover Code because under the Takeover Code acquisitions pursuant to non-cash and partial offers may also be exempt. This potentially provides the Board with greater power to defend a hostile non-cash or partial tender offer than would otherwise be available under the Takeover Code.

As set out in Article 147 of the New Articles, if approved, the Rowan UK Board would have various powers to enforce these provisions (the exercise of which will be subject to their fiduciary duties) including disenfranchisement (as regards voting, entitlement to distributions and refusal to register the transfer of shares).

The Rowan UK Board will have the full authority to determine the application of these provisions in the New Articles, including the deemed application of any relevant parts of the Takeover Code and such authority will include all the discretion that the UK Panel on Takeovers and Mergers would exercise if the Takeover Code applied to Rowan UK. The Rowan UK Board will not be required to give any reason for any decision or determination it makes.

Squeeze-out & Sell-out Provisions

Squeeze-out

Under the Companies Act, if an offeror were to acquire or unconditionally contract to acquire 90 percent of the shares to which the offer relates and 90 percent of the voting rights attached to those shares, then, within three months of the last day on which its offer can be accepted, it could compulsorily acquire the remaining 10 percent. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the issued shares in its favor and pay the consideration to Rowan UK, which would hold the consideration in trust for outstanding shareholders. The consideration offered to the shareholders whose shares are compulsorily acquired must, in general, be the same as the consideration that was available under the takeover offer.

Sell-out

The Companies Act would also provide Rowan UK’s minority shareholders a right to be bought out in certain circumstances by an offeror who had made a takeover offer. If at any time before the end of the period within which a takeover offer could be accepted (as set forth in such offer), the offeror holds or has unconditionally contracted to acquire with or without any other shares in Rowan UK that the offeror has acquired or contracted to acquire (i) not less than 90 percent in value of all the voting shares in Rowan UK and (ii) shares that carry not less than 90 percent of the voting rights in Rowan UK, then any holder of shares to which the offer related who had not accepted the offer could, by a written communication to the offeror, require the offeror to acquire those shares. The offeror would be required to provide any Rowan UK shareholder notice of his right to be bought out within one month of that right arising. Sell-out rights cannot be exercised after the end of the period of three months from the last date on which the offer can be accepted or, if later, three months from the date on which the notice is served on the Rowan UK shareholders notifying them of their sell-out rights. If a shareholder of Rowan UK exercises its rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Liability of Rowan UK and its Directors and Officers

The New Articles provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Rowan UK or its directors. See “Comparison of Rights of Stockholders/Shareholders — Liability of Directors and Officers” for a discussion of the inability of an English company to exempt directors and officers from certain liabilities.

Anti-takeover Provisions

While the merger is not intended to implement any anti-takeover provisions, the level of anti-takeover provisions with respect to Rowan UK will differ from that with respect to Rowan Delaware by virtue of the differences between the DGCL and the Companies Act, the differences between the certificate of incorporation and bylaws of Rowan Delaware and the New Articles of Rowan UK and the differences between the rights of holders of shares of common stock of Rowan Delaware, the rights of holders of Rowan UK Class A Ordinary Shares, and the terms and conditions related to the ADS representing Class A Ordinary Shares as described in the deposit agreement. The provisions summarized below do not include those provisions resulting from the Companies Act. The provisions of the New Articles summarized below may have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in a premium being paid over the market price of Class A Ordinary Shares or ADS, as applicable, and discouraging, delaying or preventing changes in control or management of Rowan UK.

Takeover offers and certain other transactions in respect of certain public companies are regulated by the Takeover Code, which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions which oversees the conduct of takeovers. An English public limited company is potentially subject to the Takeover Code if, among other factors, its central place of management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. The Takeover Panel has confirmed that, based upon Rowan UK’s current and intended plans for its directors and management and, for purposes of the Takeover Code, Rowan UK will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code would not apply to Rowan UK. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Rowan UK.

Classified Board of Directors

Unless the declassification proposal is adopted, the Rowan UK Board, like our Board, will be divided into three classes, with the members of each class serving for staggered three-year terms. As a result, only one class of directors will be elected at each annual general meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. If the declassification proposal is approved, directors, including directors elected to a three-year term at the general meeting scheduled for 2012, and any replacement for any such director, would initially continue to serve the remainder of their elected three-year terms. The directors elected at the 2013 annual general meeting (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting, the entire Board will be elected annually. Under English law, shareholders have no cumulative voting rights. In addition, the New Articles incorporate similar provisions to those contained in Rowan Delaware’s certificate of incorporation and bylaws, which regulate shareholders’ ability to nominate directors for election, subject to a five percent share ownership requirement as provided under the Companies Act. Although shareholders have the ability to remove a director without cause under English law, the classification of the Rowan UK Board, the lack of cumulative voting and the limitations on shareholders’ powers to nominate directors may have the effect of making it more difficult not only for any party to obtain control of Rowan UK by replacing the majority of the Rowan UK Board but also to force an immediate change in the composition of the Rowan UK Board. However, under the New Articles, if the shareholders remove the entire board, a shareholder may then convene a general meeting for the purpose of appointing directors. It should be noted that holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their rights to nominate and remove directors.

Issuance of Additional Shares

The Rowan UK Board will have the authority, without further action of its shareholders for a period of five years, but subject to its statutory and fiduciary duties, to allot shares of Rowan UK or to grant rights to subscribe for or to convert or exchange any security, including convertible preference shares, convertible debt securities and exchangeable debt securities of a subsidiary, into shares of Rowan UK up to an aggregate nominal amount of US$18,750,000 and to exclude preemptive rights in respect of such issuances for the same period of time. Such authority will continue for five years and thereafter it must be renewed by a vote of the shareholders, but we may seek renewal for additional five year terms more frequently. The issuance of additional shares on various terms could adversely affect the holders of Class A Ordinary Shares or ADS. The potential issuance of additional shares may discourage bids for Class A Ordinary Shares or ADS at a premium over the market price, may adversely affect the market price of ADS and may discourage, delay or prevent a change of control of Rowan UK.

Shareholder Rights Plan

The Rowan UK Board will have the necessary corporate authority, without further action of its shareholders for a period of five years, but subject to its statutory and fiduciary duties, to give effect to a shareholder rights plan and to fix the terms thereof. Under a shareholder rights plan, subscription rights to acquire newly issued shares in Rowan UK would be issued to all shareholders. The exercise of these subscription rights would not be dependent on Rowan UK having a need for new capital. The newly issued shares may be of any class and so may have rights equal to or in priority to the Class A Ordinary Shares. After a person acquired beneficial ownership of a specified percentage of the outstanding shares of Rowan UK, the rights would become exercisable by all holders thereof (other than the acquiring person and any affiliated or associated persons of it). As a result, such a plan could make it more difficult for another party to obtain control of Rowan UK by threatening to dilute a potential acquirer’s ownership interest in the company under certain circumstances.

The Rowan UK Board may adopt a shareholder rights plan at any time, including in conjunction with the consummation of the merger or sometime thereafter. Rowan Delaware currently has the authority to adopt a shareholder rights plan under Delaware law. The Rowan UK Board will have the authority without reference to its shareholders, but subject to its statutory and fiduciary duties, to determine whether or not to redeem the subscription rights granted under a shareholder rights plan. See “Comparison of Rights of Stockholders/Shareholders — Anti-takeover Matters.”

The protections described under “Providing shareholders with certain protections similar to those of the U.K. Takeover Code” and other provisions of the New Articles, as well as any adoption of a shareholder rights plan, could discourage potential acquisition proposals and could delay or prevent a change in control. However, these provisions are intended to enhance shareholder value by discouraging hostile takeover tactics. For example, a shareholder rights plan could be used to improve the likelihood that (i) any process which may result in an acquisition or change of control is conducted in an orderly manner, including by providing additional time to negotiate with additional bidders or pursue alternative strategies; (ii) all shareholders are treated equally and fairly and in a similar manner; (iii) the success of the company is promoted for the benefit of its shareholders as a whole; (iv) the long term interests of the company, its employees, its shareholders and its business would be safeguarded, and/or (v) the company would not suffer serious economic harm. Moreover, the Rowan UK Board could use a shareholder rights plan to prevent the consummation of a hostile offer that the board believed undervalued the company or was otherwise not in the long term interests of shareholders.

It should be noted that these provisions potentially provide the Rowan UK Board with greater power to defend a hostile tender offer (or the acquisition of a significant interest in Rowan UK) than would otherwise be available under the Takeover Code and could have the effect of discouraging tender offers for Class A Ordinary Shares or ADS and, as a consequence, may adversely affect the market price of the Class A Ordinary Shares or ADS or inhibit fluctuations in the market price of Class A Ordinary Shares or ADS that could otherwise result from actual or rumored takeover attempts.

Mandatory Offer Provisions

Although not intended to be an anti-takeover provision, the mandatory offer provisions could have the effect of discouraging, delaying or preventing tender offers that are not all-cash or are for less than all of the issued and outstanding shares unless they have the consent of the Rowan UK Board or the prior approval of the shareholders of Rowan UK, including tender offers that might result in a premium being paid over the market price of Class A Ordinary Shares or ADS, as applicable, and discouraging, delaying or preventing changes in control or management of Rowan UK. See “Proposal 2 — Approval of Mandatory Offer Provisions In Rowan UK’s Articles of Association — Providing Shareholders with Certain Protections Similar to those of the U.K. Takeover Code.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES OF ROWAN UK

Citibank has agreed to act as the depositary for the ADS evidencing the Class A Ordinary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADS represent ownership interests in securities that are on deposit with the depositary. ADS are normally evidenced by ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the current custodian is Citibank, N.A. (London Branch), located at 25 Molesworth Street Lewisham, London SE137EX.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at www.sec.gov.

We are providing a summary description of the material terms of the ADS and of your material rights as an owner of ADS. This summary does not describe all aspects of the deposit agreement, but we believe it is accurate in all material respects. The rights and obligations of an owner of ADS will be determined by reference to the actual terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Subject to the terms and conditions of the deposit agreement and the applicable ADR, each ADS represents the right to receive one Class A Ordinary Share of Rowan UK on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADS because of legal restrictions or practical considerations.

If you become an owner of ADS, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of any ADR that evidences your ADS. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADS and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A Ordinary Shares will continue to be governed by English law.

As an owner of ADS, you may hold your ADS either by means of one or more ADRs registered in your name, through a brokerage, safekeeping or other custodial account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADS directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADS by the depositary. Under the direct registration system, ownership of ADS is evidenced by periodic statements issued by the depositary to the holders of the ADS. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the U.S. Transfers of uncertificated ADS (i.e., not evidenced by ADRs) held in a direct registration system, other than DTC, may be subject to SDRT in the U.K. See “Material Tax Considerations Related to the Merger — U.K. Tax Considerations — Material Tax Consequences to Shareholders — Stamp Duty and Stamp Duty Reserve Tax.”

If you decide to hold your ADS through your brokerage, safekeeping or other custodial account, you must rely on the procedures of your broker, bank or other financial institution to assert your rights as ADS owner. Banks, brokers or other financial institutions typically hold securities such as the ADS through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADS. Please consult with your broker, bank or other financial institution if you have any questions concerning these limitations and procedures. All ADS held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADS directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADS and will own ADS at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations, as described below. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADS held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the Class A Ordinary Shares on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars, if necessary, and for the distribution of the U.S. dollars to the holders, subject to English law.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the U.S., which we expect them to be. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Class A Ordinary Shares

If we elect to make a free distribution of Class A Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADS representing the Class A Ordinary Shares deposited or modify the ADS-to-Class A Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A Ordinary Shares so deposited. Only whole new ADS will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADS or the modification of the ADS-to-Class A Ordinary Shares ratio upon a distribution of Class A Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new Class A Ordinary Shares so distributed.

No such distribution of new ADS will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADS as described above, it may sell the Class A Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional Class A Ordinary Shares, we will provide prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADS to holders.

The depositary will establish procedures to distribute rights to purchase additional ADS to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADS, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADS upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new Class A Ordinary Shares other than in the form of ADS.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will provide prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADS, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADS, depending on what a shareholder under English law would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A Ordinary Shares or rights to purchase additional Class A Ordinary Shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•

the depositary determines that all or a portion of the distribution to you is not reasonably practicable. The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the Class A Ordinary Shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars, if necessary, upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADS to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADS. If less than all ADS are being redeemed, the ADS to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Class A Ordinary Shares

The Class A Ordinary Shares held on deposit for your ADS may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such Class A Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADS would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the Class A Ordinary Shares held on deposit. The depositary may in such circumstances deliver new ADS to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADS for new ADS and take any other actions that are appropriate to reflect as to the ADS the change affecting the Class A Ordinary Shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADS upon Deposit of Class A Ordinary Shares

The depositary may create ADS on your behalf if you or your broker deposit Class A Ordinary Shares with the custodian. The depositary will deliver these ADS to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A Ordinary Shares to the custodian. Your ability to deposit Class A Ordinary Shares and receive ADS may be limited by U.S. and English law considerations applicable at the time of deposit.

The issuance of ADS may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the Class A Ordinary Shares have been duly transferred to the custodian. The depositary will only issue ADS in whole numbers.

When you make a deposit of Class A Ordinary Shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the Class A Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such Class A Ordinary Shares have been validly waived or exercised;

•	you are duly authorized to deposit the Class A Ordinary Shares;

•

the Class A Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADS issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the Class A Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR Holder, you will be entitled to transfer, combine or split up your ADRs and the ADS evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the U.S.; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR Holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR Holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADS

As a holder, you will be entitled to present your ADS to the depositary for cancellation and then receive the corresponding number of underlying Class A Ordinary Shares at the custodian’s offices. Your ability to withdraw the Class A Ordinary Shares may be limited by U.S. and English legal considerations applicable at the time of withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADS will not have any rights under the deposit agreement.

If you hold ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADS. The withdrawal of the Class A Ordinary Shares represented by your ADS may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADS for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the Class A Ordinary Shares represented by your ADS at any time except for:

•	temporary delays that may arise because (i) the transfer books for the Class A Ordinary Shares or ADS are closed, or (ii) Class A Ordinary Shares are immobilized on account of a payment of dividends;

•

the period of time between the ADS record date established in connection with a shareholders’ meeting and the voting record date for shareholders for such meeting if the transfer books of the depositary are closed during such period;

•	until satisfaction of obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADS or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADS except to comply with mandatory provisions of law.

Voting Rights

When a shareholders’ meeting is called, the depositary will establish an ADS record date for determining holders of ADS entitled to receive notice of the general meeting and to instruct the depositary on how to vote. If you are a holder of ADS (or a holder of ADRs) on such record date for voting, you will have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A Ordinary Shares represented by your ADS. The voting rights of holders of Class A Ordinary Shares are described in “Description of Class A Ordinary Shares of Rowan UK — Voting Rights.”

At our request, the depositary will distribute to holders of ADS on the ADS record date any notice of shareholders’ meeting issued by us together with information explaining how to instruct the depositary to exercise the voting rights of the Class A Ordinary Shares of Rowan UK represented by ADS.

If the depositary timely receives voting instructions from a holder of ADS, including upon delivery of instructions by means of electronic transmissions, it will endeavor to vote Class A Ordinary Shares represented by the holder’s ADS in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the Class A Ordinary Shares on deposit. For example, holders of ADS will be required to submit voting instructions to the depositary several days before the voting cut-off date for holders of Class A Ordinary Shares. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Class A Ordinary Shares for which no voting instructions have been received will not be voted. At our request, the depositary will also represent all Class A Ordinary Shares for the sole purpose of establishing a quorum at a meeting of shareholders.

While you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the Class A Ordinary Shares represented by your ADS, you may be required to present your ADS for cancellation and withdraw the corresponding number of underlying Class A Ordinary Shares for many actions, such as to make proposals at meetings of shareholders, nominate directors, call a general meeting or shareholders or seek to remove directors.

Fees and Charges

The Company has agreed to pay certain fees to the depositary and to reimburse the depositary for certain expenses pursuant to the deposit agreement or as agreed between the depositary and the Company from time to time. Additionally, the Company, the ADS holders and persons depositing Class A Ordinary Shares or surrendering ADS for cancellation and withdrawal will be required to pay the depositary certain fees and charges, as specified in the deposit agreement.

As an ADS holder you may be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

fees for the transfer and registration of Class A Ordinary Shares charged by the registrar and transfer agent for the Class A Ordinary Shares in England (i.e., upon deposit and withdrawal of Class A Ordinary Shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	taxes and duties upon the transfer of securities (i.e., when Class A Ordinary Shares are deposited or withdrawn from deposit); and

•	fees and expenses incurred in connection with the delivery or servicing of Class A Ordinary Shares on deposit.

You may also be charged certain fees in connection with the issuance, deposit, cancellation and withdrawal of the ADS. These fees, generally, will not exceed US$5.00 per 100 ADS.

We will pay to the depositary such fees and charges and reimburse the depositary for such out-of-pocket expenses as we and the depositary may agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to provide holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADS to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you would otherwise be required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADS after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A Ordinary Shares represented by your ADS (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected during such notice period.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADS) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADS in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADS still outstanding (after deduction of applicable fees, taxes and expenses).

We are currently evaluating ways of making the Class A Ordinary Shares eligible for deposit, book-entry and clearing services at DTC, thereby making such shares eligible for listing on the NYSE in lieu of ADS. In such event, Rowan UK shareholders would be able to readily hold and trade Class A Ordinary Shares instead of ADS. In such event, we would terminate or modify the deposit agreement and cause the underlying Class A Ordinary Shares to be withdrawn. There can be no assurance that we will be successful in doing so or that, if successful, the costs to shareholders of transferring shares will not be higher.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADS and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADS. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	we and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

•

the depositary disclaims any liability for any failure to carry out voting instructions and for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

•

the depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A Ordinary Shares, for the validity or worth of the Class A Ordinary Shares, for any tax consequences that result from the ownership of ADS, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement and for the timeliness of any of our notices or for our failure to give notice;

•	we and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;

•

we and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, as amended from time to time, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;

•

we and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our articles of association, as amended from time to time, or in any provisions of or governing the securities on deposit;

•

we and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Class A Ordinary Shares for deposit, any holder of ADS or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;

•

we and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A Ordinary Shares but is not, under the terms of the deposit agreement, made available to you;

•	we and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties; and

•	we and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADS before receiving a deposit of Class A Ordinary Shares or release Class A Ordinary Shares before receiving ADS for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADS and the securities represented by the ADS. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADS, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations.

You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

We intend to make distributions in U.S. dollars. To the extent any distributions are made in currencies other than U.S. dollars, the depositary will arrange for the conversion of all non-U.S. currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; or

•	hold the foreign currency (without liability for interest) for the applicable holders.

COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

Your rights as a stockholder of Rowan Delaware are governed by the DGCL and Rowan Delaware’s certificate of incorporation and bylaws. After the merger, you, through the ownership of ADS and subject to the terms of the deposit agreement, will have the rights of a shareholder of Rowan UK, and your rights will generally be governed by English law and the New Articles.

The economic and voting rights of shares of common stock of Rowan Delaware and the ADS representing Class A Ordinary Shares of Rowan UK are similar. However, there are differences between shareholder’s rights under the DGCL, the deposit agreement and under applicable English law. In addition, there will be differences between Rowan Delaware’s certificate of incorporation and bylaws and the New Articles.

The following discussion is a summary of the material differences in your rights that would result from the merger and assuming you hold ADS representing Class A Ordinary Shares. As such, this summary does not cover all of the differences between Rowan Delaware’s certificate of incorporation and bylaws and the New Articles. While we believe this summary is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable English law, the DGCL, Rowan Delaware’s certificate of incorporation and bylaws, the deposit agreement and the New Articles. We encourage you to read those laws and documents. A copy of the New Articles, substantially as are proposed to be adopted immediately prior to the consummation of the merger, is found in the form attached to this proxy statement/prospectus as Annex B. For information as to how you can obtain a copy of Rowan Delaware’s certificate of incorporation and bylaws, see “Where You Can Find More Information.” Further, to exercise some of the rights reserved to registered holders of Class A Ordinary Shares, you would need to surrender your ADS and withdraw the underlying Class A Ordinary Shares. See “Description of American Depositary Shares of Rowan UK — Withdrawal of Class A Ordinary Shares Upon Cancellation of ADS.”

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders
Voting Rights

Voting, Generally

•    Each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless the certificate of incorporation or a certificate of designation provides otherwise.

•    If issued, the voting rights of holders of preferred stock will be determined by the certificate of incorporation or the certificate of designation with respect to such preferred stock.

•    Rowan Delaware’s bylaws also provide that, as a general matter, when a quorum is present, action on a matter will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

•    Certain special matters, such as approval of a merger or adoption of an amendment to the certificate of incorporation, require the approval of the holders of a majority of the outstanding shares of common stock.

•    Each shareholder of Rowan UK is entitled to one vote for each Class A Ordinary Share held by such shareholder.

•    If issued, the voting rights of holders of any additional shares that may be issued will be determined by the Rowan UK Board in accordance with the New Articles.

•    Under English law and the New Articles, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast by shareholders, and certain other matters require “special resolutions,” which require the affirmative vote of at least 75 percent of the votes cast at the meeting.

•    An ordinary resolution is needed to (among other matters): remove a director; provide, vary or renew a director’s authority to allot shares; and appoint directors (where appointment is by shareholders).

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

•    A special resolution is needed to (among other matters): alter a company’s articles of association, change the company’s name, exclude statutory preemptive rights on allotment of securities for cash; reduce a company’s share capital; re-register a public company as a private company (or vice versa); approve a scheme of arrangement.

•    The Rowan UK Board will also have the authority under the New Articles to change the company’s name.

Record Date

•    Rowan Delaware’s bylaws provide that the record date for determining the stockholders entitled to attend and vote at any meeting shall be not more than 60 days and not less than 10 days prior to the meeting date.

•    The New Articles provide that the record date for determining the shareholders entitled to attend and vote at any meeting shall be not more than 60 days, unless a shorter time is required by law, and not less than 10 days, unless a shorter time is required by law, in which case the record date will be the maximum time permitted by law. English law currently provides that, so long as the Class A Ordinary Shares are issued in uncertificated form or are admitted to trading on a regulated market in the European Economic Area, the maximum specified period of time for determining the shareholders entitled to attend and vote at any meeting shall be no more than 48 hours before the time fixed for the meeting with no account being taken of any part of a day that is not a working day.

Quorum

• Holders of at least a majority of the stock outstanding and entitled to vote, present at a meeting, shall constitute a quorum.	• Holders of at least a majority of the shares issued and entitled to vote, present at a general meeting, shall constitute a quorum.

Cumulative Voting

•    In accordance with Delaware law, because Rowan Delaware’s certificate of incorporation or bylaws do not authorize cumulative voting of common stock or preferred stock, cumulative voting is not permitted.

• Cumulative voting is not recognized under English law.

Action by Written Consent

• Rowan Delaware’s certificate of incorporation prohibits stockholder action by written consent.	• Under English law, a public limited company’s shareholders cannot pass a resolution by written consent; they can only pass resolutions taken at shareholder meetings.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Shareholder Proposals and Shareholder Nominations of Directors

Shareholders’ Ability to Call a Special Meeting

•    Rowan Delaware’s bylaws do not permit the company’s stockholders to call a special meeting of stockholders. Under Delaware law, any stockholder may petition the Court of Chancery to order a meeting to elect directors if such meeting, or action to elect directors by written consent in lieu of a meeting, has not been held within thirteen months.

•    Under English law, the ownership of shares (by one or more shareholders) representing five percent of the paid-up capital of Rowan UK carrying voting rights gives the right to requisition the holding of a general meeting of shareholders. See “Special Meetings of Shareholders” below.

Shareholder Proposals: Director Nominations, Generally

•    One or more shareholders holding at least five percent of the paid-up capital of Rowan UK carrying voting rights can require resolutions to be put before the annual general meeting. The request must be received at least six weeks before the relevant annual general meeting. If so requested, the company is required to give notice of a resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting. Holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their rights to require resolutions to be put before the annual general meeting.

•    All shareholder resolutions thus proposed must not be

(1) if passed, ineffective (whether by reason of inconsistency with any enactment or the New Articles);

(2) defamatory of any person; or

(3) frivolous or vexatious.

•    Under Rowan Delaware’s bylaws, stockholders have an express right to nominate candidates for election to the Board and bring other business before an annual meeting, provided the shareholder was a stockholder of record at the time notice was given of the meeting and is a stockholder at the time of the meeting, is entitled to vote at the meeting and complies with the notice procedures set forth below as to such business or nomination. The shareholder must give timely notice and the notice must

(1) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, (ii) the class or series and number of equity and other securities owned, and certain other information regarding shareholder ownership of shares and transactions or interests regarding Rowan Delaware or its securities, (iii) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy, (iv) a representation that the stockholder is a holder of record, is entitled to vote at such meeting an intends to appear to at such meeting and propose such business, and (v) a representation as to whether the stockholder or any person or group associated with the stockholder intends to deliver a proxy statement to Rowan Delaware’s stockholders or otherwise solicit vote from Rowan Delaware’s stockholders;

(2) if the notice relates to any business other than a nomination of a director(s), set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner in such business and

•    One or more shareholders holding at least five percent of the paid-up capital of Rowan UK carrying voting rights, or at least 100 shareholders who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital, can require the company to circulate to shareholders a statement of up to 1,000 words relating to a matter referred to in a proposed resolution or any other business matter to be dealt with in any type of general meeting. The request must be received at least one week before the meeting to which it relates. If so requested, the company is required to circulate a statement in the same manner and at the same time (or as soon as reasonably practical

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

(ii) a description of all agreements, between such stockholder and beneficial owner, and any other person in connection with the proposal of such business by such stockholder;

(3) set forth, for each nominee (i) information relating to such person that would be required to be disclosed in a proxy statement and (ii) a description of all direct and indirect compensation during the past three years, and any other material relationships, between or among such stockholder and beneficial owner on the one hand, and each proposed nominee, on the other hand; and

(4) include a completed and signed questionnaire, representation and agreement for each director nominee.

•    To be timely, a stockholder’s notice must be delivered to the secretary of the corporation not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, subject to any other requirements of law; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

•    Under Rowan Delaware’s bylaws and except as otherwise provided by law, the certificate of incorporation or the bylaws, the person presiding over the meeting shall determine whether a nomination or any business proposed to be brought before the meeting was properly made and if not, to declare that such defective proposal or nomination shall be disregarded.

thereafter) as the notice of the relevant general meeting. Holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their rights to require the company to circulate a statement to shareholders.

•    Shareholders, whether individually or collectively, who do not meet the five percent threshold will not be entitled to nominate a director or propose a shareholder resolution for consideration at a meeting of the shareholders, except for shareholder proposals required by SEC Rule 14a-8 under the Exchange Act.

•    Directors of Rowan UK that are proposed to be elected at a shareholder meeting generally must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal.

•    The New Articles continue Rowan Delaware’s current mechanism for nominating directors, subject to the five percent shareholding requirement set forth above.

•    To be timely, a shareholder’s notice must be delivered to the secretary of the company not earlier than the close of business on the 75th day and not later than the close of business on the 50th day prior to the first anniversary of the preceding year’s annual general meeting, subject to any other requirements of law; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 75th day prior to the date of such annual general meeting and not later than the close of business on the later of the 50th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 65 days prior to the date of such annual general meeting, the 15th day following the day on which public announcement of the date of such meeting is first made by the company.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

•    Under the New Articles and except as otherwise provided by law, the chairman of the meeting shall determine whether a nomination or any business proposed to be brought before the meeting was properly made and, if not, to declare that such defective proposal or nomination shall be disregarded.

Sources and Payment of Dividends

Sources of Dividends

•    Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of:

(1) surplus of the corporation, which is defined as net assets less statutory capital; or

(2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year;

provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

•    Rowan UK may pay dividends on its ordinary shares only out of its “distributable profits,” defined as accumulated, realized profits less accumulated, realized losses, and not out of share capital, which includes share premiums (which are equal to the excess of the consideration for the issuance of shares over the aggregate nominal amount of such shares).

•    In addition, under English law, Rowan UK will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

Declaration of Dividends

•    Rowan Delaware’s certificate of incorporation provides that dividends (payable in cash, stock or otherwise) may be declared by the Board from time to time out of any funds legally available therefor.

•    The New Articles authorize the Rowan UK Board to declare dividends if it considers that the financial position of Rowan UK justifies such payment.

•    The New Articles provide that dividends may be paid in cash or in property, paid-up shares, or debentures of another company.

•    The New Articles provide that shares held by or for the benefit of subsidiaries of Rowan UK will not be entitled to dividends, including any scrip dividends, bonus shares or dividends or distributions of property or debentures of any other company.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders
Record Date

• Rowan Delaware’s bylaws provide that for dividends and other matters, the record date must be set not more than 60 days prior to such action.

•    The New Articles provide that, subject to certain restrictions, the Rowan UK Board may set the record date for a dividend or other distribution, provided the date is not more than 60 days before the date of declaration of the dividend.

Purchase and Redemption of Stock

Purchase and Redemption of Stock, Generally

•    Under Delaware law, a corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation shall:

(1) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced;

(2) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or

(3) redeem any of its shares unless their redemption is authorized by a subsection of the DGCL and then only in accordance with such section and the certificate of incorporation.

•    Under Delaware law, a corporation has a right to resell any of its shares theretofore purchased or redeemed out of surplus and which have not been retired, for such consideration as shall be fixed by the board of directors.

•    The New Articles provide that Rowan UK may purchase its own shares, which, if purchased “off market,” requires approval of the shareholders by special resolution (75 percent of votes cast), and redeem outstanding redeemable shares. Immediately prior to the effective time of the merger, Rowan Delaware, as the sole shareholder of Rowan UK, is expected to pass a special resolution, which would authorize the repurchase of up to 30 percent per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum number of shares to be set forth in the special resolution). Shareholder approval would be necessary no less frequently than every five years to renew this authorization.

•    Rowan UK may redeem or purchase shares only if the shares are fully paid and only out of:

(1) distributable profits; or

(2) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

• Under English law, any shares (including redeemable shares) purchased by Rowan UK must then be cancelled and cannot be resold by the company.

Voting Treasury Stock

•    Under Delaware law, shares of its own capital stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the

•    Under English law, any shares held by a subsidiary of Rowan UK may not be voted or counted for determining quorum and, because Rowan UK shares will not be quoted on certain exchanges in the European Economic Area (i.e.,

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

corporation, are neither entitled to vote nor counted for quorum purposes. However, a corporation has a right to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

•    Under Delaware law, shares which have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date on which written notice of redemption has been sent to holders thereof and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the redemption price to the holders of the shares upon surrender of certificates therefor.

the shares will be listed only on the NYSE), it may not hold treasury shares.

•    Any redeemable shares which are redeemed by Rowan UK must be cancelled, but pending redemption could be voted and deemed issued for the purpose of determining the total number of shares entitled to vote on any such matter unless the terms of issue provide otherwise.

Meetings of Shareholders

•    Rowan Delaware’s bylaws provide that all meetings of stockholders are to be held at any place designated by the Board. Also, written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

•    The New Articles provide that the Rowan UK Board, chairman, or chief executive officer may convene general meetings of the shareholders at any place they so designate.

•    The notice of the general meeting must state the time, date and place of the meeting and the general nature of the business to be dealt with. The general meeting may be within or outside the U.K.

•    Rowan UK must hold its annual general meeting within six months from the day following the end of its fiscal year.

•    Under English law, an annual general meeting must be called by at least 21 clear days’ notice. It is possible to extend this notice period in the company’s articles of association. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice. A meeting other than the annual general meeting must be called by not less than 14 clear days’ notice, but this too can be longer or shortened by agreement. The maximum notice in the New Articles is 60 days for both types of meeting.

•    “Clear days” means calendar days and excludes (1) the date on which a notice is given or a request received; and (2) the date of the meeting itself.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Special Meetings of Shareholders

Calling a Special Meeting

•    Rowan Delaware’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called only on the order of:

(1) the Board; or

(2) the chairman of the Board; or

(3) the chief executive officer.

•    The New Articles provide that general meetings of shareholders may be called on the order of:

(1) the Rowan UK Board; or

(2) the chairman of the Rowan UK Board; or

(3) the chief executive officer.

•    Under English law, one or more shareholders representing at least five percent of the paid up capital of Rowan UK carrying voting rights also have the right to requisition the holding of a general meeting. Holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their right to requisition the holding of a general meeting.

Notice

•    Rowan Delaware’s bylaws provide that stockholders entitled to vote at such special meeting must receive notice of the meeting not less than 10 days and not more than 60 days prior to the meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

•    English law requires that notice of a general meeting of shareholders (other than the annual general meeting convened by the officers, which requires at least 21 clear days) must be delivered to the shareholders at least 14 clear days prior to the meeting. Under the New Articles the notice must be delivered not more than 60 days prior to the meeting. This notice must state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Business transacted at any general meeting of shareholders shall be limited to the purposes stated in the notice.

•    Where the meeting is properly requisitioned by the shareholders of Rowan UK, the Rowan UK Board must call the general meeting within 21 days, and the meeting itself must be held not more than 28 days after the date of the notice convening the meeting.

•    Notice periods for general meetings can be shortened for public companies if shareholders holding 95 percent of the voting rights agree to hold the meeting at short notice. In the case of annual general meetings, all shareholders entitled to attend and vote must agree to short notice.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Appraisal Rights

To Whom are Appraisal Rights Available

•    Under Delaware law, stockholders of a corporation involved in a merger who hold shares of stock on the date a demand is made with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, and who has neither voted in favor of the merger or consolidation nor consented thereto in writing generally have the right to demand and receive payment in cash of the fair value of their stock as determined by the Delaware Court of Chancery, in lieu of receiving the merger consideration.

•    English law does not provide for “appraisal rights” similar to those rights under Delaware law. However, English law will provide for dissenter’s rights which permit a shareholder to object to a court in the context of the compulsory acquisition of minority shares. See “Shareholders’ Votes on Certain Transactions” below.

Exceptions to Appraisal Rights

•    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation if the holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything except:

(1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof;

(2) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either(a) listed on a national securities exchange; or (b) held of record by more than 2,000 holders;

(3) cash in lieu of fractional shares of the stock or depositary receipts received; or

(4) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts described in the foregoing (1) – (3).

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Preemptive Rights

•    Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation.

•    Rowan Delaware’s certificate of incorporation provides that the Board may issue authorized but unissued shares for such consideration as it may determine, and holders of common stock and preferred stock shall have no preemptive rights to purchase any shares or securities of any class, including treasury shares, which may at any time be issued or sold or offered for sale by the corporation.

•    Under English law, unless either a special resolution to the contrary has been passed by the shareholders or there is a provision in the articles of association conferring a corresponding right, the issuance for cash of the following securities must generally be offered first to the existing ordinary shareholders in proportion to the respective nominal values of their holdings:

(1) equity securities (i.e., ordinary shares, which are shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution); or

(2) rights to subscribe for or convert securities into, ordinary shares.

•    English law permits a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude preemptive rights for a period of up to five years.

•    Preemptive rights do not generally apply to a company’s issuance of shares in exchange for consideration other than cash.

•    Immediately prior to the effective time of the merger, Rowan Delaware, as the sole shareholder of Rowan UK, is expected to pass a special resolution to exclude preemptive rights for a period of five years with respect to the allotment of shares up to an aggregate nominal amount of US$18,750,000. Shareholder approval would be necessary no less frequently than every five years to renew this authorization. See “Description of Class A Ordinary Shares of Rowan UK — Preemptive Rights and New Issues of Shares.”

Amendment of Governing Instruments

•    Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires:

(1) recommendation of the board of directors;

(2) the affirmative vote of a majority of the outstanding stock entitled to vote; and

•    The provisions in the articles of association of an English public limited company are generally equivalent to the collective provisions in a certificate of incorporation and bylaws of a Delaware corporation.

•    Under English law, a special resolution of the shareholders is required to amend any provision of the New Articles. The Rowan UK Board does not have the power to amend the New Articles without shareholder approval.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

(3) the affirmative vote of a majority of the outstanding stock of each class entitled to vote.

•    Rowan Delaware’s bylaws provide that the bylaws may be altered, amended or repealed by a vote of the stockholders holding a majority of the company’s shares entitled to vote in the election of directors.

•    Under Delaware law, if provided by the certificate of incorporation, the board of directors has the power to adopt, amend or repeal the bylaws of a company. Rowan Delaware’s certificate of incorporation authorizes the Board to alter, amend, repeal or adopt new bylaws.

Preferred Stock/Additional Shares

•    Rowan Delaware’s certificate of incorporation authorizes the Board:

(1) to provide for the issuance of one or more series of preferred stock;

(2) to establish from time to time the number of shares to be included in such series; and

(3) to fix the powers, designations, preferences, and relative participating, optional, or other special rights, and qualifications, limitations and restrictions thereof.

Rowan Delaware currently does not have any shares of preferred stock outstanding.

•    Preferred shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.

•    Subject to there being an unexpired authority to allot shares, the New Articles permit the Rowan UK Board to issue shares with rights to be determined by the Rowan UK Board at the time of issuance, which may include preferred rights.

Stock Class Rights

•    Under Delaware law, any change to the rights of holders of Rowan Delaware’s common or preferred stock would require an amendment to Rowan Delaware’s certificate of incorporation or the applicable certificate of designation. Holders of shares of a class are entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment will:

(1) increase or decrease the authorized shares of the class;

(2) increase or decrease the par value of the shares of the class; or

(3) alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

•    Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval of the class affected at a separate class meeting.

•    The New Articles provide that shareholders of the relevant class of shares can approve any amendment to their rights either by:

(1) consent in writing of shareholders holding at least 75 percent of the issued shares of that class by amount; or

(2) a special resolution passed at a class meeting of the relevant class.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Shareholders’ Votes on Certain Transactions

Approval of Mergers and Acquisitions Generally

•    Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or substantially all of a corporation’s assets or dissolution requires:

(1) the approval of the board of directors; and

(2) approvals by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

•    Rowan Delaware’s certificate of incorporation does not provide for a higher vote for certain transactions than a majority vote of the stockholders.

•    As noted above, “ordinary resolutions” must be approved by at least a majority of the votes cast by shareholders. “Special resolutions” require the affirmative vote of at least 75 percent of the votes cast at the meeting to be approved.

•    There is no concept of a statutory merger under English law (except where an English company merges with another company based in the European Economic Area).

•    Under English law and subject to applicable U.S. securities laws and NYSE rules and regulations, as a general matter, unless Rowan UK proposes to issue 20 percent or more of its Class A Ordinary Shares or ADS in the transaction, where Rowan UK proposes to acquire another company, approval of Rowan UK’s shareholders is not required.

•    Under English law, where another company proposes to acquire Rowan UK, the requirement for the approval of the shareholders of Rowan UK depends on the method of acquisition.

•    Under English law, schemes of arrangement are arrangements or compromises between a company and any class of shareholders or creditors, and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers (similar to a merger in the U.S.). Such arrangements require the approval of (i) a majority in number of shareholders or creditors (as the case may be) representing 75 percent in value of the creditors or class of creditors or shareholders or class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the English court.

•    Once approved, sanctioned and becoming effective, all shareholders and creditors of the relevant class are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Delaware law.

•    A dissenting shareholder may object to the transfer on the basis that the bidder is not entitled to acquire shares or to specify terms of

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate.

•    Under the Companies Act, if an offeror were to acquire or unconditionally contract to acquire 90 percent of the shares to which the offer relates and 90 percent of the voting rights attached to those shares, then, within three months of the last day on which its offer can be accepted, it could compulsorily acquire the remaining 10 percent. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the issued shares in its favor and pay the consideration to Rowan UK, which would hold the consideration in trust for outstanding shareholders. The consideration offered to the shareholders whose shares are compulsorily acquired must, in general, be the same as the consideration that was available under the takeover offer. See “Description of Class A Ordinary Shares of Rowan UK—Squeeze-out & Sell-out Provisions.”

•    A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer. See “Description of Class A Ordinary Shares of Rowan UK—Squeeze-out & Sell-out Provisions.”

Related Party Transactions

•    Under the rules of the NYSE, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to:

(1) a director, officer or substantial security holder of the company, referred to as a “related party;”

(2) a subsidiary, affiliate or other closely-related person of a related party; or

•    Rowan UK will be subject to the rules of the NYSE regarding related party transactions.

•    Under English law, certain transactions between a director and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, credit transactions and substantial property transactions.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

(3) any company or entity in which a related party has a substantial direct or indirect interest; if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.

However, if the related party involved in the transaction is classified as such solely because such person is a substantial security holder, and if the issuance relates to a sale of stock for cash at a price at least as great as each of the book and market value of the issuer’s common stock, then shareholder approval will not be required unless the number of shares of common stock to be issued, or unless the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance.

Loans to directors and executive officers are prohibited under U.S. securities laws.

Greater than 20 Percent Change in Common Shares or Voting Power

•    Under the rules of the NYSE, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if:

(1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or

(2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

• Rowan UK will continue to be subject to the rules of the NYSE regarding the issuances of shares representing 20 percent or more of its issued share capital.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Rights of Inspection

Rights of Inspection Generally

•    Delaware law allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

(1) the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2) a subsidiary’s books and records, to the extent that:

(A) the corporation has actual possession and control of such records of such subsidiary; or

(B) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:

(i) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and

(ii) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

•    Generally, the register and index of names of shareholders of Rowan UK may be inspected at any time (1) for free, by its shareholders, and (2) for a fee by any other person.

•    The inspecting shareholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.

•    The service contracts, if any, of Rowan UK’s directors can be inspected without charge and during business hours. In this and certain other contexts under applicable English law, a “director” includes certain executive officers and a “service contract” includes any contract under which such a director or executive officer undertakes personally to provide services to the company or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise.

•    The shareholders of Rowan UK may also inspect, without charge and during business hours, the minutes of meetings of the shareholders for the previous 10 years and obtain copies of the minutes for a fee.

•    In addition, the published annual accounts of Rowan UK are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The accounts must also be made available on Rowan UK’s website and remain available until the accounts for the next financial year are placed on the website.

•    Under English law, the shareholders of a company do not have the right to inspect the corporate books of a subsidiary of that company.

•    The New Articles permit shareholders to examine a complete list of shareholders prior to, and at, a shareholder meeting.

Stockholder List

•    Rowan Delaware’s bylaws state that a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares registered in

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

the name of each stockholder shall be open to the examination of any stockholder, for any purpose germane to the shareholder meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, on a reasonably accessible electronic network. The list shall also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.

Standard of Conduct for Directors

•    Delaware law does not contain any specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of the Board is thus determined by the courts of the State of Delaware. In general, directors have a duty to act in good faith, on an informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

•    Rowan Delaware’s bylaws state that the number of directors of the corporation shall be fixed from time to time by resolution adopted by the Board. The current number of directors is 12. The Board currently consists of 12 directors, one of whom is an executive officer of Rowan Delaware.

•    English law imposes certain specific obligations on the directors of Rowan UK. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:

(1) to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

(2) to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

(3) to exercise independent judgment;

(4) to exercise reasonable care, skill and diligence;

(5) to avoid conflicts of interest;

(6) not to accept benefits from third parties; and

(7) to declare an interest in a proposed transaction with the company.

•    The New Articles state that the number of directors of the company shall be fixed from time to time by resolution adopted by the Rowan UK Board (but must not be less than three and not more than 15). The initial number of directors will be 10.

Classification of the Board of Directors

•    Delaware law permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

• English law permits a company to provide for terms of different length for its directors. • The New Articles provide that the Rowan UK Board will be divided into three classes of

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

•    Rowan Delaware’s bylaws provide that the Board will be divided into three classes of directors, each class is elected to serve for a term of three years, with the term of only one class expiring every year.

directors, and each class is elected to serve for a term of three years, with the term of only one class expiring every year.

•    If the declassification proposal is approved, the Rowan UK Board will be declassified over a three year period, beginning in 2013. The directors elected at the 2013 annual general meeting of Rowan UK (and each annual general meeting thereafter) will be elected for one-year terms, and beginning with the 2015 annual general meeting of Rowan UK, the entire Rowan UK Board will be elected annually.

Removal of Directors

•    Delaware law provides that a director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to vote at an election of directors, except that:

(1) shareholders of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

(2) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

•    Under Rowan Delaware’s certificate of incorporation and bylaws, a director of the company may be removed only with cause.

•    Under English law, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions in the company’s articles of association, provided that 28 clear days’ notice of the resolution is given to the company. Holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their rights to remove directors.

•    Unless otherwise provided in the articles of association, the director has a right to make written representations, which the company must circulate to shareholders, as to why he or she should not be removed. This right is not excluded by the New Articles.

Vacancies on the Board of Directors
Vacancies, Generally

•    Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws:

(1) vacancies on a board of directors; and

(2) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the

•    The New Articles provide that:

(1) any vacancies on the Rowan UK Board; or

(2) any newly created directorships,

shall be filled by the majority vote of the remaining directors of all classes, whether or not a quorum, or by a sole remaining director. If there are, however, no directors in office, a shareholder may convene a general meeting for the purpose of appointing directors.

•    Shareholders also have a right to propose directors for appointment at a general

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

•    Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, when one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

•    Rowan Delaware’s certificate of incorporation and bylaws both provide that:

(1) any vacancies on the Board; or

(2) newly created directorships, shall be filled by the majority vote of the remaining directors of that class classes, or if none, then by a majority of the remaining directors or, if applicable, by the sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

meeting convened by the Rowan UK Board for such purpose, provided the shareholder(s) comply with the relevant procedural requirements. Holders of ADS may have to surrender their ADS and withdraw their Class A Ordinary Shares in order to exercise their rights to propose directors for appointment at a general meeting. See “Shareholder Proposals and Shareholder Nominations of Directors” and “Special Meetings of Shareholders” above.

Term of Service After Appointment to Fill a Vacancy

•    Rowan Delaware’s certificate of incorporation and bylaws further provide that any director appointed to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he or she was appointed.

•    The New Articles provide that any director appointed to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he or she was appointed. In the event such term extends beyond the next annual general meeting of shareholders for which a definitive proxy statement has not been filed at the time of the appointment, the director or directors so appointed shall be named and described in the next definitive annual general meeting proxy statement and shall stand for election

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

for the remaining portion of the term of office at the annual general meeting of shareholders subject to said proxy statement.

•    The New Articles also provide that in the event of any change in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall, if the Rowan UK Board remains classified, be apportioned by the Rowan UK Board among the classes of directors so as to maintain such classes as nearly equal as possible.

Impact on Classification of the Board

•    Rowan Delaware’s certificate of incorporation and bylaws also provide that in the event of any change in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to maintain such classes as nearly equal as possible.

• The New Articles provide, if the Rowan UK Board remains classified, for the same apportionment among the classes of directors.

Liability of Directors and Officers

•    Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

(1) any breach of his or her duty of loyalty to the corporation or its stockholders;

(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

(4) any transaction from which he or she derives an improper personal benefit.

•    Rowan Delaware’s certificate of incorporation provides that a director of the

•    English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

•    Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

company will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director will be liable (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

Indemnification of Directors and Officers

•    Delaware law provides that a corporation may indemnify a person who is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding on account of being a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person:

(1) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

(2) in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

•    Rowan Delaware’s bylaws provide that the company will indemnify, to the fullest extent permitted by Delaware law, members of the Board and officers of the company from and against all expenses, liabilities or losses reasonably incurred or suffered. Further, the company may purchase and maintain insurance to effect indemnification.

•    Subject to exceptions, English law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

•    The exceptions allow a company to:

(1) purchase and maintain director and officer insurance, or “D&O Insurance” against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, D&O Insurance will not cover losses incurred in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental fines and clean-up costs. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true; and

(2) provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

civil proceedings brought by the company itself; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies). Rowan UK can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issuances; and

(3) indemnify a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company.

•    The New Articles include a provision requiring the company to indemnify to any extent permitted by law any person who is or was a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the company or any associated company. The New Articles go on to state that where a person is so indemnified, such indemnity may extend to all costs, losses, expenses and liabilities incurred by him or her.

•    In addition to the provisions of the New Articles, it is common to set out the terms of the QTPIP in the form of a deed of indemnity between the company and the relevant director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under English law. We expect to enter into new indemnification agreements and deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). See “Proposal 1—Approval of the Adoption of the Merger Agreement—Additional Agreements.”

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

•    Rowan UK will be required to disclose in its annual directors’ report any QTPIP in force at any point during the relevant financial year or in force when the directors’ report is approved. A copy of the indemnity or, if it is not in writing, a memorandum setting out its terms must be open to inspection during the life of the indemnity and for a period of one year from the date of its termination or expiration. Any shareholder may inspect the indemnity, or memorandum, without charge or may request a copy on payment of a fee.

Shareholders’ Suits

•    Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

(1) state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

(2)(A) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors; or

(B) state the reasons for the plaintiff’s failure to obtain the action or for not making the effort.

•    Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

•    An individual may also commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

•    While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder whose name is on the register of shareholders of Rowan UK to apply for a court order:

(1) when Rowan UK’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(2) when any act or omission of Rowan UK is or would be so prejudicial.

•    The New Articles provide that English courts will have exclusive jurisdiction with respect to any suits brought by shareholders against Rowan UK or its directors.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Share Acquisitions

•    Section 203 of the Delaware General Corporation Law prohibits “business combinations.” A corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder held at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

• No comparable provision.

Mandatory Offers

• No comparable provision.

•    If Proposal 2 is approved, then, except with the consent of the Rowan UK Board or the prior approval of the shareholders, a shareholder, together with persons acting in concert, would be at risk of certain Rowan UK Board sanctions if they acquired more than a 30 percent shareholding in Rowan UK without making an offer for all of the other issued shares that is in cash or accompanied by a cash alternative. See “Description of Class A Ordinary Shares of Rowan UK—Mandatory Offers.”

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Anti-Takeover Matters

•    A Delaware court will generally uphold board of director decisions to adopt anti-takeover measures, such as shareholder rights plans, in the face of a potential takeover where the directors are able to show that:

(1) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

(2) the board action taken was reasonable in relation to the threat posed.

•    English law does not expressly prohibit anti-takeover measures, such as shareholder rights plans. The New Articles provide that the Rowan UK Board may adopt a shareholder rights plan at any time, subject to compliance with their fiduciary duties.

See “Description of Class A Ordinary Shares of Rowan UK—Anti-takeover Provisions.”

Disclosure of Interests

•    Certain acquisitions of shares of common stock of Rowan Delaware may require disclosure under the Exchange Act on Schedule 13D. Some acquisitions, however, may qualify for a short-form disclosure on Schedule 13G. Generally, an acquisition of more than a five percent interest in a U.S. publicly-held issuer by:

(1) certain types of persons, including a broker-dealer, a bank, an insurance company, an investment company and an investment advisor, or

(2) a “passive investor” who is not seeking to acquire or influence control of the issuer, so long as the investor owns less than 20 percent of the class of stock it is acquiring.

May be disclosed on a Schedule 13G.

•    A buyer who files a Schedule 13G must amend it periodically:

(1) to report any change in the information previously reported; or

(2) if it acquires more than 10 percent of the class of stock and, thereafter, if it undergoes any change in ownership of five percent or more of the class of stock.

•    After the effective time of the merger, the Schedule 13D and Schedule 13G reporting regime will continue to apply to Rowan UK as it will have its shares registered under Section 12 of the Exchange Act.

•    In addition, English law provides that a company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to have been within the three preceding years, interested in its issued voting share capital to:

(1) confirm whether this is or is not the case; and

(2) if this is the case, to give further information that it requires relating to his or her interest and any other interest in the company’s shares of which he or she is aware.

The disclosure must be made within a reasonable period as specified in the relevant notice which may be as short as one or two days.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws

Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

•    Rowan Delaware is a U.S. company incorporated under the laws of Delaware and has substantial assets located in the U.S. As a result, investors generally can initiate lawsuits in the U.S. against Rowan Delaware and its directors and officers and can enforce lawsuits based on U.S. federal securities laws in U.S. courts.

•    As a company listed on the NYSE, Rowan UK and its directors and officers will be subject to U.S. federal securities laws, and investors could initiate civil lawsuits in the U.S. against Rowan UK for breaches of the U.S. federal securities laws.

•    Because Rowan UK will be a public limited company incorporated under English law after the effective time of the merger, investors could experience more difficulty enforcing judgments obtained against Rowan UK in U.S. courts than would currently be the case for U.S. judgments obtained against Rowan Delaware. In addition, it may be more difficult (or impossible) to bring some types of claims against Rowan UK in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. In addition, the New Articles will provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Rowan UK or its directors.

•    A judgment obtained against Rowan UK from a U.S. court will not be recognized by the English courts but an action may be commenced in the English courts for an amount due under a judgment given by the U.S. courts if that judgment is (a) for a debt or definite sum of money; (b) final and conclusive; and (c) not of a penalty or revenue nature. A judgment may be impeached by showing that: (i) the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment; (ii) the judgment was obtained through fraud; (iii) the enforcement of the judgment would be contrary to the public policy of the U.K.; or (iv) the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

•    Rowan UK and its directors and officers may be subject to criminal penalties in the U.S. arising from breaches of the U.S. federal securities laws, but may not be subject to criminal penalties in the U.K. unless the criminal laws of the U.K. were violated.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

•    A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws might not be permitted on public policy grounds.

Short Swing Profits

•    Directors and officers of Rowan Delaware are governed by rules under the Exchange Act that may require directors and officers to forfeit to Rowan Delaware any “short swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of Rowan Delaware equity securities.

• As a company listed on the NYSE and subject to the Exchange Act, directors and officers of Rowan UK would be subject to the U.S. securities laws, including the prohibitions on “short swing” trading.

Proxy Statements and Reports

Notices and Reports to Shareholders; Matters to Include

Proxy Statements Generally

• Under the Exchange Act proxy rules, Rowan Delaware must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

•    The Exchange Act proxy rules will continue to apply to Rowan UK, unless there are further changes in the Company as described in “Effect of the Merger on Potential Future Status as a Foreign Private Issuer.”

•    English law does not have specific proxy solicitation legislation, but approaches to shareholders may need to comply with the U.K. Financial Services and Markets Act 2000.

Voting by Proxy

•The New Articles provide that each shareholder is entitled to vote in person or by proxy for each share of the capital stock having voting power held by such shareholder, but no proxy shall be voted on after three years from its date unless the proxy provides for a longer period.
•Rowan UK may provide means, including via the Internet or by means of a telephonically communicated datagram, for the receipt of any document or information relating to proxies.
•Because shares of Rowan UK will trade on the NYSE in ADS form only, Rowan UK will not be required to prepare and submit for shareholder approval a directors’ remuneration report.

•    Rowan Delaware’s bylaws provide that each stockholder is entitled to vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Approval of Director Compensation
• Rowan Delaware’s stockholders generally do not have the right to approve directors’ compensation; however, Rowan Delaware is subject to SEC reporting requirements for director and executive

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders
officer compensation and shareholder non-binding advisory votes to approve named executive officer compensation and to determine the frequency of such non-binding advisory votes.

Rowan UK will remain subject to SEC reporting requirements for director and executive officer compensation and shareholder non-binding advisory votes to approve named executive officer compensation and to determine the frequency of such non-binding advisory votes.

•    English law requires, in the case of officers who are also considered directors under English law, that employment agreements with a guaranteed term of more than two years be subject to a prior approval of shareholders at a general meeting.

Approval of Auditors

•    Rowan Delaware’s stockholders do not have the right to appoint the company’s auditors; however, Rowan Delaware typically includes in its proxy statement a shareholder proposal to ratify the appointment of its auditors.

•    Under English law, Rowan UK’s shareholders approve the company’s auditors each year. In addition, the company’s annual financial statements, which must, to the satisfaction of the Rowan UK Board, give a “true and fair view” of the assets, liabilities, financial position and profit or loss of Rowan UK and the consolidated group, must be presented to the shareholders at a general meeting but are not required to be approved by the shareholders.

Notice

•    Rowan Delaware’s bylaws provide that whenever notice is required to be given to any stockholder, such notice may be given in writing, by mail, addressed to such stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the U.S. mail.

•    The New Articles provide that whenever notice is required to be given to any shareholder, such notice may be given in writing:

(1) personally;

(2) by mail, addressed to such shareholder, at his or her address as it appears on the records of the company, with postage thereon prepaid;

(3) by sending it in electronic form (if the shareholder has so agreed); or

(4) in certain circumstances, by making the notice available on a website.

Provisions Currently Applicable to Rowan Delaware Stockholders	Provisions Applicable to Rowan UK Shareholders

Reporting Requirements

•    As a U.S. public company, Rowan Delaware must file with the SEC, among other reports and notices:

(1) an Annual Report on Form 10-K within 60 days after the end of a fiscal year;

(2) a Quarterly Report on Form 10-Q within 40 days after the end of a fiscal quarter ending; and

(3) Current Reports on Form 8-K upon the occurrence of certain important corporate events. Unless otherwise specified, a report is to be filed or furnished within four business days after occurrence of the event.

•    Since Rowan UK would be considered a successor issuer to Rowan Delaware and would be listed on the NYSE, Rowan UK would remain subject to U.S. securities laws, but would not be subject to the reporting obligations of companies listed on the London Stock Exchange or on any other securities exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 15, 2012, information with respect to shares of common stock of Rowan Delaware beneficially owned by each person or group known by us to own more than five percent of the outstanding shares of common stock of Rowan Delaware:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2)	10,731,399	8.68%
40 East 52nd Street
New York, NY 10022
FMR LLC (3)	8,575,730	6.94%
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group, Inc. (4)	6,724,310	5.44%
100 Vanguard Boulevard
Malvern, PA 19355
First Pacific Advisors, LLC (5)	6,719,900	5.44%
11400 West Olympic Boulevard, Suite 1200
Los Angeles, CA 90064
State Street Corporation (6)	6,224,600	5.04%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based on 123,578,642 shares of common stock of Rowan Delaware outstanding as of January 31, 2012.
(2)	As reported on Schedule 13G/A (filed with the SEC on February 10, 2012) by BlackRock, Inc. and certain of its subsidiaries. BlackRock reports sole investment and sole dispositive power over all shares reported above.
(3)	As reported on Schedule 13G (filed with the SEC on February 14, 2012) by FMR LLC, a parent holding company. FMR LLC is the beneficial owner of all 8,575,730 shares, has sole dispositive power over all 8,575,730 shares and has sole voting power over 1,928,990 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own shares of common stock representing approximately 49 percent of the voting power of FMR LLC. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR LLC. Of these 8,575,730 shares, 6,638,140 shares are beneficially owned by Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR LLC; 40,217 shares are beneficially owned by Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act and wholly owned subsidiary of FMR LLC; 4,340 shares are beneficially owned by Strategic Advisers, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 23,610 shares are beneficially owned by Pyramis Global Advisors, LLC, an investment advisor and indirect wholly owned subsidiary of FMR LLC; and 1,177,990 shares are beneficially owned by Pyramis Global Advisors Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 13(d)(1) of the Exchange Act, is the beneficial owner of 691,433 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25 percent and less than 50 percent of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act.

(4)	As reported on Schedule 13G (filed with the SEC on February 10, 2012) by The Vanguard Group, Inc. and certain of its subsidiaries (“Vanguard”). Vanguard reports sole voting power over 176,624 shares, sole dispositive power over 6,547,686 shares and shared dispositive power over 176,624 shares.
(5)	As reported on Schedule 13G (filed with the SEC on February 14, 2012) by First Pacific Advisors, LLC (“FPA”), Robert L. Rodriguez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment advisor to its various clients, may be deemed to be the beneficial owner of the shares reported above, as in its capacity as investment advisor it has shared voting power over 2,763,500 shares and the power to dispose or direct the disposition of all shares of the issuer owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares, and each disclaims beneficial ownership of such shares.
(6)	As reported on Schedule 13G (filed with the SEC on February 13, 2012) by State Street Corporation, acting in various fiduciary capacities. The reporting person has shared voting and dispositive power of the shares reported above, and disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of January 31, 2012, information with respect to shares of common stock of Rowan Delaware beneficially owned by each director, by each of our executive officers who are identified as “named executive officers” in the proxy statement for our 2011 Annual Meeting of Stockholders, and by all of our directors and executive officers as a group.

Executive Officers and Directors	Shares Beneficially Owned (1)		Percent of Class (2)
W. Matt Ralls	477,323	(1)	—	(3)
President and Chief Executive Officer, Director
Thomas P. Burke	29,621		—	(3)
Chief Operating Officer
Mark A. Keller,	304,865	(1)	—	(3)
Senior Vice President, Business Development
John L. Buvens	213,651	(1)	—	(3)
Executive Vice President, Legal
William H. Wells	180,243	(1)	—	(3)
Senior Vice President and Chief Financial Officer
R.G. Croyle	51,493		—	(3)
Director
William T. Fox III	40,057		—	(3)
Director
Sir Graham Hearne	32,890		—	(3)
Director
Thomas R. Hix	11,888		—	(3)
Director
Robert E. Kramek	18,015		—	(3)
Director
Frederick R. Lausen	54,057		—	(3)
Director
H.E. Lentz	70,157		—	(3)
Chairman of the Board
Lord Moynihan	38,057		—	(3)
Director
Suzanne P. Nimocks	4,157		—	(3)
Director
P. Dexter Peacock	35,390		—	(3)
Director
John J. Quicke	12,888		—	(3)
Director
All directors and executive officers as a group	1,790,881	(1)	1.44%
(20 persons, including those named above)
David P. Russell	54,227	(4)	—	(3)
Former Executive Vice President, Drilling Operations (4)

(1)	Includes shares immediately issuable upon exercise of stock options as of January 31, 2012, shares issuable upon exercise of stock options that vest within 60 days of January 31, 2012, and restricted stock units that vest within 60 days of January 31, 2012.
(2)	Based on 123,578,642 shares of common stock of Rowan Delaware outstanding on January 31, 2012.
(3)	Ownership of less than 1 percent of the outstanding shares of common stock of Rowan Delaware.
(4)	Mr. Russell resigned as an executive officer on July 28, 2011. Beneficial ownership information is as of May 5, 2011, the date of filing of Mr. Russell’s most recent Form 4.

LEGAL MATTERS

Baker & McKenzie LLP (U.S.) has advised us in connection with certain U.S. legal matters with respect to the merger and Baker & McKenzie LLP (U.K.) has advised us in connection with certain U.K. legal matters with respect to the merger, including legal matters with respect to the validity of the Class A Ordinary Shares represented by the ADS to be issued pursuant to the merger.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Rowan Delaware’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Rowan Delaware’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which (i) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the Rowan Delaware’s completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively, and (ii) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Rowan Delaware is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Rowan Delaware’s SEC filings also are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Rowan Delaware at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Rowan Delaware common stock is currently listed.

Rowan UK has filed a Registration Statement on Form S-4 with the SEC to register its Class A Ordinary Shares underlying the ADS in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Rowan UK under applicable U.S. securities laws in addition to being the proxy statement of Rowan Delaware for the special meeting. This proxy statement/prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Services Authority’s Prospectus Rules. A registration statement on Form F-6 in respect of the ADS has also been filed with the SEC.

In addition to the information set forth in this proxy statement/prospectus, SEC rules allow Rowan Delaware and Rowan UK to “incorporate by reference” information into this proxy statement/prospectus, which means that Rowan Delaware can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information therein that is superseded by information set forth in this proxy statement/prospectus. We incorporate by reference the documents listed below and any additional documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information or exhibits “furnished” to but not “filed”) following the date of this document, but prior to the date of the special meeting. These documents contain important information about Rowan Delaware. The documents incorporated by reference are

1.	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012 (except for Item 8, which is not incorporated by reference herein);

2.	Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2011; and

3.	Current Report on Form 8-K filed with the SEC on February 3, 2012.

If you are a stockholder of record or beneficial owner, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Stockholders of record, beneficial owners, and any other person to whom a proxy statement is delivered may obtain without charge a copy of documents that we incorporate by reference into this proxy statement/prospectus (including exhibits, but only if specifically requested) by requesting them by telephone at (713) 621-7800 or in writing at the following address:

Rowan Companies, Inc.

Attn: Investor Relations Department

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

If you would like to request documents from us, please do so no later than five business days prior to the date of the special meeting to assure that you will receive them before the special meeting.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to consider and vote upon the proposals herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to our stockholders nor the issuance of ADS representing Class A Ordinary Shares in the merger shall create any implication to the contrary.

OTHER INFORMATION

Stockholder Proposals for Next Annual Meeting (if the adoption of merger agreement is not approved)

If the proposal to approve the adoption of merger agreement is not approved by our stockholders, any of our stockholders intending to present a proposal at the 2012 annual meeting of Rowan Companies, Inc. must have delivered such proposal to our principal executive offices, in writing and in accordance with SEC Rule 14a-8, no later than November 16, 2011, for inclusion in the proxy statement related to that meeting. The proposal should be delivered to our Secretary by certified mail, return receipt requested.

If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, the proposal must have been received at the above address no later than January 30, 2012, to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act. In addition, our bylaws require that proposals of stockholders made outside of SEC Rule 14a-8 and nominations for the election of directors at the 2012 Annual Meeting of Stockholders must have been submitted, in accordance with the requirements of our bylaws, no earlier than December 30, 2011, nor later than January 29, 2012. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Information Concerning Stockholder Proposals Made at the Special Meeting

According to Article II, Sections 7 and 10 of Rowan Delaware’s bylaws, business transacted at any special meeting of stockholders is limited to the purposes stated in the notice of such special meeting. Therefore, no stockholder may present a proposal at the special meeting.

Shareholder Proposals After the Merger

If the merger is approved, Rowan UK will become the successor issuer of Rowan Delaware for purposes of U.S. securities laws. Shareholder proposals to be included in the proxy materials for our general meeting at which directors will be elected to be held in 2012 must have been received by us by November 16, 2011, and must otherwise comply with Rule 14a-8 promulgated by the SEC to be considered for inclusion in our proxy statement for that year. If you do not comply with Rule 14a-8, we will not be required to include the proposal in our proxy statement and the proxy card mailed to our shareholders.

If you desire to bring a matter before a meeting of the shareholders of Rowan UK and the proposal is submitted outside the process of Rule 14a-8, a shareholder must follow the procedures set out under the Companies Act, the New Articles of Rowan UK and the deposit agreement, which may require you to surrender the ADS and withdraw the Class A Ordinary Shares.

Communications to the Board

The Board has adopted the following process for stockholders and other interested parties to send communications to members of the Board. Stockholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies, Inc., c/o Corporate Secretary, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056.

Householding of Proxy Materials

We participate, and some brokers, banks, trusts and other nominee record holders may be participating, in the practice of “householding” proxy materials. This procedure allows multiple stockholders residing at the same address the convenience of receiving a single proxy statement/prospectus and any other proxy materials. You may request a separate copy of the proxy statement/prospectus by calling 1-800-579-1639, by using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com, or by writing us at Rowan Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of February 27, 2012, by and between Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), and Rowan Mergeco, LLC, a Delaware limited liability company and wholly owned subsidiary of Rowan Delaware (“Rowan Mergeco”).

PRELIMINARY STATEMENTS

A. The Board of Directors of Rowan Delaware (the “Board”) has unanimously determined that it is advisable and in the best interests of Rowan Delaware’s stockholders to reorganize the corporate structure of Rowan Delaware and the group of companies it controls (the “restructuring”), whereby, among other transactions, Rowan Mergeco will merge with and into Rowan Delaware with Rowan Delaware as the surviving corporation (the “Merger”).

B. The Board has unanimously approved the Merger, this Agreement and, to the extent applicable to Rowan Delaware, the other transactions described herein or contemplated hereby, pursuant to which Rowan Delaware will be the surviving corporation in the Merger and will become an indirect, wholly owned subsidiary of Rowan UK (as defined below), all upon the terms and subject to the conditions set forth in this Agreement, and whereby each outstanding share of common stock, par value US$0.125 per share, of Rowan Delaware (“Rowan Delaware Common Stock”), other than those shares of Rowan Delaware Common Stock held by Rowan Delaware in treasury or by any subsidiaries of Rowan Delaware (other than any shares held for the benefit of any employee or director benefit plan), shall be converted into the right to receive one American depositary share (each, an “ADS,” and, collectively, the “ADS”), each of which represents one Class A Ordinary Share, par value US$0.125 per share (collectively, the “Class A Ordinary Shares”), and is evidenced by an American depositary receipt (an “ADR”), of Rowan Companies Limited, a newly formed English private limited company, which, prior to the Effective Time (as defined below), will re-register as an English public limited company named “Rowan Companies, plc” (“Rowan UK”).

C. The sole member of Rowan Mergeco has approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein or contemplated hereby.

D. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Rowan Delaware Common Stock entitled to vote thereon.

E. Rowan Delaware and Rowan Mergeco intend for the Merger to qualify as a reorganization under Section 368(a) and/or an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”).

F. Rowan Delaware and Rowan Mergeco further intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulations thereunder.

AGREEMENT

In consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Rowan Mergeco shall merge with and into Rowan Delaware in accordance with this Agreement and the separate corporate existence of Rowan Mergeco shall thereupon cease. From and after the Effective Time and in accordance with the DGCL, (a) Rowan Delaware shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), becoming an indirect, wholly owned subsidiary of Rowan UK, (b) the corporate identity, existence, powers, rights and immunities of Rowan Delaware as the Surviving Corporation shall continue unimpaired by the Merger, and (c) Rowan Delaware shall succeed to and shall possess all the assets, properties (real, personal and mixed), rights, privileges, powers, franchises, immunities and purposes of, and be subject to all the debts, liabilities, obligations, restrictions and duties of, Rowan Mergeco, all without further act or deed.

Section 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law or this Agreement, waiver of the conditions set forth in Article V, and if this Agreement shall not have been terminated as provided in Section 6.1, Rowan Mergeco and Rowan Delaware shall cause a certificate of merger (the “Certificate of Merger”) satisfying the requirements of Section 264(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. Following the filing of the certificate of merger as provided above, the Merger shall become effective at 12:01 a.m., Eastern Time on the first business day after the stockholders of Rowan Delaware approve the adoption of this Agreement, or at such later date as the parties hereto shall agree (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS;

DIRECTORS AND OFFICERS OF

SURVIVING CORPORATION

Section 2.1 Name of the Surviving Corporation. The name of the Surviving Corporation shall be “Rowan Companies, Inc.”

Section 2.2 Certificate of Incorporation of the Surviving Corporation. From and after the Effective Time, the Certificate of Incorporation of Rowan Delaware in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 2.3 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of Rowan Delaware in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 2.4 Directors of Surviving Corporation. From and after the Effective Time, the directors of Rowan Delaware immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

Section 2.5 Officers of Surviving Corporation. From and after the Effective Time, the officers of Rowan Delaware immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

ARTICLE III

CANCELLATION AND CONVERSION OF STOCK

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Rowan Delaware Common Stock, any membership interests in Rowan Mergeco, any Class A Ordinary Shares of Rowan UK, any Class B Ordinary Shares of Rowan UK or any ADS or ADRs of Rowan UK:

(a) Cancellation of Certain Rowan Delaware Common Stock. Each issued share of Rowan Delaware Common Stock that is owned by Rowan Delaware (as a treasury share or otherwise) or by any subsidiaries of Rowan Delaware (excluding, for the avoidance of doubt, any shares of Rowan Delaware Common Stock held in or for the benefit of any employee or director benefit plan such as a 401(k) plan or equity incentive plan) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable hereunder in connection with such cancellation.

(b) Conversion of Remaining Rowan Delaware Common Stock. Subject to Section 3.2(l), each outstanding share of Rowan Delaware Common Stock (other than the issued shares of Rowan Delaware Common Stock referenced in Section 3.1(a)) shall be converted into and shall become the right to receive one validly issued, fully paid and nonassessable ADS, which, collectively with any other ADS received by a holder of shares of Rowan Delaware Common Stock, immediately after the Effective Time shall be represented by one or more ADRs.

(c) Conversion of Rowan Mergeco Membership Interests. All issued and outstanding membership interests in Rowan Mergeco shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value US$0.125 per share, of the Surviving Corporation (the “Surviving Corporation Common Share”).

(d) Equity Incentive Plans. At the Effective Time, all outstanding options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire or receive shares of Rowan Delaware Common Stock (or the right to receive benefits or amounts by reference to those shares) under any of Rowan Delaware’s equity incentive plans, compensation plans, and other benefit plans, agreements, awards and other similar arrangements (“Equity Plans”) shall be converted into options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire, or receive ADS (or the right to receive benefits or amounts by reference to ADS), as applicable, on a one-for-one basis, as further described in Article 4 below.

(e) Class B Ordinary Shares of Rowan UK. Each issued and outstanding Class B Ordinary Share, nominal value £1.00 per share, of Rowan UK (“Class B Ordinary Shares”) immediately prior to the Effective Time shall remain outstanding, except that such shares shall have no voting rights or rights to dividends or distributions to the extent that they are held by Rowan Delaware.

Section 3.2 Surrender and Exchange of Shares.

(a) Following the date of this Agreement and in any event not less than three business days prior to the Effective Time, Rowan Delaware shall select a bank or trust company to act as exchange agent in connection with the Merger (including any successor, the “Exchange Agent”) for the purpose of exchanging certificates representing Rowan Delaware Common Stock (“Certificates”) for ADS or ADRs evidencing one or more ADS.

(b) The Exchange Agent shall act as the agent for each holder of shares of Rowan Delaware Common Stock to receive the ADS that such holder shall become entitled to receive with respect to such holder’s shares of Rowan Delaware Common Stock pursuant to this Article III.

(c) Prior to the Effective Time, Rowan Mergeco or, after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Exchange Agent, from time to time, (i) such number of ADS and/or ADRs evidencing ADS, in such denominations as the Exchange Agent shall specify, as are deliverable pursuant to Section 3.1, and which, unless Rowan Mergeco or the Surviving Corporation shall otherwise determine, may be deposited with the Exchange Agent through the facilities of The Depository Trust Company (“DTC”), and (ii) the amount of cash that is payable pursuant to this Article III, in each case in respect of shares of Rowan Delaware Common Stock for which Certificates are expected to be properly delivered to the Exchange Agent.

(d) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each stockholder who was a stockholder of record immediately prior to the Effective Time of shares of Rowan Delaware Common Stock, a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such shares of Rowan Delaware Common Stock shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent.

(e) Each holder of shares of Rowan Delaware Common Stock shall be entitled to receive in exchange for such holder’s shares of Rowan Delaware Common Stock, upon surrender to the Exchange Agent of one or more Certificates, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of whole ADS into which such holder’s shares of Rowan Delaware Common Stock represented by such holder’s properly surrendered Certificate(s) were converted in accordance with Section 3.1 and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(f) If delivery of the ADS is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or delivery shall have (i) paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the ADS to a person other than the registered holder of the Certificate surrendered or (ii) shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable ADS as contemplated by this Article III and any cash dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(g) At the Effective Time, the stock transfer books of Rowan Delaware shall be closed and thereafter there shall be no further registration of transfers of shares of Rowan Delaware Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates presented to the Exchange Agent shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(h) Any ADS to be delivered plus any cash dividend or other distribution that a former holder of shares of Rowan Delaware Common Stock has the right to receive pursuant to this Article III that remains unclaimed by any former holder of shares of Rowan Delaware Common Stock after the Effective Time shall be held by the Exchange Agent (or a successor agent appointed by the Surviving Corporation). None of the Surviving Corporation, Rowan UK, the Exchange Agent or any of their affiliates shall be liable to any former holder of shares of Rowan Delaware Common Stock for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar law nine months after the Effective Time. If any Certificate has not been surrendered prior to the second anniversary of the Effective Time (or immediately prior to an earlier date on which the ADS in respect of the Certificate would otherwise escheat to or become the property of any governmental entity), any cash, share dividends and distributions otherwise payable in respect of the Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Dividends or other distributions declared by Rowan UK after the Effective Time with respect to ADS deliverable with respect to the shares of Rowan Delaware Common Stock shall accrue, but shall not be paid to the holder of any unsurrendered Certificates until after those Certificates are surrendered as provided in this Article III. After such surrender, there shall be delivered and/or paid to the holder of the ADS delivered in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those ADS with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those ADS with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(j) No holder of Rowan Delaware Common Stock will be entitled to exercise voting or other stockholder rights with respect to ADS deliverable with respect to such Rowan Delaware Common Stock until after such holder has surrendered the Certificates representing such Rowan Delaware Common Stock as provided in this Article III.

(k) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable ADS deliverable in respect of the shares of Rowan Delaware Common Stock represented by the Certificate pursuant to this Article III.

(l) Each holder of shares of Rowan Delaware Common Stock otherwise entitled to receive a fractional interest in an ADS pursuant to the terms of this Article III shall be entitled to receive, in accordance with the provisions of this Section 3.2(l), a cash payment (without interest) in lieu of such fractional interest in an ADS determined by multiplying the fractional interest in an ADS to which such holder would otherwise be entitled by the closing price for shares of Rowan Delaware Common Stock as reported on the New York Stock Exchange (“NYSE”) on the last trading day prior to the date on which the Effective Time occurs. Any cash payment in lieu of a fractional interest shall be made in U.S. dollars.

(m) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of shares of Rowan Delaware Common Stock pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any former holder of shares of Rowan Delaware Common Stock, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

Section 3.3 No Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of Rowan Delaware Common Stock under the DGCL in connection with the Merger.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

Section 4.1 Assignment and Assumption of Equity Plans. At the Effective Time, Rowan Delaware shall assign to Rowan UK, and shall cause Rowan UK to adopt and assume, the Rowan Companies, Inc. 2009 Incentive Plan (“2009 Incentive Plan”) for purposes of Rowan UK granting equity awards after the Effective Time, and such other plans, if any, so authorized by the Board. Rowan Delaware shall remain the plan sponsor of all other Equity Plans and, further, Rowan Delaware shall remain the sponsor of all outstanding equity awards granted under the Equity Plans, including outstanding awards granted under the 2009 Incentive Plan prior to the Effective Time, unless otherwise determined by the Board. To the extent an Equity Plan provides for the award of incentive stock options pursuant to Section 422 of the Code, approval of such plan by Rowan Delaware, as the sole direct or indirect shareholder of Rowan UK, shall be deemed, as of the Effective Time, to constitute shareholder approval of such Equity Plan and the issuance or delivery of ADS under the share limitations set forth thereunder for purposes of Section 422(b) of the Code, to the extent such shareholder approval is required.

Section 4.2 Application of Equity Plans to ADS. To the extent any Equity Plan provides for the grant, issuance, delivery or purchase of, or otherwise relates to, options, stock appreciation rights, awards of restricted stock or restricted stock units or other rights to purchase, acquire or receive shares of Rowan Delaware Common Stock (or the right to receive benefits or amounts by reference to those shares), from and after the Effective Time, Rowan Delaware (or Rowan UK, if applicable) shall cause such Equity Plan to be amended to provide for the grant, issuance, delivery, acquisition or purchase of, or otherwise relate to, ADS and ADRs, as applicable, and all options or awards issued, or benefits available or based upon (including by reference to) the value of a specified number of shares of Rowan Delaware Common Stock, under such Equity Plans after the Effective Time shall entitle the holder thereof to purchase or receive, or receive payment based on (including by reference to), as applicable, an equal number of ADS in accordance with the terms of such Equity Plans. Except as provided in this Section 4.2 and for certain amendments to the Equity Plans to reflect the Merger and comply or facilitate compliance with applicable English and/or U.K. corporate and tax law requirements, the outstanding options, stock appreciation rights, restricted stock awards, restricted stock unit awards or other equity-based awards or benefits available under the terms of any Equity Plan at and following the Effective Time shall be subject to the same terms and conditions as under such Equity Plan and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same exercise or measurement price). Notwithstanding the foregoing, the number of ADS and ADRs, as applicable, issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by Rowan Delaware (or Rowan UK, if applicable) only to the extent necessary to comply with U.S. and/or U.K. law. The foregoing adjustments shall be made in accordance with U.S. and/or U.K. law (and administrative practice of applicable governmental authorities), including but not limited to Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder, to the extent such provisions are applicable to an option, award, or benefit.

Section 4.3 Issuance of ADS under Equity Plans. To the extent any ADS are held by Rowan Delaware or any other subsidiaries of Rowan UK after the Effective Time, Rowan Delaware and such other subsidiaries of Rowan UK agree to use such ADS for future issuances in connection with the Equity Plans, including at the direction of Rowan UK in the case of future equity awards that may be made under the 2009 Incentive Plan (and such other plans, if any, so authorized by the Board), as amended to reflect the Merger, and in the case of any currently outstanding equity awards that may be assumed by Rowan UK, as determined by the Board.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to the Obligations of Each Party. The obligations of the respective parties hereto to effect the Merger are subject to the satisfaction or waiver (if capable of waiver pursuant to applicable law) of the following conditions:

(a) the adoption of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Rowan Delaware Common Stock entitled to vote thereon;

(b) following the SEC’s declaration of effectiveness referenced in Section 5.1(j), Rowan Delaware shall have caused all ADRs to have been transferred to Rowan Mergeco;

(c) conditional upon the approval referenced in Section 5.1(a) and satisfaction of the condition precedent set forth in Section 5.1(b), Rowan Delaware shall have caused the restructuring to occur, which includes a series of transactions with respect to the intermediate holding company as determined by the officers of Rowan Delaware;

(d) following the approval referenced in Section 5.1(a) and satisfaction of the condition precedent set forth in Section 5.1(b), Rowan Delaware shall have caused Rowan Mergeco to have become an indirect, wholly owned subsidiary of Rowan UK;

(e) Rowan UK shall have re-registered as a public limited company;

(f) Rowan Delaware shall have received all required lender consents or waivers under, or otherwise amended, the credit arrangements to which it is a party, as applicable, including that certain Credit Agreement dated September 16, 2010, among Wells Fargo Bank, as Swingline Lender and Administrative Agent, and certain other banks, with effect as of or from the Effective Date;

(g) a special resolution shall have been passed to alter the rights of the holders of the Class A Ordinary Shares to have the same rights as holders of Class B Ordinary Shares, conditional upon the Merger becoming unconditional;

(h) the ADS shall have been authorized for listing on the NYSE, subject to official notice of issuance and satisfaction of other standard conditions;

(i) Baker & McKenzie LLP, legal and tax counsel to Rowan Delaware and Rowan UK, and Ernst & Young LLP, tax advisor to Rowan Delaware and Rowan UK, each will have delivered a tax opinion, as of the effective date of the merger, in form and substance acceptable to Rowan UK;

(j) the registration statement on Form S-4 filed with the Securities and Exchange Commission filed by Rowan UK in connection with the offer of the Class A Ordinary Shares represented by the ADS to be delivered as consideration pursuant to the Merger (the “Form S-4”) shall have become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order with respect thereto shall be in effect;

(k) no decree, order or injunction shall have been in effect with respect to the Form S-4;

(l) the registration statement on Form F-6 filed with the Securities and Exchange Commission in connection with the offer and delivery of the ADS, as evidenced by the ADRs, to be delivered pursuant to the Merger shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect;

(m) no law or order prohibiting or pending lawsuit seeking to prohibit the Merger will have been issued or filed by any competent U.S., European Union or U.K. governmental entity; and

(n) other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of Rowan Delaware, Rowan UK or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable securities laws in the U.K., shall have been obtained or made.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1 Termination. This Agreement may be terminated and the Merger abandoned by action of the Board at any time prior to or after approval by the stockholders of Rowan Delaware of this Agreement but before the Effective Time.

Section 6.2 Effect of Termination. In the event this Agreement is terminated as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Rowan Delaware or Rowan Mergeco or any of their affiliates.

Section 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after the stockholders of Rowan Delaware approve the adoption of this Agreement; provided, however, that after any such adoption by the Rowan Delaware stockholders, this Agreement shall not be further amended without the approval of the Rowan Delaware stockholders unless any such amendment shall not require the approval of such stockholders under applicable law or under the NYSE listing rules. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may (if permitted by and subject to applicable law) waive any of the conditions to the consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

Section 7.1 Rule 16b-3 Approval. Rowan Delaware and Rowan Mergeco shall take, and cause their respective subsidiaries to take, all such steps as may reasonably be required to cause the transactions contemplated by Section 3.1 and any other dispositions of Rowan Delaware equity securities (including derivative securities) or acquisitions of ADS (including derivative securities thereof) in connection with this Agreement by each individual who (a) is a director or officer of Rowan Delaware, or (b) at the Effective Time, is or will become a director or officer of Rowan UK, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

Section 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws that would apply any other law.

Section 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by both of the parties hereto.

Section 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

(Remainder of page intentionally left blank)

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ROWAN COMPANIES, INC.

/s/ William H. Wells
William H. Wells
Senior Vice President, Chief Financial Officer and Treasurer

ROWAN MERGECO, LLC

/s/ William H. Wells
William H. Wells
Vice President and Treasurer

[Signature Page to Agreement and Plan of Merger and Reorganization]

ANNEX B

FORM OF PRELIMINARY

ARTICLES OF ASSOCIATION

OF

ROWAN COMPANIES, PLC

B-i

B-ii

(continued)

B-iii

(continued)

B-iv

(continued)

B-v

COMPANY NO. 7805263

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROWAN COMPANIES, PLC

PRELIMINARY

1. ARTICLES OF ASSOCIATION

These Articles constitute the articles of association of the Company. No regulations contained in any statute or subordinate legislation, including the regulations contained in Schedule 3 to The Companies (Model Articles) Regulations 2008, apply to the Company.

2. INTERPRETATION

2.1 In these Articles, unless the context otherwise requires, the following words and expressions have the following meanings:

“Acts” means CA 2006 and every other enactment from time to time in force concerning companies (including any orders, regulations or other subordinate legislation made under CA 2006 or any such other enactment), so far as they apply to or affect the Company;

“ADS Depositary” means a depositary or custodian or other person approved by the board who holds shares in the Company under arrangements where either the depositary or some other person issues American Depositary Receipts which evidence American Depositary Shares representing shares in the Company;

“American Depositary Receipts” means the certificates issued by the ADS Depositary to evidence the American Depositary Shares;

“American Depositary Shares” means American Depositary Shares which represent shares in the Company and are evidenced by American Depositary Receipts;

“Articles” means the articles of association of the Company as altered from time to time;

“auditors” or “external auditors” means the auditors from time to time of the Company or, in the case of joint auditors, any one of them;

“beneficial ownership” or “beneficially owned” or any correlative terms have the same meaning as in Regulation 13D (or any successor provision thereto) under the Exchange Act or any successor statute thereto;

“board” means the board of directors from time to time of the Company or the directors present at a duly convened meeting of the directors at which a quorum is present;

“business day” means a day (excluding Saturday) on which banks generally are open in the City of London and New York for the transaction of normal banking business;

“CA 2006” means the Companies Act 2006;

“certificated” in relation to a share means a share which is represented by a paper certificate, i.e., not in electronic form;

“Class A Ordinary Shareholders” means the holders for the time being of the allotted and issued Class A Ordinary Shares;

“Class B Ordinary Shareholders” means the holders for the time being of the allotted and issued Class B Ordinary Shares;

“Class A Ordinary Shares” means the class A ordinary shares of US$0.125 each in the share capital of the Company;

“Class B Ordinary Shares” means the class B ordinary shares of £1.00 each in the share capital of the Company;

“clear days” in relation to a period of notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Company” means Rowan Companies, plc;

“company” includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Acts;

“director” means a director of the Company;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“electronic form” has the same meaning as in section 1168 of CA 2006 and, for the avoidance of doubt, shall include a datafile or a telephonically communicated datagram or other paperless record that may be retained, retrieved and reviewed and that may be reproduced in paper form through an electronic process;

“electronic means” has the same meaning as in section 1168 of CA 2006 and, for the avoidance of doubt, shall include via the Internet or by means of a telephonically communicated datagram;

“entitled by transmission” means, in relation to a share, entitled as a consequence of the death or bankruptcy of a member, or as a result of another event giving rise to a transmission of entitlement by operation of law;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“financial year” in relation to the Company is determined as provided in section 390 of CA 2006.

“hard copy form” and “hard copy” have the same meanings as in section 1168 of CA 2006;

“holder” or “shareholder” in relation to shares means the member whose name is entered in the register as the holder of the shares;

“independent” or “independence” in relation to a director or proposed director means that such director or proposed director is (a) independent as defined by Rule 10A-3 promulgated by the Securities and Exchange Commission under the Exchange Act (or any successor rule thereto) and (b) independent as defined by the listing standards of the New York Stock Exchange or, if the Company is not subject to the listing standards of the New York Stock Exchange, as defined from time to time by resolution of the board;

“member” means a member of the Company;

“office” means the registered office of the Company;

“paid”, “paid up” and “paid-up” mean paid or credited as paid;

“paid-up amount” means, in respect of any share, the amount paid or credited as paid up on that share, including sums paid, or credited as paid, by way of premium;

“public announcement” means disclosure in a press release reported by a national news service or in a document filed or furnished by the Company with or to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder;

“recognised financial institution” means a recognised clearing house acting in relation to a recognised investment exchange or a nominee of a recognised clearing house acting in that way or of a recognised investment exchange which is designated for the purposes of section 778(2) of CA 2006;

“register” means the register of members of the Company kept pursuant to section 113 of CA 2006 or the issuer register of members and Operator register of members maintained pursuant to Regulation 20 of the Uncertificated Securities Regulations and, where the context requires, any register maintained by the Company or the Operator of persons holding any renounceable right of allotment of a share and cognate expressions shall be construed accordingly;

“seal” means the common seal of the Company and includes any official seal kept by the Company by virtue of sections 49 or 50 of CA 2006;

“secretary” means the secretary of the Company or any other person appointed by the board to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“share” means any share (of whatever class or denomination) in the share capital of the Company, and “shares” shall be construed accordingly;

“Shareholder Associated Person” of any shareholder means (a) any beneficial owner of shares of the Company on whose behalf any proposal or nomination is made by such shareholder; (b) any affiliates or associates of such shareholder or any beneficial owner described in clause (a); or (c) each other person with whom any of the persons described in the foregoing clauses (a) and (b) has any agreement, arrangement or understanding (whether written or oral or formal or informal) to cooperate for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy solicitation made generally by such person in accordance with the Exchange Act to all shareholders entitled to vote at any meeting) or disposing of any shares of the Company or to cooperate in obtaining, changing or influencing the control of the Company or to frustrate the successful outcome of an offer for the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses);

“uncertificated proxy instruction” means a properly authenticated dematerialised instruction and/or other instruction or notification sent by means of a relevant system and received by such participant in that system acting on behalf of the Company as the board may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the board (subject always to the facilities and requirements of the relevant system concerned);

“Uncertificated Securities Regulations” means the Uncertificated Securities Regulations 2001;

“uncertificated” means, in relation to a share, a share title to which is recorded in the register as being held in uncertificated form and title to which, by virtue of the Uncertificated Securities Regulations, may be transferred by means of a relevant system;

“United Kingdom” means Great Britain and Northern Ireland; and

“United States” means the United States of America.

2.2 The expressions “issuer register of members”, “Operator”, “Operator-instruction”, “Operator register of members”, “participating issuer”, “participating security” and “relevant system” have the same meanings as in the Uncertificated Securities Regulations.

2.3 All references in the Articles to the giving of instructions by means of a relevant system shall be deemed to relate to a properly authenticated dematerialised instruction given in accordance with the Uncertificated Securities Regulations. The giving of such instructions shall be subject to:

(a)	the facilities and requirements of the relevant system;

(b)	the Uncertificated Securities Regulations; and

(c)	the extent to which such instructions are permitted by or practicable under the rules and practices from time to time of the Operator of the relevant system.

2.4 Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

2.5 References to a “meeting” shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

2.6 References to a “debenture” include debenture stock.

2.7 The word “directors” in the context of the exercise of any power contained in the Articles includes any committee consisting of one or more directors, any director holding executive office and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated.

2.8 Powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them.

2.9 No power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation.

2.10 Except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under the Articles or under another delegation of the power.

2.11 Save as aforesaid and unless the context otherwise requires, words or expressions contained in the Articles have the same meanings as in the Acts but excluding any statutory modification thereof not in force when the Articles become binding on the Company.

2.12 Subject to the Acts, references to a document or writing being executed include references to its being signed or executed under hand or under seal or by any other method, including via the Internet or by means of a telephonically communicated datagram provided that such method includes means to confirm the identity of the person or persons purporting to execute such document or writing, such as by use of a confidential identification or control number or other equivalent means determined by the board.

2.13 Unless the context otherwise requires, any reference to “writing” or “written” shall include any method of reproducing words or text in a legible and non-transitory form and documents or information sent, stored or supplied in electronic form or made available on a website are in “writing” for the purposes of the Articles.

2.14 Save where specifically required or indicated otherwise words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.15 Article headings are inserted for ease of reference only and shall not affect construction.

2.16 References to any statutory provision or statute include any modification or re-enactment thereof for the time being in force and all orders, regulations or other subordinate legislation made thereunder. This Article does not affect the interpretation of Article 2.11.

3. LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares in the Company held by them.

4. CHANGE OF NAME

The Company may change its name by resolution of the board.

SHARES

5. SHARE CAPITAL

5.1 The allotted and issued share capital of the Company at the date of adoption of the Articles is US$18,750,000 and £50,000 divided into 150,000,000 Class A Ordinary Shares and 50,000 Class B Ordinary Shares.

5.2 In the Articles, unless the context requires otherwise, references to Class A Ordinary Shares and Class B Ordinary Shares shall include shares of those respective classes allotted and/or issued after the date of adoption of these Articles and ranking pari passu in all respects (save only as to the date from which such shares rank for dividend) with the shares of the relevant class then in issue.

5.3 The Class A Ordinary Shares and the Class B Ordinary Shares shall have such rights as are provided for by the Articles and, save as otherwise expressly provided for by the Articles, shall rank pari passu in all respects.

6. ALLOTMENT

6.1 Subject to the provisions of the Acts and any relevant authority given by the Company in general meeting, the board may exercise any power of the Company to allot shares of the Company in one or more series, or to grant rights to subscribe for or to convert or exchange any security into or for shares of the Company or its successors in one or more series, to such persons or excluding such persons, at such times and on such terms as the board may decide.

6.2 The board may at any time after the allotment of a share but before a person has been entered in the register as the holder of the share recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the board thinks fit.

6.3 Subject to the provisions of the Acts, the board may exercise any power of the Company to establish a shareholders rights plan (the “Rights Plan”) including approving the execution of any document relating to the adoption and/or implementation of the Rights Plan . The Rights Plan may be in such form as the board shall in its absolute discretion decide and may in particular (but without restriction or limitation) include such terms as are described in the Summary of Example Terms in the form appearing in the Appendix to these Articles.

6.4 Subject to the provisions of the Acts, the board may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of rights) (a) to subscribe for shares of the Company and/or (b) to acquire American Depositary Shares which would be issued by the ADS Depositary (to whom the Company would issue new shares in connection therewith), in each case in accordance with the Rights Plan (the “Rights”).

6.5 The purposes for which the board shall be entitled to establish the Rights Plan and to grant Rights in accordance therewith, as provided in Articles 6.3 and 6.4 above, shall include (without limitation) the following: where, in the opinion of the majority of the board members present at a duly convened (in accordance with Article 109) board meeting, acting in good faith and on such grounds as the board shall genuinely consider reasonable, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, to do so would improve the likelihood that:

(a)	any process which may result in an acquisition or change of Control of the Company is conducted in an orderly manner;

(b)	all members of the Company will be treated equally and fairly and in a similar manner;

(c)	an optimum price for shares (or American Depositary Shares) would be received by or on behalf of all members of the Company;

(d)	the board would have additional time to gather relevant information or pursue appropriate strategies;

(e)	the success of the Company would be promoted for the benefit of its members as a whole;

(f)	the long term interests of the Company, its employees, its members and its business would be safeguarded; and/or

(g)	the Company would not suffer serious economic harm.

6.6 Subject to the provisions of the Acts, the board may determine not to redeem the Rights and accordingly exercise any power of the Company to (a) allot shares of the Company pursuant to the exercise of the Rights or (b) exchange or cause to be exchanged all or part of the Rights (other than Rights held by an Acquiring Person) for Class A Ordinary Shares and/or American Depositary Shares and/or another class or series of shares (an “Exchange”) in each case in accordance with the Rights Plan. The purposes for which the board shall be entitled not to redeem the Rights, and accordingly to exercise any power of the Company to allot shares of the Company or effect an Exchange, shall include (without limitation) the following: where, in the opinion of the majority of the board members present at a duly convened (in accordance with Article 109) board meeting, acting in good faith and on such grounds as the board shall genuinely consider reasonable, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, not to redeem the Rights and accordingly to exercise any power of the Company or effect an Exchange to allot shares in the Company would improve the likelihood that:

(a)	the use of abusive tactics by any person in connection with any potential acquisition or change of Control of the Company would be prevented;

(b)	any potential acquisition or change of Control of the Company which would be unlikely to treat all members of the Company equally and fairly and in a similar manner would be prevented;

(c)	any potential acquisition or change of Control of the Company at a price which would undervalue the Company or its shares (or American Depositary Shares) would be prevented;

(d)	any potential acquisition or change of Control of the Company which would be likely to harm the prospects of the success of the Company for the benefit of its members as a whole will be prevented;

(e)	the long term interests of the Company, its employees, its members and its business would be safeguarded; and/or

(f)	the Company would not suffer serious economic harm.

6.7 (a)	For the purposes of Article 6.5 and Article 6.6 above, a person shall be deemed to have control (“Control”) of the Company if he, whether alone, with any group of affiliated or associated persons exercises, or is able to exercise or is entitled to acquire, the direct or indirect power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise, and in particular, but without prejudice to the generality of the preceding words, if he, whether alone, with any group of affiliated or associated persons, possesses or is entitled to acquire:

(i)	beneficial ownership of 20% or more of the voting rights attributable to the capital of the Company which are exercisable at a general meeting; or

(ii)	such percentage of the issued share capital of the Company as would, if the whole of the income or assets of the Company were in fact distributed among the members (without regard to any rights which he or any other person has as a loan creditor), entitle him to receive 20% or more of the income or assets so distributed; or

(iii)	such rights as would, in the event of the winding-up of the Company or in any other circumstances, entitle him to receive 20% or more of the assets of the Company which would then be available for distribution among the members.

(b)	For the purposes of Article 6.7, “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality and “group” and “affiliated or associated persons” shall have the meaning given to such terms under the United States federal securities laws, including the Exchange Act.

(c)	For the purposes of Article 6.7, a person shall be treated as entitled to acquire anything which he is entitled to acquire at a future date, or will at a future date be entitled to acquire, irrespective of whether such future acquisition is contingent upon satisfaction of any conditions precedent.

(d)	For the purposes of Article 6.7, there shall be attributed to any person any rights or powers of a nominee for him, that is to say, any rights or powers which another person possesses on his behalf or may be required to exercise on his direction or behalf.

(e)	For the purposes of Article 6.7, “beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the United States federal securities laws, including the Exchange Act and shall also mean the direct or indirect possession of any right or interest that would be required to be set forth in any notice described in Article 46.2(a)(ii) below if the person or group in question were a shareholder giving notice under Article 46.2 below.

(f)	For purposes of Article 6.6, “Acquiring Person” shall mean a person or group of affiliated or associated persons who has acquired beneficial ownership of 20% or more of the outstanding Class A Ordinary Shares and American Depositary Shares (without duplication) of the Company.

7. POWER TO ATTACH RIGHTS

Subject to the provisions of the Acts and to any rights attached to any existing shares, any share may be allotted or issued with, or have attached to it, such powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions attaching thereto as the board may determine.

8. VARIATION OF CLASS RIGHTS

8.1 Subject to the provisions of the Acts, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three-fourths of the nominal amount of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with Article 8.3 and other relevant provisions of the Articles.

8.2 The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, varied or deemed to be varied by the allotment or issue of, or the grant of rights to subscribe for or to convert or exchange any security into or for, further shares ranking in priority to or pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the provisions of the Acts.

8.3 All the Articles relating to general meetings will apply to any class meeting, with any necessary changes.

The following changes will also apply:

(a)	a quorum will be present at any class meeting or adjournment thereof if one or more shareholders who are entitled to vote are present in person or by proxy who own, individually or in aggregate at least 20% in nominal amount of the issued shares of the relevant class; and

(b)	every shareholder who is present in person or by proxy and entitled to vote is entitled to one vote for every share he or she has of the class (but this is subject to any special rights or restrictions which are attached to any class of shares).

8.4 The provisions of Articles 8.1, 8.2 and 8.3 will apply to a variation or abrogation of rights of shares forming part of a class. Each part of the class which is being treated differently is treated as a separate class in applying this Article.

9. REDEEMABLE SHARES

Subject to the provisions of the Acts and to any rights attached to any existing shares, shares may be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder, and the board may determine the terms, conditions and manner of redemption of any shares so issued.

10. COMMISSION AND BROKERAGE

The Company may exercise all the powers conferred or permitted by the provisions of the Acts of paying commission or brokerage. Subject to the provisions of the Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

11. TRUSTS NOT RECOGNISED

Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share on trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share except an absolute right in the holder to the whole of the share, whether or not the Company shall have notice thereof.

12. ALTERATION OF SHARE CAPITAL

12.1 The Company may:

(a)	increase its share capital by allotting new shares in accordance with the Acts and the Articles;

(b)	subject to the provisions of the Acts, by ordinary resolution consolidate and divide all or any of its share capital into shares of a larger nominal amount than its existing shares;

(c)	subject to the provisions of the Acts, by ordinary resolution sub-divide its shares, or any of them, into shares of a smaller nominal amount than its existing shares; and

(d)	subject to the provisions of the Acts, by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

12.2 Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Acts, the Company) and distribute the net proceeds of sale in due proportion among those members, and the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

13. PURCHASE OF OWN SHARES

Subject to the provisions of the Acts, the Company may purchase its own shares (including any redeemable shares).

14. UNCERTIFICATED SHARES

14.1 Subject to the provisions of the Acts and to the Uncertificated Securities Regulations and the facilities and requirements of the relevant system concerned, the board has the power to resolve that a class of shares shall become a participating security and/or that a class of shares shall cease to be a participating security.

14.2 Uncertificated shares of a class are not to be regarded as forming a separate class from certificated shares of that class.

14.3 A member may, in accordance with the Uncertificated Securities Regulations, change a share of a class which is a participating security from a certificated share to an uncertificated share and from an uncertificated share to a certificated share.

14.4 The Company may give notice to a member requiring the member to change uncertificated shares to certificated shares by the time stated in the notice. The notice may also state that the member may not change certificated shares to uncertificated shares. If the member does not comply with the notice, the board may authorise a person to change the uncertificated shares to certificated shares in the name and on behalf of the member.

14.5 While a class of shares is a participating security, the Articles only apply to an uncertificated share of that class to the extent that they are consistent with:

(a)	the holding of shares of that class in uncertificated form;

(b)	the transfer of title to shares of that class by means of a relevant system; and

(c)	the Uncertificated Securities Regulations.

14.6 Notwithstanding any provisions of these Articles, the directors shall have power to implement any arrangements they may, in their absolute discretion, think fit in relation to the evidencing of title to and transfer of an uncertificated share (subject always to the Uncertificated Securities Regulations and the facilities and requirements of the relevant system concerned).

14.7 The Company shall enter or cause to be entered on the register how many shares are held by each member in uncertificated form and in certificated form and shall maintain or cause to be maintained the register in each case as required by the Uncertificated Securities Regulations and the relevant system concerned. Unless the directors otherwise determine, holdings of the same holder or joint holders in certificated form and uncertificated form shall be treated as separate holdings.

14.8 The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the Uncertificated Securities Regulations and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance upon such assumption; in particular, any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

SHARE CERTIFICATES

15. RIGHT TO CERTIFICATE

15.1 A person (except a person to whom the Company is not required by law to issue a certificate) whose name is entered in the register as a holder of a certificated share is entitled, without charge, to receive within two months of allotment or lodgement with the Company of a transfer to him of those shares or within two months after the relevant Operator instruction is received by the Company (or within any other period as the terms of issue of the shares provide) one certificate for all the certificated shares of a class registered in his name or, in the case of certificated shares of more than one class being registered in his name, to a separate certificate for each class of shares.

15.2 Where a member transfers part of his shares comprised in a certificate he is entitled, without charge, to one certificate for the balance of certificated shares retained by him.

15.3 The Company is not bound to issue more than one certificate for certificated shares held jointly by two or more persons and delivery of a certificate to one joint holder is sufficient delivery to all joint holders.

15.4 A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid up on the shares. In addition, it shall specify the powers, designations, preferences and relative participating, optional or other special rights in respect of such shares and the qualifications, limitations or restrictions of such rights, set forth in full or summarised on the face or back of the certificate. Alternatively, the Company may set forth on the face or back of the certificate a statement that the Company will furnish, without charge, to the shareholder holding such certificate and who so requests it, the powers, designations, preferences and relative participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such rights.

15.5 A certificate shall be issued under the seal, which may be affixed to or printed on it, or in such other manner as the board may approve, having regard to the terms of allotment or issue of the shares.

15.6 The issued shares of a particular class which are fully paid up and rank pari passu for all purposes shall not bear a distinguishing number. All other shares shall bear a distinguishing number.

15.7 Notwithstanding anything in this Article 15, but subject to the Acts, the board may from time to time determine, either generally or in any particular case, the method by which any share certificate issued by the Company in respect of the Company’s shares, stock, debentures or other securities shall be authenticated or executed by or on behalf of the Company and, in particular:

(a)	the board may dispense with the need to affix the common seal, or any official seal, of the Company to such certificate;

(b)	the board may determine the manner, and by whom, any such certificate is to be signed, and may dispense with the need for such certificate to be signed or executed in any way; and

(c)	the board may permit the signature or a facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature and any certificate issued in accordance with the requirements of the board shall, as against the Company, be prima facie evidence of the title of the person named in that certificate to the shares comprised in it.

16. REPLACEMENT CERTIFICATES

16.1 Where a member holds two or more certificates for shares of one class, the Company may at his request, on surrender of the original certificates and without charge, cancel the certificates and issue a single replacement certificate for certificated shares of that class.

16.2 At the request of a member, the Company may cancel a certificate and issue two or more in its place (representing certificated shares in such proportions as the member may specify), on surrender of the original certificate and on payment of such reasonable sum as the Company may decide.

16.3 Where a certificate is worn out or defaced the Company may require the certificate to be delivered to it before issuing a replacement and cancelling the original. If a certificate is lost or destroyed, the Company may cancel it and issue a replacement certificate on such terms as to provision of evidence and indemnity and to payment of any exceptional out-of-pocket expenses incurred by the Company in the investigation of that evidence and the preparation of that indemnity as the Company may decide.

16.4 Any or all of the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

LIEN

17. COMPANY’S LIEN ON SHARES NOT FULLY PAID

17.1 The Company has a first and paramount lien on all partly paid shares for an amount payable in respect of the share, whether the due date for payment has arrived or not. The lien applies to all dividends from time to time declared or other amounts payable in respect of the share.

17.2 The board may either generally or in a particular case declare a share to be wholly or partly exempt from the provisions of this Article. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company’s lien (if any) on that share.

18. ENFORCEMENT OF LIEN BY SALE

18.1 For the purpose of enforcing the lien referred to in Article 17, the Company may sell all or any of the shares subject to the lien at such time or times and in such manner as the board may decide provided that:

(a)	the due date for payment of the relevant amounts has arrived; and

(b)	the Company has served a written notice on the member concerned (or on any person who is entitled to the shares by transmission or by operation of law) stating the amounts due, demanding payment thereof and giving notice that if payment has not been made within 14 clear days after the service of the notice that the Company intends to sell the shares.

18.2 To give effect to a sale, the Company may authorise a person to transfer the shares in the name and on behalf of the holder (or any person who is entitled to the shares by transmission or by operation of law), or to cause the transfer of such shares, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale.

19. APPLICATION OF PROCEEDS OF SALE

The net proceeds of a sale effected under Article 18, after payment of the Company’s costs of the sale, shall be applied in or towards satisfaction of the amount in respect of which the lien exists. The balance (if any) shall (on surrender to the Company for cancellation of any certificate for the shares sold, or the provision of an indemnity as to any lost or destroyed certificate required by the board and subject to a like lien for any amounts not presently payable as existed on the shares before the sale) be paid to the member (or any person entitled to the shares by transmission or by operation of law) immediately before the sale.

CALLS ON SHARES

20. CALLS

The board may make calls on members in respect of amounts unpaid on the shares held by them respectively (whether in respect of the nominal value or a premium) and not, by the terms of issue thereof, made payable on a fixed date. Each member shall (on receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company, at the time and place specified, the amount called as required by the notice. A call may be made payable by installments and may, at any time before receipt by the Company of an amount due, be revoked or postponed in whole or in part as the board may decide. A call is deemed made at the time when the resolution of the board authorising the call is passed. A person on whom a call is made remains liable to pay the amount called despite the subsequent transfer of the share in respect of which the call is made. The joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

21. POWER TO DIFFERENTIATE

The board may make arrangements on the allotment or, subject to the terms of the allotment, on the issue of shares for a difference between the allottees or holders in the amounts or times of payment of a call on their shares or both.

22. INTEREST ON CALLS

If a sum called is not paid on or before the date fixed for payment, the person from whom it is payable shall pay interest on the unpaid amount from the day the unpaid amount is due until the day it has been paid. The interest rate may be fixed by the terms of allotment or issue of the share or, if no rate is fixed, at such rate (not exceeding eight per cent. per annum) as the board may decide. The board may waive payment of the interest in whole or in part.

23. PAYMENT IN ADVANCE

The board may, if it thinks fit, receive from a member all or part of the amounts uncalled and unpaid on shares held by him. A payment in advance of calls extinguishes to the extent of the payment the liability of the member on the shares in respect of which it is made. The Company may pay interest on the amount paid in advance, or on so much of it as from time to time exceeds the amount called on the shares in respect of which the payment in advance has been made, at such rate (not exceeding eight per cent. per annum) as the board may decide.

24. AMOUNTS DUE ON ALLOTMENT OR ISSUE TREATED AS CALLS

An amount (whether in respect of the nominal value or a premium) which by the terms of issue of a share becomes payable on allotment or issue or on a fixed date shall be deemed to be a call. In case of non-payment, the provisions of the Articles as to payment of interest, forfeiture or otherwise apply as if that amount has become payable by virtue of a call.

FORFEITURE

25. NOTICE IF CALL NOT PAID

If a member fails to pay the whole of a call or an installment of a call by the date fixed for payment, the board may serve notice on the member or on a person entitled automatically by law to the share in respect of which the call was made demanding payment of the unpaid amount, on a date not less than 14 clear days from the date of the notice, together with any interest that may have accrued on it and all costs, charges and expenses incurred by the Company by reason of the non-payment. The notice shall state:

(a)	the place where payment is to be made; and

(b)	that if the notice is not complied with the share in respect of which the call was made will be liable to be forfeited.

26. FORFEITURE FOR NON-COMPLIANCE

If the notice referred to in Article 25 is not complied with, any share in respect of which it is given may, at any time before the payment required by the notice (including interest, costs, charges and expenses) has been made, be forfeited by a resolution of the board. All dividends declared or other amounts due in respect of the forfeited share and not paid before the forfeiture shall also be forfeited.

27. NOTICE AFTER FORFEITURE

When a share has been forfeited, the Company shall serve notice of the forfeiture on the person who was before forfeiture the holder of the share or the person entitled by transmission to the share. An entry of the fact and date of forfeiture shall be made in the register. No forfeiture shall be invalidated by any omission to give such notice or to make such entry in the register.

28. DISPOSAL OF FORFEITED SHARES

28.1 A forfeited share and all rights attaching to it shall become the property of the Company and may be sold, re-allotted or otherwise disposed of, either to the person who was before such forfeiture the holder thereof or to another person, on such terms and in such manner as the board may decide. The board may, if necessary, authorise a person to transfer a forfeited share to a new holder. The Company may receive the consideration (if any) for the share on its disposal and may register or cause the registration of the transferee as the holder of the share.

28.2 The board may, before a forfeited share has been sold, re-allotted or otherwise disposed of, annul the forfeiture on such conditions as it thinks fit.

28.3 A statutory declaration that the declarant is a director or the secretary and that a share has been forfeited or sold to satisfy a lien of the Company on the date stated in the declaration is conclusive evidence of the facts stated in the declaration against all persons claiming to be entitled to the share. The declaration (subject if necessary to the transfer of the share) constitutes good title to the share and the person to whom the share is sold, re-allotted or disposed of is not bound to see to the application of the consideration (if any). His title to the share is not affected by an irregularity in or invalidity of the proceedings connected with the forfeiture or disposal.

29. ARREARS TO BE PAID NOTWITHSTANDING FORFEITURE

A person whose share has been forfeited ceases on forfeiture to be a member in respect thereof and if that share is in certificated form shall surrender to the Company for cancellation any certificate for the forfeited share. A person remains liable to pay all calls, interest, costs, charges and expenses owing in respect of such share at the time of forfeiture, with interest, from the time of forfeiture until payment, at such rate as may be fixed by the terms of allotment or issue of such share or, if no rate is fixed, at such rate (not exceeding eight per cent. per annum) as the board may decide. The board may if it thinks fit enforce payment without allowance for the value of such share at the time of forfeiture or for any consideration received on its disposal.

30. SURRENDER

The board may accept the surrender of a share liable to be forfeited and in that case references in the Articles to forfeiture include surrender.

TRANSFER OF SHARES

31. METHOD OF TRANSFER

31.1 A member may transfer all or any of his certificated shares by instrument of transfer in writing in any usual form or in any other form approved by the board, and the instrument shall be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.

31.2 A member may transfer all or any of his uncertificated shares in accordance with the Uncertificated Securities Regulations.

31.3 Subject to the provisions of the Uncertificated Securities Regulations, the transferor of a share is deemed to remain the holder of the share until the name of the transferee is entered in the register in respect of it.

32. RIGHT TO REFUSE REGISTRATION

32.1 Subject to this Article, Article 76 [and Article 147], shares of the Company are free from any restriction on transfer. In exceptional circumstances approved by the relevant regulatory authority (if any), the board may refuse to register a transfer of certificated shares provided that such refusal would not disturb the market in those shares. Subject to the requirements of the relevant listing rules (if applicable), the board may, in its absolute discretion, refuse to register the transfer of a certificated share which is not fully paid or the transfer of a certificated share on which the Company has a lien.

32.2 The board may also, in its absolute discretion, refuse to register the transfer of a certificated share or a renunciation of a renounceable letter of allotment unless all of the following conditions are satisfied:

(a)	it is in respect of only one class of shares;

(b)	it is in favour of (as the case may be) a single transferee or renouncee or not more than four joint transferees or renouncees;

(c)	it is duly stamped (if required); and

(d)	it is delivered for registration to the office or such other place as the board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer by a recognised financial institution where a certificate has not been issued, or in the case of a renunciation) and such other evidence as the board may reasonably require to prove the title of the transferor or person renouncing and the due execution by him of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

32.3 If the board refuses to register the transfer of a certificated share it shall, within two months after the date on which the transfer was lodged with the Company, send notice of the refusal, together with its reasons for the refusal, to the transferee. An instrument of transfer which the board refuses to register shall (except in the case of suspected fraud) be returned to the person depositing it. Subject to Article 143, the Company may retain all instruments of transfer which are registered.

32.4 In accordance with and subject to the provisions of the Uncertificated Securities Regulations, the Operator of the relevant system shall register a transfer of title to any uncertificated share or any renounceable right of allotment of a share which is a participating security held in uncertificated form unless the Uncertificated Securities Regulations permit the Operator of the relevant system to refuse to register such a transfer in certain circumstances in which case the said Operator may refuse such registration.

32.5 If the Operator of the relevant system refuses to register the transfer of an uncertificated share or of any such uncertificated renounceable right of allotment of a share it shall, within the time period stipulated by the Uncertificated Securities Regulations, send notice of the refusal to the transferee.

32.6 In accordance with and subject to the provisions of the Uncertificated Securities Regulations, where title to an uncertificated share is transferred by means of a relevant system to a person who is to hold such share in certificated form thereafter, the Company as participating issuer shall register the transfer in accordance with the relevant Operator-instruction, but so that the Company may refuse to register such a transfer in any circumstance permitted by the Uncertificated Securities Regulations.

32.7 In accordance with the Uncertificated Securities Regulations, if the Company as participating issuer refuses to register the transfer of title to an uncertificated share transferred by means of a relevant system to a person who is to hold such share in certificated form thereafter, it shall, within two months after the date on which the Operator-instruction was received by the Company, send notice of the refusal, together with its reasons for the refusal, to the transferee.

33. NO FEES ON REGISTRATION

No fee shall be charged for registering the transfer of a share or the renunciation of a renounceable letter of allotment or other document or instructions relating to or affecting the title to a share or the right to transfer it or for making any other entry in the register.

TRANSMISSION OF SHARES

34. ON DEATH

34.1 The Company shall recognise only the personal representative or representatives of a deceased member as having title to a share held by that member alone or to which he alone was entitled. In the case of a share held jointly by more than one person, the Company may recognise only the survivor or survivors as being entitled to it.

34.2 Nothing in the Articles releases the estate of a deceased member from liability in respect of a share which has been solely or jointly held by him.

35. ELECTION OF PERSON ENTITLED BY TRANSMISSION

35.1 A person becoming entitled by transmission to a share may, on production of such evidence as the board may require as to his entitlement, elect either to be registered as a member or to have a person nominated by him registered as a member.

35.2 If he elects to be registered himself, he shall give notice to the Company to that effect. If he elects to have another person registered, he shall:

(a)	if it is a certificated share, execute an instrument of transfer of the share to that person; or

(b)	if it is an uncertificated share:

(i)	procure that instructions are given by means of a relevant system to effect transfer of the share to that person; or

(ii)	change the share to a certificated share and execute an instrument of transfer of the share to that person.

35.3 All the provisions of the Articles relating to the transfer of certificated shares apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the member and his death, bankruptcy or other event giving rise to a transmission of entitlement had not occurred.

35.4 The board may give notice requiring a person to make the election referred to in Article 35.1. If that notice is not complied with within 60 days, the board may withhold payment of all dividends and other amounts payable in respect of the share until notice of election has been made.

36. RIGHTS ON TRANSMISSION

Where a person becomes entitled by transmission to a share, the rights of the holder in relation to that share cease. The person entitled by transmission may, however, give a good discharge for dividends and other amounts payable in respect of the share and, subject to Articles 35 and 124, has the rights to which he would be entitled if he were the holder of the share. The person entitled by transmission is not, however, before he is registered as the holder of the share entitled in respect of it to receive notice of or exercise rights conferred by membership in relation to meetings of the Company or a separate meeting of the holders of a class of shares.

UNTRACED SHAREHOLDERS

37. POWER OF SALE

37.1 Subject to the Uncertificated Securities Regulations, the Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

(a)	during a period of not less than 12 years before the date of publication of the advertisements referred to in Article 37.1(c) (or, if published on two different dates, the first date) (the “relevant period”) at least three cash dividends have become payable in respect of the share;

(b)	throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by Article 124.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

(c)	on expiry of the relevant period the Company has given notice of its intention to sell the share by advertisement in a newspaper in general circulation in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

(d)	the Company has not, so far as the board is aware, during a further period of three months after the date of the advertisements referred to in Article 37.1(c) (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

37.2 Where a power of sale is exercisable over a share pursuant to Article 37.1, the Company may at the same time also sell any additional share issued in right of such share or in right of such an additional share previously so issued provided that the requirements of Articles 37.1(a) to 37.1(d) (as if the words “throughout the relevant period” were omitted from Article 37.1(b) and the words “on expiry of the relevant period” were omitted from Article 37.1(c)) shall have been satisfied in relation to the additional share.

37.3 To give effect to a sale pursuant to Articles 37.1 or 37.2, the board may authorise a person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee and such transfer shall be effective as if it had been carried out by the registered member, and in relation to an uncertificated share may require the Operator to convert the share into certificated form in accordance with the Uncertificated Securities Regulations. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity or invalidity in the proceedings connected with the sale of the share.

38. APPLICATION OF PROCEEDS OF SALE

The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall carry any amount received on sale to a separate account. The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person. Any amount carried to the separate account may either be employed in the business of the Company or invested as the board may think fit. No interest is payable on that amount and the Company is not required to account for money earned on it.

FRACTIONS

39. FRACTIONS

39.1 If, as the result of consolidation and division or sub-division of shares, members would become entitled to fractions of a share, the board may on behalf of the members deal with the fractions as it thinks fit. Subject to the provisions of the Acts, the board may, in effecting divisions and/or consolidations, treat a member’s shares held in certificated form and uncertificated form as separate holdings. In particular, the board may:

(a)	sell any shares representing fractions to a person (including, subject to the provisions of the Acts, to the Company) and distribute the net proceeds of sale in due proportion amongst the persons entitled or, if the board so decides, some or all of the sum raised on a sale may be retained for the benefit of the Company; or

(b)	subject to the provisions of the Acts, allot or issue to a member credited as fully paid by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation or sub-division, as the case may be).

39.2 To give effect to a sale pursuant to Article 39.1(a) the board may arrange for the shares representing the fractions to be entered in the register as certificated shares. The board may also authorise a person to execute a transfer of the shares sold on behalf of the members so entitled, or, in respect of uncertificated shares, nominate any person to transfer such shares in accordance with the facilities and requirements of the relevant system concerned or, in either case, in accordance with the directions of the purchaser thereof or any other person nominated by the purchaser and may cause the name of the purchaser or his nominee to be entered in the register as the holder of the shares comprised in any such transfer. The purchaser is not bound to see to the application of the purchase money and the title of the transferee to the shares is not affected by an irregularity or invalidity in the proceedings connected with the sale.

39.3 If shares are allotted or issued pursuant to Article 39.1(b), the amount required to pay up those shares may be capitalised as the board thinks fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the board capitalising part of the reserves has the same effect as if the capitalisation had been effected pursuant to Article 129. In relation to the capitalisation the board may exercise all the powers conferred on it by Article 129.

GENERAL MEETINGS

40. ANNUAL GENERAL MEETINGS

The Company shall hold annual general meetings in accordance with the requirements of the Acts. Such meetings shall be convened by the board at such times and, subject to Article 59, places as it thinks fit.

41. CONVENING OF GENERAL MEETINGS

The board, the chairman, the chief executive officer, the president or the secretary may convene a general meeting whenever and at any place it, he or she thinks fit. A general meeting may also be convened in accordance with Article 93.

42. LENGTH AND FORM OF NOTICE

42.1 Subject to the provisions of the Acts, an annual general meeting shall be called by not less than 21 clear days’ notice and not more than 60 clear days’ notice and all other general meetings shall be called by not less than 14 clear days’ notice and not more than 60 clear days’ notice.

42.2 Subject to the provisions of the Acts, and although called by shorter notice than that specified in Article 42.1, a general meeting is deemed to have been duly called if it is so agreed:

(a)	in the case of an annual general meeting, by all the members entitled to attend and vote at the meeting; and

(b)	in the case of a general meeting (other than an annual general meeting), by a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95 per cent. in nominal value of the shares giving that right.

42.3 The notice of meeting shall:

(a)	if it is a notice calling an annual general meeting, state that the meeting is an annual general meeting;

(b)	specify the time, the date and the place of the meeting (including any satellite meeting place arranged for the purpose of Article 55, which shall be identified as such in the notice of meeting);

(c)	in the case of special business, specify the general nature of that business;

(d)	if the meeting is convened to consider a special resolution, include the text of the resolution and specify the intention to propose the resolution as a special resolution; and

(e)	state, with reasonable prominence, that a member is entitled to appoint another person as his proxy to exercise all or any of his rights to attend and to speak and vote at the meeting and to appoint more than one proxy in relation to the meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him), and that a proxy need not also be a member.

42.4 The notice of meeting shall be given to the members (other than any who, under the provisions of the Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the directors and to the auditors.

42.5 The board may determine that persons entitled to receive notices of meeting are those persons entered on the register at the close of business on a day determined by the board (which shall not be more than 60 days nor less than ten days before the date for the holding of the meeting), provided that, if the Company is a participating issuer, the day determined by the board shall not be more than 21 clear days before the day that the relevant notice of the meeting is being given.

42.6 The notice of meeting must also specify a time (which shall not be more than 60 days (or, if less, the maximum period permitted by the Acts) nor less than ten days (or, if the maximum period permitted by the Acts is less than ten days, such date that is the maximum period permitted by the Acts) before the date for the holding of the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote. In calculating the period referred to in this Article 42.6, if the maximum period permitted by the Acts is less than ten days, no account shall be taken of any part of a day that is not a working day.

42.7 The notice of meeting shall include details of any arrangements made for the purpose of Article 55 making it clear that participation in those arrangements will amount to attendance at the meeting to which the notice relates.

42.8 Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

43. OMISSION TO SEND NOTICE

Subject to the provisions of the Acts, the accidental omission to give notice of a meeting or any resolution intended to be moved at a meeting or any document relating to a meeting, or the non-receipt of any such notice, resolution or document by a person entitled to receive any such notice, resolution or document, shall not invalidate the proceedings at that meeting.

44. POSTPONEMENT OF GENERAL MEETINGS

If the board, in its absolute discretion, considers that it is impractical, inadvisable or unreasonable for any reason to hold a general meeting at the time or place specified in the notice calling the general meeting, it may move and/or postpone the general meeting to another time and/or place. When a meeting is so moved and/or postponed, notice of the time and place of the moved and/or postponed meeting shall (if practical) be placed in the Wall Street Journal and the Financial Times or at least two other newspapers in national circulation, one in each of the United States and the United Kingdom, respectively. Notice of the business to be transacted at such moved and/or postponed meeting is not required. The board must take reasonable steps to ensure that members trying to attend the general meeting at the original time and/or place are informed of the new arrangements for the general meeting. Proxy forms can be delivered as specified in Article 63 until the time for holding the rearranged meeting. Any moved and/or postponed meeting may also be further moved and/or postponed under this Article.

45. SPECIAL BUSINESS

45.1 All business transacted at a general meeting is deemed special except the following business transacted at an annual general meeting:

(a)	the receipt and consideration of the annual accounts, the directors’ report and the auditors’ report on those accounts and the directors’ report;

(b)	the appointment or reappointment of directors in place of those retiring or otherwise ceasing to hold office; and

(c)	the appointment or reappointment of the auditors (when special notice of the resolution for appointment is not required by the provisions of the Acts) and determining or authorising the manner of determining the remuneration of the auditors.

45.2 All business transacted at a general meeting shall be limited to the purposes stated in the notice of the meeting.

46. NOMINATIONS AND BUSINESS PROPOSALS

46.1 Subject to the provisions of the Articles, nominations of persons for appointment to the board at an annual general meeting and the proposal of other business to be considered by the members at an annual general meeting may be made only:

(a)	by or at the direction of the board; or

(b)	by any shareholder or shareholders of the Company who:

(i)	is or are shareholder(s) of record, whose interest in shares, individually or in aggregate, represent(s) at least five per cent. of such of the paid-up share capital of the Company as carries the right of voting at general meetings of the Company, at the time of giving of notice provided for in this Article 46 and at the time of the annual general meeting;

(ii)	is or are entitled to vote at the meeting; and

(iii)	complies or comply with the notice procedures set forth in this Article 46 as to such nomination or business; this paragraph (b) shall be the exclusive means for a shareholder to make nominations or propose other business (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the Company’s notice of meeting) for consideration at an annual general meeting.

46.2 Without qualification, for any nominations or any other business to be properly brought before an annual general meeting by a shareholder pursuant to Article 46.1(b), the shareholder must have given timely notice thereof in writing to the secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to or mailed and received by the secretary at the office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting, subject to any other requirements of law; provided, however, that (i) in the event that the date of the annual general meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (ii) in relation to the first annual general meeting of the Company occurring after January 1, 2012, references to the anniversary date of the preceding year’s annual general meeting shall be to April 28, 2011. In no event shall any adjournment or postponement of an annual general meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper form, a shareholder’s notice (whether given pursuant to this Article 46.2 or Article 46.8) to the secretary must:

(a)	set forth, as to the shareholder giving the notice and any Shareholder Associated Person of such shareholder:

(i)	the name and address of such shareholder, as they appear in the register, and of such Shareholder Associated Person, if any;

(ii)	(A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder and by any Shareholder Associated Person;

(B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of the Company or any class or series of shares or other securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Company or otherwise directly or indirectly owned beneficially by such shareholder or by any Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any security or instrument of the Company, in each case, regardless of whether (x) such interest conveys any voting rights in such security to such shareholder or Shareholder Associated Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security or instrument or (z) such person may have entered into other transactions to hedge the economic effect of such interest (any such interest in this clause (ii)(B) (a “Derivative Instrument”);

(C) the name of each person with whom such shareholder or Shareholder Associated Person has any agreement, arrangement or understanding (whether written or oral) (1) for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of shares of the Company) or disposing of any shares of the Company, (2) to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses), (3) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any such shareholder or Shareholder Associated Person with respect to any shares of the Company or any business proposed by the shareholder or (4) otherwise in connection with any business proposed by a shareholder and a description of each such agreement, arrangement or understanding (any agreement, arrangement or understanding described in this clause (C) being a “Voting Agreement”);

(D) details of all other material interests of each shareholder or any Shareholder Associated Person in such proposal or any security of the Company (including, without limitation, any rights to dividends or performance-related fees based on any increase or decrease in the value of such security or Derivative Instruments or if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) (collectively, “Other Interests”);

(E) a list of all transactions by such shareholder and any Shareholder Associated Person involving any securities of the Company or any Derivative Instruments, Voting Agreements or Other Interests within the six-month period prior to the date of the notice;

(F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(G) any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or any Shareholder Associated Person’s immediate family sharing the same household (which information shall be supplemented by such shareholder and any Shareholder Associated Person not later than ten days after the record date for the meeting to disclose such ownership as of the record date);

(H) a description of all economic terms of all of the foregoing items, including all Derivative Instruments, Voting Agreements or Other Interests, and copies of all agreements and other documents (including, without limitation, master agreements, confirmations and all ancillary documents and the names and details of counterparties to, and brokers involved in, all such transactions) relating to each such item, including all Derivative Instruments, Voting Agreements or Other Interests;

(I) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

(J) a representation as to whether the shareholder or any Shareholder Associated Person intends, or is part of a group that intends, to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s shares required to approve or adopt the proposal or (2) otherwise solicit proxies or votes from shareholders in support of such proposal;

(iii)	any other information relating to such shareholder and any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(b)	if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth:

(i)	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and, in the event that such business includes a proposal to amend these Articles, the complete text of the proposed amendment and any material interest of such shareholder or any Shareholder Associated Person in such business; and

(ii)	a description of all agreements, arrangements and understandings (whether written or oral) between such shareholder or any Shareholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(c)	set forth, as to each person, if any, whom the shareholder proposes to nominate for appointment or reappointment to the board:

(i)	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election (even if a contested election is not involved) pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(ii)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder or any Shareholder Associated Person, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the U.S. Securities Exchange Commission under the Exchange Act if the shareholder making the nomination and any Shareholder Associated Person on whose behalf the nomination is made, if any, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(d)	with respect to each nominee for appointment or reappointment to the board, include a completed and signed questionnaire, representation and agreement required by Article 46.7. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

46.3 Subject to the provisions of the Articles, only such persons who are nominated in accordance with the procedures set forth in this Article 46 shall be eligible to serve as directors and only such business shall be conducted at a general meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Article 46.

46.4 Except as otherwise provided by law or the Articles, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article 46 and, if any proposed nomination or business is not in compliance with this Article 46, to declare that such defective proposal or nomination shall be disregarded.

46.5 Notwithstanding any other provisions of this Article 46, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article 46; provided, however, that any references in the Articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Article 46.1(b) or Article 46.8.

46.6 Nothing in this Article 46 shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred shares if and to the extent provided for under law or the Articles.

46.7 To be eligible to be a nominee for appointment or reappointment as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice set forth in this Article 46) to the secretary at the office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in the form provided by the secretary upon written request) that such person:

(a)	is not and will not become a party to:

(i)	any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if appointed as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if appointed as a director of the Company, with such person’s fiduciary duties under applicable law;

(b)	is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

(c)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if appointed as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality, securities ownership and trading policies and guidelines of the Company and any other policies and guidelines of the Company applicable to directors; and

(d)	irrevocably submits his or her resignation as a director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

46.8 Subject to the provisions of the Articles, if the board, the chairman, the chief executive officer, the president or the secretary has convened a general meeting (other than an annual general meeting) for the purpose of appointing to the board one or more directors nominated by or at the direction of the board, as specified in the notice of meeting, nominations of alternative persons for appointment to the board may only be made by any shareholder or shareholders of the Company who:

(i)	is or are shareholder(s) of record, whose interest in shares, individually or in aggregate, represent(s) at least five per cent. of such of the paid-up share capital of the Company as carries the right of voting at general meetings of the Company, at the time of giving of notice provided for in this Article 46.8 and at the time of the general meeting;

(ii)	is or are entitled to vote at the meeting; and

(iii)	complies or comply with the shareholder’s notice requirements set forth in Article 46.2(a), 46.2(c) and 46.2(d) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Article 46.7) provided that such notice (and accompanying documentation) is delivered or mailed to and received by the secretary at the office not earlier than the close of business on the 120th day prior to the date of such general meeting and not later than the close of business on the 90th day prior to the date of such general meeting, subject to any other requirements of law; provided, however, that, if the first public announcement of the date of such general meeting is less than 100 days prior to the date of such general meeting, notice by the shareholder to be timely must be so delivered no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of a general meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

46.9 For the purpose of this Article 46, where nominations of persons for appointment to the board and/or proposals of other business to be considered by the members at a general meeting (as the case may be) are made by more than one shareholder, references to a shareholder in relation to notice and other information requirements shall apply to each shareholder, respectively, as the context requires.

47. LIST OF SHAREHOLDERS

47.1 At least ten days (or, if the maximum period permitted by the Acts for determining the shareholders entitled to attend or vote at the meeting is less than ten days, such date that is the maximum period permitted by the Acts) before every general meeting, the secretary shall prepare a complete list of the shareholders entitled to attend and vote at the meeting.

47.2 The list of shareholders shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each shareholder; and

(c)	show the number of shares registered in the name of each shareholder.

47.3 The list of shareholders shall be available during ordinary business hours for a period beginning at least ten days (or, if the maximum period permitted by the Acts for determining the shareholders entitled to attend or vote at the meeting is less than ten days, such date that is the maximum period permitted by the Acts) before the meeting for inspection by any shareholder for any purpose relevant to the shareholder meeting. The notice of the meeting may specify the place where the list of shareholders may be inspected. If the notice of the meeting does not specify the place where shareholders may inspect the list of shareholders, the list of shareholders shall be available for inspection at the place where the meeting is to be held.

47.4 The list of shareholders shall be available for inspection by any shareholder who is present at the meeting, at the place, and for the duration, of the meeting.

PROCEEDINGS AT GENERAL MEETINGS

48. QUORUM

48.1 No business may be transacted at a general meeting unless a quorum is present. The absence of a quorum does not prevent the appointment of a chairman in accordance with the Articles, which shall not be treated as part of the business of the meeting.

48.2 The quorum for a general meeting is a member or members present in person or by proxy who represent(s) at least the majority of the voting rights of all the members entitled to attend and vote at the meeting.

49. PROCEDURE IF QUORUM NOT PRESENT

49.1 If a quorum is not present within 30 minutes (or such longer time not exceeding 90 minutes as the chairman decides to wait) after the time fixed for the start of the meeting or if there is no longer a quorum present at any time during the meeting, the meeting stands adjourned to such other day (being not less than 14 nor more than 28 days later) and at such other time and/or place as the chairman (or, in default, the board) decides. If at the adjourned meeting a quorum is not present within 30 minutes (or such longer time not exceeding 90 minutes as the chairman decides to wait) after the time fixed for the start of the meeting, the meeting is dissolved.

49.2 The Company shall give not less than seven clear days’ notice of any meeting adjourned for the lack of a quorum and the notice shall state the quorum requirement. No business may be dealt with at any meeting adjourned for the lack of a quorum the general nature of which was not stated in the notice convening the original meeting.

50. CHAIRMAN

50.1 The chairman (if any) of the board or, in his absence, the deputy chairman (if any) or, in his absence, the chief executive officer (if a director) shall preside as chairman at a general meeting. If there is no chairman, deputy chairman or chief executive officer (if a director) present, or if at a meeting none is present and willing and able to act within five minutes after the time fixed for the start of the meeting, the directors present shall select one of their number to be chairman. If only one director is present and willing and able to act, he shall be chairman. In default, the members present in person or by proxy and entitled to vote shall choose by poll one of their number to be chairman.

50.2 Without prejudice to any other power which he may have under the provisions of the Articles or at common law, the chairman may take such action as the chairman thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. The chairman’s decision on matters of procedure or arising incidentally from the business of the meeting shall be final, as shall be his determination as to whether any matter is of such a nature.

51. RIGHT TO ATTEND AND SPEAK

51.1 Each director shall be entitled to attend and speak at a general meeting and at a separate meeting of the holders of a class of shares or debentures whether or not he is a member.

51.2 The chairman may invite any person to attend and speak at any general meeting of the Company where he considers that this will assist in the deliberations of the meeting.

52. POWER TO ADJOURN

52.1 The chairman or the holder or holders of shares representing the majority of the voting rights present at any general meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting.

52.2 Without prejudice to any other power which he may have under the provisions of the Articles or at common law, the chairman may, without a poll, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

(a)	secure the proper and orderly conduct of the meeting;

(b)	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(c)	ensure that the business of the meeting is properly disposed of.

53. NOTICE OF ADJOURNED MEETING

53.1 Whenever a meeting is adjourned pursuant to Article 52, regardless of the adjournment period, the board may (but need not) make a fresh determination of persons entitled to receive notice of such adjourned meeting (provided any record date shall not be more than 60 days nor less than ten days before the date for the holding of the adjourned meeting), in which case at least seven clear days’ notice specifying the place, date and time of the adjourned meeting and the general nature of the business to be transacted shall be given to the members (other than any who, under the provisions of the Articles or the terms of allotment or issue of the shares, are not entitled to receive notice), the directors and the auditors. Except in these circumstances, and those expressed in Article 53.2 below, it is not necessary to give notice of a meeting adjourned pursuant to Article 52 or of the business to be transacted at the adjourned meeting.

53.2 Whenever a meeting is adjourned for more than 30 days or for an indefinite period pursuant to Article 52, at least seven clear days’ notice specifying the place, date and time of the adjourned meeting and the general nature of the business to be transacted shall be given to the members (other than any who, under the provisions of the Articles or the terms of allotment or issue of the shares, are not entitled to receive notice), the directors and the auditors. Except in these circumstances, and those expressed in Article 53.1 above, it is not necessary to give notice of a meeting adjourned pursuant to Article 52 or of the business to be transacted at the adjourned meeting.

53.3 The notice of an adjourned meeting given in accordance with this Article must, if the adjournment is for more than 30 days, and may, in all other cases, also specify a date and time (which shall not be more than 60 days (or, if less, the maximum period permitted by the Acts) nor less than ten days (or, if the maximum period permitted by the Acts is less than ten days, such date that is the maximum period permitted by the Acts) before the date for the holding of the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time so specified in the notice shall be disregarded in determining the rights of any person to so attend or vote. In calculating the period referred to in this Article 53.3, if the maximum period permitted by the Acts is less than ten days, no account shall be taken of any part of a day that is not a working day.

54. BUSINESS AT ADJOURNED MEETING

Subject to Article 53.2 at an adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

55. SATELLITE MEETINGS

55.1 The board may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid provided that the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and

(c)	be heard and seen by all other persons present in the same way.

55.2 The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

56. ACCOMMODATION OF MEMBERS AT MEETING

If it appears to the chairman that the principal meeting place or any satellite meeting place is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise) whether in the principal meeting place, any satellite meeting place or elsewhere; and

(c)	be heard and seen by all other persons present in the same way.

57. SECURITY

The board may make any arrangement and impose any restriction it considers appropriate to ensure the security of a meeting including, without limitation, the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place. The board may authorise one or more persons, who may include a director, an officer or the secretary or the chairman of the meeting, to:

(a)	refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

(b)	eject from a meeting any person who causes the proceedings to become disorderly.

VOTING

58. METHOD OF VOTING

58.1 Any resolution put to the vote at a general meeting shall be decided on a poll and, for the avoidance of doubt, no resolution shall be decided on a show of hands.

58.2 Cumulative voting of shares of the Company, regardless of the class of shares, is prohibited.

59. PROCEDURE

59.1 Each poll shall be conducted in such a manner as the chairman directs. In advance of any meeting, the chairman shall appoint scrutineers or inspectors who need not be members, to act at the meeting. The chairman may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer or alternate inspector is willing or able to act at a meeting, the chairman shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

59.2 Each scrutineer or inspector appointed in accordance with this Article shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the board, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

59.3 Any poll conducted on the election of a chairman or on any question of adjournment shall be taken at the meeting and without adjournment. A poll conducted on another question shall be taken at such time and place as the chairman decides, either at once or after an interval or adjournment.

59.4 The date and time of the opening and the closing of a poll for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the scrutineers or inspectors after the closing of the poll unless a court with relevant jurisdiction upon application by a shareholder shall determine otherwise.

59.5 The conduct of a poll (other than on the election of a chairman or on a question of adjournment) does not prevent the meeting continuing for the transaction of business other than the question on which a poll is to be conducted.

59.6 On a poll a member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

60. VOTES OF MEMBERS

60.1 Subject to Article 60.4 and any other rights or restrictions as to voting attached to any class of shares by or in accordance with the Articles and subject to Article 73 and the Acts, at a general meeting on a vote on a resolution every member (whether present in person or by proxy) has one vote for every share of which he is the holder.

60.2 In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote or votes of the other joint holder or holders, and seniority shall be determined by the order in which the names of the holders stand in the register.

60.3 A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom, the United States or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other authorised and appointed person may vote by proxy if evidence (to the satisfaction of the board) of the authority of the person claiming to exercise the right to vote is received at the office (or at another place specified in accordance with the Articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the Articles for the appointment of a proxy within the time limits prescribed by the Articles for the appointment of a proxy for use at the meeting, adjourned meeting or poll at which the right to vote is to be exercised.

60.4 (a)	This Article 60.4 shall only have effect: (i) from the date of adoption of these Articles until and excluding the fifth anniversary of their adoption; and (ii) during any subsequent periods for which its effectiveness has been extended or renewed in accordance with Article 60.4(d) (the “Effective Period”).

(b)	At any time when there is:

(i)	in addition to the Class A Ordinary Shares, at least one further class of shares in issue (the “Additional Shares”); and

(ii)	at least one such issued Additional Share which, taking into account any restrictions imposed by CA 2006 on the exercise of rights by the holders of any such shares at the relevant time, has the right to receive notice of, attend and vote at any general meeting of the Company for the purposes of approving any special resolution of the Company to confer, vary, revoke or renew any authority for the terms of a contract for an off-market purchase by the Company of Class A Ordinary Shares pursuant to Part 18, Chapter 4 of CA 2006 (a “Class A Buyback Resolution”),

then the Class A Ordinary Shares shall carry no right to receive notice of, attend or vote at any general meeting of the Company for the purposes of approving a Class A Buyback Resolution.

(c)	Any Class A Buyback Resolution approved by the holders of Additional Shares must specify a date on which the authority conferred by such Class A Buyback Resolution is to expire, which must not be later than the final date of the Effective Period at the time of such resolution.

(d)	The effectiveness of this Article 60.4 may be extended or renewed by special resolution of the Company. All such resolutions must specify the final date of the new Effective Period, which must not be later than five years after the date on which the resolution is passed.

(e)	The approval of any special resolution pursuant to Article 60.4(d) above shall not be, or be treated as, a variation of the rights attached to any class of shares.

61. RESTRICTION ON VOTING RIGHTS FOR UNPAID CALLS ETC.

Unless the board otherwise decides, no member is entitled in respect of a share held by him to be present or to vote, either in person or by proxy, at a general meeting or at a separate meeting of the holders of a class of shares or on a poll, or to exercise other rights conferred by membership in relation to the meeting or poll, if a call or other amount due and payable in respect of the share is unpaid. This restriction ceases on payment of the amount outstanding and all costs, charges and expenses incurred by the Company by reason of the non-payment.

62. VOTING BY PROXY

62.1 A member is entitled to appoint another person as his proxy to exercise all or any of his or her rights to attend and to speak and vote at a meeting of the Company. Such a proxy can himself or herself appoint another person to be his or her proxy in relation to the number of shares held by such person, and such proxy can himself or herself appoint another person to be his or her proxy in relation to the number of shares held by him or her and so on ad infinitum, and the provisions of Articles 62 to 64 shall apply to all such appointments as if the appointor was the registered holder of such shares and the appointment of a proxy was made by him or her in that capacity.

62.2 A proxy need not be a member.

62.3 Subject to Article 62.4, the appointment of a proxy shall be in hard copy in any usual form (or in another form approved by the board) executed under the hand of the appointor or his or her duly constituted attorney or, if the appointor is a corporation, under its seal or under the hand of its duly authorised officer or attorney or other person authorised to sign.

62.4 The Company may provide electronic means, including via the Internet or by means of a telephonically communicated datagram, for the receipt of any document or information relating to proxies for a general meeting (including any instrument of proxy or invitation to appoint a proxy, any document necessary to show the validity of, or otherwise relating to, an appointment of proxy and notice of the termination of the authority of a proxy). The Company shall be deemed to have agreed that any such document or information may be sent by electronic means as provided by the Company (subject to any conditions or limitations specified by the Company when providing such instructions).

62.5 A member may appoint more than one proxy in relation to a meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her. References in the Articles to an appointment of proxy include references to an appointment of multiple proxies.

62.6 Where two or more valid but conflicting appointments of proxy are delivered or received for the same share or shares for use at the same meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share or those shares. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share or those shares.

62.7 Delivery or receipt of an appointment of proxy does not prevent a member attending and voting in person at the meeting or an adjournment of the meeting.

62.8 The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the meeting as well as for the meeting or meetings to which it relates. A proxy given in the form of a power of attorney or similar authorisation granting power to a person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid for a period of more than three years, unless the contrary is stated in it.

62.9 Subject to the provisions of the Acts and the requirements of any relevant listing rules (if applicable), the board may at the expense of the Company send or make available appointments of proxy or invitations to appoint a proxy to the members by post or by electronic means or otherwise (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the holders of any class of shares, either in blank or nominating in the alternative any one or more of the directors or any other person. If for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a person or one of a number of persons specified in the invitation are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure, due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

63. APPOINTMENT OF PROXY

63.1 An appointment of proxy (and, where such proxy is himself appointed by a proxy, such appointor(s) proxies), and (if required by the board) a power of attorney or other authority under which it is, or they are, as applicable, executed or a copy of it notarially certified or certified in some other way approved by the board, shall:

(a)	in the case of an appointment of proxy in hard copy form, be received at the office, or another place specified in the notice convening the meeting or in any appointment of proxy or any invitation to appoint a proxy sent out or made available by the Company in relation to the meeting, before the time for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote;

(b)	in the case of an appointment of proxy in electronic form, be received by the electronic means specified in the notice convening the meeting or in any appointment of proxy or any invitation to appoint a proxy sent out or made available by the Company in relation to the meeting, before the time for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote;

(c)	in the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, be received as aforesaid after such meeting and not less than 24 hours (or such shorter time as the board may determine) before the time appointed for the taking of the poll; or

(d)	in the case of a poll not taken immediately but taken not more than 48 hours after the meeting at which the relevant vote was to be taken, be delivered at such meeting to the chairman or to the secretary or to any director.

An appointment of proxy not received or delivered in accordance with this Article is invalid.

The board may at its discretion determine that, in calculating the periods mentioned in this Article 63.1, no account shall be taken of any part of any day that is not a working day.

63.2 Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the board may from time to time permit appointments of proxy to be made by electronic means in the form of an uncertificated proxy instruction and may in a similar manner permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction to be made by like means. The board may in addition prescribe the method of determining the time at which any such uncertificated proxy instruction (and/or other instruction or notification) is to be treated as received by the Company or a participant acting on its behalf. The board may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

64. WHEN VOTES BY PROXY VALID ALTHOUGH AUTHORITY TERMINATED

A vote cast by a proxy is valid despite the previous termination of the authority of a person to act as a proxy unless notice of such termination shall have been received by the Company at the office, or at such other place or address at which an appointment of proxy may be duly received or delivered, not later than the time at which an appointment of proxy should have been received or delivered in order for it to be valid for use at the meeting or adjourned meeting at which the vote is cast or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for use in relation to the poll at which the vote is cast.

ADS DEPOSITARY ARRANGEMENTS

65. ADS DEPOSITARY CAN APPOINT MULTIPLE PROXIES

65.1 The ADS Depositary can appoint more than one person to be its proxy (each person validly so appointed being referred to as an “Appointed Proxy”) and the provisions of Articles 62 to 64 shall apply to any such appointment(s).

65.2 Appointments of all proxies shall set out the number of shares in relation to which an Appointed Proxy, Sub Proxy or Appointee (as defined in Articles 68.1 and 68.2 respectively), as the case may be, is appointed (the “Appointed Number”). The Appointed Number of shares of all Appointed Proxies, when added together, must not be more than the total number of shares registered in the name of the ADS Depositary. The Appointed Proxy, Sub Proxy and Appointee(s) together being the “ADS Proxies” and individually an “ADS Proxy”.

66. THE ADS DEPOSITARY SHALL KEEP A PROXY REGISTER

66.1 The ADS Depositary shall keep a register of the names and addresses of all the Appointed Proxies (the “Proxy Register”). The Proxy Register shall set out the Appointed Number of shares of each Appointed Proxy. This may be shown by setting out the number of American Depositary Shares which each Appointed Proxy holds and stating that the Appointed Number of shares can be ascertained by multiplying the said number of American Depositary Shares by such number which for the time being is equal to the number of shares which any one American Depositary Share represents.

66.2 The ADS Depositary shall allow anyone whom the board nominates to inspect the Proxy Register during usual business hours on any business day at the registered office of the ADS Depositary. The ADS Depositary shall also provide, as soon as possible, any information contained in the Proxy Register which may be requested by the Company or its agents.

67. APPOINTED PROXIES AND THEIR PROXIES CAN ONLY ATTEND GENERAL MEETINGS IF PROPERLY APPOINTED

An Appointed Proxy, Sub Proxy or an Appointee may only attend a general meeting if he or she provides the Company with written evidence of his or her appointment and, in the case of Sub Proxies and Appointees, written evidence of their appointor(s) appointment, for that general meeting. Such written evidence shall be in a form agreed between the board and the ADS Depositary.

68. RIGHTS OF APPOINTED PROXIES AND THEIR PROXIES

Subject to the Acts and providing the total number of shares registered in the name of the ADS Depositary is sufficient to include an Appointed Proxy’s Appointed Number:

68.1 an Appointed Proxy can himself or herself appoint another person to be his or her proxy (each person validly so appointed being referred to as a “Sub Proxy”) in relation to his or her Appointed Number of shares and the provisions of Articles 62 to 64 shall apply to such appointment as if the Appointed Proxy was the registered holder of such shares and the appointment was made by him or her in that capacity;

68.2 a Sub Proxy can himself or herself appoint another person to be his or her proxy in relation to his or her Appointed Number of shares, and such appointee shall be entitled to appoint another person to be his or her proxy in relation to his or her Appointed Number of shares and so on ad infinitum (each such person validly so appointed being referred to as an “Appointee”), and the provisions of Articles 62 to 64 shall apply to all such appointments as if the Sub Proxy or the Appointee, as the case may be, was the registered holder of such shares and the appointment was made by him or her in that capacity; and

68.3 at a general meeting which an Appointed Proxy, Sub Proxy or an Appointee is entitled to attend, such person is entitled to the same rights and has the same obligations in relation to such person’s Appointed Number of shares as if such shares were registered in his or her name.

69. SENDING INFORMATION TO AN APPOINTED PROXY

The Company may send to an Appointed Proxy at his or her address in the Proxy Register all or any of the documents which are sent to members.

70. THE PROXY REGISTER MAY BE FIXED AT A CERTAIN DATE

70.1 In order to determine which persons are entitled as Appointed Proxies to:

(a)	exercise the rights conferred by Article 68; and

(b)	receive documents sent pursuant to Article 69

and the Appointed Number of shares in respect of which a person is to be treated as Appointed Proxy for such purpose, the ADS Depositary may determine that the persons who are entitled are those persons entered in the Proxy Register at the close of business on a date (a “Record Date”) determined by the ADS Depositary in consultation with the Company.

70.2 When a Record Date is determined for a particular purpose:

(a)	the Appointed Number of shares of an Appointed Proxy will be treated as the number appearing against his or her name in the Proxy Register as at the close of business on the Record Date (this may be shown by setting out the number of American Depositary Shares which each Appointed Proxy holds and stating that the number of shares can be ascertained by multiplying the said number of American Depositary Shares by such number which for the time being is equal to the number of shares which each American Depositary Share represents); and

(b)	changes to entries in the Proxy Register after the close of business on the Record Date will be ignored in determining the entitlement of any person for the purpose concerned.

71. THE NATURE OF AN APPOINTED PROXY’S INTEREST

Except as required by the Acts, no ADS Proxy will be recognised by the Company as holding any interest in shares upon any trust. Except for recognising the rights given in relation to general meetings by appointments made by ADS Proxies pursuant to Article 68, the Company is entitled to treat any person entered in the Proxy Register as an Appointed Proxy as the only person (other than the ADS Depositary) who has any interest in the shares in respect of which the Appointed Proxy has been appointed.

72. VALIDITY OF THE APPOINTMENT OF APPOINTED PROXIES

72.1 If any question arises at or in relation to a general meeting as to whether any particular person has been validly appointed as an ADS Proxy to vote (or exercise any other right) in respect of any shares, the question will be determined by the chairman of the general meeting. His decision (which may include declining to recognise a particular appointment as valid) will, if made in good faith, be final and binding on all persons interested.

72.2 If a question of the type described in Article 72.1 arises in any circumstances other than at or in relation to a general meeting, the question will be determined by the board. Its decision (which can include declining to recognise a particular appointment as valid) will also, if made in good faith, be final and binding on all persons interested.

ADDITIONAL VOTING PROVISIONS

73. CORPORATE REPRESENTATIVES

73.1 A corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any meeting of the Company, or at any separate meeting of the holders of any class of shares (a “representative”).

73.2 Subject to Article 73.3, a representative is entitled to exercise (on behalf of the corporation) the same powers as the corporation could exercise if it were an individual member of the Company.

73.3 Where a corporation authorises more than one representative and more than one representative purport to exercise a power under Article 73.2 in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way;

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

73.4 A director, the secretary or other person authorised for the purpose by the secretary may require a representative to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers.

74. OBJECTIONS TO AND ERROR IN VOTING

No objection may be made to the qualification of any person voting at a general meeting or to the counting of, or failure to count, any vote, except at the meeting, adjourned meeting or poll at which the vote objected to is tendered or at which the error occurs. An objection properly made shall be referred to the chairman whose decision on such matter shall be final and conclusive.

75. AMENDMENTS TO RESOLUTIONS

No amendment to a resolution duly proposed as a special resolution (other than an amendment to correct a patent error) may be considered or voted on. No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a patent error) may be considered or voted on unless either:

(a)	at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been lodged at the office; or

(b)	the chairman in his or her absolute discretion decides that the amendment may be considered or voted on.

If an amendment proposed to a resolution under consideration is ruled out of order by the chairman the proceedings on the substantive resolution are not invalidated by an error in his ruling.

76. FAILURE TO DISCLOSE INTERESTS IN SHARES

76.1 Where notice is served by the Company under section 793 of CA 2006 (a “section 793 notice”) on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the “default shares”, which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the board otherwise decides:

(a)	the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

(b)	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class:

(i)	a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, pursuant to Article 128, to receive shares instead of a dividend; and

(ii)	no transfer of any certificated default shares shall be registered unless the transfer is an excepted transfer or:

(A)	the member is not himself in default in supplying the information required; and

(B)	the member proves to the satisfaction of the board that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

76.2 For the purpose of enforcing the sanction in Article 76.1(b)(ii), the board may give notice to the member requiring the member to change default shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any default shares held in certificated form to uncertificated form. If the member does not comply with the notice, the board may require the Operator to convert default shares held in uncertificated form into certificated form in the name and on behalf of the member in accordance with the Uncertificated Securities Regulations.

76.3 The sanctions under Article 76.1 cease to apply seven days after the earlier of:

(a)	receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

(b)	receipt by the Company, in a form satisfactory to the board, of all the information required by the section 793 notice.

76.4 Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of Articles 76.1 or 76.2.

76.5 Where any person appearing to be interested in the default shares has been duly served with a section 793 notice and the default shares which are the subject of such section 793 notice are held by the ADS Depositary, the provisions of this Article shall be treated as applying only to such default shares held by the ADS Depositary and not (insofar as such person’s apparent interest is concerned) to any other shares held by the ADS Depositary.

76.6 For the purposes of this Article 76:

(a)	a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, pursuant to a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(b)	“interested” shall be construed as it is for the purpose of section 793 of CA 2006;

(c)	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes (a) reference to his having failed or refused to give all or any part of it, and (b) reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

(d)	the “prescribed period” means 14 days;

(e)	an “excepted transfer” means, in relation to shares held by a member:

(i)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of Chapter 3 of Part 28 of CA 2006); or

(ii)	a transfer in consequence of a sale made through a recognised investment exchange (as defined in the Financial Services and Markets Act 2000) or another stock exchange outside the United Kingdom on which shares in the capital of the Company are normally traded; or

(iii)	a transfer which is shown to the satisfaction of the board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares.

76.7 The provisions of this Article are in addition and without prejudice to the provisions of the Acts.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

77. NUMBER OF DIRECTORS

77.1 The number of directors must not be less than three and must not be more than fifteen. The number of directors may be fixed within the foregoing limits from time to time by resolution of the board.

77.2 A majority of the directors shall be independent.

78. APPOINTMENT OF EXECUTIVE DIRECTORS

78.1 Subject to the provisions of the Acts, the board may appoint one or more of its body to hold an executive office with the Company for such term and on such other terms and conditions as the board thinks fit. The board may revoke or terminate an appointment at any time, without prejudice to a claim for damages for breach of the contract of service between the director and the Company or otherwise.

78.2 Subject to the provisions of the Acts, the board may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director. Any such agreement or arrangement may be made on such terms and conditions as the board thinks fit and (without prejudice to any other provision of the Articles) it may remunerate any such director for such services as it thinks fit and provide for the payment of expenses properly incurred by the director.

79. NO SHARE QUALIFICATION

A director is not required to hold any shares in the capital of the Company.

80. VOTING ON RESOLUTION FOR APPOINTMENT

At a general meeting a motion for the appointment of two or more persons as directors by a single resolution shall not be made unless an ordinary resolution that it should be so made has first been agreed to by the meeting without any vote being given against it, and for the purposes of this Article a motion for approving a person’s appointment or for nominating a person for appointment shall be treated as a motion for his or her appointment. A resolution moved in contravention of this Article is void (whether or not its being so moved was objected to at the time).

81. CLASSIFICATION OF THE BOARD

81.1 The directors of the Company shall be [initially] classified with respect to the time for which they severally hold office into three classes (“Class I,” “Class II” and “Class III”), as nearly equal in number as possible and as provided in the Articles. The initial term of:

(a)	Class I shall expire at the annual general meeting to be held in 2013;

(b)	Class II shall expire at the annual general meeting to be held in 2014; and

(c)	Class III shall expire if a general meeting is convened in 2012 by the board in accordance with Article 41 for the purpose of electing directors, at such general meeting or, if no such general meeting is held in 2012, the annual general meeting to be held in 2015, with each class to hold office until its successors are duly elected.

81.2 [At the general meeting to be convened by the board in 2012 in accordance with Article 41, if held, the number of directors equal to the number of directors comprising Class III shall be appointed to hold office until the annual general meeting to be held in 2015.] At each annual general meeting [to be held in and after 2013,] the number of directors equal to the number of the Class whose term expires at such meeting shall be appointed to hold office until [the next succeeding annual general meeting.] [At each annual general meeting to be held in and after 2015, the directors of the Company shall cease to be classified and all directors shall stand for election at each successive] annual general meeting. Except as provided in Article 81.3, directors of the Class whose term is expiring at an annual general meeting shall be appointed at such meeting, and each director elected shall hold office until his or her successor is appointed or until his or her death, retirement, resignation or removal.

81.3 In the event of any change in the authorised number of directors [and if the board then remains classified,] the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board among the Classes of directors so as to maintain such Classes as nearly equal as possible.

81.4 Should a vacancy on the board of directors occur or be created, whether arising through death, retirement, resignation or removal of a director, or through an increase in the number of directors of any Class [(if the board then remains classified)], such vacancy shall be filled by the majority vote of [all of] the remaining directors, [whether or not the board remains classified and] whether or not a quorum, or by a sole remaining director. Subject to the provisions hereof, any director appointed to fill a vacancy shall serve for the remainder of the then present term of office of the Class [(if the board remains classified)] to which he or she was appointed [or until the next annual general meeting for which a notice has not been sent at the time of appointment if the board if no longer classified]. In the event such term extends beyond the next annual general meeting for which a notice of the meeting has not been sent at the time of the appointment, the director or directors so appointed shall be named and described in the notice of the next annual general meeting and shall stand for election for the remaining portion of the term of office at such annual general meeting.

81.5 For the purposes of this Article 81 only, the general meeting to be convened by the board as referred to in Article 81.1(c) shall be deemed to be an annual general meeting.

82. VACATION OF OFFICE BY DIRECTOR

82.1 Without prejudice to the provisions for retirement contained in the Articles, the office of a director is vacated if:

(a)	he or she resigns by notice delivered to the secretary at the office or tendered at a board meeting;

(b)	where he or she has been appointed for a fixed term, the term expires;

(c)	he or she ceases to be a director by virtue of a provision of the Acts, is removed from office pursuant to the Articles or becomes prohibited by law from being a director;

(d)	he or she becomes bankrupt or compounds with his or her creditors generally or he or she applies to the court for an interim order under section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that statute;

(e)

he or she is or has been suffering from mental ill health or becomes a patient for the purpose of any statute relating to mental health or any court claiming jurisdiction on the ground of mental disorder

(however stated) makes an order for his or her detention or for the appointment of a guardian, receiver or other person (howsoever designated) to exercise powers with respect to his or her property or affairs, and in any such case the board resolves that his or her office be vacated.

82.2 A resolution of the board declaring a director to have vacated office under the terms of this Article is conclusive as to the fact and grounds of vacation stated in the resolution.

82.3 If the office of a director is vacated for any reason, he or she shall cease to be a member of any committee of the board.

ALTERNATE DIRECTORS

83. APPOINTMENT

83.1 A director (other than an alternate director) may by notice delivered to the secretary at the office or tabled at a meeting of the board, or in any other manner approved by the board, appoint as his or her alternate director:

(a)	another director; or

(b)	another person approved by the board and willing to act.

No appointment of an alternate director who is not already a director shall be effective until his or her consent to act as a director in the form prescribed by the provisions of the Acts has been received at the office or tabled at a meeting of the board.

83.2 An alternate director is not required to hold any shares in the capital of the Company and shall not be counted in reckoning the number of directors for the purpose of Article 77.

84. REVOCATION OF APPOINTMENT

A director may by notice delivered to the secretary at the office or tabled at a meeting of the board revoke the appointment of his or her alternate director and, subject to the provisions of Article 83, appoint another person in his or her place. If a director ceases to hold the office of director or if he or she dies, the appointment of his or her alternate director automatically ceases. If a director retires but is reappointed or deemed reappointed at the meeting at which his or her retirement takes effect, a valid appointment of an alternate director which was in force immediately before his or her retirement continues to operate after his or her reappointment as if he or she had not retired. The appointment of an alternate director ceases on the happening of an event which, if he or she were a director otherwise appointed, would cause him or her to vacate office.

85. PARTICIPATION IN BOARD MEETINGS

An alternate director shall, if he or she gives the Company an address at which notices may be served on him or her or an address at which notices may be served on him or her by electronic means, be entitled to receive notice of all meetings of the board and all committees of the board of which his or her appointor is a member and, in the absence from those meetings of his appointor, to attend and vote at the meetings and to exercise all the powers, rights, duties and authorities of his or her appointor. A director acting as alternate director has a separate vote at meetings of the board and committees of the board for each director for whom he or she acts as alternate director but he or she counts as only one for the purpose of determining whether a quorum is present.

86. RESPONSIBILITY

A person acting as an alternate director shall be an officer of the Company, shall alone be responsible to the Company for his or her acts and defaults, and shall not be deemed to be the agent of his appointor.

REMUNERATION, EXPENSES AND PENSIONS

87. REMUNERATION AND EXPENSES OF DIRECTORS

87.1 Subject to the provisions of the Articles, the board shall have the authority to determine the compensation of directors who are not officers or employees of the Company or a subsidiary of the Company. Such directors may be paid their expenses, if any, of attendance at each meeting of the board or committee of the board and may be paid a fixed sum for attendance at or participation in each meeting of the board or committee of the board, which may be in addition to stated director compensation in cash or equity (shares or options) or other benefits, or any combination thereof.

87.2 No such compensation under Article 87.1 shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of any special or standing committees may be allowed like compensation for attending or participating in committee meetings. A non-executive chairman of the board and the chairman of a special or standing committee may be paid a supplemental fixed sum for serving as chairman of each meeting of the board or the special or standing committee.

87.3 Subject to the provisions of the Acts, the Company may also fund a director’s expenditure on defending proceedings (including investigations by or action proposed to be taken by any regulatory authority) or in connection with any application under the Acts and may do anything to enable a director to avoid incurring such expenditure.

88. REMUNERATION AND EXPENSES OF ALTERNATE DIRECTORS

An alternate director is not entitled to compensation from the Company for his services as an alternate director. The compensation payable to an alternate director is payable out of the compensation payable to his or her appointor and consists of such portion (if any) of the compensation as he or she agrees with his or her appointor. The Company shall, however, repay to an alternate director expenses incurred by him or her in the performance of his or her duties if the Company would have been required to repay the expenses to him or her under Article 87 had he or she been a director.

89. DIRECTORS’ PENSIONS AND OTHER BENEFITS

89.1 The board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a director of:

(a)	the Company;

(b)	a company which is or was a subsidiary undertaking of the Company;

(c)	a company which is or was allied to or associated with the Company or a subsidiary undertaking of the Company; or

(d)	a predecessor in business of the Company or of a subsidiary undertaking of the Company,

(or, in each case, for any member of his or her family, including a spouse or former spouse, a civil partner or a former civil partner, or a person who is or was dependent on him or her). For this purpose the board may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The board may arrange for this to be done by the Company alone or in conjunction with another person.

89.2 A director or former director is entitled to receive and retain for his or her own benefit a pension or other benefit provided under Article 89.1 and is not obliged to account for it to the Company.

90. REMUNERATION OF EXECUTIVE DIRECTORS

The salary or other remuneration of a director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, or wholly or in part governed by business done or profits made, or as otherwise decided by the board, and may be in addition to or instead of compensation payable to him or her for his or her services as director pursuant to the Articles.

91. INSURANCE

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

POWERS AND DUTIES OF THE BOARD

92. POWERS OF THE BOARD

Subject to the provisions of the Acts and the Articles and to directions given by special resolution of the Company, the business and affairs of the Company shall be managed by the board which may exercise all the powers of the Company whether relating to the management of the business or not. No alteration of the Articles and no direction given by the Company shall invalidate a prior act of the board which would have been valid if the alteration had not been made or the direction had not been given. The provisions of the Articles giving specific powers to the board do not limit the general powers given by this Article.

93. POWERS OF DIRECTORS BEING LESS THAN MINIMUM REQUIRED NUMBER

If the number of directors is less than the minimum prescribed by the Articles, the remaining director or directors may act only for the purposes of appointing an additional director or directors to make up that minimum or convening a general meeting of the Company for the purpose of making such appointment. If no director or directors is or are able or willing to act, notwithstanding any other provisions of the Articles, the chief executive officer, the secretary or a member may convene a general meeting for the purpose of appointing directors. An additional director appointed in this way holds office (subject to the Articles) only until the dissolution of the next annual general meeting after his or her appointment unless he or she is reappointed during the meeting.

94. POWERS OF EXECUTIVE DIRECTORS

The board may delegate to a director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it thinks fit. In particular, without limitation, the board may grant the power to sub-delegate, and may retain or exclude the right of the board to exercise the delegated powers, authorities or discretions collaterally with the director. The board may at any time revoke the delegation or alter its terms and conditions.

95. OFFICERS

95.1 The officers of the Company shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are prescribed herein or determined solely by the board, subject to the right of the board to remove any officer or officers at any time with or without cause. The board may determine that all of the officers of the Company shall be appointed or reappointed by the board on an annual basis.

95.2 The officers of the Company shall include a secretary and may include a chairman of the board, a chief executive officer, a president, one or more executive vice presidents, senior vice presidents, vice presidents, a treasurer and one or more assistant secretaries or assistant treasurers, each of whom shall be elected by the board. Any number of offices may be held by the same person unless the Acts or the Articles otherwise provide.

95.3 Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the board.

95.4 Any officer of the Company may be removed at any time, with or without cause, by the board.

95.5 The salaries of all officers and agents of the Company shall be fixed by the board or a duly constituted committee thereof.

95.6 Each officer of the Company shall hold office until his or her successor is appointed or until his or her earlier resignation or removal. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise shall be filled by the board or other governing body.

96. CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

96.1 The chairman of the board, if one has been appointed, shall perform such duties as may be delegated by the board. The board may designate whether the chairman of the board, or the president, if such an officer shall have been appointed, shall be the chief executive officer of the Company. The chairman of the board, the chief executive officer, or the president, if one has been appointed, shall preside at all general meetings and meetings of the board.

96.2 Unless the board shall otherwise delegate such duties, the chief executive officer shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the board are carried into effect. The chief executive officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, including designation of authority by power of attorney, or where the signing and execution thereof shall be expressly delegated by the board to some other officer or agent of the Company. The chief executive officer or such other officer as shall be authorised by him or her shall have such powers and duties as usually pertain to the office of chief executive officer, except as the same may be modified by the board.

97. VICE PRESIDENTS

The president, executive vice president, senior vice president, or vice president, in the order of their seniority, unless otherwise determined by the board, shall, in the event of absence or disability of the chief executive officer or the president, as the case may be, perform the duties and exercise the powers of the absent or disabled chief executive officer or president. They shall perform such other duties and have such other powers as the board may from time to time prescribe during the period of the absence or disability.

98. DELEGATION TO COMMITTEES

98.1 The board may by a majority of the whole board delegate any of its powers, authorities and discretions (with power to sub-delegate) to a committee consisting of one or more persons (whether a member or members of the board or not) as it thinks fit. A committee may exercise its power to sub-delegate by sub-delegating to any person or persons (whether or not a member or members of the board or of the committee). The board may retain or exclude its right to exercise the delegated powers, authorities or discretions collaterally with the committee. The board may at any time revoke the delegation or alter any terms and conditions or discharge the committee in whole or in part. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the board (including, without limitation, the power to pay fees, remuneration, additional remuneration, expenses and pensions and other benefits pursuant to Articles 78 and 87 to 91 and that power, authority or discretion has been delegated by the board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

98.2 Committee membership designations shall be subject to provisions regarding independence or other qualifications for committee service which may be imposed by applicable laws, rules or regulations.

98.3 The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

98.4 Standing committee functions, one or more of which may be performed by a single committee, shall include audit, compensation, governance and nominating. Any committee of the board, to the extent provided in the resolution of the board or the board approved committee charter, shall have and may exercise all the powers and authority of the board in the management of the business and affairs of the Company, including:

(a)	authorising the seal of the Company to be affixed to all papers which may require it;

(b)	in relation to the allotment or issue of shares approved by the board, fix any of the preferences or rights of such shares relating to voting, dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company; but no such committee shall have the power or authority in reference to:

(c)	adopting an agreement of merger, consolidation, scheme of arrangement or similar arrangement;

(d)	recommending to the shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets;

(e)	recommending to the shareholders a dissolution of the Company or a revocation of a dissolution,

provided further that, unless the resolution or the Articles expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorise the allotment or issue of shares.

Such committee or committees shall have such name or names as may be determined from time to time by resolution of the board.

99. AGENTS

The board may by power of attorney or otherwise appoint a person to be the agent of the Company and may delegate to that person any of its powers, authorities and discretions for such purposes, for such time and on such terms and conditions (including as to remuneration) as it thinks fit. In particular, without limitation, the board may grant the power to sub-delegate and may retain or exclude the right of the board to exercise the delegated powers, authorities or discretions collaterally with the agent. The board may at any time revoke or alter the terms and conditions of the appointment or delegation with or without cause.

100. EXERCISE OF VOTING POWERS

The board may exercise or cause to be exercised the voting powers conferred by shares in the capital of another company held or owned by the Company, or a power of appointment to be exercised by the Company, in any manner it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company or in favour of the payment of remuneration to the officers or employees of that company).

101. PROVISION FOR EMPLOYEES

The board may exercise the powers conferred on the Company by the Acts to make provision for the benefit of a person employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or alternate or shadow director) in connection with the cessation or the transfer to a person of the whole or part of the undertaking of the Company or the subsidiary.

102. REGISTERS

Subject to the provisions of the Acts, the board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch, local or other register and may make and vary regulations as it thinks fit concerning the keeping of a register.

103. REGISTER OF CHARGES

The Company shall keep a register of charges in accordance with the provisions of the Acts and the fee to be paid by a person other than a creditor or member for each inspection of the register of charges is the maximum sum prescribed by the provisions of the Acts or, failing which, decided by the board.

104. DIRECTORS’ CONFLICTS OF INTEREST OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

104.1 Subject to the provisions of the Acts, if a situation (a “relevant situation”) arises in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (including, without limitation, in relation to the exploitation of any property, information or opportunity, whether or not the Company could take advantage of any such property, information or opportunity, but excluding any situation which cannot reasonably be regarded as likely to give rise to a conflict of interest) the following provisions shall apply if the conflict of interest does not arise in relation to a transaction or arrangement with the Company:

(a)	if the relevant situation arises from the appointment or proposed appointment of a person as a director of the Company, the board may resolve to authorise the appointment of the director and the relevant situation;

(b)	if the relevant situation arises in circumstances other than those in Article 104.1(a), the board may resolve to authorise the relevant situation and the continuing performance by the director of his or her duties, in each case on such terms as the board may determine and such determination shall be notified in writing to the relevant directors.

104.2 Any authorisation under Article 104.1 shall be effective only if:

(a)	the matter in question shall have been proposed in writing for consideration at a meeting of the board, in accordance with the board’s normal procedures or in such other manner as the board may approve;

(b)	any requirement as to the quorum at the meeting of the board for that part of the meeting at which the matter is considered is met without counting the director in question and any other interested director (together the “interested directors”); and

(c)	the matter was agreed to without the interested directors voting or would have been agreed to if the votes of the interested directors had not been counted and may be terminated by the board at any time after prior consultation with the interested directors, reasonable account being taken of their representations.

104.3 Any reference in Article 104.1 to a conflict of interest includes a conflict of interest and duty and a conflict of duties.

104.4 Any terms determined by the board under Article 104.1(a) or Article 104.1(b) may be imposed at the time of the authorisation or may be imposed or varied subsequently after prior consultation with the interested directors, reasonable account being taken of their representations, and may include (without limitation):

(a)	whether the interested director(s) may vote (or be counted in the quorum at a meeting) in relation to any resolution relating to the relevant situation;

(b)	the exclusion of the interested director(s) from all information and discussion by the board or any committee of the board of the relevant situation; and

(c)	(without prejudice to the general obligations of confidentiality) the application to the interested director(s) of a strict duty of confidentiality to the Company for any confidential information of the Company in relation to the relevant situation.

104.5 A director must act in accordance with any terms determined by the board under Article 104.1(a) or Article 104.1(b) and shall be entitled to rely on any such determination in the absence of fraud.

104.6 Except as specified in Article 104.2, any proposal made to the board and any authorisation by the board in relation to a relevant situation shall be dealt with in the same way as any other matter that may be proposed to and resolved upon by the board in accordance with the provisions of the Articles.

104.7 If a relevant situation has been authorised by the board under Article 104.1 then (subject, in any case, to any terms determined by the board under Article 104.1(a) or Article 104.1(b)):

(a)	where the director obtains (other than through his position as a director of the Company) information relating to that relevant situation which is confidential to a third party, he or she will not be obliged to disclose it to the board or to any director or other officer or employee of the Company or to use it in relation to the Company’s affairs in circumstances where to do so would amount to a breach of that confidence;

(b)	the director may absent himself from meetings of the board or any committee of the board at which anything relating to that relevant situation will or may be discussed; and

(c)	the director may make such arrangements as he thinks fit for board and committee papers to be received and read by a professional adviser on his behalf and the general duties which any director owes to the Company under CA 2006 will not be infringed by anything done (or omitted to be done) in accordance with the provisions of this Article 104.7.

104.8 A director shall not be liable to account to the Company for any profit, remuneration or other benefit which he (or any person connected with him within the meaning of section 252 of CA 2006) may derive from any relevant situation authorised under Article 104.1 (subject, in any case, to any terms determined by the board in connection with such authorisation that are notified as aforesaid) and no contract, arrangement, transaction or proposal is liable to be avoided on the grounds of any director (or any person connected with him as aforesaid) having any type of interest authorised under Article 104.1 (subject as aforesaid).

105. DECLARATIONS OF INTEREST BY DIRECTORS

105.1 A director must declare the nature and extent of his interest in a relevant situation within Article 104.1 to the other directors.

105.2 If a director is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company, he or she must declare the nature and extent of his interest to the other directors.

105.3 Where a director is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company, he or she must declare the nature and extent of his or her interest to the other directors, unless the interest has already been declared under Article 105.2.

105.4 The declaration of interest must (in the case of Article 105.3 and may, but need not (in the case of Article 105.1 or Article 105.2) be made:

(a)	at a meeting of the board; or

(b)	by notice to the other directors in accordance with:

(i)	section 184 of CA 2006 (notice in writing); or

(ii)	section 185 of CA 2006 (general notice).

105.5 If a declaration of interest proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.

105.6 Any declaration of interest required by Article 105.1 must be made as soon as is reasonably practicable. Failure to comply with this requirement does not affect the underlying duty to make the declaration of interest.

105.7 Any declaration of interest required by Article 105.2 must be made before the Company enters into the transaction or arrangement.

105.8 Any declaration of interest required by Article 105.3 must be made as soon as is reasonably practicable. Failure to comply with this requirement does not affect the underlying duty to make the declaration of interest.

105.9 A declaration in relation to an interest of which the director is not aware, or where the director is not aware of the transaction or arrangement in question, is not required.

For this purpose a director is treated as being aware of matters of which he ought reasonably to be aware.

105.10 A director need not declare an interest:

(a)	if it cannot be reasonably be regarded as likely to give rise to a conflict of interest;

(b)	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as being aware of anything of which they ought reasonably to be aware); or

(c)	if, or to the extent that, it concerns terms of his service contract that have been or are to be considered:

(i)	by a meeting of the board; or

(ii)	by a committee of the board appointed for the purpose under the Articles.

106. DIRECTORS’ INTERESTS AND VOTING

106.1 Subject to the provisions of the Acts and provided he or she has declared his or her interest in accordance with Article 105, a director, notwithstanding his or her office:

(a)	may enter into or otherwise be interested in a contract, arrangement, transaction or proposal with the Company or in which the Company is otherwise interested either in connection with his or her tenure of an office or place of profit or as seller, buyer or otherwise;

(b)	may hold another office or place of profit with the Company (except that of auditor or auditor of a subsidiary of the Company) in conjunction with the office of director and may act by himself or herself or through his firm in a professional capacity to the Company, and in that case on such terms as to remuneration and otherwise as the board may decide either in addition to or instead of remuneration provided for by another Article; and

(c)	may be or become a director or other officer of, or employed by, or a party to a contract, transaction, arrangement or proposal with or otherwise interested in, a company promoted by the Company or in which the Company is otherwise interested or as regards which the Company has a power of appointment.

106.2 A director shall not be liable to account to the Company for any profit, remuneration or other benefit resulting from any interests permitted under Article 106.1 and no contract, arrangement, transaction or proposal is liable to be avoided on the grounds of any director having any type of interest permitted under Article 106.1.

106.3 A director may not vote on or be counted in the quorum in relation to a resolution of the board or of a committee of the board concerning any contract, arrangement, transaction or proposal with the Company or in which the Company is otherwise interested and in which he or she has an interest which may reasonably be regarded as likely to give rise to a conflict of interest, but this prohibition does not apply to a resolution concerning any of the following matters:

(a)	any contract, arrangement, transaction or proposal in which he is interested by virtue of an interest in shares, debentures or other securities of the Company, or otherwise in or through the Company;

(b)	the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or her or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(c)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

(d)	a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he or she is to participate;

(e)	a contract, arrangement, transaction or proposal to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a “relevant company”), if he or she does not to his or her knowledge hold an interest in shares (as that term is used in sections 820 to 825 of CA 2006) representing one per cent. or more of either any class of the equity share capital of or the voting rights in the relevant company;

(f)	a contract, arrangement, transaction or proposal for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him or her a privilege or benefit not generally awarded to the employees to whom it relates; and

(g)	a contract, arrangement, transaction or proposal concerning:

(i)	indemnification (including loans made in connection with it) by the Company in relation to the performance of his duties on behalf of the Company or any of its subsidiary undertakings; or

(ii)	the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

106.4 A director may not vote on or be counted in the quorum in relation to a resolution of the board or committee of the board concerning his or her own appointment (including, without limitation, fixing or varying the terms of his or her appointment or its termination) as the holder of an office or place of profit with the Company or any company in which the Company is interested. Where proposals are under consideration concerning the appointment (including, without limitation, fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a company in which the Company is interested, such proposals shall be divided and a separate resolution considered in relation to each director. In that case each of the directors concerned (if not otherwise debarred from voting under this Article) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

106.5 If a question arises at a meeting as to whether the interest of a director (other than the interest of the chairman of the meeting) may reasonably be regarded as likely to give rise to a conflict of interest or as to the entitlement of a director (other than the chairman) to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be referred to the chairman and his ruling in relation to the director concerned is conclusive and binding on all concerned.

106.6 If a question arises at a meeting as to whether the interest of the chairman of the meeting may reasonably be regarded as likely to give rise to a conflict of interest or as to the entitlement of the chairman to vote or be counted in a quorum and the question is not resolved by his or her voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the chairman) whose majority vote is conclusive and binding on all concerned.

106.7 For the purposes of this Article, the interest of a person who is connected with (within the meaning of section 252 of CA 2006) a director is treated as the interest of the director and, in relation to an alternate director, the interest of his or her appointor is treated as the interest of the alternate director in addition to an interest which the alternate director otherwise has. This Article applies to an alternate director as if he or she were a director otherwise appointed.

106.8 Subject to the provisions of the Acts, the Company may by ordinary resolution suspend or relax the provisions of this Article to any extent or ratify any contract, arrangement, transaction or proposal not properly authorised by reason of a contravention of this Article.

PROCEEDINGS OF DIRECTORS AND COMMITTEES

107. BOARD MEETINGS

107.1 Subject to the Articles, the board may meet for the despatch of business, adjourn and otherwise regulate its proceedings as it thinks fit.

107.2 The first board meeting following the election of directors at an annual general meeting shall ordinarily be held immediately following the annual general meeting but may be held at such other time and place as shall be specified in a notice given to the directors in accordance with Article 108.

108. NOTICE OF BOARD MEETINGS

108.1 Regular meetings of the board may be held without notice at such time and at such place as shall from time to time be determined by the board.

108.2 Special meetings of the board may be called by the chairman of the board, the chief executive officer or the president on not less than 24 hours’ advance notice to each director, given personally by telephone, in hard copy form or by electronic means; special meetings shall be called by the chief executive officer or secretary, in like manner and on like notice, on the written request of a majority of the directors then in office.

108.3 A director may waive the requirement that notice be given to him or her of a board meeting, either prospectively or retrospectively.

109. QUORUM

109.1 The quorum necessary for the transaction of business is a majority of the directors, present in person or by alternate director. A duly convened meeting of the board at which a quorum is present is competent to exercise all or any of the authorities, powers and discretions vested in or exercisable by the board.

109.2 If a quorum shall not be present at any board meeting, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

110. CHAIRMAN OF BOARD

The board may appoint one of its body as chairman to preside at every board meeting at which he or she is present and one or more deputy chairman or chairmen and decide the period for which he or she is or they are to hold office (and may at any time remove him or them from office). If no chairman or deputy chairman is elected, or if at a meeting neither the chairman nor a deputy chairman is present within five minutes of the time fixed for the start of the meeting, the directors and alternate directors (in the absence of their appointors) present shall choose one of their number to be chairman. If two or more deputy chairmen are present, the senior of them shall act as chairman, seniority being determined by length of office since their last appointment or reappointment or deemed reappointment. As between two or more who have held office for an equal length of time, the deputy chairman to act as chairman shall be decided by those directors and alternate directors (in the absence of their appointors) present. A chairman or deputy chairman may hold executive office or employment with the Company.

111. VOTING

Questions arising at a meeting of the board are determined by a majority of votes.

112. PARTICIPATION BY TELEPHONE

A director or his or her alternate director may participate in a meeting of the board or a committee of the board through the medium of conference telephone, video teleconference or similar form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in a quorum and entitled to vote. Subject to the provisions of the Acts, all business transacted in this way by the board or a committee of the board is for the purposes of the Articles deemed to be validly and effectively transacted at a meeting of the board or a committee of the board although fewer than two directors or alternate directors are physically present at the same place. The meeting is deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

113. RESOLUTION IN WRITING

113.1 Any director may, and the secretary at the request of a director shall, propose a written resolution by giving written notice to the other directors entitled to receive notice of a meeting of the board of directors or a meeting of a committee of the board (as the case may be).

113.2 A directors’ written resolution is adopted when all the directors entitled to vote on such a resolution have signed one or more copies of it, or otherwise indicated their agreement to it in writing or by electronic means.

113.3 The resolution in writing need not be executed or agreed to by an alternate director if it is executed or agreed to by his appointor and a resolution executed or agreed to by an alternate director need not be executed or agreed to by his appointor.

113.4 Any resolution in writing is to be kept with the minutes of the proceedings of the board (or committee, as the case may be).

113.5 Once a directors’ written resolution has been adopted, it must be treated as if it had been a resolution passed at a directors’ meeting in accordance with the Articles.

114. PROCEEDINGS OF COMMITTEES

114.1 At all meetings of committees of the board a majority of the directors who are members of the committee shall constitute a quorum for the transaction of business and the act of a majority of the committee members present at any meeting at which there is a quorum shall be the act of the committee, except as may be otherwise specifically provided by the Acts or the Articles. If a quorum shall not be present at any meeting of a committee of the board, the committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

114.2 Regular committee meetings may be held without notice at such time and at such place as shall from time to time be determined by the committee.

114.3 Special committee meetings may be called by the chairman of a committee on not less than 24 hours’ advance notice to each committee member, given personally by telephone, in hard copy form or by electronic means; special meetings shall be called by the chief executive officer or secretary, in like manner and on like notice on the written request of two committee members unless the committee consists of only one member, in which case special meetings shall be called by the chief executive officer or secretary in like manner and on like notice on the written request of the sole committee member.

114.4 Subject to the Articles, proceedings of any committee of the board shall be conducted in accordance with applicable provisions of the Articles regulating the proceedings of the board.

115. MINUTES OF PROCEEDINGS

115.1 The board shall cause minutes to be made in books kept for the purpose of:

(a)	all appointments of officers and committees made by the board and of any remuneration fixed by the board; and

(b)	the names of directors present at every meeting of the board, committees of the board, meetings of the Company or meetings of the holders of a class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

115.2 If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are receivable as prima facie evidence of the matters stated in them.

115.3 Minutes of every meeting of a committee of the board shall be distributed to all of the directors of the Company.

116. VALIDITY OF PROCEEDINGS OF BOARD OR COMMITTEE

All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director, alternate director or member of a committee are, notwithstanding that it is afterwards discovered that there was a defect in the appointment of a person or persons acting, or that they or any of them were or was disqualified from holding office or not entitled to vote, or had in any way vacated their or his or her office, as valid as if every such person had been duly appointed, and was duly qualified and had continued to be a director, alternate director or member of a committee and entitled to vote.

SECRETARY AND AUTHENTICATION OF DOCUMENTS

117. SECRETARY

117.1 Subject to the provisions of the Acts, the board shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including, without limitation, remuneration) as it thinks fit. Each joint secretary (to the extent appointed) shall, unless otherwise determined by the board, each be individually authorised to perform the duties and exercise the powers of the secretary. The board may remove a person appointed pursuant to this Article from office and appoint another or others in his place.

117.2 The secretary or other officer appointed by the board shall attend meetings of the board and general meetings, and record all the proceedings of the general meetings and of the board in a book to be kept for that purpose. The secretary shall give, or cause to be given, notice of all general meetings and meetings of the board, and shall perform such other duties as may be prescribed by the board or the chief executive officer, under whose supervision he or she shall act.

117.3 The assistant secretaries, in the order of their seniority, unless otherwise determined by the board, shall, in the event of absence or disability of the secretary, or if directed by the secretary, perform the duties and exercise the powers of the secretary. They shall perform such other duties and have such other powers as the board may from time to time prescribe or as the chief executive officer or the secretary may from time to time delegate.

117.4 Any provision of the Acts or of the Articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

118. AUTHENTICATION OF DOCUMENTS

A director or the secretary or another person appointed by the board for the purpose may authenticate documents affecting the constitution of the Company (including, without limitation the Articles) and resolutions passed by the Company or holders of a class of shares or the board or a committee of the board and books, records, documents and accounts relating to the business of the Company, and certify copies or extracts as true copies or extracts; and where any books, records, documents or accounts are elsewhere than the office, the local manager or other officer of the Company having their custody shall be deemed to be a person appointed by the board for this purpose. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company, the board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of the proceedings at a duly constituted meeting.

SEALS

119. SAFE CUSTODY

The secretary shall provide for the safe custody of every seal.

120. APPLICATION OF SEALS

120.1 A seal shall have the Company’s name engraved in legible characters.

120.2 Subject to the provisions of the Articles in relation to share certificates issued by the Company in respect of the Company’s shares, stock, debentures or other securities, a seal may be used only by the secretary, treasurer, an assistant secretary or an assistant treasurer with the authority of a resolution of the board. The secretary, treasurer, an assistant secretary, or an assistant treasurer shall sign an instrument (other than such share certificates) to which a seal is affixed. The board may decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

DIVIDENDS AND OTHER PAYMENTS

121. RESERVES

Subject to the provisions of the Acts, the board may, before paying any dividend (whether preferential or otherwise), carry to reserve out of the profits of the Company such sums as it thinks fit. All sums standing to reserve may be applied from time to time, at the discretion of the board, for any purpose to which the profits of the Company may properly be applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the board thinks fit. The board may divide the reserve into such special reserves as it thinks fit, and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. Any sum which the board may carry to reserve out of the unrealised profits of the Company shall not be mixed with any reserve to which profits available for distribution have been carried. The board may also, without placing the same to reserve, carry forward any profits which it may think prudent not to distribute.

122. PAYMENT OF DIVIDENDS

Subject to the provisions of the Acts, if the board considers that the financial position of the Company justifies such payments, it can pay interim, final or other dividends on any class of shares of any amounts and on any dates and for any periods which it decides.

123. ENTITLEMENT TO DIVIDENDS

123.1 All dividends will be divided and paid in proportions based on the amounts paid up on the shares during any period for which the dividend is paid, provided that no dividend (nor, for the avoidance of doubt, any dividend in specie or any scrip dividend payable in accordance with Articles 127 or 128, respectively) shall be payable in respect of any share which, or the American Depositary Share, representing which, is for the time being held by or for the benefit of any entity which is a subsidiary or subsidiary undertaking of the Company. Sums which have been paid up in advance of calls will not count as paid up for this purpose. If the terms of any share provide that it will be entitled to a dividend as if it were a fully paid up, or partly paid up, share from a particular date (in the past or future), it will be entitled to a dividend on this basis. This Article applies unless the Articles, the rights attached to any shares, or the terms of any shares, provide otherwise.

123.2 Unless the rights attached to any shares, the terms of any shares or the Articles provide otherwise, a dividend or any other money payable in respect of a share can be declared and paid in any currency the board decides using an exchange rate selected by the board for any currency conversions required. The board can also decide how any costs relating to the choice of currency will be met.

123.3 The board can offer shareholders the choice to receive dividends and other money payable in respect of their shares in a currency other than that in which the dividend or other money payable is declared on such terms and conditions as the board may prescribe from time to time.

123.4 If a shareholder owes the Company any money for calls on shares or money in any other way relating to his shares, the board can deduct any of this money from any dividend or other money payable to the shareholder on or in respect of any share held by him. Money deducted in this way can be used to pay amounts owed to the Company.

123.5 Unless the rights attached to any shares, or the terms of any shares, provide otherwise, no dividend or other sum payable by the Company on or in respect of its shares carries a right to interest from the Company.

124. METHOD OF PAYMENT

124.1 The Company may pay any dividend, interest or other amount payable in respect of a share:

(a)	in cash;

(b)	by cheque, warrant or money order made payable to or to the order of the person entitled to the payment (and which may, at the Company’s option, be crossed “account payee” where appropriate);

(c)	by a bank or other funds transfer system to an account designated in writing by the person entitled to the payment;

(d)	if the board so decides, by means of a relevant system in respect of an uncertificated share, subject to any procedures established by the board to enable a holder of uncertificated shares to elect not to receive dividends by means of a relevant system and to vary or revoke any such election; or

(e)	by such other method as the person entitled to the payment may in writing direct and the board may agree.

124.2 The Company may send a cheque, warrant or money order by post:

(a)	in the case of a sole holder, to his registered address;

(b)	in the case of joint holders, to the registered address of the person whose name stands first in the register;

(c)	in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 140; or

(d)	in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

124.3 Where a share is held jointly or two or more persons are jointly entitled by transmission to a share:

(a)	the Company may pay any dividend, interest or other amount payable in respect of that share to any one joint holder, or any one person entitled by transmission to the share, and in either case that holder or person may give an effective receipt for the payment; and

(b)	for any of the purposes of this Article 124, the Company may rely in relation to a share on the written direction or designation of any one joint holder of the share, or any one person entitled by transmission to the share.

124.4 Without prejudice to the generality of the foregoing, in respect of shares in uncertificated form, such payment may include the sending by the Company or by any person on its behalf of an instruction to the Operator of the relevant system to credit the cash memorandum account of the holder or joint holders or, if permitted by the Company, of such person as the holder or joint holders may in writing direct.

124.5 Payment of such cheque, warrant or order, the collection of funds from or transfer of funds by a bank in accordance with such direct debit or bank transfer or, in respect of shares in uncertificated form, the making of payment by means of a relevant system, shall be a good discharge to the Company.

124.6 Every cheque, warrant or money order sent by post is sent at the risk of the person entitled to the payment. If payment is made by bank or other funds transfer, by means of a relevant system or by another method at the direction of the person entitled to payment, the Company is not responsible for amounts lost or delayed in the course of making that payment.

124.7 Without prejudice to Article 76, the board may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a share until he has provided such evidence of his right as the board may reasonably require.

125. UNCLAIMED DIVIDENDS ETC.

Any unclaimed dividend, interest or other amount payable by the Company in respect of a share may be invested or otherwise made use of by the board for the benefit of the Company until claimed. A dividend unclaimed for a period of 12 years from the date it was declared or became due for payment is forfeited and ceases to remain owing by the Company. The payment of an unclaimed dividend, interest or other amount payable by the Company in respect of a share into a separate account does not constitute the Company a trustee in respect of it.

126. UNCASHED DIVIDENDS

If, in respect of a dividend or other amount payable in respect of a share, on any one occasion:

(a)	a cheque, warrant or money order is returned undelivered or left uncashed; or

(b)	a transfer made by a bank or other funds transfer system is not accepted,

and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company is not obliged to send or transfer a dividend or other amount payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

127. PAYMENT OF DIVIDENDS IN SPECIE

Without prejudice to Article 76 [and Article 147], the board may direct that payment of a dividend may be satisfied wholly or in part by the distribution of specific assets and in particular of paid-up shares or debentures of another company. Where a difficulty arises in connection with the distribution, the board may settle it as it thinks fit and in particular, without limitation, may:

(a)	issue fractional certificates (or ignore fractions);

(b)	fix the value for distribution of the specific assets (or any part of them);

(c)	decide that a cash payment be made to a member on the basis of the value so fixed, in order to secure equality of distribution; and

(d)	vest assets in trustees on trust for the persons entitled to the dividend as seems expedient to the board.

128. PAYMENT OF SCRIP DIVIDENDS

128.1 Subject to the provisions of the Acts, but without prejudice to Article 76 [and Article 147], the board may allot to those holders of a particular class of shares who have elected to receive them further shares of that class or shares of any other class in either case credited as fully paid (“new shares”) instead of cash in respect of all or part of any dividend or dividends, subject to any exclusions, restrictions or other arrangements the board may in its absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

128.2 The board shall determine the basis of allotment of new shares so that, as nearly as may be considered convenient without involving rounding up of fractions, the value of the new shares (including a fractional entitlement) to be allotted (calculated by reference to the average quotation, or the nominal value of the new shares, if greater) equals (disregarding an associated tax credit) the amount of the dividend which would otherwise have been received by the holder (the “relevant dividend”). For this purpose the “average quotation” of each of the new shares is the average of the middle-market quotations for a fully-paid share of the Company of that class derived from such source as the board may deem appropriate for the business day on which the relevant class of shares is first quoted “ex” the relevant dividend (or such other date as the board may deem appropriate) and the four subsequent business day(s). A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

128.3 The board may make any provision it considers appropriate in relation to an allotment made or to be made pursuant to this Article including, without limitation:

(a)	the giving of notice to holders of the right of election offered to them;

(b)	the provision of forms of election (whether in respect of a particular dividend or dividends generally);

(c)	determination of the procedure for making and revoking elections;

(d)	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

(e)	the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

128.4 The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the “elected shares”); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in Article 128.2. For that purpose, the board may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the board capitalising part of the reserves has the same effect as if the board had resolved to effect the capitalisation pursuant to Article 129. In relation to the capitalisation the board may exercise all the powers conferred on it by Article 129.

128.5 The new shares rank pari passu in all respects with each other and with the fully-paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

128.6 In relation to any particular proposed dividend, the board may in its absolute discretion decide:

(a)	that shareholders shall not be entitled to make any election in respect thereof and that any election previously made shall not extend to such dividend; or

(b)	at any time prior to the allotment of the new shares which would otherwise be allotted in lieu thereof, that all elections to take ordinary shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

129. CAPITALISATION OF RESERVES

Subject to the provisions of the Acts and Articles 130 and 131, the board may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively; or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the members (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the board may deal with the fractions as it thinks fit, including issuing fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than US$5, or such other sum as the board may decide, the sum may be retained for the benefit of the Company);

(d)	authorise a person to enter (on behalf of all the members concerned) into an agreement with the Company providing for either:

(i)	the allotment to the members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those members; and

(e)	generally do all acts and things required to give effect to the resolution.

130. CAPITALISATION OF RESERVES—EMPLOYEES’ SHARE SCHEMES

130.1 This Article (which is without prejudice to the generality of the provisions of the immediately preceding Article 129) applies where:

(a)	a person is granted pursuant to an employees’ share scheme a right to subscribe for shares in the capital of the Company in cash at a subscription price less than their nominal value; and

(b)	pursuant to an employees’ share scheme, the terms on which any person is entitled to subscribe for shares in the capital of the Company are adjusted as a result of a capitalisation issue, rights issue or other variation of capital so that the subscription price is less than their nominal value.

130.2 In any such case the board shall:

(a)	transfer to a reserve account a sum equal to the deficiency between the subscription price and the nominal value of the shares (the “cash deficiency”) from the profits or reserves of the Company which are available for distribution and not required for the payment of any preferential dividend; and

(b)	subject to Article 130.4, not apply that reserve account for any purpose other than paying up the cash deficiency on the allotment of those shares.

130.3 Whenever the Company is required to allot shares pursuant to such a right to subscribe, the board shall, subject to the provisions of the Acts:

(a)	appropriate to capital out of the reserve account an amount equal to the cash deficiency applicable to those shares;

(b)	apply that amount in paying up the deficiency on the nominal value of those shares; and

(c)	allot those shares credited as fully paid to the person entitled to them.

130.4 If any person ceases to be entitled to subscribe for shares as described, the restrictions on the reserve account shall cease to apply in relation to such part of the account as is equal to the amount of the cash deficiency applicable to those shares.

130.5 No right shall be granted under any employees’ share scheme under Article 130.1(a) and no adjustment shall be made as mentioned in Article 130.1(b) unless there are sufficient profits or reserves of the Company available for distribution and not required for the payment of any preferential dividend to permit the transfer to a reserve account in accordance with this Article of an amount sufficient to pay up the cash deficiency applicable to the shares concerned.

131 CAPITALISATION OF RESERVES—RIGHTS PLAN

131.1 This Article (which is without prejudice to the generality of the provisions of Article 129) applies where:

(a)	the board has established a Rights Plan and has granted Rights in accordance therewith as provided in Articles 6.3 and 6.4 above; and

(b)	the board has exercised any discretion which may be conferred upon it by any Rights Plan so established to exchange or cause to be exchanged all or part of the Rights (other than Rights held by or on behalf of an Acquiring Person, which would have become void) for Class A Ordinary Shares and/or American Depositary Shares representing Class A Ordinary Shares and/or shares of another class or series.

131.2 For the purpose of giving effect to any such exchange as is referred to in Article 131.1(b), the board may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal amount of the Class A Ordinary Shares (or the American Depositary Shares representing which) and/or the other shares which are to be exchanged for the Rights (other than Rights held by or on behalf of an Acquiring Person);

(b)	apply that sum in paying up in full Class A Ordinary Shares and/or shares of another class or series and allot such Class A Ordinary Shares and/or such other shares, credited as fully paid, to the holders of Rights (other than an Acquiring Person) and/or to the ADS Depositary (to enable the ADS Depositary to issue American Depositary Shares representing such Class A Ordinary Shares to the holders of Rights (other than an Acquiring Person)) in exchange for the Rights (other than Rights held by or on behalf of an Acquiring Person).

131.3 The provisions of sub-paragraphs (c), (d) and (e) of Article 129 shall apply (mutatis mutandis) to any resolution of the board pursuant to Article 131.2 as they apply to any resolution of the board pursuant to Article 129.

131.4 For the purposes of this Article 131:

(a)	“Rights Plan” and “Rights” shall have the respective meanings ascribed to them in Articles 6.3 and 6.4 (respectively); and

(b)	“Acquiring Person” shall have the meaning ascribed to it in Article 6.7.

132. RECORD DATES

Notwithstanding any other provision of the Articles, but subject to the provisions of the Acts and rights attached to shares, the board may fix any date (which shall not be more than 60 days before the date on which a dividend, distribution, allotment or issue is declared, made or paid) as the record date for a dividend, distribution, allotment or issue.

ACCOUNTS

133. TREASURER

133.1 The treasurer shall have the custody of the corporate funds and securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the board.

133.2 The treasurer shall disburse the funds of the Company as may be ordered by the board, taking proper vouchers for such disbursements, and shall render to the chief executive officer and the board at its meetings, or when the board so requires, an account of all his or her transactions as treasurer, and of the financial condition of the Company, which account may be submitted directly or through the chief financial officer. The treasurer shall perform such other duties and have such other authority and powers as the board may from time to time prescribe or as the chief executive officer may from time to time delegate.

133.3 If required by the board, the treasurer shall give the Company a bond in such sum, and with such surety or sureties, as shall be satisfactory to the board for the faithful execution of the duties of his or her office, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Company.

133.4 The assistant treasurers, in the order of their seniority, unless otherwise determined by the board, shall, in the event of absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the board may from time to time prescribe or the chief executive officer may from time to time delegate.

134. KEEPING AND INSPECTION OF ACCOUNTING RECORDS

134.1 The board shall ensure that accounting records are kept in accordance with the provisions of the Acts.

134.2 The accounting records shall be kept at the office or, subject to the provisions of the Acts, at another place decided by the board and shall be available at all times for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Acts or ordered by a court of competent jurisdiction or he is authorised by the board or by an ordinary resolution of the Company.

135. ACCOUNTS TO BE SENT TO MEMBERS ETC.

135.1 In respect of each financial year, a copy of the Company’s annual accounts, the directors’ report and the auditors’ report on those accounts and on the directors’ report shall be sent to:

(a)	every member (whether or not entitled to receive notices of general meetings);

(b)	every holder of debentures (whether or not entitled to receive notices of general meetings); and

(c)	every other person who is entitled to receive notices of general meetings not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Acts.

This Article does not require copies of the documents to which it applies to be sent to:

(d)	a person for whom the Company does not have a current address; or

(e)	more than one of the joint holders of shares or debentures.

135.2 The board may determine that persons entitled to receive a copy of the Company’s annual accounts, the directors’ report and the auditors’ report on those accounts and on the directors’ report are those persons entered on the register at the close of business on a day determined by the board, provided that, if the Company is a participating issuer, the day determined by the board may not be more than 21 days before the day that the relevant copies are being sent.

135.3 Where permitted by the Acts, a summary financial statement derived from the Company’s annual accounts and the directors’ report in the form and containing the information prescribed by the Acts may be sent to a person so electing in place of the documents required to be sent by Article 134.1.

136. EXTERNAL AUDITOR

The audit committee of the board shall have exclusive authority and responsibility to recommend, approve the compensation of, and oversee the Company’s external audit firm. The external auditor shall be recommended by the audit committee on an annual basis, and such auditor recommendation shall be submitted for shareholder approval at each annual general meeting.

NOTICES

137. NOTICES TO BE IN WRITING

137.1 A notice to be given to or by any person pursuant to the Articles shall be in writing.

137.2 Where any notice is required to be given under the Acts or the Articles, to the extent permitted by the Acts, a waiver thereof in writing and signed by the persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

138. SERVICE OF NOTICES, DOCUMENTS AND INFORMATION ON MEMBERS

138.1 Any notice, document or information may be given, sent or supplied by the Company to any member:

(a)	personally;

(b)	by sending it by post in a pre-paid envelope addressed to the member at his registered address, or by leaving it at that address;

(c)	by sending it in electronic form to the electronic address specified for the purpose by the member (generally or specifically), provided that the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(d)	subject to the provisions of the Acts, by making it available on a website, provided that the requirements in Article 137.2 are satisfied.

138.2 The requirements referred to in Article 137.1(d) are that:

(a)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him or her by making it available on a website and the Company has not received a response within the period of 28 days beginning with the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(b)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (“notification of availability”);

(c)	in the case of a notice of general meeting, the notification of availability states that it concerns a notice of a general meeting of the Company, specifies the place, date and time of the meeting, and states whether it will be an annual general meeting; and

(d)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and, in all other cases, throughout the period specified by any applicable provision of the Acts or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

138.3 In the case of joint holders of shares:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register in respect of the joint holding (the “first named holder”) only; and

(b)	anything to be agreed or specified in relation to any notice, document or information to be sent or supplied to them may be agreed or specified by the first named holder and any such agreement or specification shall be binding on all the joint holders.

138.4 For the avoidance of doubt, the provisions of this Article 137 are subject to Article 43.

138.5 The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

139. EVIDENCE OF SERVICE

139.1 Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by being delivered or left (other than by post) at a registered address or address for service in the United Kingdom (other than an address for the purposes of communicating by electronic means) shall be deemed to have been served or delivered on the day it was so delivered or left;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post in which case it shall be deemed to have been received 48 hours after it was posted. Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent;

(c)	by electronic means, shall be deemed to have been received 6 hours after it was sent provided that the Company is able to show that it was properly addressed;

(d)	by making it available on a website, shall be deemed to have been received on the date on which notification of availability on the website is deemed to have been received in accordance with this Article or, if later, the date on which it is first made available on the website; or

(e)	by means of a relevant system shall be deemed to have been received 24 hours after the Company, or any sponsoring system-participant acting on the Company’s behalf, sends the issuer-instruction relating to the notice, document or information.

139.2 Any notice, document or information given, sent or supplied by the Company by any other means authorised in writing by the member concerned is deemed to be received when the Company has taken the action it has been authorised to take for that purpose.

139.3 A member present in person or by proxy at a meeting or at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

140. NOTICE BINDING ON TRANSFEREES ETC.

A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of CA 2006) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

141. NOTICE IN CASE OF ENTITLEMENT BY TRANSMISSION

Where a person is entitled by transmission to a share, any notice, document or information may be given, sent or supplied by the Company to that person as if he were the holder of a share by sending or delivering it in any manner authorised by the Articles for the giving of notice to a member addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation), at the address supplied for that purpose by the person claiming to be entitled by transmission. Until such an address has been supplied, any notice, document or information may be given, sent or supplied in any manner in which it might have been given if the death or bankruptcy or other event had not occurred. The giving of notice in accordance with this Article is sufficient notice to any other person interested in the share.

142. VALIDATION OF DOCUMENTS IN ELECTRONIC FORM

142.1 Where a document is required under the Articles to be signed by a member or any other person, if the document is in electronic form, then in order to be valid the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other person, in such form as the board may approve; or

(b)	be accompanied by such other evidence, such as an identification or control number, as the board may require in order to be satisfied that the document is genuine.

142.2 The Company may designate mechanisms for validating any document in electronic form and a document not validated by the use of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Articles 42 and 62.

143. DISPUTE RESOLUTION

143.1 The courts of England and Wales shall have exclusive jurisdiction to determine any dispute brought by a member in that member’s capacity as such, or as a purported derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, against the Company and/or the board and/or any of the directors or officers individually, arising out of or in connection with the Articles or (to the maximum extent permitted by applicable law) otherwise.

143.2 Damages alone may not be an adequate remedy for any breach of this Article 142, so that, in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

143.3 The governing law of the Articles is the substantive law of England.

143.4 For the purposes of this Article 142:

(a)	a “dispute” shall mean any dispute, controversy or claim;

(b)	references to “Company” shall be read so as to include each and any of the Company’s subsidiary undertakings from time to time; and

(c)	“director” shall be read so as to include each and any director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former director of the Company.

MISCELLANEOUS

144. DESTRUCTION OF DOCUMENTS

144.1 The Company may destroy:

(a)	a share certificate which has been cancelled at any time after one year from the date of cancellation;

(b)	a mandate for the payment of dividends or other amounts or a variation or cancellation of a mandate or a notification of change of name or address at any time after two years from the date the mandate, variation, cancellation or notification was recorded by the Company;

(c)	an instrument of transfer of shares (including a document constituting the renunciation of an allotment of shares) which has been registered at any time after six years from the date of registration; and

(d)	any other document on the basis of which any entry in the register is made at any time after six years from the date an entry in the register was first made in respect of it.

144.2 It is presumed conclusively in favour of the Company that every share certificate destroyed was a valid certificate validly cancelled, that every instrument of transfer destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed was a valid and effective document in accordance with the recorded particulars in the books or records of the Company, but:

(a)	the provisions of this Article apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of the document is relevant to a claim;

(b)	nothing contained in this Article imposes on the Company liability in respect of the destruction of a document earlier than provided for in this Article or in any case where the conditions of this Article are not fulfilled; and

(c)	references in this Article to the destruction of a document include reference to its disposal in any manner.

145. WINDING UP

Subject to the provisions of the Articles, on a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law, divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine. For this purpose the liquidator may set the value he deems fair on a class or classes of property, and may determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members. The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

146. INDEMNITY

146.1 To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a)	indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)	indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme;

(c)	create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 145.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

146.2 Where a person is indemnified against any liability in accordance with Article 145.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

[147. MANDATORY OFFER PROVISIONS

147.1	A person must not:

(a)	effect or purport to effect a Prohibited Acquisition (as defined in Article 147.10); or

(b)	except as a result of a Permitted Acquisition (as defined in Article 147.8):

(i)	whether by a series of transactions over a period of time or not, acquire an interest in shares which (taken together with shares in which persons determined by the board to be acting in concert with him or her are interested) carry 30% or more of the voting rights of the Company; or

(ii)	whilst he or she (together with persons determined by the board to be acting in concert with him or her) is interested in shares that in aggregate carry not less than 30% but not more than 50% of the voting rights of the Company, acquire, whether by himself or herself or with persons determined by the board to be acting in concert with him or her, an interest in any other shares that (taken together with any interests in shares held by persons determined by the board to be acting in concert with him or her) increases the percentage of shares carrying voting rights in which he or she is interested,

(each of (i) and (ii) a “Limit”).

147.2	Where any person breaches any Limit, except as a result of a Permitted Acquisition, or becomes interested in any shares as a result of a Prohibited Acquisition, that person is in breach of these Articles.

147.3	Where the board has reason to believe that any Limit is or may be breached or any Prohibited Acquisition has been or may be effected it may require any member or any other person to provide details of: (i) any persons acting in concert with such member or other person; (ii) any interests in shares of such member (or other person or any persons acting in concert with them); and (iii) any other information, as in each case the board considers appropriate to determine any of the matters under this Article 147.

147.4	Where the board determines (at any time and without any requirement to have first exercised any of its rights under Article 147.3) that any Limit is breached (and, in the case of a breach of a Limit which is capable of becoming a Permitted Acquisition in accordance with the provisions of Article 147.8(c), until such time as such acquisition does become a Permitted Acquisition) or any Prohibited Acquisition has been effected (or is purported) by any person (such person, together with any persons determined by the board to be acting in concert with him or her, being “Breaching Persons”), the board may do all or any of the following:

(a)	determine that members shall not be entitled in respect of any shares held by the Breaching Persons, or in respect of which the Breaching Persons are interested, in breach of this Article 147

(together, “Relevant Shares”) to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll;

(b)	determine that any dividend or other distribution (or any part of a dividend or other distribution) or other amount payable in respect of the Relevant Shares shall be withheld by the Company, which shall have no obligation to pay interest on it, and that the relevant member shall not be entitled to elect, pursuant to Article 128, to receive shares instead of a dividend; and

(c)	determine that no transfer of any certificated Relevant Shares to or from a Breaching Person shall be registered.

147.5	For the purpose of enforcing the sanction in Article 147.4(c), the board may give notice to the relevant member requiring the member to change the Relevant Shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any Relevant Shares held in certificated form to uncertificated form. If the member does not comply with the notice, the board may require the Operator to convert Relevant Shares held in uncertificated form into certificated form in the name and on behalf of the relevant member in accordance with the Uncertificated Securities Regulations.

147.6	Where any Relevant Shares are held by the ADS Depositary, the provisions of this Article 147 shall be treated as applying only to such Relevant Shares held by the ADS Depositary and not to any other shares held by the ADS Depositary. Where any Relevant Shares are held by any clearing agency or clearance system, including The Depositary Trust Company, Cede & Co., Euroclear or Clearstream, the provisions of this Article 147 shall be treated as applying only to such Relevant Shares held by any such clearing agency or clearance system and not to any other shares held by the relevant clearing agency or clearance system.

147.7	The ADS Depositary shall not be in breach of Article 147.1 or Article 147.2 or be a Breaching Person solely as a result of holding any shares (or interests in shares) in its capacity as ADS Depositary, provided that any shares held by the ADS Depositary may still be Relevant Shares. No clearing agency or clearance system, including The Depository Trust Company, Cede & Co., Euroclear or Clearstream, shall be in breach of Article 147.1 or Article 147.2 or be a Breaching Person solely as a result of holding any shares (or interests in shares) in its capacity as clearing agency or clearance system, provided that any shares held by any such clearing agency or clearance system may still be Relevant Shares. Notwithstanding the preceding sentences, all interests in shares (including American Depositary Shares) held by or on behalf of persons other than the ADS Depositary or a clearing agency or clearance system with respect to shares held by the ADS Depositary or such clearing agency or clearance system shall be taken into account for all purposes of this Article.

147.8	An acquisition is a “Permitted Acquisition” (and, in the case of an acquisition in breach of a Limit where Article 147.8(c) applies, such acquisition can become a Permitted Acquisition) if:

(a)	the board consents to the acquisition or is recommending the offer made by or on behalf of the acquirer; or

(b)	the acquisition is made as a result of a voluntary offer made and implemented, save to the extent that the board determines otherwise:

(i)	for all of the issued and outstanding shares of the Company (except not necessarily for those already held by the acquirer));

(ii)	in cash (or accompanied by a cash alternative); and

(iii)	otherwise in accordance with the provisions of the City Code (as if the City Code applied to the Company); or

(c)	the acquisition is made in breach of a Limit (otherwise than as a result of an offer) and, within 7 days of such breach, the acquirer makes (and does not subsequently withdraw) an offer which, except to the extent the board determines otherwise, is in accordance with Rule 9 and the other relevant provisions of the City Code (as if it so applied to the Company); or

(d)	the acquisition was approved previously by an ordinary resolution passed by a general meeting of members if no votes are cast in favour of the resolution by:

(i)	the person proposing to make the acquisition and any persons acting in concert with him or her; or

(ii)	the persons (if any) from whom the acquirer has obtained an irrevocable commitment in relation to the acquisition of shares by the acquirer and any persons acting in concert with them; or

(e)	there is an increase in the percentage of the voting rights attributable to an interest in shares held by a person or by persons determined by the board to be acting in concert with him or her and such an increase would constitute a breach of any Limit where such increase results from the Company redeeming or purchasing its own shares or interests in shares.

147.9	Unless the board determines otherwise, in the case of a Permitted Acquisition pursuant to Article 147.8(a), (b) or (c) above, an offer must also be made in accordance with Rule 15 of the City Code (as if Rule 15 applied to the Company).

147.10	Unless: (a) the acquisition is a Permitted Acquisition; or (b) the board determines otherwise, an acquisition of an interest in shares is a “Prohibited Acquisition” if Rules 4 (Restrictions on dealings), 5 (Timing restrictions on acquisitions), 6 (Acquisitions resulting in an obligation to offer a minimum level of consideration), 8.1 (Disclosure by an Offeror), 8.4 (Disclosure by Concert Parties) or 11 (Nature of consideration to be offered) of the City Code would in whole or part apply to the acquisition if the Company were subject to the City Code and the acquisition of such interest in shares were made (or, if not yet made, would, if and when made, be) in breach of or otherwise would not comply with Rules 4, 5, 6, 8.1, 8.4 or 11 of the City Code.

147.11	The board has full authority to determine the application of this Article including as to the deemed application of relevant parts of the City Code (as if it applied to the Company). Such authority shall include all discretion vested in the Panel on Takeovers and Mergers (as if the City Code applied to the Company). Any resolution or determination of, or decision or exercise of any discretion or power by, the board acting in good faith and on such grounds as the board shall genuinely consider reasonable, irrespective of whether such grounds would be considered reasonable by any other party with or without the benefit of hindsight, shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever and, in the absence of fraud, the board shall not owe any duty of care to or have any liability to any person in respect of any cost, loss or expense as a result of any such resolution, determination, decision or exercise of any discretion or power. The board shall not be required to give any reasons for any decision, determination, resolution or declaration taken or made in accordance with this Article 147.

147.12	Where used in this Article, the phrase “City Code” shall mean the City Code on Takeover and Mergers as promulgated by the Panel on Takeovers and Mergers, as amended from time to time, and the phrase “Panel on Takeovers and Mergers” shall mean the Panel on Takeovers and Mergers or such other authority designated as the supervisory authority in the United Kingdom to carry out certain regulatory functions in relation to takeovers under the EC Directive on Takeover Bids (2004/25/EC).

147.13	Where used in this Article, the phrases “interest in shares”, “acting in concert” and “voting rights” shall have the meanings ascribed to them in the City Code. For the avoidance of doubt, an interest in shares includes an interest in American Depositary Shares. This Article only applies whilst the City Code does not apply to the Company.]

* * *

APPENDIX

SUMMARY OF EXAMPLE TERMS

RIGHTS TO PURCHASE

SHARES OF

ROWAN COMPANIES, PLC

Subject to the provisions of the Companies Act 2006 and every other enactment from time to time in force concerning companies (including any orders, regulations or other subordinate legislation made under the Companies Act 2006 or any such other enactment), so far as they apply to or affect Rowan Companies, plc (the “Company”), the Board of Directors of the Company (the “Board”) may exercise any power of the Company to establish a shareholders rights plan (the “Rights Plan”). The Rights Plan may be in such form as the Board shall in its absolute discretion decide and may in particular (but without restriction or limitation) include such terms as are described in this Summary of Example Terms.

Pursuant the Rights Plan, the Board would declare and issue one Share Purchase Right (a “Right”) for each outstanding Class A Ordinary Share, nominal value US$0.125 per share, of the Company (the “Ordinary Shares”). Each Right would entitle the registered holder, upon payment to the Company of the price per Right specified in the Rights Plan, to have delivered to such holder one Class A Ordinary Share, American Depositary Share or share of any other class or series as specified in the Rights Plan (a “Share”), subject to adjustment.

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (a “group”) has acquired beneficial ownership of 20% or more of the outstanding Ordinary Shares and American Depositary Shares (without duplication) (such person or group, an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any person or group were to become an Acquiring Person) following the commencement of, or announcement of an intention to make, a takeover offer by a person or group the consummation of which would result in the beneficial ownership of 20% or more of the outstanding Ordinary Shares and American Depositary Shares (without duplication) being acquired by that person or group (the earlier of such dates being called the “Distribution Date”), each Right would be associated with an individual American Depositary Share or Ordinary Share, as applicable, and the Rights would be transferred with and only with the Ordinary Shares or American Depositary Shares, as applicable.

After the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) would be mailed to (or credited to the account of) holders of record of the Ordinary Shares and American Depositary Shares (without duplication) as of the close of business on the Distribution Date. Such separate Right Certificates alone would then evidence the Rights, and the Rights would then be separately transferable.

The Rights would not be exercisable until the Distribution Date. The Rights would expire on a date to be specified in the Rights Plan, unless the Rights were earlier redeemed or exchanged by the Company.

After the Distribution Date, each holder of a Right, other than Rights held by or on behalf of any Acquiring Person (which would thereupon become void), would thereafter have the right to receive upon exercise of a Right that number of Shares having a market value of two times the exercise price for the Right.

In the event that, after a person or group were to become an Acquiring Person, the Company were to be acquired by a third party, proper provisions would be made so that each holder of a Right (other than Rights held by or on behalf of an Acquiring Person which would have become void) would thereafter have the right to receive upon the exercise of a Right that number of shares of such third party (or its parent) that at the time of such acquisition would have a market value of two times the exercise price of the Right.

At any time after any person or group were to become an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Ordinary Shares and American Depositary Shares (without duplication), the Board would have the authority to exchange or cause to be exchanged the Rights (other than Rights held by or on behalf of such Acquiring Person, which would have become void), in whole or in part, for Shares at an exchange ratio of one Share per Right, subject to the receipt of any consideration required by applicable law to be received by the Company in respect of the same.

At any time before any person or group were to become an Acquiring Person, the Board would have the authority to redeem the Rights in whole, but not in part, at a price per Right to be specified in the Rights Plan (the “Redemption Price”).

Prior to the Distribution Date, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner, subject to applicable law and any restrictions set forth in the Articles of Association of the Company. After the Distribution Date, the Board would have the authority, except with respect to the Redemption Price, to amend the Rights Plan in any manner that would not adversely affect the interests of holders of the Rights (other than Rights held by or on behalf of any Acquiring Person, which would have become void).

Prior to the exercise of a Right, a Right would not entitle the holder thereof to any rights as an American Depositary Share holder or shareholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of such Right.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article 146 of Rowan UK’s New Articles provides:

146. INDEMNITY

146.1 To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a)	indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)	indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme;

(c)	create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 145.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

146.2 Where a person is indemnified against any liability in accordance with Article 145.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 91 of Rowan UK’s New Articles provides:

91 INSURANCE

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the Companies Act provides as follows:

232 PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by —

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act provides as follows:

233 PROVISION OF INSURANCE

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act provides as follows:

234 QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director —

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5)	For this purpose —

(a)	a conviction, judgment or refusal of relief becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under — section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act provides as follows:

235 QUALIFYING PENSION SCHEME INDEMNITY PROVISION

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against —

(a)	any liability of the director to pay —

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose —

(a)	a conviction becomes final —

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of —

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act provides as follows:

239 RATIFICATION OF ACTS OF DIRECTORS

(1)	This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2)	The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3)	Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4)	Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favor of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5)	For the purposes of this section —

(a)	“conduct” includes acts and omissions;

(b)	“director” includes a former director;

(c)	a shadow director is treated as a director; and

(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6)	Nothing in this section affects —

(a)	the validity of a decision taken by unanimous consent of the members of the company, or

(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7)	This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act provides as follows:

1157 POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against —

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust —

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In the case of Rowan UK, references in the Companies Act to a “director” would also include certain officers.

Rowan Delaware has previously entered into indemnity agreements, and Rowan UK will enter into deeds of indemnity, respectively, with each of its directors and executive officers that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company. Rowan Delaware also intends to amend its bylaws to provide similar indemnification rights to such persons.

Rowan UK will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse Rowan UK for amounts that it may be required or permitted by law to pay directors or officers of Rowan UK.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	Agreement and Plan of Merger and Reorganization, dated February 27, 2012, by and between Rowan Companies, Inc. and Rowan Mergeco, LLC (incorporated from Annex A to the proxy statement/prospectus).

3.1	Articles of Association of Rowan Companies Limited.

3.2	Form of Articles of Association of Rowan Companies, plc (incorporated from Annex B to the proxy statement/prospectus).

4.1	Deposit Agreement, dated as of December 5, 2011, by and among Rowan Companies Limited, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder.

4.2	Form of American Depositary Receipt for American Depositary Shares representing Deposited Class A Ordinary Shares of Rowan Companies, plc (incorporated from Exhibit A to the Deposit Agreement).

5.1	Opinion of Baker & McKenzie LLP, U.K. counsel to Rowan Companies Limited, regarding legality of securities being registered.

8.1	Opinion of Baker & McKenzie LLP, U.S. counsel to Rowan Companies, Inc., regarding certain tax matters.

23.1	Consent of Baker & McKenzie LLP (U.K.) (included in Exhibit 5.1).

23.2	Consent of Baker & McKenzie LLP (U.S.) (included in Exhibit 8.1).

23.3	Consent of Deloitte & Touche LLP.

99.1	Form of Proxy Card of Rowan Companies, Inc.

99.2	Consent of R.G. Croyle to be named in proxy statement/prospectus.

99.3	Consent of William T. Foxx III to be named in proxy statement/prospectus.

99.4	Consent of Sir Graham Hearne to be named in proxy statement/prospectus.

99.5	Consent of Thomas R. Hix to be named in proxy statement/prospectus.

99.6	Consent of H.E. Lentz to be named in proxy statement/prospectus.

99.7	Consent of Lord Moynihan to be named in proxy statement/prospectus.

99.8	Consent of Suzanne P. Nimocks to be named in proxy statement/prospectus.

99.9	Consent of P. Dexter Peacock to be named in proxy statement/prospectus.

99.10	Consent of John J. Quicke to be named in proxy statement/prospectus.

99.11	Consent of W. Matt Ralls to be named in proxy statement/prospectus.

(b)	Not applicable.

(c)	Not applicable.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 27, 2012.

ROWAN COMPANIES LIMITED

By:	/s/ William H. Wells
William H. Wells Director and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints W. Matt Ralls, John L. Buvens, William H. Wells, J. Kevin Bartol and Melanie M. Trent, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant (i) any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Peter Horlick Burke Thomas Peter Horlick Burke	Director and President (Principal Executive Officer)	February 27, 2012

/s/ William H. Wells William H. Wells	Director and Treasurer (Principal Financial and Accounting Officer)	February 27, 2012

/s/ Melanie M. Trent Melanie M. Trent	Director, Company Secretary and Authorized Representative in the United States	February 27, 2012

EXHIBIT INDEX

2.1	Agreement and Plan of Merger and Reorganization, dated February 27, 2012, by and between Rowan Companies, Inc. and Rowan Mergeco, LLC (incorporated from Annex A to the proxy statement/prospectus).

3.1	Articles of Association of Rowan Companies Limited.

3.2	Form of Articles of Association of Rowan Companies, plc (incorporated from Annex B to the proxy statement/prospectus).

4.1	Deposit Agreement, dated as of December 5, 2011, by and among Rowan Companies Limited, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder.

4.2	Form of American Depositary Receipt for American Depositary Shares representing Deposited Class A Ordinary Shares of Rowan Companies, plc (incorporated from Exhibit A to the Deposit Agreement).

5.1	Opinion of Baker & McKenzie LLP, U.K. counsel to Rowan Companies Limited, regarding legality of securities being registered.

8.1	Opinion of Baker & McKenzie LLP, U.S. counsel to Rowan Companies, Inc., regarding certain tax matters.

23.1	Consent of Baker & McKenzie LLP (U.K.) (included in Exhibit 5.1).

23.2	Consent of Baker & McKenzie LLP (U.S.) (included in Exhibit 8.1).

23.3	Consent of Deloitte & Touche LLP.

99.1	Form of Proxy Card of Rowan Companies, Inc.

99.2	Consent of R.G. Croyle to be named in proxy statement/prospectus.

99.3	Consent of William T. Foxx III to be named in proxy statement/prospectus.

99.4	Consent of Sir Graham Hearne to be named in proxy statement/prospectus.

99.5	Consent of Thomas R. Hix to be named in proxy statement/prospectus.

99.6	Consent of H.E. Lentz to be named in proxy statement/prospectus.

99.7	Consent of Lord Moynihan to be named in proxy statement/prospectus.

99.8	Consent of Suzanne P. Nimocks to be named in proxy statement/prospectus.

99.9	Consent of P. Dexter Peacock to be named in proxy statement/prospectus.

99.10	Consent of John J. Quicke to be named in proxy statement/prospectus.

99.11	Consent of W. Matt Ralls to be named in proxy statement/prospectus.